Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-144149
Prospectus Supplement
Interests in
ATLANTIC COAST BANK
EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN AND TRUST
Offering of Participation Interests in up to 319,000 Shares of
ATLANTIC COAST FINANCIAL CORPORATION
Common Stock
     In connection with the conversion of Atlantic Coast Federal, MHC from the mutual to the stock form of organization, Atlantic Coast Financial Corporation is providing this prospectus supplement to participants in the Atlantic Coast Bank Employees’ Savings & Profit Sharing Plan and Trust (the “Plan”). As a participant in this Plan, you may direct the trustee of the Plan to purchase common stock (“Common Stock”) of Atlantic Coast Financial Corporation in its stock offering by transferring amounts currently allocated to your account under the Plan to the Employer Stock Fund (other than amounts you presently have invested in the Employer Stock Fund).
     The prospectus of Atlantic Coast Financial Corporation, dated October 12, 2007, accompanies this prospectus supplement. It contains detailed information regarding the conversion and stock offering of Atlantic Coast Financial Corporation common stock and the financial condition, results of operations and business of Atlantic Coast Federal Corporation. This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

     For a discussion of risks that you should consider, see “Risk Factors” section of the prospectus.
     The interests in the Plan and the offering of Common Stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.
     The securities offered in this prospectus supplement and in the prospectus are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
     This prospectus supplement may be used only in connection with offers and sales by Atlantic Coast Financial Corporation of interest or shares of common stock pursuant to the

Plan. No one may use this prospectus supplement to re-offer or resell interests or shares of common stock acquired through the Plan.
     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Atlantic Coast Financial Corporation and the Plan have not authorized anyone to provide you with information that is different.
     This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Atlantic Coast Financial Corporation or any of its subsidiaries or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.
     The date of this prospectus supplement is October 12, 2007.

TABLE OF CONTENTS

THE OFFERING	i
Securities Offered	i
Election to Purchase Common Stock in the Offering: Priorities	ii
Composition of and Purpose of Stock Units	iii
Value of the Plan Assets	iv
In Order to Participate in the Offering	iv
Order Deadline	v
Irrevocability of Transfer Direction	v
Other Purchases in Your Account During the Offering Period	v
Direction to Purchase Common Stock after the Offering	v
Purchase Price of Common Stock	vi
Nature of a Participant’s Interest in the Common Stock	vi
Voting Rights of Common Stock	vi
DESCRIPTION OF THE PLAN	1
Introduction	1
Eligibility and Participation	1
Contributions Under the Plan	2
Limitations on Contributions	2
Benefits Under the Plan	3
Investment of Contributions and Account Balances	3
Performance History	4
Description of the Investment Funds	7
Withdrawals and Distributions from the Plan	11
Administration of the Plan	12
Amendment and Termination	12
Merger, Consolidation or Transfer	14
Federal Income Tax Consequences	14
Additional ERISA Considerations	16
Securities and Exchange Commission Reporting and Short-Swing Profit Liability	16
Financial Information Regarding Plan Assets	17
LEGAL OPINION	17

THE OFFERING

Securities Offered	As a result of the conversion, Atlantic Coast Financial Corporation will replace Atlantic Coast Federal Corporation as the parent company of Atlantic Coast Bank. In connection with the conversion and “second step” offering of shares of Atlantic Coast Financial Corporation to the public, participants in the Atlantic Coast Bank Employees’ Savings & Profit Sharing Plan and Trust (the “Plan”) have the opportunity to purchase employer stock units (“Employer Stock Units”) as an investment alternative in the Plan. Employer Stock Units represent indirect ownership of Atlantic Coast Financial Corporation through the Plan. In the offering, an Employer Stock Unit will consist of 100% common stock of Atlantic Coast Financial Corporation. After the offering, an Employer Stock Unit will consist of approximately 95% shares of Atlantic Coast Financial Corporation common stock and 5% cash. Given the $10 per unit price in the offering, at July 27, 2007, there were sufficient funds in the Plan (excluding funds invested in the existing Employer Stock Fund) to purchase up to approximately 319,000 shares of Atlantic Coast Financial Corporation common stock in the offering. The shares of Atlantic Coast Federal Corporation common stock currently held in the existing Employer Stock Fund in the Plan will be exchanged (within the Employer Stock Fund) for shares of Atlantic Coast Financial Corporation pursuant to an exchange ratio, as is more fully discussed in “The Conversion and Offering” section of the prospectus. Only employees of Atlantic Coast Financial Corporation or its subsidiaries may participate in the Plan. Your investment in the common stock of Atlantic Coast Financial Corporation through the Plan in the offering is subject to the priorities listed below. Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of Atlantic Coast Federal Corporation is contained in the accompanying prospectus. The address of the principal executive office of Atlantic Coast Financial Corporation is 505 Haines Avenue, Waycross, Georgia 31501. The Bank’s telephone number is (800) 234-0642.

All elections to purchase Employer Stock Units in the stock offering under the 401(k) Plan and any questions about this prospectus supplement should be addressed to Christi Stone, Vice President, Human Resources, 10151 Deerwood Park Boulevard, Suite 501, Building 100, Jacksonville, Florida 32256, telephone number: (904) 998-5530; fax: (904) 564-4078; email: stonec@atlanticcoastbank.net.

i

Election to Purchase Common Stock in the Offering: Priorities	In connection with the conversion and stock offering, you may elect to transfer, by whole percentages, all or part of your account balances in the Plan (other than the amounts you currently have invested in the existing Employer Stock Fund) to the new Employer Stock Fund, to be used to purchase common stock of Atlantic Coast Financial Corporation issued in the offering. The trustee of the Employer Stock Fund will purchase common stock to be held as Employer Stock Units in accordance with your directions. However, such directions are subject to purchase limitations in the plan of conversion and reorganization of Atlantic Coast Federal, MHC.

The shares of common stock are being offered at $10 per share in a subscription offering and community offering. In the offering, the purchase priorities are as follows and apply in case more shares are ordered than are available for sale:

Subscription Offering:

(1) Depositors of Atlantic Coast Bank with $50 or more as of March 31, 2006, get first priority.

(2) Atlantic Coast Bank and Atlantic Coast Financial Corporation’s tax-qualified plans, including the employee stock ownership plan and 401(k) plan, get second priority.

(3) Depositors of Atlantic Coast Bank with $50 or more on deposit as of September 30, 2007, get third priority.

(4) Depositors of Atlantic Coast Bank as of October 5, 2007 get fourth priority.

Community Offering:

(5) Residents of Chatham, Coffee and Ware Counties, Georgia, and Clay, Columbia, Duval, Nassau and St. John’s Counties, Florida get fifth priority.

(6) Public stockholders of Atlantic Coast Federal Corporation as of October 5, 2007 get sixth priority.

(7) Persons who do not qualify under any other priority listed above get last priority.

If you are an eligible depositor in the subscription offering, as listed above, you will separately receive offering materials in the mail, including a Stock Order Form. If you wish to purchase stock outside of the Plan, you must complete and submit the Stock Order Form and payment, using the reply envelope provided.

Additionally, or instead of placing an order outside of the Plan through a Stock Order Form, as a Plan participant, you may place an order for Employer Stock Units through the Plan, using the enclosed Special Election Form, to be completed and submitted in the manner described on the next page. If you are a participant in the Plan who is eligible in priority one (depositor of Atlantic Coast Bank with $50 or more on deposit at March 31, 2006), your Special Election Form order will receive priority one treatment. If you are not eligible in priority one, your Special Election Form order will receive priority two treatment, as an order in a tax-qualified plan of Atlantic Coast Bank.

No later than the subscription offering period deadline, the amount that you elect to transfer from your existing account balances for the purchase of common stock in the offering will be removed from your existing accounts and transferred to an interest-bearing money market account in the Plan, pending the closing of the offering.

At the closing of the offering, the amount that you have transferred to purchase stock in the offering will be placed in the new Employer Stock Fund and allocated to your Plan account.

Once the offering is closed, any amounts that you elected to apply towards the purchase of Employer Stock Units in the offering will appear in your new Employer Stock Fund balance when you access your account via the internet or by telephone. The formal closing of the offering is expected to be in late November or early December, 2007. Note that any amount that you have invested in the existing Employer Stock Fund will continue to exist, as Atlantic Coast Financial Corporation stock units within the existing Employer Stock Fund until the existing Employer Stock Fund is eventually merged with the new Employer Stock Fund. See page 10 for additional information.

If you choose not to direct the investment of your account balances towards the purchase of any shares in the offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

Composition of and Purpose of Stock Units	The new Employer Stock Fund will initially invest 100% in the common stock of Atlantic Coast Financial Corporation. After the closing of the stock offering, the new Employer Stock Fund will maintain a cash component for liquidity purposes. Liquidity is required in order to facilitate daily transactions such as investment transfers or distributions from the new Employer Stock Fund.

Following the closing of the stock offering, the new Employer Stock Fund will consist of approximately 95% common stock and 5% cash. A unit of the new Employer Stock Fund (known as a “stock unit”) will be initially valued at $10. Newly issued stock units will consist of a percentage interest in both the Common Stock and cash held in the new Employer Stock Fund. Unit values (similar to the stock’s share price) and the number of units (similar to number of shares) will be used to communicate the dollar value of a participant’s account. Following the stock offering, each day, the stock unit value of the new Employer Stock Fund will be determined by dividing the total market value of the Employer Stock Fund at the end of the day by the total number of units held in the Employer Stock Fund by all participants as of the previous day’s end. The change in stock unit value reflects the day’s change in stock price, any cash dividends accrued and the interest earned on the cash component of the Employer Stock Fund, less any investment management fees. The market value and unit holdings of your account in the new Employer Stock Fund will be reported to you on your regular 401(k) participant statements. Note that any amount that you have invested in the existing Employer Stock Fund (which holds shares of Atlantic Coast Federal Corporation and cash) will continue to be shown as being invested in the existing Employer Stock Fund until the existing Employer Stock Fund is eventually merged with the new Employer Stock Fund (which holds shares of Atlantic Coast Financial Corporation).

Value of the Plan Assets	As of July 27, 2007, the market value of the assets of the Plan, excluding the existing Employer Stock Fund, was approximately $3,190,000.

In Order to Participate in the Offering	Enclosed is a Special Election Form on which you can elect to transfer all or a portion of your account balance in the Plan to the new Employer Stock Fund for the purchase of Employer Stock Units at $10.00 each in the offering (other than amounts you currently have invested in the existing Employer Stock Fund). If you wish to use all or part of your account balance in the Plan to purchase common stock issued in the offering (other than amounts you currently have invested in the Employer Stock Fund), you should indicate that decision on the Special Election Form. If you do not wish to purchase Employer Stock Units in the offering through the Plan, you must fill out the waiver portion of the Special Election Form by checking the box at the bottom of the form and returning the form to Christi Stone as indicated below.

Order Deadline	If you wish to purchase common stock with your Plan account balances, your Special Election Form must be received by Christi Stone, Vice President, Human Resources, 10151 Deerwood Park Boulevard, Suite 501, Building 100, Jacksonville, Florida 32256, telephone number (904) 998-5530; fax (904) 564-4078; email stonec@atlanticcoastbank.net no later than 5:00 p.m. on November 7, 2007. To allow for processing, this deadline is prior to the subscription offering period deadline (which is November 14 , 2007). If you have any questions with respect to the Special Election Form, please contact Christi Stone.

Irrevocability of Transfer Direction	You may not revoke your Special Election Form once it has been delivered to Christi Stone. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock in the offering among all of the other investment funds, including the existing Employer Stock Fund, on a daily basis.

Other Purchases in Your Account During the Offering Period	Whether or not you choose to purchase stock in the offering through the Plan, you will at all times have complete access to those amounts in your account that you do not apply towards purchases in the offering. For example, you will be able to purchase other funds within the Plan with that portion of your account balance that you do not apply towards purchases in the offering during the offering period. Such purchases will be made at the prevailing market price in the same manner as you make such purchases now, i.e., through telephone transfers and internet access to your account. You can only purchase Employer Stock Units in the offering through the Plan by returning your Special Election Form to Christi Stone by the due date. You cannot purchase Employer Stock Units in the offering by means of telephone transfers or the internet. That portion of your Plan account balance that you elect to apply towards the purchase of Employer Stock Units in the offering will be irrevocably committed to such purchase.

Direction to Purchase Employer Stock Fund Units after the Offering	After the offering, you will again have complete access to any amount that you directed towards the purchase of shares in the offering. For example, after the offering closes, you may sell any shares that you purchased in the offering. Special restrictions may apply to transfers directed to and from the Employer Stock Fund by the participants who are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Atlantic Coast Financial Corporation.

v

Purchase Price of Common Stock	The trustee will pay $10.00 per Employer Stock Unit, which will be the same price paid by all other persons for a share of common stock in the offering. No sales commision will be charged for common stock purchased through Employer Stock Units in the offering.

After the offering, the trustee will acquire common stock in open market transactions at the prevailing price. The trustee will pay transaction fees, if any, associated with the purchase, sale or transfer of the common stock after the offering.

Nature of a Participant’s Interest in the Common Stock	The trustee will hold the Employer Stock Units in trust for the participants of the Plan. Employer Stock Units acquired by the trustee at your direction will be allocated to your account. Therefore, investment decisions of other participants should not affect the earnings allocated to your account.

Voting Rights of Common Stock	The trustee generally will exercise voting rights attributable to all common stock held by the existing Employer Stock Fund and the new Employer Stock Fund, as directed by participants with accounts invested in the fund. When stockholders have a right to vote on a matter, you will be allocated voting instruction rights reflecting your proportionate interest in the existing or new Employer Stock Fund. The trustee will vote the common stock in the existing or new Employer Stock Fund affirmatively or negatively on each matter, in proportion to the voting instructions the trustee receives from participants. In connection with the conversion of Atlantic Coast Federal, MHC, plan participants who had shares of Atlantic Coast Federal Corporation allocated to their accounts in the Plan on October 5, 2007, soon will receive a packet of material containing, among other things, a Proxy Statement-Prospectus, Confidential 401(k) Plan Voting Instruction Letter and Confidential 401(k) Plan Vote Authorization Form. The Confidential 401(k) Plan Voting Instruction Letter will provide instructions on completing the Confidential 401(k) Plan Vote Authorization Form so that the trustee can vote the shares attributable to your account at the Special Stockholder Meeting on November 27, 2007.

If you are a participant who has voting rights (as discussed above), you will need to complete the Confidential 401(k) Plan Vote Authorization Form and return it in the self-addressed stamped envelope provided to you, if you want the trustee to vote in accordance with your voting instructions.

DESCRIPTION OF THE PLAN
Introduction
     Atlantic Coast Bank (formerly Atlantic Coast Federal) adopted the Atlantic Coast Federal 401(k) Plan and Trust, dated August 7, 2002, and amended it into the Atlantic Coast Federal (now Atlantic Coast Bank) Employees’ Savings & Profit Sharing Plan and Trust, effective June 1, 2003 (referred to as the “Plan”). The Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).
     Atlantic Coast Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. Atlantic Coast Bank will adopt any amendments to the Plan that may be necessary to ensure the continuing qualified status of the Plan under the Code and applicable Treasury Regulations.
     Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.
     Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Copies of the Plan are available to all employees by filing a request with the Plan Administrator c/o Atlantic Coast Bank, Attn: Christi Stone, Vice President, Human Resources, 10151 Deerwood Park Boulevard, Suite 501, Building 100, Jacksonville, Florida 32256; telephone number: (904) 998-5530; fax: (904) 564-4078; email: stonec@atlanticcoastbank.net. You are urged to read carefully the full text of the Plan.
Eligibility and Participation
     If you are a regular employee of Atlantic Coast Bank, you are eligible to become a participant in the Plan on January 1, April 1, July 1, or October 1 coinciding with or next following the date you have become an employee of Atlantic Coast Bank (formerly Atlantic Coast Federal). Leased employees are not eligible to participate in the Plan. The Plan year is January 1 to December 31 (the “Plan Year”).
     As of July 27, 2007, there were approximately 268 employees, former employees and beneficiaries eligible to participate in the Plan.

Contributions Under the Plan
     401(k) Plan Contributions. You are permitted to defer on a pre-tax basis up to 75% of your monthly salary (expressed in terms of whole percentages), subject to certain restrictions imposed by the Code, and to have that amount contributed to the Plan on your behalf. For purposes of the Plan, “salary” means your basic salary plus commissions, overtime, bonuses, incentives and personal leave. In 2007, the annual salary of each participant taken into account under the Plan is limited to $225,000. (Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost-of-living adjustment, as permitted by the Code). You may elect to modify the amount contributed to the Plan by filing a new elective deferral agreement with the Plan administrator once per calendar quarter.
     Employer Matching Contributions. Atlantic Coast Bank makes matching contributions to the Plan as follows, based on the percentage of “compensation” that each employee contributes to the Plan:

Employee Contribution	Matching %

0 to 1%	0%
2%	1%
3%	2%
4%	3%
5% to 75%	5%
Limitations on Contributions
     Limitations on Employee Salary Deferrals. For the Plan Year beginning January 1, 2007, the amount of your before-tax contributions may not exceed $15,500 per calendar year. Contributions in excess of this limit are known as excess deferrals. If you defer amounts in excess of this limitation, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.
     Catch-up Contributions. If you have made the maximum amount of regular before-tax contributions allowed by the Plan or other legal limits and you have attained at least age 50 (or will reach age 50 prior to the end of the plan year), you are also eligible to make an additional catch-up contribution. You may authorize your employer to withhold a specified dollar amount of your compensation for this purposes. For 2007, the maximum catch-up contribution is $5,000.

2

Benefits Under the Plan
     Vesting. At all times, you have a fully vested, nonforfeitable interest in the 401(k) deferrals you have made and any earnings related thereto. Employer contributions vest in accordance with the following schedule:

Completed	Vested
Years of Employment	Percentage
Less than 2	0%
2 but less than 3	20%
3 but less than 4	40%
4 but less than 5	60%
5 but less than 6	80%
6 or more	100%
Investment of Contributions and Account Balances
     All amounts credited to your accounts under the Plan are held in the Plan trust (the “Trust”) which is administered by the trustee appointed by Atlantic Coast Bank’s Board of Directors.
     Prior to the effective date of the offering, you were provided the opportunity to direct the investment of your account into one of the following funds:
1.	Pentegra International Stock Fund.

2.	Pentegra Nasdaq 100 Stock Fund.

3.	Pentegra Russell 2000 Stock Fund.

4.	Pentegra S&P MidCap Stock Fund.

5.	S&P 500/Growth Stock Fund.

6.	S&P 500/Value Stock Fund.

7.	S&P 500 Stock Fund.

8.	US REIT Index Fund.

9.	Government Bond Fund.

10.	Aggregate Bond Index Fund

11.	Stable Value Fund.

12.	Money Market Fund.

13.	Income Plus Asset Allocation Fund.

14.	Growth & Income Asset Allocation Fund.

15.	Growth Asset Allocation Fund.

16.	Atlantic Coast Bank Certificate of Deposit Fund.

17.	Personal Choice Retirement Account.

18.	Employer Stock Fund

3

Performance History
     The following table provides performance data with respect to the investment funds available under the Plan:
     The following table provides performance data with respect to the investment funds available under the Plan through June 30, 2007:

4

	FUND RETURNS THROUGH JUNE 30, 2007 [1]
				5 Calendar	10 Calendar
	Monthly	Year to	Last 12	Years	Years
Stock Funds	Return	Date	Months	Annualized	Annualized
INTERNATIONAL STOCK FUND 600[2,6]	0.1%	10.5%	26.3%	16.4%	6.9%
Benchmark: MSCI EAFE Index	0.1%	10.7%	27.0%	17.7%	7.8%
NASDAQ 100 STOCK FUND [8]	0.2%	9.8%	22.1%	12.5%	6.8%
Benchmark: NASDAQ 100 Index	0.3%	10.3%	23.4%	13.1%	7.4%
RUSSELL 2000 STOCK FUND 510[7]	-1.5%	6.2%	15.8%	13.2%	8.4%
Benchmark: Russell 2000 Index	-1.5%	6.4%%	16.4%	13.9%	9.1%
S&P MIDCAP STOCK FUND 500[3]	-2.2%	11.6%	17.8%	13.6%	12.8%
Benchmark: S&P MidCap 400 Index	-2.2%	12.0%	18.5%	14.2%	13.4%
S&P GROWTH STOCK FUND 420[7]	-1.3%	6.2%	18.7%	8.0%	4.8%
Benchmark: S&P 500/Citigroup Growth Index	-1.2%	6.5%	19.4%	8.6%	5.5%
S&P VALUE STOCK FUND 410 [7]	-2.1%	7.0%	20.8%	12.1%	7.7%
Benchmark: S&P 500/Citigroup Value Index	-2.1%	7.4%	21.8%	12.8%	8.4%
S&P 500 STOCK FUND 400 [3]	-1.7%	6.6%	19.8%	10.1%	6.6%
Benchmark: S&P 500 Index	-1.7%	7.0%	20.6%	10.7%	7.1%
US REIT Index Fund 530 [9]	-9.4%	-6.3%	10.8%	n.a.	n.a.
Benchmark: Dow Jones/Wilshire REIT Index	-9.4%	-6.0%	11.7%	18.8%	13.1%
Bond/Fixed Income Funds
Long Treasury Index Fund 300 (GOVERNMENT BOND FUND) [3]	-0.9%	-1.2%	5.3%	5.7%	6.9%
Benchmark: Lehman Brothers Long Treasury Index	-0.8%	-0.9%	6.0%	6.4%	7.6%
AGGREGATE BOND INDEX FUND 310 [10]	-0.3%	0.7%	5,4%	3.8%	n.a.
Benchmark: Lehman Brothers Aggregate Bond Index	-0.3%	1.0%	6.1%	4.5%	6.0%
STABLE VALUE FUND 210 [4]	0.3%	1.9%	3.9%	4.0%	4.9%
Benchmark: Ryan Labs 3 Yr. GIC	0.3%	1.9%	3.9%	4.0%	4.9%
Short Term Investment Fund (MONEY MARKET FUND) 200 [3]	0.4%	2.4%	4.9%	2.5%	3.7%
Benchmark: Citigroup 3 Month Treasury Bill	0.4%	2.5%	5.2%	2.8%	3.7%
ATLANTIC COAST FEDERAL CERTIFICATE OF DEPOSIT FUND			—	—	—
EMPLOYER STOCK FUND
Asset Allocation Funds [2,5]
INCOME PLUS 100	-0.6%	2.3%	8.8%	6.1%	5.3%
GROWTH & INCOME 110	-1.0%	4.4%	13.3%	8.7%	6.0%
GROWTH 120	-1.3%	6.5%	18.0%	11.0%	6.3%

5

Returns are shown net of fees. Dividends and interest are automatically reinvested. Past performance is no guarantee of future performance. Total expenses charged to each fund, as a percentage of each fund’s estimated average assets per year, are as follows: International Stock Fund 0.674%; Nasdaq 100 Stock Fund 0.674%; Russell 2000 Stock Fund .0.674%; S&P MidCap Stock Fund 0.674%; S&P 500/Growth Stock Fund 0.674%; S&P 500/Value Stock Fund 0.674%; S&P 500 Stock Fund 0.674%; Government Bond Fund 0.674%; Stable Value Fund 0.674%; Money Market Fund 0.51%; Asset Allocation Funds 0.98%; Employer Stock Fund 0.45%. Unit values are determined as of the last business day of each month. Benchmark indices are not investment funds and have no fees. See following notes.

[1]	State Street Global Investors (SSgA) is the Investment Manager for all Funds and is the provider of benchmark index returns. Historical returns of the index funds reflect management by Barclays Global Investors (BGI) before November 4, 2005 and SSgA’s management thereafter.

[2]	The Asset Allocation Funds and the International Stock Fund were first offered July 2, 1997. Returns prior to inception are simulated using the returns of market indices for, or actual funds of, the Fund’s investment components, and are net of fees.

[3]	The S&P MidCap, S&P 500, Long Treasury Index and Short Term Investment Funds were first offered on June 17, 1997. Results prior to that date are hypothetical, based on previous investment returns of the then-existing BGI funds, and are net of fees.

[4]	The Stable Value Fund is a separately managed account; historical return data represents its actual performance.

[5]	The Asset Allocation Funds are designed investment vehicles utilizing various asset classes represented by index funds, and, under BGI management, were managed on an exclusive basis. Only hypothetical results are available from January 1992 to July 2, 1997 (the inception date of the Asset Allocation Funds). Note that SSgA changed certain allocations and underlying indexes (see fund descriptions for information on same).

[6]	Prior to September 30, 1999, this Fund was limited to no more than 25% exposure to Japan.

[7]	The Russell 2000, S&P Growth and S&P Value Stock Funds were first offered on January 4, 2000. Returns prior to January 4, 2000 are hypothetical and are based on the returns of the then-existing BGI funds, and are net of fees. Effective December 16, 2005, the S&P 500/Barra Growth and S&P 500/Barra Value indexes were reconstituted as the S&P 500/Citigroup Growth and S&P500/Citigroup Value Indexes. Additional information can be found at www.styleindices.standardandpoors.com

[8]	The Nasdaq 100 Stock Fund was first offered on May 1, 2002, while BGI’s underlying Nasdaq 100 Fund was initially offered on August 7, 2000. Returns prior to May 1, 2002 are based on returns of the then-existing BGI funds (when available) and on the (hypothetical) returns of the Nasdaq 100 Index for periods prior to the inception date of the GCI fund. All returns are net of fees.

[9]	The US REIT Index Fund was first offered on January 1, 2005. Returns shown for periods prior to that date are hypothetical and are based on the returns of the then-existing BGI Fund for the MSCI US REIT Index, and are net of fees.

[10]	The Aggregate Bond Index Fund became available effective April 30, 2006. Results prior to that date are based on historical investment returns of the then-existing SSgA fund, and are net of PSI fees which would have been levied.

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Description of the Investment Funds
The following is a description of each of the funds:
Pentegra International Stock Fund. This fund invests in approximately 1,000 foreign stocks in approximately 20 countries. Its long-term objective is to offer the potential return of investing in the stocks of established non-U.S. companies, as well as the potential risk-reduction derived from broad diversification. The fund invests in the stocks of established companies based in Europe, Australia, and the Far East.
Pentegra Nasdaq 100 Stock Fund. This fund invests in the stocks of the 100 largest and most actively traded non-financial companies on the Nasdaq Stock Market. Its objective is long term and offers investors the opportunity to share in the potential of substantial capital growth. The Nasdaq 100 Stock Fund is an index fund whose goal is to match the performance of the Nasdaq 100 Index by investing in most of the same stock. The Nasdaq 100 Index reflects Nasdaq’s largest non-financial companies across major industry groups, including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. This is a higher risk fund as the securities included in the index tend to be concentrated in specific industries that tend to experience a high degree of volatility.
Pentegra Russell 2000 Stock Fund. This fund invests in the stocks of a broad array of small U.S. companies. Its objective is long-term: to earn higher returns that reflect the growth potential of such companies. The Russell 2000 Stock Fund is an index fund whose goal is to match the performance of the Russell 2000 Index. The Russell 2000 Stock Fund invests in most or all of the same stocks held in the Russell 2000 Index. The Russell 2000 is one of the better known indices used to measure the performance of U.S. small company stocks. These 2000 companies make a up a subset of the smallest companies held in the Russell 3000 Index. Companies of this size generally have greater investment risk and potentially higher returns than mid- and large-capitalization stocks. Because this is an index of 2000 companies, it is broadly diversified in terms of industries and economic sectors.
Pentegra S&P MidCap Stock Fund. This fund invests in the stocks of mid-sized U.S. companies. Its objective is long-term: to earn higher returns which reflect the growth potential of such companies. The fund invests in the stocks of mid-sized companies which are expected to grow faster than larger, more established companies. It is an index fund whose goal is to match the performance of the Standard & Poor’s MidCap 400 Index (the “MidCap Index”) by investing in many of the same stocks as the MidCap Index. MidCap refers to a company’s size as measured by its market capitalization. The MidCap Index includes 400 stocks which represent the middle tier of the U.S. stock market (the S&P 500 represents the largest tier).
Pentegra S&P 500/Growth Stock Fund. This fund invests in most or all of the stocks held in the S&P/BARRA Growth Index. Its objective is long-term: to earn higher returns by investing in a diversified portfolio of large-capitalization growth stocks. The S&P 500 Growth Stock Fund is an index fund whose goal is to match the performance of the

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S&P/BARRA Growth Index by investing in most of the same stocks. The S&P/BARRA Growth Index represents approximately 50% of the market capitalization of the S&P 500 Stock Index. The S&P/BARRA Growth and Value Indexes are constructed by dividing the stocks in the S&P 500 by a single attribute: market price to book value ratio. The S&P/BARRA Growth Index includes companies with higher price to book value ratios.
Pentegra S&P 500/Value Stock Fund. This fund invests in most or all of the stocks held in the S&P/BARRA Value Index. Its objective is long-term: to earn higher returns by investing in a diversified portfolio of large-capitalization value stocks. The S&P 500 Value Stock Fund is an index fund whose goal is to match the performance of the S&P/BARRA Value Index by investing in most of the same stocks. The S&P/BARRA Value Index represents approximately 50% of the market capitalization of the S&P 500 Stock Index. The S&P/BARRA Value and Growth Indexes are constructed by dividing the stocks in the S&P 500 by a single attribute: market price to book value ratio. The S&P/BARRA Value Index includes companies with lower price to book value ratios.
Pentegra S&P 500 Stock Fund. This fund invests in the stocks of a broad array of established U.S. companies. Its objective is long-term: to earn higher returns by investing in the largest companies in the U.S. economy. The S&P 500 Stock Fund is an index fund whose goal is to match the performance of the S&P 500 Index by investing in most or all of the same stocks. The S&P 500 Index represents almost 75% of the value of all publicly traded common stocks in the U.S. Because the S&P 500 Index includes 500 established companies of different sizes and different sectors of the U.S. economy (industrial, utilities, financial, and transportation), this fund is broadly diversified in common stocks.
US REIT Index Fund. The Fund invests primarily in equity shares of real estate investment trusts (REITs). REIT’s invest in loans secured by real estate and invest directly in real estate properties such as apartments, office buildings, and shopping malls. REITs generate income from rentals or lease payments and offer the potential for growth from property appreciation and the potential for capital gains from the sale of properties. The Fund seeks to match the performance of the Dow Jones/Wilshire REIT Index while providing daily liquidity. This market capitalization weighted index is comprised of 90 publicly traded Real Estate Investment Trusts (REITs). To be included in the index a company must be an equity owner and operator of commercial (or residential) real estate and must generate at least 75% of its revenue from such assets. Minimum requirements for market capitalization and liquidity also apply. The Fund typically invests in all securities in the Dow Jones/Wilshire REIT Index in proportion to their weighting in the Index. As such we seek to maintain sector and security weightings that closely match the Index. This replication process results in low turnover, accurate tracking and low costs.
Pentegra Government Bond Fund. This fund invests in U.S. Treasury bonds with a maturity of 20 years or more. Its objective is to earn a higher level of income over the long-term along with the potential for capital appreciation. The fund’s goal is to match the performance of the Lehman Brothers 20+ Year Treasury Bond Index. This index invests in U.S. Treasury bonds with 20 years or more to maturity. The fund is not exposed to credit risk since it invests only in bonds backed by the full faith and credit of the U.S.

8

Government. The fund is exposed to interest rate risk, however, since the long maturity of the bonds means that the fund’s value may fluctuate substantially in response to changes in long-term interest rates.
Aggregate Bond Index Fund. The Fund invests primarily in U.S. Treasury securities with a maturity of 10 years or longer. The Fund invests in a well diversified portfolio that is representative of the US Long Treasury bond market. The Fund buys and holds securities, trading only when there is a change to the composition of the Index or when cash flow activity occurs in the Fund. The Fund seeks to match the total rate of return of the Lehman Brothers Long Treasury Bond Index.
Stable Value Fund. This fund invests primarily in fully benefit-responsive Guaranteed Investment Contracts (“GICs”), Synthetic GICs and Bank Investment Contracts. Its objective is short- to intermediate-term: to achieve a stable return over short to intermediate periods of time while preserving principal. Fully benefit-responsive investment contracts provide a liquidity guarantee by the issuer and prior to maturity, at contract value, permit withdrawals, transfers and loans by employees without penalty or adjustment. As of December 31, 2006, investment contracts were obtained from ___ providers.
Pentegra Money Market Fund. This fund invests in a broad range of high-quality, short-term instruments. Its objective is to achieve competitive, short-term rates of return while preserving principal. The fund invests in short-term instruments issued by banks, corporations, and the U.S. Government and its agencies. These instruments include certificates of deposit and U.S. Treasury bills.
Income Plus Asset Allocation Fund. This fund is an asset allocation fund that invests approximately 70% of its portfolio in a combination of stable value investments and U.S. bonds. The balance is invested in U.S. and international stocks. Its objective is to preserve principal over short periods of time and to offer some potential for growth over time. The fund diversifies among a broad range of stable value securities to reduce short-term risk and among a broad range of large U.S. and international companies to capture growth potential. The fund is structured to take advantage of market opportunities with a small flexible component.
Growth & Income Asset Allocation Fund. This fund is an asset allocation fund that invests in U.S. domestic and international stocks, U.S. domestic bonds, and stable value investments. Its objective is to provide a balance between the pursuit of growth and protection from risk over time. The fund diversifies among U.S. and international stocks, U.S. bonds and stable value investments to pursue long-term appreciation and short-term stability and takes advantage of market opportunities with a small flexible component. The fund invests in a portfolio of approximately 60% U.S. and international stocks. The remaining 40% of the fund is held in U.S. fixed income and stable value investments such as GICs, Synthetic GICs and Bank Investment Contracts.
Growth Asset Allocation Fund. This fund is an asset allocation fund that invests the majority of its assets in stock—both domestic and international. Its objective is to pursue

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high growth over time. The fund diversifies among a broad range of domestic and international stocks and takes advantage of market opportunities with a large flexible component. The fund invests approximately 55% of its portfolio in U.S. equities. The fund also invests 25% of its assets in a tactical component which, over the long term, is normally invested in the S&P 500, such that the total allocation in U.S. domestic equities could be 80%. As markets change, the fund manager may shift a portion of the tactical components to various fixed income securities. The fund invests another 20% of its portfolio in international stocks. The international component represents the markets of up to 20 economically developed countries, which are weighted to reduce risk. Stock investments include the S&P 500 Index and the MSCI Europe, Australia and Far East Index.
Atlantic Coast Bank Certificate of Deposit Fund. This fund was established in 2004. Fund assets are invested in certificates of deposit of Atlantic Coast Bank.
Personal Choice Retirement Account. This fund is a self-directed brokerage account option administered through an alliance with Charles Schwab and Company, Inc. The Personal Choice Retirement Account offers a wide range of investments, including more than 2,000 mutual funds from over 300 fund families, as well as individual securities.
An investment in any of the funds listed above, other than the Atlantic Coast Bank Certificate of Deposit Fund, is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.
     Employer Stock Fund. The Employer Stock Fund currently consists primarily of investments in common stock of Atlantic Coast Federal Corporation (95% common stock and 5% cash). Atlantic Coast Federal Corporation is a federally chartered majority-owned subsidiary of Atlantic Coast Federal, MHC, a mutual holding company. Following the offering, Atlantic Coast Federal Corporation, a federal corporation, will cease to exist, but will be succeeded by a new Maryland corporation with the name Atlantic Coast Financial Corporation, which will be 100% owned by its public shareholders, including Atlantic Coast Financial Corporation’s tax-qualified plans. Shares of Atlantic Coast Federal Corporation (a federal corporation) which were held in the existing Employer Stock Fund prior to the conversion and offering will be converted, upon the closing of the offering, into new shares of common stock of Atlantic Coast Financial Corporation (a Maryland corporation), in accordance with the exchange ratio, as described in the accompanying prospectus, in the section titled, “The Conversion and Offering.” For a period of time following the offering, the existing Employer Stock Fund will be maintained separately from the newly created Employer Stock Fund. The newly created Employer Stock Fund will initially consist of 100% common stock of Atlantic Coast Financial Corporation. Following the offering, the newly created Employer Stock Fund will consist of approximately 95% common stock of Atlantic Coast Financial Corporation and 5% cash. During the first six months of 2008, the existing Employer Stock Fund will be merged with the newly created Employer Stock Fund.

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     The trustee will use all amounts reallocated to the Employer Stock Fund in the special election to acquire shares in the common stock offering. After the offering, the trustee will, to the extent practicable, use all amounts held by it in the new and existing Employer Stock Funds, including cash dividends paid on common stock held in the Employer Stock Funds, to purchase shares of common stock of Atlantic Coast Financial Corporation. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the trustee may be required to limit the daily volume of shares purchased. Pending investment in common stock of Atlantic Coast Financial Corporation, amounts allocated towards the purchase of shares in the offering will be held in the Plan in an interest-bearing account.
For a discussion of material risks, you should consider the “Risk Factors“section of the attached prospectus.
Withdrawals and Distributions from the Plan
Applicable federal law requires the Plan to impose substantial restrictions on the right of a Plan participant to withdraw amounts held for his or her benefit under the Plan prior to the participant’s termination of employment with Atlantic Coast Bank. A substantial federal tax penalty may also be imposed on withdrawals made prior to the participant’s attainment of age 59 1/2, regardless of whether such a withdrawal occurs during his or her employment with Atlantic Coast Bank or after termination of employment.
     Withdrawals Prior to Termination of Employment. Participants’ pre-tax elective deferrals may not be distributed earlier than upon separation from service, death, disability, or attainment of age 59 1/2.
     You may make voluntary withdrawals of your pre-tax elective deferrals only in the event of hardship or attainment of age 59 1/2. You may also make withdrawals of your employee rollover contributions and the earnings thereon, and of employer matching contributions, if any, and the earnings thereon. You may make not more than one voluntary withdrawal from you account in a Plan Year.
     In general, employer contributions credited on your behalf will not be available for in-service withdrawal until such employer contributions have been invested in the Plan for at least 2 years or you have been a participant in the Plan for at least 5 years or in the event of your death, disability, retirement, attainment of age 59 1/2 or termination of employment.
     Withdrawal upon Termination of Employment. You may make withdrawals from your account at any time after you terminate employment. You may also leave your account with the Plan and defer commencement of receipt of your vested balance until April 1 of the calendar year following the calendar year in which you attain age 70 1/2. You may request a distribution of all or part of your account no more frequently than once per calendar year. Distribution will be made in a lump sum or in installments (no less frequently than annually).

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     Withdrawal upon Disability. If you are disabled in accordance with the definition of disability under the Plan, you will be entitled to the same withdrawal rights as if you had terminated your employment.
     Withdrawal upon Death. If you die while you are a participant in the Plan, the value of your entire account will be payable to your beneficiary. You may elect to have your beneficiary receive distribution in 5 annual installments (10 if your spouse is your beneficiary, provided that you spouse’s remaining life expectancy is at least 10 years). If such an election is not in effect at the time of your death, your beneficiary may elect to receive the benefit in the form of annual installments over a period not to exceed 5 years (10 years if your spouse is your beneficiary, provided that you spouse’s remaining life expectancy is at least 10 years) or make withdrawals as often as once per year, except that any balance remaining must be withdrawn by the 5th anniversary (10th anniversary if your spouse is your beneficiary, provided that you spouse’s remaining life expectancy is at least 10 years) of your death.
     Atlantic Coast Bank may, in its discretion, allow Plan participants to obtain loans from their accounts.
Administration of the Plan
     The Trustee and Custodian. The trustee of the Plan is The Bank of New York. The Bank of New York serves as trustee for all the investments funds under the Plan.
     Plan Administrator. Pursuant to the terms of the Plan, the Plan is administered by the Plan administrator. The address of the Plan administrator is Atlantic Coast Bank, Attention: Christi Stone, 10151 Deerwood Park Boulevard, Suite 501, Building 100, Jacksonville, Florida 32256, telephone number (904) 998-5530. The Plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.
     Reports to Plan Participants. The Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any).

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Amendment and Termination
     It is the intention of Atlantic Coast Bank to continue the Plan indefinitely. Nevertheless, Atlantic Coast Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts. Atlantic Coast Bank reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Atlantic Coast Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

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Merger, Consolidation or Transfer
     In the event of the merger or consolidation of the Plan with another plan, or the transfer of the trust assets to another plan, the Plan requires that you would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the Plan had then terminated.
Federal Income Tax Consequences
     The following is a brief summary of the material federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.
     As a “tax-qualified retirement plan,” the Code affords the Plan special tax treatment, including:
     (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;
     (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and
     (3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.
     Atlantic Coast Bank will administer the Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.
     Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2, and consists of the balance credited to participants under the Plan and all other profit sharing plans (and in some cases all other stock bonus plans), if any, maintained by Atlantic Coast Bank. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this Plan and any other profit sharing plans maintained by Atlantic Coast Bank, which is included in the distribution.

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     Atlantic Coast Financial Corporation Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes Atlantic Coast Financial Corporation common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to Atlantic Coast Financial Corporation common stock, that is, the excess of the value of Atlantic Coast Financial Corporation common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Atlantic Coast Financial Corporation common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Atlantic Coast Financial Corporation common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Atlantic Coast Financial Corporation common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of Atlantic Coast Financial Corporation common stock. Any gain on a subsequent sale or other taxable disposition of Atlantic Coast Financial Corporation common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.
     Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.
     Notice of Your Rights Concerning Employer Securities. There has been an important change in Federal law that provides specific rights concerning investments in employer securities, such as Atlantic Coast Financial Corporation common stock. Because you may in the future have investments in Atlantic Coast Financial Corporation Stock Fund under the Plan, you should take the time to read the following information carefully.
     Your Rights Concerning Employer Securities. Beginning in 2007, the Plan must allow you to elect to move any portion of your account that is invested in the Atlantic Coast Financial Corporation Stock Fund from that investment into other investment alternatives under the Plan. You may contact the Plan Administrator shown above for specific information regarding this new right, including how to make this election. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification. All of the investment options under the Plan are available to you if you decide to diversify out of the Atlantic Coast Financial Corporation Stock Fund.
     The Importance of Diversifying Your Retirement Savings. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or another particular security, to perform poorly. If you invest more than 20% of your retirement savings in any one

15

company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.
     In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerance for risk. Therefore, you should carefully consider the rights described here and how these rights affect the amount of money that you invest in Atlantic Coast Financial Corporation common stock through the Plan.
     It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the Plan to help ensure that your retirement savings will meet your retirement goals.
Additional ERISA Considerations
     As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan’s assets by participants and beneficiaries. The Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of Section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as Atlantic Coast Bank, the Plan Administrator, or the Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.
     Because you will be entitled to invest all or a portion of your account balance in the Plan in Atlantic Coast Financial Corporation common stock, the regulations under Section 404(c) of ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.
Securities and Exchange Commission Reporting and Short-Swing Profit Liability
     Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Atlantic Coast Financial Corporation. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Atlantic Coast Financial Corporation, a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within two business days after the change occurs, or annually on a Form 5 within 45 days after the close of

16

Atlantic Coast Financial Corporation’s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the Atlantic Coast Financial Corporation Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the common stock of Atlantic Coast Financial Corporation generally must be reported to the Securities and Exchange Commission by such individuals.
     In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Atlantic Coast Financial Corporation of profits realized by an officer, director or any person beneficially owning more than 10% of Atlantic Coast Financial Corporation’s common stock resulting from non-exempt purchases and sales of Atlantic Coast Financial Corporation common stock within any six-month period.
     The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.
     Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by Section 16(b) are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases within the Atlantic Coast Financial Corporation Stock Fund for six months after receiving such a distribution.
Financial Information Regarding Plan Assets
     Financial information representing the assets available for plan benefits at December 31, 2005 and December 31, 2006, and changes in net assets available for benefits for the years ended December 31, 2005 and December 31, 2006, are available upon written request to the Plan Administrator at the address shown above.
LEGAL OPINION
     The validity of the issuance of the common stock has been passed upon by Luse Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C., which firm acted as special counsel to Atlantic Coast Financial Corporation in connection with Atlantic Coast Financial Corporation’s stock offering.

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          PROSPECTUS
(Proposed Holding Company for Atlantic Coast Bank)
Up to 15,525,000 Shares of Common Stock
(Subject to Increase to up to 17,853,750 Shares)
          Atlantic Coast Financial Corporation, a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Atlantic Coast Federal, MHC from the mutual to the stock form of organization. The shares of common stock we are offering represent the ownership interest in Atlantic Coast Federal Corporation currently owned by Atlantic Coast Federal, MHC. In addition, at the conclusion of the conversion and offering, existing shares of Atlantic Coast Federal Corporation common stock currently held by the public will be exchanged for shares of common stock of Atlantic Coast Financial Corporation. All shares of common stock are being offered for sale at a price of $10.00 per share. Purchasers will not pay a commission to purchase shares of common stock in the offering. Atlantic Coast Federal Corporation’s common stock is currently traded on the Nasdaq Global Market under the trading symbol “ACFC.” We expect that Atlantic Coast Financial Corporation’s shares of common stock will trade on the Nasdaq Global Market under the trading symbol “ACFCD” for a period of 20 trading days after the completion of the offering. Thereafter, Atlantic Coast Financial Corporation’s trading symbol will revert to “ACFC.”
     If you are or were a depositor of Atlantic Coast Bank:
•	You have priority rights to purchase shares of our common stock if (1) you had at least $50.00 on deposit at Atlantic Coast Bank at the close of business on March 31, 2006; (2) you had at least $50.00 on deposit at Atlantic Coast Bank at the close of business on September 30, 2007; or (3) you were a depositor of Atlantic Coast Bank on October 5, 2007.
     If you are currently a stockholder of Atlantic Coast Federal Corporation:
•	You may have the opportunity to purchase additional shares of our common stock in the offering after priority orders are filled.

•	Each of your shares of common stock will be exchanged at the conclusion of the offering for between 1.31466 and 1.77866 new shares (subject to adjustment to up to 2.04545 new shares) of common stock of Atlantic Coast Financial Corporation to maintain approximately your existing percentage ownership in Atlantic Coast Federal Corporation (excluding additional purchases of shares of common stock in the offering).
     If you fit neither of the categories above, but are interested in purchasing shares of our common stock:
•	You may have the opportunity to purchase shares of common stock after priority orders in the preceding categories are filled.
          We are offering up to 15,525,000 shares of common stock for sale on a best efforts basis. We may sell up to 17,853,750 shares of common stock because of regulatory considerations, demand for the shares of common stock or changes in financial market conditions, without resoliciting purchasers. In addition to the shares we are selling in the offering, we also will simultaneously issue up to 8,800,027 shares of common stock to public stockholders of Atlantic Coast Federal Corporation in exchange for their existing shares. The number of shares to be issued in the exchange may be increased to up to 10,120,032 shares of common stock, if we sell 17,853,750 shares of common stock in the offering. We must sell a minimum of 11,475,000 shares in the offering and issue 6,504,368 shares in the exchange in order to complete the offering and the exchange of existing shares of common stock.
          The minimum number of shares of common stock you may order is 25. The offering is expected to expire at 11:00 a.m., Eastern Time, on November 14, 2007. We may extend this expiration date without notice to you until December 28, 2007, unless the Office of Thrift Supervision approves a later date, which may not be beyond November 27, 2009. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond December 28, 2007, or the number of shares of common stock to be sold is increased to more than 17,853,750 shares or decreased to less than 11,475,000 shares. If the subscription and community offerings are terminated, purchasers will have their funds returned promptly, with interest. If the offering is extended beyond December 28, 2007 or there is a change in the offering range, we will resolicit purchasers, and you will have the opportunity to maintain, change or cancel your order. If you do not provide us with a written indication of your intent, your order will be cancelled and your funds will be returned to you, with interest. Funds received prior to the completion of the offering up to the minimum of the offering range will be held in a segregated account at Atlantic Coast Bank. Funds received in excess of the minimum of the offering range may be maintained in a segregated account at Atlantic Coast Bank or, at our discretion, at another federally insured depository institution. However, in no event will we maintain more than one escrow account. All funds received will earn interest calculated at Atlantic Coast Bank’s passbook savings rate, which is currently 0.30% per annum. Stifel, Nicolaus & Company, Incorporated will assist us in selling our shares of common stock on a best efforts basis in the subscription and community offerings. We may also offer shares of common stock not subscribed for in the subscription and community offerings in a syndicated offering through a syndicate of selected dealers with Stifel, Nicolaus & Company, Incorporated serving as sole book running manger and FTN Midwest Securities Corp. serving as a co-manager. Stifel, Nicolaus & Company, Incorporated and FTN Midwest Securities Corp. are not required to purchase any shares of the common stock that are being offered for sale.
OFFERING SUMMARY
Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	11,475,000	13,500,000	15,525,000	17,853,750
Gross offering proceeds	$114,750,000	$135,000,000	$155,250,000	$178,537,500
Estimated offering expenses excluding selling agent commissions and expenses	$1,350,000	$1,350,000	$1,350,000	$1,350,000
Selling agent commissions and expenses (1)	$1,042,979	$1,185,741	$1,328,504	$1,492,681
Net proceeds	$112,357,021	$132,464,259	$152,571,496	$175,694,819
Net proceeds per share	$9.79	$9.81	$9.83	$9.84

(1)	Please see “The Conversion and Offering—Marketing Arrangements” for a discussion of Stifel, Nicolaus & Company, Incorporated’s and FTN Midwest Securities Corp.’s compensation for this offering.
This investment involves a degree of risk, including the possible loss of principal.
Please read “Risk Factors” beginning on page 20.
     These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
STIFEL NICOLAUS
For assistance, please contact the Stock Information Center at (877) 565-8569.
The date of this prospectus is October 12, 2007.

Atlantic Coast Bank

Office Locations

Home and Executive Office
505 Haines Avenue
Waycross, GA

Florida Regional Center
10151 Deerwood Park Blvd.
Bldg. 100, Ste. 501
Jacksonville, FL

Branch Offices
400 Haines Avenue
Waycross, GA

2110 Memorial Drive
Waycross, GA

1390 South Gaskin Avenue
Douglas, GA

213 Hwy 80 West
Garden City, GA

10328 Deerwood Park Blvd.
Jacksonville, FL

8048 Normandy Blvd.
Jacksonville, FL

1970 Solomon Street
Orange Park, FL

463 West Duval Street
Lake City, FL

930 University Blvd. North
Jacksonville, FL

1700 South Third Street
Jacksonville Beach, FL

1425 Atlantic Blvd.
Neptune Beach, FL

715 Centre Street
Fernandina Beach, FL

2766 Race Track Road
Jacksonville, FL

Future Branch
110 Hampton Pointe Drive
St. Johns County, FL

Douglas
Coffee County
Waycross
(3 Branches)
Ware County
GEORGIA
Atlanta
Chatham
County
Garden City
Tallahassee
Nassau
County
Fernandina
Beach
Duval
County
Neptune Beach
Jacksonville
(3 Branches)
Jacksonville
Beach
Columbia
County
Lake City
Orange
Park
Race Track Rd.
Hampton Pointe
FLORIDA
Clay
County
St.Johns
County

i

ii

SUMMARY
     The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of Atlantic Coast Federal Corporation common stock for new shares of Atlantic Coast Financial Corporation common stock. It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this prospectus carefully, including the consolidated financial statements, the notes to the consolidated financial statements, and the section entitled “Risk Factors.”
The Companies
     Atlantic Coast Financial Corporation
     Atlantic Coast Financial Corporation is a newly-formed Maryland corporation that was incorporated on June 22, 2007 to be the successor corporation to Atlantic Coast Federal Corporation upon completion of the conversion. Atlantic Coast Financial Corporation will own all of the outstanding shares of common stock of Atlantic Coast Bank upon completion of the conversion.
     Atlantic Coast Financial Corporation’s executive offices are located at 505 Haines Avenue, Waycross, Georgia 31501. Our telephone number at this address is (800) 342-2824.
     Atlantic Coast Federal, MHC
     Atlantic Coast Federal, MHC is the federally chartered mutual holding company of Atlantic Coast Federal Corporation. Atlantic Coast Federal, MHC’s principal business activity is the ownership of 8,728,500 shares of common stock of Atlantic Coast Federal Corporation, or 63.8% of the issued and outstanding shares as of June 30, 2007. The remaining 4,947,571 shares of Atlantic Coast Federal Corporation common stock were held by the public. After the completion of the conversion, Atlantic Coast Federal, MHC will cease to exist.
     Atlantic Coast Federal Corporation
     Atlantic Coast Federal Corporation is a federally chartered stock holding company that owns all of the outstanding common stock of Atlantic Coast Bank. At June 30, 2007, Atlantic Coast Federal Corporation had consolidated assets of $898.4 million, deposits of $598.1 million and stockholders’ equity of $89.1 million. After the completion of the conversion, Atlantic Coast Federal Corporation will cease to exist, and will be succeeded by Atlantic Coast Financial Corporation, a new Maryland corporation formed to be Atlantic Coast Federal Corporation’s successor corporation. As of June 30, 2007, Atlantic Coast Federal Corporation had 13,676,071 shares of common stock issued and outstanding.
     Atlantic Coast Bank
     Atlantic Coast Bank is a federally chartered savings association headquartered in Waycross, Georgia. It was originally founded in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad and converted to a federal mutual savings association in 2000. Atlantic Coast Bank reorganized into the mutual holding company structure in 2003 and became the wholly owned subsidiary of Atlantic Coast Federal Corporation. Atlantic Coast Bank conducts its business from 13 full-service banking offices, one drive-up facility and one regional center in Florida.
     Atlantic Coast Bank’s principal business activity has historically been the origination of mortgage loans secured by one- to four-family residential real estate as well as consumer loans. In the past few years, Atlantic Coast Bank has begun to emphasize the origination of commercial real estate loans, both permanent and construction. Atlantic Coast Bank offers a variety of deposit accounts, including passbook savings, commercial checking and certificates of deposit, and emphasizes personal and efficient service for its customers. See “Business of Atlantic Coast Bank—General.”
Our Current Organizational Structure
     In October 2004, Atlantic Coast Federal Corporation completed a minority stock offering by selling 40% of its shares of common stock to depositors of Atlantic Coast Bank. The majority of the outstanding shares of common stock of Atlantic Coast Federal Corporation are owned by Atlantic Coast Federal, MHC, which is a mutual holding company with no stockholders. Atlantic Coast Federal Corporation owns 100% of the outstanding shares of common stock of Atlantic Coast Bank.
     Pursuant to the terms of Atlantic Coast Federal, MHC’s plan of conversion and reorganization, Atlantic Coast Federal, MHC will convert from the mutual holding company to the stock holding company corporate structure. As part of the conversion, we are offering for sale in a subscription offering, and possibly in a community and/or a syndicated community offering, the majority ownership interest of Atlantic Coast Federal Corporation that is currently owned by Atlantic Coast Federal, MHC. Upon the completion of the conversion and offering, Atlantic Coast Federal, MHC will cease to exist, and we will complete the transition from partial to full public stock ownership. Upon completion of the conversion, existing public stockholders of Atlantic Coast Federal Corporation will receive shares of common stock of Atlantic Coast Financial Corporation in exchange for their shares of Atlantic Coast Federal Corporation common stock in order to maintain the public stockholders’ existing percentage ownership in our organization (excluding any new shares purchased by them in the offering).
     The following diagram shows our current organizational structure:

Our Organizational Structure Following the Conversion and Offering
     After the conversion and offering are completed, we will be organized as a fully public holding company, as follows:
Business Strategy
     Our goal is to operate as a well-capitalized and profitable financial institution. We seek to accomplish this goal by:
•	Increasing our commercial real estate, commercial and residential construction, and commercial business loans and home equity lending while maintaining moderate growth of one- to four-family residential real estate loans through originations, purchases and sales of such loans;

•	Expanding through mergers and acquisitions, primarily in northeastern Florida and southeastern Georgia. We have no current understandings or agreements for any specific merger or acquisition;

•	Continuing to improve our profitability by: (1) maintaining a portfolio of securities with investments, including mortgage-backed securities, that enable us to balance investment risk, rate of return and liquidity needs, (2) managing operating expenses while providing high-quality customer service, (3) purchasing one- to four-family residential mortgage loans for the purpose of supplementing our internal loan production and managing our interest rate risk, and (4) capitalizing on the profitability and growth opportunities in our retail banking network by expanding individual customer relationships and focusing on targeted market segments; and

•	Continuing our branch expansion by building or leasing new branch facilities or by acquiring branches from other financial institutions primarily in northeastern Florida. For more detail on our plans to establish new branches, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy—Branch Expansion.”

     See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a more detailed discussion of our business strategy.
Reasons for the Conversion and Offering
     Our Board of Directors decided at this time to convert to the fully public stock form of ownership and conduct the offering in order to increase our capital position following the deployment of the capital raised in Atlantic Coast Federal Corporation’s minority offering in 2004. Completing the conversion and offering is necessary for us to continue to grow and execute our business strategy. We believe that the conversion and offering and the increased capital resources that will result from the sale of our shares of common stock will provide us with the flexibility to:
•	support internal growth through lending in the communities we serve;

•	finance the acquisition of financial institutions or other financial service companies primarily in northeastern Florida and southeastern Georgia, although we do not currently have any understandings or agreements regarding any specific acquisition transaction;

•	acquire branches from other financial institutions or build or lease new branch facilities primarily in northeastern Florida;

•	enhance existing products and services, and support the development of new products and services by investing, for example, in technology to support expansion of our commercial real estate lending and our commercial deposit products;

•	improve the liquidity of our shares of common stock and enhance stockholder returns through higher earnings and more flexible capital management strategies; and

•	use the additional capital for other general corporate purposes.
Terms of the Conversion and Offering
     Pursuant to Atlantic Coast Federal, MHC’s plan of conversion and reorganization, our organization will convert from a partially public to the fully public form of holding company structure. In connection with the conversion, we are selling shares of common stock that represent the ownership interest in Atlantic Coast Federal Corporation currently held by Atlantic Coast Federal, MHC.
     We are offering between 11,475,000 and 15,525,000 shares of common stock to eligible depositors of Atlantic Coast Bank, to our tax-qualified employee benefit plans, including our employee stock ownership plan and, to the extent shares remain available, to natural persons residing in Chatham, Coffee and Ware Counties, Georgia and Clay, Columbia, Duval, Nassau and St. Johns Counties, Florida, to our existing public stockholders and to the general public. The number of shares of common stock to be sold may be increased to up to 17,853,750 as a result of regulatory considerations, demand for our shares, or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 17,853,750 shares or decreased to fewer than 11,475,000 shares, or the offering is extended beyond December 28, 2007, purchasers will not have the opportunity to modify or cancel their stock orders once submitted. If the number of shares of common stock to be sold is increased to more than 17,853,750 shares or decreased to fewer than 11,475,000 shares, or if the offering is extended beyond December 28, 2007, purchasers will have the opportunity to maintain, cancel or change their orders for shares of common stock during a designated resolicitation period or have their funds returned promptly with interest. If you do not provide us with written indication of your intent, your stock order will be cancelled, your funds will be returned to you with interest calculated at Atlantic Coast Bank’s passbook savings rate and any deposit account withdrawal authorizations will be cancelled.
     The purchase price of each share of common stock to be offered for sale in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Stifel, Nicolaus & Company, Incorporated, our financial advisor and selling agent in the offering, will use its best efforts to assist us in selling shares of our common stock. Stifel, Nicolaus & Company, Incorporated is not obligated to purchase any shares of common stock in the offering.
Persons Who May Order Shares of Common Stock in the Offering
     We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:
(i)	First, to depositors with accounts at Atlantic Coast Bank with aggregate balances of at least $50.00 at the close of business on March 31, 2006.

(ii)	Second, to our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.

(iii)	Third, to depositors with accounts at Atlantic Coast Bank with aggregate balances of at least $50.00 at the close of business on September 30, 2007.

(iv)	Fourth, to depositors of Atlantic Coast Bank at the close of business on October 5, 2007.
     Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given first to natural persons residing in Chatham, Coffee and Ware Counties, Georgia and Clay, Columbia, Duval, Nassau and St. Johns Counties, Florida, and then to Atlantic Coast Federal Corporation public stockholders as of October 5, 2007. The community offering, if held, may begin concurrently with, during or promptly after the subscription offering, as we may determine at any time. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering,” with Stifel, Nicolaus & Company, Incorporated as sole book running manager and FTN Midwest Securities Corp. as a co-manager. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. Any determination to accept or reject purchase orders in the community offering and the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.
     If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering in accordance with Atlantic Coast Federal, MHC’s plan of conversion and reorganization. A detailed description of share allocation procedures can be found in the section of this prospectus entitled “The Conversion and Offering.”
How We Intend to Use the Proceeds From the Offering
     We estimate that the aggregate net proceeds from the offering will be between $112.4 million and $152.6 million, or $175.7 million if the offering range is increased by 15%. Atlantic Coast Financial Corporation intends to retain between $49.3 million and $67.0 million of the net proceeds, or $77.1 million if the offering range is increased by 15% (excluding the portion of the net proceeds loaned to our employee stock ownership plan). Approximately $56.2 million to $76.3 million of the net proceeds (or $87.8 million if the offering range is increased by 15%) will be invested in Atlantic Coast Bank.
     A portion of the net proceeds retained by Atlantic Coast Financial Corporation will be loaned to our employee stock ownership plan to fund its purchase of shares of common stock in the offering (between 688,500 shares and 931,500 shares, or 1,071,225 shares if the offering is increased by 15%). The employee stock ownership plan was established in connection with our 2004 minority stock issuance. As of June 30, 2007, there were 325,684 shares remaining unallocated in the plan. The remainder of the net proceeds may be used for general corporate purposes, including paying cash dividends or repurchasing shares of our common stock. Funds invested in Atlantic Coast Bank will be used to support increased lending and new products and services.
     The net proceeds retained by Atlantic Coast Financial Corporation and Atlantic Coast Bank may also be used for future business expansion such as acquisitions of banking or financial services companies primarily in northeastern Florida and southeastern Georgia, dividends, additional branch offices primarily in northeastern Florida and for general corporate purposes. We currently have no arrangements or understandings regarding any specific transaction.
     We anticipate using a portion of the net proceeds to fund two branch expansion efforts consisting of a new branch located in St. Johns County, Florida and a new corporate headquarters located in Jacksonville, Florida with completion expected in 2008 and 2009, respectively. The estimated cost of the St. Johns branch is anticipated to range from $900,000 to $1.6 million. Our estimated cost for the new headquarters has not been determined since this project is still in the early development stage. The cost of establishing a branch will depend upon many factors such as whether the facility is owned or leased, the location of the branch, the size of the facility and the type of improvements and furnishings used in the facility. There can be no assurance that our costs will not be more or less than the estimate for the St. Johns branch. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.
     Please see the section of this prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the net proceeds from the offering.
How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Stock Price
     The offering range and exchange ratio are based on an independent appraisal of the estimated market value of Atlantic Coast Financial Corporation, assuming the conversion, the exchange and the offering are completed. RP Financial, LC., an appraisal firm experienced in appraisals of financial institutions, has estimated that, as of September 28, 2007, this pro forma market value ranged from $179.8 million to $243.3 million, with a midpoint of $211.5 million. Based on this valuation, the ownership interest of Atlantic Coast Federal, MHC being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by Atlantic Coast Financial Corporation will range from 11,475,000 shares to 15,525,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The exchange ratio will range from 1.31466 shares at the minimum of the offering range to 1.77866 shares at the maximum of the offering range in order to preserve approximately the existing percentage ownership of public stockholders in our organization (excluding any new shares purchased by them in the offering). The independent appraisal is based in part on Atlantic Coast Federal Corporation’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to Atlantic Coast Federal Corporation.

     The independent appraisal does not indicate actual market value. Do not assume or expect that the estimated valuation as indicated above means that, after the conversion and offering, the shares of our common stock will trade at or above the $10.00 purchase price.
     The following table presents a summary of selected pricing ratios for the peer group companies, Atlantic Coast Financial Corporation (on a pro forma basis) and Atlantic Coast Federal Corporation (on a historical basis). The pricing ratios are based on earnings and other information as of and for the twelve months ended June 30, 2007 and stock price information as of September 28, 2007, as reflected in RP Financial, LC.’s appraisal report, dated September 28, 2007. Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 7.3% on a price-to-book value basis and a discount of 19.4% on a price-to-tangible book value basis, and a premium of 112.6% on a price-to-core earnings basis.
     Our Board of Directors, in reviewing and approving the independent appraisal, considered the range of price-to-core earnings multiples, the range of price-to-book value and price-to-tangible book value ratios at the different ranges of shares of common stock to be sold in the offering, and did not consider one valuation approach to be more important than the other. Instead, in approving the independent appraisal, the Board of Directors concluded that these ranges represented the appropriate balance of the three approaches to establishing our estimated valuation range, and the number of shares of common stock to be sold, in comparison to the peer group institutions. Specifically, in approving the independent appraisal, the Board of Directors believed that we would not be able to sell our shares at a price-to-book value and price-to-tangible book value that was in line with the peer group without unreasonably exceeding the peer group on a price-to-core earnings basis. The estimated appraised value and the resulting discount/premium took into consideration the potential financial impact of the conversion and offering as well as the trading price of Atlantic Coast Federal Corporation common stock, which decreased from $19.23 per share on May 6, 2007, the closing price on the last trading day immediately preceding the announcement of the conversion, to $15.11 per share, the trading price on September 28, 2007, the effective date of the independent appraisal.

	Price-to-core earnings	Price-to-book	Price-to-tangible
	multiple	value ratio	book value ratio
Atlantic Coast Financial Corporation (on a pro forma basis, assuming completion of the conversion)
Minimum	30.65x	93.82%	95.24%
Midpoint	33.86x	100.76%	102.15%
Maximum	36.69x	106.59%	107.94%
Maximum, as adjusted	39.58x	112.24%	113.54%

Valuation of peer group companies, as of September 28, 2007
Averages	17.26x	115.02%	133.96%
Medians	14.33x	113.34%	131.61%
     RP Financial, LC. will update the independent appraisal prior to the completion of the conversion. If the estimated appraised value changes to either below $179.8 million or above $279.7 million, we will resolicit persons who submitted stock orders. See “The Conversion and Offering—Stock Pricing and Number of Shares to be Issued.”

After-Market Performance Information Provided by Independent Appraiser
     The following table presents selected stock price performance information for all conversions of mutual holding companies to stock holding companies, commonly referred to as “second-step” conversions, completed between January 1, 2005 and September 28, 2007. The companies for which the stock price performance is presented completed their conversions in different market conditions than Atlantic Coast Financial Corporation and may have issued more or less than the 63.8% ownership interest of Atlantic Coast Federal, MHC being offered by Atlantic Coast Financial Corporation in the offering. In addition, the companies may have no similarities to Atlantic Coast Financial Corporation with regard to the market in which Atlantic Coast Financial Corporation competes, earnings quality or growth potential, among other factors. The information shown in the following table was not included in the independent appraisal report; however, RP Financial, LC. did consider the after-market trading performance of any transaction that was completed within the three months prior to the September 28, 2007 valuation date used in the appraisal.

			Price Performance From Initial Trading Date
						% Change
						Through
	Conversion		% Change	% Change	% Change	September
Institution	Date	Exchange	1 day	1 week	4 weeks	28, 2007
Abington Bancorp, Inc. (ABBC)	06/28/07	Nasdaq	(4.0)%	(1.6)%	(6.6)%	(2.5)%
People’s United Financial, Inc. (PBCT)	04/16/07	Nasdaq	3.8	2.0	0.9	(13.6)
Osage Bancshares, Inc. (OSBK)	01/18/07	Nasdaq	(0.5)	(0.5)	(2.5)	(11.3)
Westfield Financial, Inc. (WFD)	01/04/07	Nasdaq	7.0	7.5	9.9	(2.9)
Citizens Community Bancorp, Inc. (CZWI)	11/01/06	Nasdaq	(2.5)	(1.0)	(2.5)	(5.5)
Liberty Bancorp, Inc. (LBCP)	07/24/06	Nasdaq	2.5	1.0	0.8	7.1
First Clover Leaf Financial Corp. (FCLF)*	07/11/06	Nasdaq	3.9	6.0	9.8	10.1
Monadnock Bancorp, Inc. (MNKB)	06/29/06	OTCBB	—	(5.0)	(15.6)	(17.5)
New England Bancshares, Inc. (NEBS)	12/29/05	Nasdaq	6.6	9.0	8.1	15.0
American Bancorp of New Jersey, Inc. (ABNJ)	10/06/05	Nasdaq	1.6	(2.0)	0.2	8.7
Hudson City Bancorp, Inc. (HCBK)	06/07/05	Nasdaq	9.6	10.7	15.6	53.8
First Federal of Northern Michigan Bancorp, Inc. (FFNM)	04/04/05	Nasdaq	(5.1)	(8.0)	(15.0)	(19.7)
Rome Bancorp, Inc. (ROME)	03/31/05	Nasdaq	0.5	(2.5)	(5.0)	18.6

		Averages	1.8%	1.2%	(0.1)%	3.1%

*	Transaction involved simultaneous acquisition.
     The table above presents only short-term historical information on stock price performance, which may not be indicative of the long-term performance of such stock prices. The table above is also not intended to predict how our shares of common stock may perform following the offering. The historical information in the tables may not be meaningful to you because the data were calculated using a small sample and the transactions from which the data were derived occurred primarily during a low market interest rate environment, during which time the trading prices for financial institution stocks typically increase.
     You should bear in mind that stock price appreciation or depreciation is affected by many factors. There can be no assurance that our stock price will not trade at or below $10.00 per share. Before you make an investment decision, we urge you to read this entire prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 20.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion
     Employee Stock Ownership Plan. Our tax-qualified employee stock ownership plan expects to purchase up to 6.0% of the shares of common stock we sell in the offering, or 931,500 shares of common stock, assuming we sell the maximum number of the shares proposed to be sold which, when combined with the existing shares held by the employee stock ownership plan, will be less than 8.0% of the shares outstanding following the conversion as required by Office of Thrift Supervision regulations. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 6.0% of the shares of common stock sold in the offering. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund all or a portion of the employee stock ownership plan. This plan is a tax-qualified retirement plan for the benefit of all our employees that was established in 2004 in connection with our minority stock offering and that, as of June 30, 2007, had 302,588 shares remaining unearned under this plan. Assuming the employee stock ownership plan purchases 931,500 shares in the offering, we will recognize additional compensation expense of approximately $466,000 annually (or approximately $289,000 after tax) over a 20-year period, assuming the loan to the employee stock ownership plan has a 20-year term and the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. The existing employee stock ownership plan loan with a 10-year term that was made in 2004 will be consolidated with the new loan. As a result of the consolidation of the two loans with a 20-year term, we anticipate that the annual debt service will be approximately the same as the 2004 loan. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.
     Stock-Based Incentive Plan. We also intend to implement a new stock-based incentive plan no earlier than six months after completion of the conversion. Stockholder approval of this plan will be required. If adopted within 12 months following the completion of the conversion, the stock-based incentive plan will reserve a number of shares up to 3.0% of the shares of common stock sold in the offering, or up to 465,851 shares of common stock at the maximum of the offering range, for awards of restricted stock to key employees and directors, at no cost to the recipients, in order to ensure that the aggregate number of restricted shares of common stock subject to the new stock-based incentive plan and the 2005 Recognition and Retention Plan does not exceed 4.0% of the shares outstanding (including shares issued in exchange for existing shares of Atlantic Coast Federal Corporation) following completion of the conversion as required by Office of Thrift Supervision regulations. If the shares of common stock awarded under the stock-based incentive plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 1.9% in their ownership interest in Atlantic Coast Financial Corporation. If adopted within 12 months following the completion of the conversion, the stock-based incentive plan will also reserve a number of shares up to 7.5% of the shares of common stock sold in the offering, or up to 1,164,629 shares of common stock at the maximum of the offering range, for issuance pursuant to grants of stock options to key employees and directors in order to ensure that the aggregate number of shares reserved does not exceed 10.0% of the shares outstanding (including shares issued in exchange for existing shares of Atlantic Coast Federal Corporation) following completion of the conversion as required by Office of Thrift Supervision regulations. If the shares of common stock issued upon the exercise of options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 4.6% in their ownership interest in Atlantic Coast Financial Corporation. Restricted stock awards and stock option grants made under this plan would be subject to vesting over a period of not less than five years. If the stock-based incentive plan is adopted more than one year after the completion of the conversion, awards of restricted stock or grants of stock options under the plan may exceed 3.0% and 7.5%, respectively, of the shares sold in the offering and have a shorter vesting period. For a description of our current stock benefit plans, see “Management—Executive Compensation—Stock-Based Award Plans.”

     The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are expected under the new stock-based incentive plan as a result of the conversion. The table also shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased(1)			Dilution
			As a	Resulting
			Percentage	From		Value of Grants (2)
	At	At	of Common	Issuance of		At	At
	Minimum of	Maximum	Stock to be	Shares for		Minimum	At Maximum
	Offering	of Offering	Sold in the	Stock Benefit		of Offering	of Offering
	Range	Range	Offering	Plans		Range	Range
Employee stock ownership plan	688,500	931,500	6.0%	—%		$6,885,000	$9,315,000
Restricted stock awards	344,325	465,851	3.0	1.9	(3)	3,443,250	4,658,510
Stock options	860,812	1,164,629	7.5	4.6	(3)	1,893,786	2,562,183

Total	1,893,637	2,561,980	16.5%	6.3%		$12,222,036	$16,535,693

(1)	The stock-based incentive plan may award a greater number of options and shares, respectively, if the plan is adopted more than one year after the completion of the conversion, although such plan may remain subject to supervisory restrictions.

(2)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $2.20 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option life of six years; a dividend rate of 2.73%; a risk free interest rate of 4.61%; and a volatility rate of 21.84% based on an index of publicly traded thrift institutions. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

(3)	Calculated at the maximum of the offering range, and assumes such shares come from authorized but unissued shares.
     We may fund our plans through open market purchases, as opposed to new issuance of common stock; however, if any options previously granted under our existing 2005 Stock Option Plan are exercised during the first year following completion of the offering, they will be funded with newly-issued shares as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or a compelling business purpose for satisfying this test.
     The following table presents information as of June 30, 2007 regarding our existing employee stock ownership plan, our 2005 Stock Option Plan, our 2005 Recognition and Retention Plan, our proposed employee stock ownership plan purchases and our proposed stock-based incentive plan. The table below assumes that 24,325,027 shares are outstanding after the offering, which includes the sale of 15,525,000 shares in the offering at the maximum of the offering range and the issuance of 8,800,027 shares in exchange for shares of Atlantic Coast Federal Corporation using an exchange ratio of 1.77866. It also assumes that the value of the stock is $10.00 per share.

						Percentage of
						Shares
						Outstanding
				Estimated Value of		After the
Existing and New Stock Benefit Plans	Participants	Shares		Shares		Conversion
Existing employee stock ownership plan	Employees	828,001	(1)	$8,280,010		3.4%
New employee stock ownership plan	Employees	931,500		9,315,000		3.8

Total employee stock ownership plan	Employees	1,759,501		17,595,010		7.2

Existing shares of restricted stock	Directors, Officers and Employees	507,151	(2)	5,071,510	(3)	2.1
New shares of restricted stock	Directors, Officers and Employees	465,851		4,658,510		1.9

Total shares of restricted stock	Directors, Officers and Employees	973,002		9,730,020		4.0

Existing stock options	Directors, Officers and Employees	1,248,635	(4)	2,746,997	(5)	5.1
New stock options	Directors, Officers and Employees	1,164,629		2,562,183	(5)	4.8

Total stock options	Directors, Officers and Employees	2,413,264		5,309,180		9.9

Total of stock benefit plans		5,145,767		$32,634,210		21.1%

(1)	Atlantic Coast Federal Corporation initially established an employee stock ownership plan, which purchased 465,520 shares of its common stock in its minority stock issuance. As of June 30, 2007, the employee stock ownership plan held 465,520 shares of which 162,932 have been allocated. These shares will be exchanged for 828,001 shares using the exchange ratio at the maximum of the offering range.

(2)	Represents 285,131 shares of restricted stock authorized for grant under the 2005 Recognition and Retention Plan, which will be exchanged for 507,151 shares using the exchange ratio at the maximum of the offering range. All the shares of restricted stock were awarded. As of June 30, 2007, 53,186 shares, or 10% of the shares awarded, have vested and will be exchanged for 94,599 shares using the exchange ratio at the maximum of the offering range.

(3)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(4)	Represents 702,009 shares that may be issued under the 2005 Stock Option Plan, which will exchanged for 1,248,635 shares using the exchange ratio at the maximum of the offering range. Options to purchase a total of 543,095 shares have been granted and are outstanding under the existing 2005 Stock Option Plan, which will be exchanged for options to purchase a total of 965,981 shares using the exchange ratio at the maximum of the offering range. A total of 10% of the outstanding awards or 103,524 options have vested at June 30, 2007, which will be exchanged for 184,133 shares using the exchange ratio at the maximum of the offering range.

(5)	The weighted-average per option fair value of stock options granted during 2005 and 2006 under the 2005 Stock Option Plan has been estimated at $3.15 and $3.45, respectively, using the Black-Scholes option pricing model. The assumptions used for the options granted in 2005 and 2006 were: a weighted average per option exercise price of $13.72 and$17.85, respectively; a dividend yield range of 2.65% to 3.64%; expected life, six years; an expected volatility range of 21.84% to 23.79%; and a risk-free interest rate range of 4.07% to 5.10%. The fair value of stock options granted under the 2005 Stock Option Plan has been adjusted to $2.20 per option to reflect the additional shares issued at the maximum exchange ratio from the conversion and stock offering. The fair value of stock options to be granted under the new stock-based incentive plan has been estimated based on an index of publicly traded thrift institutions at $2.20 per option using the Black-Scholes option pricing model with the following assumptions; exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 2.73%; expected life, six years; expected volatility, 21.84%; and risk-free interest rate, 4.61%.
     The value of the restricted shares awarded under the stock-based incentive plan will be based on the market value of Atlantic Coast Financial Corporation’s common stock at the time the shares are awarded. The stock-based incentive plan is subject to stockholder approval, and cannot be implemented until at least six months after completion of the conversion and offering. The following table presents the total value of all shares that would be available for award and issuance under the new stock-based incentive plan, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

				535,729 Shares Awarded
	344,325 Shares Awarded	405,088 Shares Awarded	465,851 Shares Awarded	at Maximum of Range,
Share Price	at Minimum of Range	at Midpoint of Range	at Maximum of Range	As Adjusted
$8.00	$2,754,600	$3,240,704	$3,726,808	$4,285,832
10.00	3,443,250	4,050,880	4,658,510	5,357,290
12.00	4,131,900	4,861,056	5,590,212	6,428,748
14.00	4,820,550	5,671,232	6,521,914	7,500,206

     The grant-date fair value of the options granted under the new stock-based incentive plan will be based in part on the price of shares of common stock of Atlantic Coast Financial Corporation at the time the options are granted. The value will also depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based incentive plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share.

			1,012,721 Options	1,164,629 Options	1,339,323 Options
	Grant-Date Fair	860,812 Options at	at Midpoint of	at Maximum of	at Maximum of
Exercise Price	Value Per Option	Minimum of Range	Range	Range	Range, As Adjusted
$8.00	$1.76	$1,515,029	$1,782,388	$2,049,747	$2,357,208
10.00	2.20	1,893,786	2,227,986	2,562,183	2,946,510
12.00	2.64	2,272,543	2,673,583	3,074,620	3,535,812
14.00	3.08	2,651,300	3,119,180	3,587,057	4,125,114
     The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade at or below $10.00 per share. Before you make an investment decision, we urge you to read this entire prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 20.
The Exchange of Existing Shares of Atlantic Coast Federal Corporation Common Stock
     If you are a stockholder of Atlantic Coast Federal Corporation as of the conclusion of the conversion, your shares will be canceled and exchanged for shares of common stock of Atlantic Coast Financial Corporation. The number of shares of common stock you receive will be based on an exchange ratio determined as of the conclusion of the conversion, which will depend upon our final appraised value. The number of shares you receive will not be based on the market price of our currently outstanding Atlantic Coast Federal Corporation shares. Instead, the exchange ratio will ensure that existing public stockholders of Atlantic Coast Federal Corporation will own the same percentage of Atlantic Coast Financial Corporation’s common stock after the conversion and offering exclusive of their purchase of any additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares. The following table shows how the exchange ratio will adjust, based on the valuation of Atlantic Coast Financial Corporation and the number of shares of common stock issued in the offering. The table also shows the number of whole shares of Atlantic Coast Financial Corporation common stock a hypothetical owner of Atlantic Coast Federal Corporation common stock would receive in exchange for 100 shares of Atlantic Coast Federal Corporation common stock owned at the consummation of the conversion, depending on the number of shares of common stock sold in the offering.

					Total Shares of
			New Shares to be		Common Stock
			Exchanged for Existing		to be			New Shares
			Shares of Atlantic		Outstanding			That Would be
	New Shares to be Sold		Coast Federal		after the		Equivalent Per	Received for
	in This Offering		Corporation		Conversion and	Exchange	Share Current	100 Existing
	Amount	Percent	Amount	Percent	Offering	Ratio	Market Price(1)	Shares
Minimum	11,475,000	63.8%	6,504,368	36.2%	17,979,368	1.31466	$13.15	131
Midpoint	13,500,000	63.8%	7,652,198	36.2%	21,152,198	1.54666	15.47	154
Maximum	15,525,000	63.8%	8,800,027	36.2%	24,325,027	1.77866	17.79	177
15% above Maximum	17,853,750	63.8%	10,120,032	36.2%	27,973,782	2.04545	20.45	204

(1)	Represents the value of shares of Atlantic Coast Financial Corporation common stock received in the conversion by a holder of one share of Atlantic Coast Federal Corporation at the exchange ratio, assuming the market price of $10.00 per share.

     If you own shares of Atlantic Coast Federal Corporation common stock through a brokerage account in “street name,” you do not need to take any action to exchange your shares of common stock. Your shares will be automatically exchanged. If you hold Atlantic Coast Federal Corporation stock certificate(s), you will receive a transmittal form with instructions on how to surrender your stock certificate(s) after consummation of the conversion. New certificate(s) of Atlantic Coast Financial Corporation common stock will be mailed to you within five business days after the exchange agent receives your properly executed transmittal form and your Atlantic Coast Federal Corporation stock certificate(s). You should not submit a stock certificate for exchange until you receive a transmittal form.
     No fractional shares of Atlantic Coast Financial Corporation common stock will be issued to any public stockholder of Atlantic Coast Federal Corporation. For each fractional share that would otherwise be issued, Atlantic Coast Financial Corporation will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share purchase price of the common stock in the offering.
     Outstanding options to purchase shares of Atlantic Coast Federal Corporation common stock also will convert into and become options to purchase new shares of Atlantic Coast Financial Corporation common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At June 30, 2007, there were 543,095 outstanding options to purchase shares of Atlantic Coast Federal Corporation common stock, 103,524 of which have vested. Such options will be converted into options to purchase 713,985 shares of common stock at the minimum of the offering range and 965,981 shares of common stock at the maximum of the offering range. Because Office of Thrift Supervision regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion. If all existing options were exercised for authorized, but unissued shares of common stock following the conversion, stockholders would experience dilution of approximately 5.0% at the minimum of the offering range and 5.0% at the maximum of the offering range.
Limits on How Much Common Stock You May Purchase
     The minimum number of shares of common stock that may be purchased in the offering is 25.
     If you are not currently an Atlantic Coast Federal Corporation stockholder –
     No person may purchase more than $750,000 (75,000 shares) of common stock. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering combined, when aggregated with your purchases, cannot exceed $1.5 million (150,000 shares) of common stock:
•	your spouse or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you are a trustee, have a controlling beneficial interest or hold a senior position; or

•	other persons who may be your associates or persons acting in concert with you.

     Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation of $1.5 million (150,000 shares) in all categories of the offering combined.
     See the detailed description of purchase limitations and definitions of “acting in concert” and “associate” in “The Conversion and Offering—Limitations on Common Stock Purchases.”
     If you are currently an Atlantic Coast Federal Corporation stockholder –
     In addition to the above purchase limitations, there is an ownership limitation for stockholders other than our employee stock ownership plan. Shares of common stock that you purchase in the offering individually and together with persons described above, plus any shares you and they receive in exchange for existing shares of Atlantic Coast Federal Corporation common stock, may not exceed 5% of the total shares of common stock to be issued and outstanding after the completion of the conversion.
     Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase and ownership limitations at any time.
How You May Purchase Shares of Common Stock
     In the subscription offering and community offering, you may pay for your shares only by:
(i)	personal check, bank check or money order made payable directly to Atlantic Coast Financial Corporation; or

(ii)	authorizing us to withdraw funds from the types of Atlantic Coast Bank deposit accounts designated on the stock order form.
     Atlantic Coast Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use an Atlantic Coast Bank line of credit check or any type of third party check or wire transfer to pay for shares of common stock. Please do not submit cash.
     You may purchase shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment payable to Atlantic Coast Financial Corporation or authorization to withdraw funds from one or more of your Atlantic Coast Bank deposit accounts, provided that we receive the stock order form before 11:00 a.m., Eastern Time, on November 14, 2007, which is the end of the offering period. Checks and money orders will be immediately deposited in a segregated account with Atlantic Coast Bank or another insured depository institution upon receipt. We will pay interest calculated at Atlantic Coast Bank’s passbook savings rate from the date funds are received until completion or termination of the conversion. On your stock order form, you may not authorize direct withdrawal from an Atlantic Coast Bank individual retirement account. If you wish to use funds in an individual retirement account to purchase shares of our common stock, please see “—Using Individual Retirement Account Funds to Purchase Shares” below. You may not designate a withdrawal from Atlantic Coast Bank accounts with check-writing privileges. Please provide a check instead.
     Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty. If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook savings rate subsequent to the withdrawal. All funds authorized for withdrawal from deposit accounts at Atlantic Coast Bank must be available in the accounts at the time the stock order is received. However, funds will not be withdrawn from an account until the completion of the offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you.
     We are not required to accept copies or facsimiles of stock order forms. By signing the stock order form, you are acknowledging both receipt of this prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Atlantic Coast Bank, Atlantic Coast Financial Corporation or the federal government.
Submitting Your Order in the Subscription and Community Offerings
     You may submit your stock order form by mail using the order reply envelope provided, by overnight courier to the indicated address on the stock order form, or by delivery to our Stock Information Center, which is located in our banking office at 10328 Deerwood Park Blvd., Jacksonville, Florida. Stock order forms may not be delivered to other Atlantic Coast Bank offices. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond December 28, 2007, or the number of shares of common stock to be sold is increased to more than 17,853,750 shares or decreased to fewer than 11,475,000 shares.
Using Individual Retirement Account Funds to Purchase Shares
     You may be able to subscribe for shares of common stock using funds in your individual retirement account. However, shares of common stock must be held in a self-directed retirement account, such as those offered by a brokerage firm. By regulation, Atlantic Coast Bank’s individual retirement accounts are not self-directed, so they cannot be invested in our common stock. If you wish to use some or all of the funds in your Atlantic Coast Bank individual retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the November 14, 2007 offering deadline, for assistance with purchases using your individual retirement account or other retirement account that you may have at Atlantic Coast Bank or elsewhere. Whether you may use such funds for the purchase of shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.
Delivery of Stock Certificates
     Certificates representing shares of common stock sold in the subscription and community offerings will be mailed by regular mail to the persons entitled thereto at the certificate registration address noted on the stock order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.
You May Not Sell or Transfer Your Subscription Rights
     Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, in the event of an oversubscription.
Deadline for Orders of Common Stock
     If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) by the Stock Information Center located in our banking office at 10328 Deerwood Park Blvd., Jacksonville, Florida no later than 11:00 a.m., Eastern Time, on November 14, 2007.
     Once submitted, your order is irrevocable unless the offering is terminated or extended or the number of shares to be issued increases to more than 17,853,750 shares or decreases to less than 11,475,000 shares. We may extend the November 14, 2007 expiration date, without notice to you, until December 28, 2007. If the offering is extended beyond December 28, 2007; or if the offering range is increased or decreased, we will be required to resolicit purchasers before proceeding with the offering. In either of these cases, purchasers will have the right to maintain, change or cancel their orders. If we do not receive a written response from a purchaser regarding any resolicitation, the purchaser’s order will be cancelled and all funds received will be returned promptly with interest, and deposit account withdrawal authorizations will be cancelled. No extension may last longer than 90 days. All extensions, in the aggregate, may not last beyond November 27, 2009.
     Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 11:00 a.m., Eastern Time, on November 14, 2007, whether or not we have been able to locate each person entitled to subscription rights.
     TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF THE OFFERING IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO THE OFFERING EXPIRATION DATE OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO THE OFFERING EXPIRATION DATE.
Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares
     If we do not receive orders for at least 11,475,000 shares of common stock in the subscription, community and/or syndicated community offering, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:
•	increase the purchase and ownership limitations; and/or

•	seek regulatory approval to extend the offering beyond the December 28, 2007 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

Alternatively, we may terminate the offering, return funds with interest and cancel deposit account withdrawal authorizations.
Purchases by Officers and Directors
     We expect our directors and executive officers, together with their associates, to purchase 213,450 shares of common stock in the offering. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to own 1,263,911 shares of common stock, or 6.0% of our total outstanding shares of common stock at the midpoint of the offering range, including shares they receive in exchange for shares they currently own in Atlantic Coast Federal Corporation.
Market for Common Stock
     Publicly held shares of Atlantic Coast Federal Corporation’s common stock trade on the Nasdaq Global Market under the symbol “ACFC.” Upon completion of the conversion, the shares of common stock of Atlantic Coast Financial Corporation will replace Atlantic Coast Federal Corporation’s existing shares. We expect that Atlantic Coast Financial Corporation’s shares of common stock will trade on the Nasdaq Global Market under the trading symbol “ACFCD” for a period of 20 trading days after the completion of the offering. Thereafter, our trading symbol will revert to “ACFC.” In order to list our common stock on the Nasdaq Global Market, we are required to have at least three broker-dealers who will make a market in our common stock. Atlantic Coast Federal Corporation currently has 20 registered market makers. There can be no assurance that persons purchasing shares of common stock in the offering will be able to sell their shares at or above the $10.00 price per share.
Our Dividend Policy
     As of June 30, 2007, Atlantic Coast Federal Corporation paid a quarterly cash dividend of $0.14 per share, which equals $0.56 per share on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. After adjustment for the exchange ratio, we expect the annual dividends to equal $0.43, $0.36, $0.31 and $0.27 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 4.3%, 3.6%, 3.1% and 2.7%, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a price of $10.00 per share. The amount of dividends that we intend to pay after the conversion will preserve the dividend amount that Atlantic Coast Federal Corporation stockholders currently receive, as adjusted to reflect the exchange ratio. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced or eliminated in the future.
     See “Selected Consolidated Financial and Other Data of Atlantic Coast Federal Corporation and Subsidiaries” and “Market for the Common Stock” for information regarding our historical dividend payments.
Tax Consequences
     As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Atlantic Coast Federal, MHC, Atlantic Coast Federal Corporation, Atlantic Coast Bank, Atlantic Coast Financial Corporation, persons eligible to subscribe in the subscription offering, or existing stockholders of Atlantic Coast Federal Corporation. Existing stockholders of Atlantic Coast Federal

Corporation who receive cash in lieu of fractional share interests in shares of Atlantic Coast Financial Corporation common stock will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.
Conditions to Completion of the Conversion
     We cannot complete the conversion and offering unless:
•	The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Atlantic Coast Federal, MHC (depositors of Atlantic Coast Bank as of October 5, 2007);

•	The plan of conversion and reorganization is approved by a vote of at least two-thirds of the outstanding shares of common stock of Atlantic Coast Federal Corporation, including shares held by Atlantic Coast Federal, MHC (because Atlantic Coast Federal, MHC owns 63.8% of the outstanding shares of Atlantic Coast Federal Corporation common stock, we expect that Atlantic Coast Federal, MHC and our directors and executive officers will control the outcome of this vote);

•	The plan of conversion and reorganization is approved by vote of at least a majority of the outstanding shares of common stock of Atlantic Coast Federal Corporation, excluding those shares held by Atlantic Coast Federal, MHC;

•	We sell at least the minimum number of shares of common stock offered; and

•	We receive the final approval of the Office of Thrift Supervision to complete the conversion and offering, however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.
     Atlantic Coast Federal, MHC intends to vote its ownership interest in favor of the plan of conversion and reorganization. At October 5, 2007, Atlantic Coast Federal, MHC owned 63.8% of the outstanding shares of common stock of Atlantic Coast Federal Corporation. The directors and executive officers of Atlantic Coast Federal Corporation and their affiliates owned 679,184 shares of Atlantic Coast Federal Corporation, or 4.9% of the outstanding shares of common stock as of October 5, 2007. They have indicated their intention to vote those shares in favor of the plan of conversion and reorganization.
Decrease in Stockholders’ Rights for Existing Stockholders of Atlantic Coast Federal Corporation
     As a result of the conversion, existing stockholders of Atlantic Coast Federal Corporation will become stockholders of Atlantic Coast Financial Corporation. Some rights of stockholders of Atlantic Coast Financial Corporation will be reduced compared to the rights stockholders currently have in Atlantic Coast Federal Corporation. The reduction in stockholder rights results from differences between the federal and Maryland charters and bylaws, and from distinctions between federal and Maryland law. Many of the differences in stockholder rights under the articles of incorporation and bylaws of Atlantic Coast Financial Corporation are not mandated by Maryland law but have been chosen by management as being in the best interests of Atlantic Coast Financial Corporation and all of its stockholders. The differences in stockholder rights in the articles of incorporation and bylaws of Atlantic Coast Financial Corporation include the following: (i) approval by at least 80% of outstanding shares required to remove a director for cause; (ii) greater lead time required for stockholders to submit proposals for new business or nominate directors; (iii) approval by at least 80% of outstanding shares required to amend the articles of incorporation and bylaws; (iv) a residency requirement for directors; and (v) approval by at least 80%

of outstanding shares required to approve business combinations involving an interested stockholder. See “Comparison of Stockholders’ Rights For Existing Stockholders of Atlantic Coast Federal Corporation” for a discussion of these differences.
How You Can Obtain Additional Information – Stock Information Center
     Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call or visit our Stock Information Center, located in our banking office at 10328 Deerwood Park Blvd., Jacksonville, Florida. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed weekends and bank holidays. Other Atlantic Coast Bank offices will not accept stock order forms or proxy cards. The Stock Information Center’s toll-free telephone number is (877) 565-8569.

RISK FACTORS
     You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.
Risks Related to Our Business
Our Loan Portfolio Possesses Increased Risk Due To Our Rapid Growth And The Overall Unseasoned Nature Of The Portfolio.
     From December 31, 2002 to June 30, 2007, the gross balance of our loan portfolio has grown from $384.3 million to $670.2 million, an increase of 74.4%. Much of this growth is in one- to four-family residential properties generally located throughout southeastern Georgia and northeastern Florida. As a result of this rapid growth, a significant portion of the loan portfolio is unseasoned, with the risk that these loans may not have had sufficient time to perform to properly indicate the potential magnitude of losses. During this time frame, we have also continued to experience a historically low interest rate environment. The unseasoned adjustable rate loans have not, therefore, been subject to an interest rate environment that causes them to adjust to the maximum level. Adjustable rate loans possess repayment risks resulting from potentially increasing payment obligations by the borrower as a result of repricing. At June 30, 2007, our loan portfolio included $226.9 million in adjustable rate one- to four-family residential real estate loans that comprised 33.9% of the loan portfolio.
The Current Interest Rate Environment Has Had And Will Have An Adverse Effect On Our Net Interest Income.
     Net income is the amount by which net interest income and non-interest income exceeds non-interest expenses and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:
•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest we pay on our interest-bearing liabilities, such as deposits and borrowings.
     A substantial percentage of our interest-earning assets, such as residential mortgage loans, have longer maturities than our interest-bearing liabilities, which consist primarily of certificates of deposit and borrowings. As a result, our net interest income is adversely affected if the average cost of our interest-bearing liabilities increases more rapidly than the average yield on our interest-earning assets.
     Long-term interest rates are normally higher than short-term interest rates. An “inverted yield curve” occurs when short-term interest rates are higher than long-term interest rates. The current inverted yield curve interest rate environment has had a negative impact on our net interest rate spread and net interest margin resulting in lower net interest income. An inverted/flat yield curve environment for an extended duration will continue to reduce our profitability. Our average net interest rate spread (the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities) was 2.6% for the year ended December 31, 2006 and were 2.6% and 3.3% for the years ended December 31, 2005 and 2004, respectively, and our net interest margin (net interest income as a percent of average interest-earning assets) decreased to 3.0% for the year ended December 31, 2006 from 3.1% and 3.6% for the years ended December 31, 2005 and 2004, respectively. For the six months ended June 30, 2007, our net interest rate spread and net interest margin were 2.2% and 2.7%, respectively. We expect that our net interest rate spread and net interest margin will continue to compress in the current interest rate environment, which will have a negative effect on our profitability in 2007.

See “Selected Financial and Other Data of Atlantic Coast Federal Corporation and Subsidiaries” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Risk Management.”
Our Operating Expenses Are High As A Percentage Of Our Net Interest Income and Non-Interest Income, Making It More Difficult To Maintain Profitability.
     Our non-interest expense, which consists primarily of the costs associated with operating our business, represents a high percentage of the income we generate. The cost of generating our income is measured by our efficiency ratio, which represents non-interest expense divided by the sum of our net interest income and our non-interest income. Our efficiency ratio has been affected by our efforts to expand our branch network and the corresponding infrastructure, as well as by the inverted yield curve, which affects our ability to originate loans with interest rates sufficiently in excess of our deposit and borrowing costs. If we are able to lower our efficiency ratio, our ability to generate income from our operations will be more effective. For the years ended December 31, 2006 and 2005, our efficiency ratio was 73.1% and 69.9%, respectively. Generally, this means that we spent $0.73 and $0.70 during 2006 and 2005 to generate $1.00 of income. This reflects a trend where our efficiency ratio has deteriorated from 63.5% to 73.1% for the five-year period ended December 31, 2006. For the six months ended June 30, 2007 and 2006, our efficiency ratio was 80.6% and 71.2% respectively. Following the conversion and offering, we intend to implement stock benefit plans which will further affect our efficiency ratio through increased compensation expense. We anticipate that the net proceeds from the offering will allow us to increase our interest-earning assets (such as loans and investments) and our interest income, which should improve our efficiency ratio.
Our Loan Portfolio Possesses Increased Risk Due To Our Growing Number Of Commercial Real Estate, Commercial Business And Construction Loans Which Could Increase Our Level Of Provision For Loan Losses.
     Our outstanding commercial real estate, commercial business and construction loans accounted for approximately 17.6% of the total loan portfolio as of June 30, 2007. Generally, we consider these types of loans to involve a higher degree of risk compared to permanent first mortgage loans on one- to four-family, owner occupied residential properties. These loans have higher risks than permanent loans secured by residential real estate for the following reasons:
•	Commercial Real Estate and Commercial Business Loans. Repayment is dependent on income being generated by the rental property or business in amounts sufficient to cover operating expenses and debt service.

•	Commercial and Multi-Family Construction Loans. Repayment is dependent upon the completion of the project and income being generated by the rental property or business in amounts sufficient to cover operating expenses and debt service.

•	Single Family Construction Loans. Repayment is dependent upon the successful completion of the project and the ability of the borrower to repay the loan from the sale of the property or obtaining permanent financing.
     We plan to increase our emphasis on higher net interest margin products such as construction, commercial business and commercial real estate loans, while maintaining a moderate growth of one- to four-family residential real estate loans. As such, we may determine it necessary to increase the level of provisions for loan losses. Increased provisions for loan losses would negatively affect our results of operation.

If The Allowance For Loan Losses Is Not Sufficient To Cover Actual Losses, Income May Be Negatively Affected.
     In the event that loan customers do not repay their loans according to their terms and the collateral security for the payments of these loans is insufficient to pay any remaining loan balance, we may experience significant loan losses. Such credit risk is inherent in the lending business, and failure to adequately assess such credit risk could have a material adverse affect on our financial condition and results of operations. Management makes various assumptions and judgments about the collectibility of the loan portfolio, including the creditworthiness of the borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of the loans. In determining the amount of the allowance for loans losses, management reviews the loan portfolio and Atlantic Coast Bank’s historical loss and delinquency experience, as well as overall economic conditions. If our assumptions are incorrect, the allowance for loan losses may be insufficient to cover probable incurred losses in the loan portfolio, resulting in additions to the allowance. The allowance for loan losses is also periodically reviewed by the Office of Thrift Supervision, who may disagree with the allowance and require us to increase such amount. Additions to the allowance for loans losses would be made through increased provisions for loan losses and would negatively affect our results of operations. At June 30, 2007, our allowance for loan losses was $5.1 million, or 0.75% of total loans and 161.2% of non-performing loans.
We Depend On Our Management Team To Implement Our Business Strategy And Execute Successful Operations And We Could Be Harmed By The Loss Of Their Services.
     We are dependent upon the services of our senior management team. Our strategy and operations are directed by the senior management team, approximately one-third of whom have joined us since 2004 and each of whom has over 10 years of financial institution experience. Currently, only the president and chief executive officer, who has served in such position since 1983, and the chief administrative officer, have an employment contract. Any loss of the services of the president and chief executive officer or other members of the management team could impact our ability to implement our business strategy, and have a material adverse effect on our results of operations and our ability to compete in our markets.
Future Changes in Interest Rates Could Reduce Our Net Income.
     To be profitable, we must earn more money in interest received on loans and investments than what we pay in interest to depositors and lenders. The Federal Reserve Board increased the Federal Funds rate four times during 2006, from 4.25% to 5.25%, with all increases occurring during the first six months of 2006. On September 18, 2007, the Federal Reserve Board reduced the Federal Funds rate to 4.75%. The Federal Funds rate has a direct correlation to general rates of interest, including our interest-bearing deposits. Atlantic Coast Bank’s mix of asset and liabilities are considered to be sensitive to interest rate changes. Accordingly, if interest rates rise, net interest income could be reduced because interest paid on interest-bearing liabilities, including deposits and borrowings, increases more quickly than interest received on interest-earning assets, including loans and mortgage-backed and related securities. In addition, rising interest rates may negatively affect income because higher rates may reduce the demand for loans and the value of mortgage-related and investment securities. However, in a declining rate environment, we may be susceptible to the prepayment or refinancing of high rate loans, which could reduce net interest income.
Strong Competition In Our Primary Market Area May Reduce Our Ability To Attract And Retain Deposits And Also Increase Our Cost of Funds.
     We operate in a very competitive market for the attraction of deposits, the primary source of our funding. Historically, our most direct competition for deposits has come from credit unions, community banks, large commercial banks and thrift institutions within our primary market areas. In recent years competition has also come from institutions that largely deliver their services over the internet. Such competitors have the competitive advantage of lower infrastructure costs. Particularly during times of extremely low or extremely high interest rates, we have faced significant competition for investors’ funds from short-term money market securities and other corporate and government securities. During periods of regularly increasing interest rates, competition for interest-bearing deposits increases as customers, particularly time deposit customers, tend to move their accounts between competing businesses to obtain the highest rates in the market. As a result, Atlantic Coast Bank incurs a higher cost of funds in an effort to attract and retain customer deposits. We strive to grow our lower cost deposits, such as non-interest-bearing checking accounts, in order to reduce our cost of funds.
Strong Competition In Our Primary Market Area May Reduce Our Ability To Obtain Loans And Also Decrease Our Yield On Loans.
     We are located in a competitive market that affects our ability to obtain loans through origination or purchase as well as originating them at rates that provide an attractive yield. Competition for loans comes principally from mortgage bankers, commercial banks, other thrift institutions, nationally based homebuilders and credit unions. Internet based lenders have also become a greater competitive factor in recent years. Such competition for the origination and purchase of loans may limit future growth and earnings prospects.
If Economic Conditions Deteriorate In Our Primary Market Areas of Jacksonville, Florida And Ware County, Georgia, Our Results Of Operations And Financial Condition Could Be Adversely Impacted As Borrowers’ Ability To Repay Loans Declines And The Value Of The Collateral Securing Loans Decreases.
     Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal and the Georgia and Florida state governments and other significant external events. As of June 30, 2007, approximately 66.6% of our loan portfolio consists of loans secured by one- to four-family residences. About 27.4% of these loans are secured by real estate located in Georgia, predominately in Ware County, the county in which Waycross, Georgia is located. As of the same date, about 64.5% of our one- to four-family residential loan portfolio is secured by real estate located in Florida, primarily in the Jacksonville, Florida, metropolitan area. Due to the significant portion of real estate loans in these areas in the loan portfolio, decreases in real estate values could adversely affect the value of property used as collateral. In the event that we are required to foreclose on a property securing a mortgage loan or pursue other remedies in order to protect our investment, there can be no assurance that we will recover funds in an amount equal to any remaining loan balance as a result of prevailing general economic or local conditions, real estate values and other factors associated with the ownership of real property. As a result, the market value of the real estate or other collateral underlying the loans may not, at any given time, be sufficient to satisfy the outstanding principal amount of the loans. Consequently, we would sustain loan losses and potentially incur a higher provision for loan loss expense. Adverse changes in the economy may also have a negative effect on the ability of borrowers to make timely repayments of their loans, which would have an adverse impact on earnings.
Future Economic Growth In Our Florida Market Area Is Likely To Be More Moderate.
     Since 2000, the Jacksonville metropolitan area has been one of the fastest growing economies in the United States. Consequently, the area has experienced substantial growth in population, new business formation and public works spending. Due to the moderation of economic growth and migration into our market area and the downturn in the real estate market, management believes that growth in our market area will be moderate in the near term. As of June 30, 2007, growth in our one- to four-family residential mortgages, as a percentage of total loans, was virtually flat compared to the year-end 2006 balance. Growth in the first mortgage loan portfolio has been negatively impacted by a slowing in residential real estate sales activity in our markets. Sales of existing one- to four-family homes have decreased approximately 24.0% from the second quarter of 2006 to the second quarter of 2007. We expect this trend to continue in 2007. A decrease in existing and new home sales decreases lending opportunities and may negatively affect our income. In addition, the Jacksonville metropolitan area has the 21st highest foreclosure rate of one- to four-family residences in the United States. Some of our commercial real estate loans secured by properties in the early stages of development could also be adversely affected by a downturn in Florida’s real estate market or in general economic conditions. Further declines in the real estate market could have a significant effect on the Florida economy, thus negatively affecting our customer funds on deposit, loan demand and our branch expansion efforts.
We Operate In A Highly Regulated Environment And May Be Adversely Affected By Changes In Laws And Regulations.
     Atlantic Coast Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, its chartering authority, and by the Federal Deposit Insurance Corporation, which insures Atlantic Coast Bank’s deposits. As a savings and loan holding company, we are subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which financial institutions and their holding companies may engage and are intended primarily for the protection of the federal deposit insurance fund and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operations of financial institutions, the classification of assets by financial institutions and the adequacy of financial institutions’ allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on Atlantic Coast Bank and Atlantic Coast Federal Corporation or its successor.
     Atlantic Coast Bank’s operations are also subject to extensive regulation by other federal, state and local governmental authorities, and are subject to various laws and judicial and administrative decisions that impose requirements and restrictions on operations. These laws, rules and regulations are frequently changed by legislative and regulatory authorities. There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect the business, financial condition or prospects.
Risks Related to the Conversion and Offering
The Future Price Of The Shares Of Common Stock May Be Less Than The $10.00 Purchase Price Per Share In The Offering.
     We cannot assure you that if you purchase shares of common stock in the offering you will be able to sell them later at or above the $10.00 purchase price in the offering. In several cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which such shares were sold in the offering conducted by those companies. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Atlantic Coast Financial Corporation and the outlook for the financial institutions industry in general.
Our Failure To Utilize Effectively The Net Proceeds Of The Offering Could Reduce Our Return On Stockholders’ Equity And Our Return On Assets And Negatively Impact The Value Of Our Common Stock.
     Atlantic Coast Financial Corporation intends to contribute between $56.2 million and $76.3 million of the net proceeds of the offering (or $87.8 million at the adjusted maximum of the offering range) to Atlantic Coast Bank. Atlantic Coast Financial Corporation may use the remaining net proceeds to invest in short-term investments, repurchase shares of common stock, pay dividends or for other general corporate purposes. Atlantic Coast Financial Corporation also expects to use a portion of the net proceeds it retains to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan. Atlantic Coast Bank may use the net proceeds it receives to fund new loans, purchase investment securities, acquire financial institutions or financial services companies, build new branches or acquire branches or for other general corporate purposes. With the exception of the loan to the employee stock ownership plan and some of our branching initiatives, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. We have not established a timetable for the effective deployment of the net proceeds, and we cannot predict how long we will require to effectively deploy the net proceeds.
     Additionally, net income divided by average stockholders’ equity, known as “return on equity” and net income divided by average total assets, known as “return on assets,” are ratios many investors use to compare the performance of a financial institution to its peers. Our return on equity ratio for the six months ended June 30, 2007 and for the year ended December 31, 2006 was 3.11% and 5.48%, respectively, compared to an average of 5.18% for all publicly traded savings institutions as of September 28, 2007. Our return on assets ratio for the six months ended June 30, 2007 and for the year ended December 31, 2006 was 0.32% and 0.66%, respectively, compared to an average of 0.54% for all publicly traded savings institutions as of September 28, 2007. Our return on equity has decreased from 6.05% for the year ended December 31, 2004 to 5.48% for the year ended December 31, 2006. Our return on assets, however, has increased from 0.56% for the year ended December 31, 2004 to 0.66% for the year ended December 31, 2006. Until we can increase our net interest income and non-interest income and effectively deploy the additional capital raised in the offering, we expect our return on equity and our return on assets to be below the industry average, which may negatively affect the value of our common stock.
The Ownership Interest Of Management And Employees Could Enable Insiders To Prevent A Merger That May Provide Stockholders A Premium For Their Shares.
     The shares of common stock that our directors and officers intend to purchase in the offering, when combined with the shares that they will receive in the exchange for their existing shares of Atlantic Coast Federal Corporation common stock is expected to result in management and the board controlling approximately 6.0% of our outstanding shares of common stock at the midpoint of the offering range. As of October 5, 2007, directors and officers owned 4.9% of the outstanding shares of Atlantic Coast Federal Corporation common stock. These shares, when combined with the 6.0% of the shares in the offering expected to be purchased by our employee stock ownership plan, will result in management and employees controlling a significant percentage of our common stock. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage a potential sale of Atlantic Coast Financial Corporation that our stockholders may desire. In addition, the total voting power of management and employees could, in the future, exceed 16.5% of our outstanding shares of common stock if a stock-based incentive plan is adopted in the future. Such voting power could enable management and employees as a group to defeat any stockholder matter that requires an 80% vote, including removal of directors, and certain amendments to our articles of incorporation and bylaws.
There May Be a Limited Market For Our Common Stock, Which May Lower Our Stock Price And Make It More Difficult For Investors To Sell Their Shares Of Our Common Stock.
     We currently trade on the Nasdaq Global Market and plan to continue to do so following the conversion. However, we cannot guarantee that the shares of common stock will be regularly traded. Even if a liquid market develops for our common stock, there is no assurance that it can be maintained. An active, orderly trading market depends on the presence and participation of willing buyers and sellers which neither Atlantic Coast Financial Corporation nor the market makers in the common stock can control. This may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our common stock. For these reasons, our common stock should not be viewed as a short-term investment.
     Additionally, the aggregate purchase price of common stock sold in the offering is based on an independent appraisal. After our shares begin trading, the marketplace will determine the price per share, which may be influenced by various factors, such as prevailing interest rates, investor perceptions of Atlantic Coast Financial Corporation, economic conditions and the outlook for financial institutions. Price fluctuations may be unrelated to the operating performance of particular companies. In several cases, due to market volatility, shares of common stock of newly converted savings institutions traded below the price at which the shares were sold in the companies’ initial public offerings. We cannot assure you that, after the conversion, the trading price of our common stock will be at or above $10.00.
The Implementation Of The Stock-Based Incentive Plan May Dilute Your Ownership Interest.
     We intend to adopt a new stock-based incentive plan following the conversion and offering, subject to receipt of stockholder approval. This stock-based incentive plan may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock of Atlantic Coast Financial Corporation. While our intention is to fund this plan through open market purchases, stockholders would experience a reduction in ownership interest totaling 6.3% at the maximum of the offering range in the event newly issued shares of our common stock are used to fund stock options or shares of restricted common stock under the plan in an amount equal to up to 7.5% and 3.0%, respectively, of the shares sold in the offering. In the event we adopt the plan within one year following the conversion, shares of restricted stock to be issued and options to be granted under the stock-based incentive plan will be limited in order to ensure that the aggregate number of shares of restricted common stock and option awards subject to the new stock-based incentive plan and the 2005 Recognition and Retention Plan and the 2005 Stock Option Plan do not exceed 4.0% and 10.0%, respectively, of the total shares outstanding (including shares issued by Atlantic Coast Financial Corporation in exchange for existing shares of Atlantic Coast Federal Corporation) following completion of the conversion and the offering. In the event we adopt the plan more than one year following the conversion, our stock-based incentive plan will not be subject to these limitations.

Additional Expenses Following The Conversion From The Compensation And Benefit Expenses Associated With The Implementation Of The New Stock-Based Incentive Benefit Plan Will Adversely Affect Our Profitability.
     We intend to adopt a new stock-based incentive plan after the offering under which plan participants would be awarded restricted shares of our common stock (at no cost to them) or options to purchase shares of our common stock. If the stock-based incentive plan is implemented and approved by stockholders within one year of the completion of the conversion and offering, the number of restricted shares of common stock or options granted under any initial stock-based incentive plan may not exceed 3.0% and 7.5%, respectively, of the shares sold in the conversion and offering. If we award restricted shares of common stock or grant options in excess of these amounts under a stock-based incentive plan adopted more than one year after the completion of the conversion and offering, our costs would increase further.
     Following the conversion and offering, our non-interest expenses are likely to increase as we will recognize additional annual employee compensation and benefit expenses related to the shares granted to employees and executives under our stock-based incentive plan. We cannot predict the actual amount of these new stock-related compensation and benefit expenses because applicable accounting practices require that expenses be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material. In addition, we would recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts (i.e., as the loan used to acquire these shares is repaid) and would recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the conversion and offering has been estimated to be approximately $466,000 ($289,000 after tax) at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management—Benefit Plans.”
Various Factors May Make Takeover Attempts More Difficult To Achieve.
     Our Board of Directors has no current intention to sell control of Atlantic Coast Financial Corporation. Provisions of our articles of incorporation and bylaws, federal regulations, Maryland law and various other factors may make it more difficult for companies or persons to acquire control of Atlantic Coast Financial Corporation without the consent of our Board of Directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:
•	Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution or its holding company without the prior approval of the Office of Thrift Supervision.

•	Articles of incorporation and statutory provisions. Provisions of the articles of incorporation and bylaws of Atlantic Coast Financial Corporation and Maryland law may make it more difficult and expensive to pursue a takeover attempt which management opposes, even if the takeover is favored by a majority of our stockholders. These provisions also would make it more difficult to remove our current Board of Directors or management, or to elect new directors. Specifically, our articles of incorporation provide that certain mergers or acquisitions must be approved by stockholders owning at least 80% of our shares of common stock, unless the transaction has been approved by a majority of the disinterested directors or certain fair price and procedure requirements have been satisfied. Additional provisions include limitations on voting rights of beneficial owners of more than 10% of our common stock, the election of directors to staggered terms of three years and not permitting cumulative voting in the election of directors. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the Board of Directors.

•	Issuance of stock options and restricted stock. We also intend to issue stock options and shares of restricted stock to key employees and directors that will require payments to them in connection with a change in control of Atlantic Coast Financial Corporation. These payments may have the effect of increasing the costs of acquiring Atlantic Coast Financial Corporation, thereby discouraging future takeover attempts.
The Rights Of Existing Stockholders Of Atlantic Coast Federal Corporation Will Be Reduced Under Atlantic Coast Financial Corporation’s Articles Of Incorporation And Bylaws.
     As a result of the conversion, existing stockholders of Atlantic Coast Federal Corporation will become stockholders of Atlantic Coast Financial Corporation. Some rights of stockholders of Atlantic Coast Financial Corporation will be reduced compared to the rights stockholders currently have in Atlantic Coast Federal Corporation. Many of the differences in stockholder rights under our articles of incorporation and bylaws, while not mandated by Maryland law, are permitted and have been chosen by management as being in the best interests of Atlantic Coast Financial Corporation and all of our stockholders.
     For example, current stockholders must submit nominations for election of directors at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing the proposal in writing with Atlantic Coast Federal Corporation at least five days before the date of any such meeting. However, Atlantic Coast Financial Corporation’s bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to Atlantic Coast Financial Corporation at least 90 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of stockholders. Similarly, under the current federal charter, special meetings of stockholders may be called by the holders of not less than one-tenth of the outstanding capital stock entitled to vote at the meeting. However, Atlantic Coast Financial Corporation’s bylaws provide that special meetings of the stockholders may be called by the president, by a majority of the whole board, or upon the written request of stockholders entitled to cast at least a majority of all votes. See “Comparison of Stockholders’ Rights for Existing Stockholders of Atlantic Coast Federal Corporation” for a discussion of these differences.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
OF
ATLANTIC COAST FEDERAL CORPORATION AND SUBSIDIARIES
     The summary financial information presented below is derived in part from the consolidated financial statements of Atlantic Coast Federal Corporation. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 is derived in part from the audited consolidated financial statements of Atlantic Coast Federal Corporation that appear in this prospectus. The information at December 31, 2004, 2003 and 2002 and for the years ended December 31, 2003 and 2002 is derived in part from audited consolidated financial statements that do not appear in this prospectus. The operating data for the six months ended June 30, 2007 and 2006 and the financial condition data at June 30, 2007 were not audited. However, in the opinion of management of Atlantic Coast Federal Corporation, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. No adjustments were made other than normal recurring entries. The results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At
	June 30,	At December 31,
	2007	2006	2005	2004	2003	2002
	(In Thousands)
Selected Consolidated Financial Condition Data:

Total assets	$898,415	$843,079	$744,116	$637,678	$498,417	$447,721
Cash and cash equivalents	40,036	41,057	37,959	25,708	8,996	13,975
Securities available for sale, at fair value	126,857	99,231	71,965	53,363	26,039	28,599
Loans receivable, net	668,837	639,517	580,441	517,711	435,622	379,778
Federal Home Loan Bank of Atlanta stock, at cost	7,988	7,948	7,074	5,511	3,082	2,305
Deposits	598,091	573,052	516,321	435,683	392,256	360,880
Total borrowings	205,500	173,000	129,000	100,314	60,971	45,443
Total stockholders’ equity	89,097	91,087	92,918	98,700	43,218	38,924

	Six Months Ended
	June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in Thousands, except per share amounts)
Selected Consolidated Operating Data:

Total interest income	$27,022	$21,670	$46,407	$37,254	$31,772	$31,212	$30,813
Total interest expense	16,131	11,012	24,747	17,139	11,643	11,781	13,035

Net interest income	10,891	10,658	21,660	20,115	20,129	19,431	17,778
Provision for loan losses	805	280	475	2,121	2,975	4,238	3,683

Net interest income after provision for loan losses	10,086	10,378	21,185	17,994	17,154	15,193	14,095
Non-interest income	3,888	4,077	8,005	7,937	5,207	7,533	5,388
Non-interest expense	11,919	10,488	21,679	19,616	17,256	15,911	14,711

Income before income tax expense	2,055	3,967	7,511	6,315	5,105	6,815	4,772
Income tax expense(1)	635	1,266	2,382	1,290	1,815	2,398	1,585

Net income	$1,420	$2,701	$5,129	$5,025	$3,290	$4,417	$3,187

Earnings per share:
Basic	$0.11	$0.20	$0.38	$0.36	$0.33	$0.51	$—

Earnings per share:
Diluted	$0.11	$0.20	$0.38	$0.36	$0.33	$0.51	$—

	At or For the Six
	Months Ended
	June 30,		At or For the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Selected Consolidated Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)(2)	0.32%	0.71%	0.66%	0.71%	0.56%	0.91%	0.76%
Return on equity (ratio of net income to average equity)(2)	3.11%	5.80%	5.48%	5.07%	6.05%	10.77%	8.49%
Dividend payout ratio(2)(3)	245.45%	95.00%	110.53%	72.22%	—%	—%	—%
Average interest rate spread(2)(4)	2.24%	2.62%	2.55%	2.62%	3.29%	3.98%	4.06%
Net interest margin(2)(5)	2.67%	3.04%	2.99%	3.06%	3.64%	4.25%	4.45%
Efficiency ratio(6)	80.65%	71.18%	73.08%	69.93%	68.11%	59.01%	63.50%
Non-interest expense to average total assets(2)	2.72%	2.77%	2.78%	2.78%	2.95%	3.28%	3.50%
Average interest-earning assets to average interest-bearing liabilities	110.70%	113.39%	113.01%	116.92%	116.63%	110.55%	112.03%

Asset Quality Ratios:
Non-performing assets to total assets	0.55%	0.53%	0.40%	0.39%	1.09%	1.73%	0.90%
Non-performing loans to total loans	0.47%	0.62%	0.48%	0.45%	1.28%	1.72%	0.75%
Allowance for loan losses to non-performing loans	161.24%	121.20%	154.21%	175.36%	59.42%	87.13%	161.96%
Allowance for loan losses to total loans	0.75%	0.75%	0.73%	0.78%	0.75%	1.47%	1.20%
Net charge-offs to average outstanding loans(2)	0.14%	0.08%	0.06%	0.27%	1.16%	0.57%	0.76%

Capital Ratios:
Total capital to risk-weighted assets	12.5%	14.6%	13.8%	15.7%	17.4%	12.9%	12.6%
Tier I capital to risk-weighted assets	11.7%	13.8%	13.1%	15.0%	16.8%	11.7%	11.4%
Tier I capital to average assets	8.1%	9.8%	9.3%	10.0%	11.6%	8.1%	8.4%
Average equity to average assets	10.43%	12.29%	12.00%	14.07%	9.29%	8.46%	8.93%

Other Data:
Number of full service offices	13	13	13	12	12	12	10
Number of loans	13,529	13,599	14,679	15,151	15,840	15,378	16,558
Number of deposit accounts(7)	45,174	46,243	49,896	51,738	56,962	65,954	68,253

(1)	The 2005 income tax expenses included a benefit of $895,000 for the elimination of a tax-related contingent liability for the same amount. The tax-related contingent liability was established by us in 2000 upon becoming a taxable entity and reflected the tax effect of the bad debt deduction taken by us in 2000 and 2001 calendar tax years. We believed the filing position was supportable based upon a reasonable interpretation of the federal income tax laws and the underlying regulations. However, due to the lack of prior rulings on similar fact patterns, it was unknown whether the accounting method would be sustained upon audit by either the federal or state tax authorities. The applicable statute of limitations expired with respect to the 2001 tax year on September 15, 2005, making the contingent liability unnecessary.

(2)	Ratios for the six months ended June 30, 2007 and 2006 are annualized.
(Footnotes continued on next page)

(3)	The dividend payout ratio represents dividends declared per share divided by net income per share. The following table sets forth aggregate cash dividends paid per period, which is calculated by multiplying the dividend declared per share by the number of shares outstanding as of the applicable record date:

	For the Six Months
	Ended June 30,		For the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In Thousands)
Dividends paid to public stockholders	$1,249	$962	$2,048	$1,384	$—	$—	$—
Dividends paid to Atlantic Coast Federal, MHC	—	—	—	524	—	—	—

Total dividends paid	$1,249	$962	$2,048	$1,908	$—	$—	$—

Payments listed above exclude cash dividends waived by Atlantic Coast Federal, MHC of $2.4 million and $1.7 million during the six-month periods ended June 30, 2007 and 2006, respectively, and $3.7 million, $1.7 million and $0 during the years ended December 31, 2006, 2005 and 2004 respectively. Atlantic Coast Federal, MHC began waiving dividends in May 2005 and, as of June 30, 2007, had waived dividends totaling $7.8 million.

(4)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.

(5)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(6)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(7)	Changes to our deposit system in 2004, enabled us to purge old account information that had existed since a system conversion in 2002. Approximately 7,000 accounts were affected.

FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:
•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
     These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
     The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

•	changes in our organization, compensation and benefit plans.
     Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 20.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING
     Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the aggregate net proceeds will be between $112.4 million and $152.6 million, or $175.7 million if the offering range is increased by 15%. Atlantic Coast Financial Corporation expects to contribute to Atlantic Coast Bank not less than 50% of the net proceeds. We intend to retain between $49.3 million and $67.0 million of the net proceeds, or $77.1 million if the offering range is increased by 15% (excluding the portion of the net proceeds loaned to our employee stock ownership plan). Between $6.9 million and $9.3 million, or $10.7 million if the offering range is increased by 15%, will be used for the loan to the employee stock ownership plan to fund its purchase of shares of common stock in the offering.
     A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and distribution of the net proceeds is as follows:

	Based Upon the Sale at $10.00 Per Share of
							Maximum, As
	Minimum		Midpoint		Maximum		Adjusted
	11,475,000 Shares		13,500,000 Shares		15,525,000 Shares		17,853,750 Shares(1)
		Percent		Percent		Percent		Percent of
		of Net		of Net		of Net		Net
	Amount	Proceeds	Amount	Proceeds	Amount	Proceeds	Amount	Proceeds
	(Dollars in Thousands)
Offering proceeds	$114,750		$135,000		$155,250		$178,538
Less offering expenses	2,393		2,536		2,679		2,843

Net offering proceeds	$112,357	100.0%	$132,464	100.0%	$152,571	100.0%	$175,695	100.0%

Distribution of net proceeds:
To Atlantic Coast Bank	$56,179	50.0%	$66,232	50.0%	$76,286	50.0%	$87,848	50.0%
To fund loan to employee stock ownership plan	$6,885	6.1%	$8,100	6.1%	$9,315	6.1%	$10,712	6.1%
Retained by Atlantic Coast Financial Corporation	$49,293	43.9%	$58,132	43.9%	$66,970	43.9%	$77,135	43.9%

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or for regulatory considerations.
     Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Atlantic Coast Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.
Atlantic Coast Financial Corporation May Use the Proceeds it Retains From the Offering:
•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering;

•	to finance the acquisition of financial institutions or other financial service companies as opportunities arise, particularly in northeastern Florida or southeastern Georgia, although we do not currently have any agreements or understandings regarding any specific acquisition transaction and it is impossible to determine when, if ever, such opportunities may arise;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock for, among other things, the funding of our stock-based incentive plan;

•	to invest in securities; and

•	for other general corporate purposes.
     Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.
     Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval.
Atlantic Coast Bank May Use the Net Proceeds it Receives From the Offering:
•	to fund new loans, including commercial real estate, commercial and residential construction loans, commercial business loans, one- to four-family residential mortgage loans and consumer loans;

•	to acquire other financial institutions or other financial services companies as opportunities arise, particularly in northeastern Florida or southeastern Georgia, although we do not currently have any agreements or understandings regarding any acquisition transaction and it is impossible to determine when, if ever, such opportunities may arise;

•	to expand its retail banking franchise by acquiring branches from other financial institutions or by building or leasing new branches, primarily in northeastern Florida;

•	to enhance existing products and services and to support the development of new products and services by investing, for example, in technology to support expansion of our commercial real estate lending and our commercial deposit products;

•	to fund initiatives to improve the effectiveness and profitability of our retail banking network such as improving the delivery of financial services through our internet banking website and our call center;

•	to invest in securities; and

•	for other general corporate purposes.
     Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities. Our business strategy for the deployment of the net proceeds raised in the offering is discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.”
     We anticipate using a portion of the net proceeds to fund two branch expansion efforts consisting of a new branch located in St. Johns County, Florida and a new corporate headquarters located in Jacksonville, Florida with completion expected in 2008 and 2009, respectively. The estimated cost of the St. Johns branch is anticipated to range from $900,000 to $1.6 million. Our estimated cost for the new headquarters has not been determined since this project is still in the early development stage. The cost of establishing a branch will depend upon many factors such as whether the facility is owned or leased, the location of the branch, the size of the facility and the type of improvements and furnishings used in the facility. There can be no assurance that our costs will not be more or less than the estimate for the St. Johns branch.
     We expect our return on equity to be relatively low until we are able to utilize effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to continue to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Our Failure To Utilize Effectively The Net Proceeds Of The Offering Could Reduce Our Return on Stockholders’ Equity And Our Return On Assets And Negatively Impact The Value Of Our Common Stock.”
OUR POLICY REGARDING DIVIDENDS
     As of June 30, 2007, Atlantic Coast Federal Corporation paid a quarterly cash dividend of $0.14 per share, which equals $0.56 per share on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. After adjustment for the exchange ratio, we expect the annual dividends to equal $0.43, $0.36, $0.31 and $0.27 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 4.3%, 3.6%, 3.1% and 2.7% at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a stock price of $10.00 per share. The amount of dividends that we intend to pay to our stockholders following the conversion is intended to preserve the per share dividend amount, adjusted to reflect the exchange ratio, that our stockholders currently receive on their shares of Atlantic Coast Federal Corporation common stock. However, the dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will not reduce or eliminate dividends in the future.
     Under the rules of the Office of Thrift Supervision, Atlantic Coast Bank will not be permitted to pay dividends on its capital stock to Atlantic Coast Financial Corporation, its sole stockholder, if Atlantic Coast Bank’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, Atlantic Coast Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. See “The Conversion and Offering—Liquidation Rights.” For information concerning additional federal and state law and regulations regarding the ability of Atlantic Coast Bank to make capital distributions, including the payment of dividends to Atlantic Coast Financial Corporation, see “Taxation—Federal Taxation” and “Supervision and Regulation—Federal Banking Regulation.”
     Unlike Atlantic Coast Bank, we are not restricted by Office of Thrift Supervision regulations on the payment of dividends to our stockholders, although the source of dividends will depend on the net proceeds retained by us and earnings and dividends from Atlantic Coast Bank. However, we will be subject to state law limitations on the payment of dividends. Maryland law generally limits dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent.
     Finally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the conversion, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

     See “Selected Consolidated Financial and Other Data of Atlantic Coast Federal Corporation and Subsidiary” and “Market for the Common Stock” for information regarding our historical dividend payments.
MARKET FOR THE COMMON STOCK
     Atlantic Coast Federal Corporation’s common stock currently trades on the Nasdaq Global Market under the symbol “ACFC.” Upon completion of the conversion and offering, the shares of common stock of Atlantic Coast Financial Corporation will replace Atlantic Coast Federal Corporation’s shares of common stock. We expect that Atlantic Coast Financial Corporation’s shares of common stock will trade on the Nasdaq Global Market under the trading symbol “ACFCD” for a period of 20 trading days after the completion of the offering. Thereafter, our trading symbol will revert to “ACFC.” In order to list our common stock on the Nasdaq Global Market, we are required to have at least three broker-dealers who will make a market in our common stock. Atlantic Coast Federal Corporation currently has 20 registered market makers.
     The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in our common stock.
     The following table sets forth the high and low trading prices for shares of Atlantic Coast Federal Corporation common stock and cash dividends paid per share for the periods indicated. As of June 30, 2007, there were 4,947,571 shares of Atlantic Coast Federal Corporation common stock issued and outstanding (excluding shares held by Atlantic Coast Federal, MHC). In connection with the conversion, each existing publicly held share of common stock of Atlantic Coast Federal Corporation will be converted into a right to receive a number of shares of Atlantic Coast Financial Corporation common stock, based upon the exchange ratio that is described in other sections of this prospectus. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.”

Year Ending December 31, 2007	High	Low	Dividend Paid Per Share
Fourth quarter (through October 12, 2007)	$15.38	$14.17	$	N/A
Third quarter	15.80	12.42		0.15
Second quarter	20.06	15.78		0.14
First quarter	19.10	17.18		0.13

Year Ended December 31, 2006	High	Low	Dividend Paid Per Share
Fourth quarter	$18.40	$17.31	$0.12
Third quarter	18.33	14.90	0.11
Second quarter	15.99	14.29	0.10
First quarter	14.80	14.05	0.09

Year Ended December 31, 2005	High	Low	Dividend Paid Per Share
Fourth quarter	$14.85	$13.20	$0.08
Third quarter	14.55	12.21	0.07
Second quarter	12.65	10.69	0.06
First quarter	14.00	12.21	0.05
     On May 6, 2007, the business day immediately preceding the public announcement of the conversion, and on May 7, 2007, the closing prices of Atlantic Coast Federal Corporation common stock as reported on the Nasdaq Global Market were $19.23 per share and $19.72 per share, respectively. At October 5, 2007, Atlantic Coast Federal Corporation had approximately 474 stockholders of record. On the effective date of the conversion, all publicly held shares of Atlantic Coast Federal Corporation common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of Atlantic Coast Financial Corporation common stock determined pursuant to the exchange ratio. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.” Options to purchase shares of Atlantic Coast Federal Corporation common stock will be converted into options to purchase a number of shares of Atlantic Coast Financial Corporation common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See “Management—Beneficial Ownership of Common Stock.”

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE
     At June 30, 2007, Atlantic Coast Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Atlantic Coast Bank at June 30, 2007, and the pro forma regulatory capital of Atlantic Coast Bank, after giving effect to the sale of Atlantic Coast Financial Corporation’s shares of common stock at a $10.00 per share purchase price. Accordingly, the table assumes the receipt by Atlantic Coast Bank of between $56.2 million and $76.3 million (and $87.8 million if the offering amount of the offering range is increased by 15%) of the net offering proceeds at the minimum and maximum of the offering range, respectively.

			Pro Forma at June 30, 2007 Based Upon the Sale at $10.00 Per Share
	Atlantic Coast Bank								17,853,750 Shares
	Historical at June 30,		11,475,000 Shares		13,500,000 Shares		15,525,000 Shares		(Maximum of Range,
	2007		(Minimum of Range)		(Midpoint of Range)		(Maximum of Range)		as Adjusted)(1)
		Percent of		Percent of		Percent of		Percent of		Percent of
	Amount	Assets(2)	Amount	Assets(2)	Amount	Assets(2)	Amount	Assets(2)	Amount	Assets(2)
	(Dollars in Thousands)
Equity capital	$73,737	8.28%	$123,549	13.04%	$132,387	13.82%	$141,226	14.59%	$151,390	15.46%

Core (leverage) capital	$72,239	8.11%	$122,051	12.90%	$130,889	13.69%	$139,728	14.46%	$149,892	15.33%
Core (leverage) requirement (3)	35,643	4.00	37,898	4.00	38,318	4.00	38,719	4.00	39,170	4.00

Excess	$36,596	4.11%	$84,153	8.90%	$92,571	9.69%	$101,009	10.46%	$110,723	11.33%

Tier 1 risk-based capital (4)	$72,239	11.73%	$122,051	19.47%	$130,889	20.81%	$139,728	22.15%	$149,892	23.67%
Tier 1 requirement	24,624	4.00	25,075	4.00	25,159	4.00	25,233	4.00	25,330	4.00

Excess	$47,615	7.73%	$96,976	15.47%	$105,730	16.81%	$114,495	18.15%	$124,563	19.67%

Total risk-based capital (4)	$76,717	12.46%	$127,122	20.28%	$135,960	21.62%	$144,799	22.95%	$154,963	24.47%
Risk-based requirement	49,248	8.00	50,149	8.00	50,318	8.00	50,466	8.00	50,661	8.00

Excess	$27,469	4.46%	$76,973	12.28%	$85,642	13.62%	$94,333	14.95%	$104,303	16.47%

Reconciliation of capital infused into Atlantic Coast Bank:
Net proceeds			$56,179		$66,232		$76,286		$87,848
Add: Atlantic Coast Federal, MHC capital consolidation			518		518		518		518
Less:
Common stock acquired by employee stock ownership plan			(6,885)		(8,100)		(9,315)		(10,712)

Pro forma increase in GAAP and regulatory capital			$49,812		$58,650		$67,489		$77,654

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or for regulatory considerations.

(2)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(3)	The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.

(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION
     The following table presents the historical consolidated capitalization of Atlantic Coast Federal Corporation at June 30, 2007 and the pro forma consolidated capitalization of Atlantic Coast Financial Corporation after giving effect to the conversion and offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Atlantic Coast	Atlantic Coast Financial Corporation $10.00 Per Share Pro Forma
	Federal	11,475,000	13,500,000	15,525,000	17,853,750
	Corporation	Shares	Shares	Shares	Shares (Maximum
	Historical at	(Minimum of	(Midpoint of	(Maximum of	of Range, as
	June 30, 2007	Range)	Range)	Range)	Adjusted)(1)
	(Dollars in Thousands)
Deposits (2)	$598,091	$597,573	$597,573	$597,573	$597,573
Borrowed funds	205,500	205,500	205,500	205,500	205,500

Total deposits and borrowed funds	$803,591	$803,073	$803,073	$803,073	$803,073

Stockholders’ equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized (post-conversion) (3)	—	—	—	—	—
Common stock $0.01 par value, 100,000,000 shares authorized (post-conversion); shares to be issued as reflected (3) (4)	148	180	212	243	280
Additional paid-in capital (3)	60,663	155,033	175,108	195,184	218,271
Retained earnings (5)	52,882	52,882	52,882	52,882	52,882
Accumulated other comprehensive income	(1,380)	(1,380)	(1,380)	(1,380)	(1,380)
Plus:
Cash held by Atlantic Coast Federal, MHC	—	518	518	518	518
Less:
Treasury stock	(17,955)	—	—	—	—
Unallocated ESOP shares	(3,026)	(3,026)	(3,026)	(3,026)	(3,026)
Common stock held by existing recognition and retention plan	(2,235)	(2,235)	(2,235)	(2,235)	(2,235)
Common stock to be acquired by the ESOP(6)	—	(6,885)	(8,100)	(9,315)	(10,712)
Common stock to be acquired by the stock-based incentive plan (7)	—	(3,443)	(4,051)	(4,659)	(5,357)

Total stockholders’ equity	$89,097	$191,644	$209,928	$228,212	$249,241

Pro Forma Shares Outstanding
Total shares outstanding	13,676,071	17,979,368	21,152,198	24,325,027	27,973,782
Exchange shares issued	—	6,504,368	7,652,198	8,800,027	10,120,032
Shares offered for sale	—	11,475,000	13,500,000	15,525,000	17,853,750
Total stockholders’ equity as a percentage of total assets	9.92%	19.15%	20.60%	22.00%	23.55%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering other than a deposit of $518,000 of Atlantic Coast Federal, MHC held at Atlantic Coast Bank. These withdrawals would reduce pro forma deposits by the amount of the withdrawals. On a pro forma basis, it also reflects a transfer to equity of $518,000 in Atlantic Coast Federal, MHC deposits held at Atlantic Coast Bank.

(3)	Atlantic Coast Federal Corporation currently has 2,000,000 authorized shares of preferred stock and 18,000,000 authorized shares of common stock, par value $0.01 per share. On a pro forma basis, Atlantic Coast Financial Corporation common stock and additional paid-in capital have been revised to reflect the number of shares of Atlantic Coast Financial Corporation common stock to be outstanding, which is 17,979,368 shares, 21,152,198 shares, 24,325,027 shares and 27,973,782 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.
(Footnotes continued on next page)

(4)	No effect has been given to the issuance of additional shares of Atlantic Coast Financial Corporation common stock pursuant to stock options to be granted under a stock-based incentive plan. If this plan is implemented within one year of the completion of the offering, an amount up to 7.5% of the shares of Atlantic Coast Financial Corporation common stock sold in the offering will be reserved for issuance upon the exercise of options. We may exceed this limit if the plan is implemented more than one year following the completion of the offering. No effect has been given to the exercise of options currently outstanding. See “Management—Benefits to be Considered Following Completion of the Conversion.”

(5)	The retained earnings of Atlantic Coast Bank will be substantially restricted after the conversion. See “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation.”

(6)	Assumes that 6.0% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Atlantic Coast Financial Corporation. The loan will be repaid principally from Atlantic Coast Bank’s contributions to the employee stock ownership plan. Since Atlantic Coast Financial Corporation will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Atlantic Coast Financial Corporation’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(7)	Assumes at the minimum, midpoint, the maximum and the maximum as adjusted, of the offering range that a number of shares of common stock equal to 3.0% of the shares of common stock to be sold in the offering will be purchased by the stock-based incentive plan in open market purchases. We may exceed this limit if the plan is implemented more than one year following the completion of the offering. The funds to be used by the stock-based incentive plan to purchase the shares will be provided by Atlantic Coast Financial Corporation. The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Atlantic Coast Financial Corporation accrues compensation expense to reflect the vesting of shares pursuant to the stock-based incentive plan, the credit to capital will be offset by a charge to operations. Implementation of the stock-based incentive plan will require stockholder approval. If the shares to fund the plan (restricted stock awards and stock options) are assumed to come from authorized but unissued shares of Atlantic Coast Financial Corporation, the number of outstanding shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the offering range would be 19,184,505, 22,570,007, 25,955,507 and 29,848,834, respectively, total stockholders’ equity would be $195.1 million, $214.0 million, $232.9 million and $254.6 million, respectively, and total stockholders’ ownership in Atlantic Coast Financial Corporation would be diluted by approximately 6.28% at the maximum of the offering range.

PRO FORMA DATA
     The following tables summarize historical data of Atlantic Coast Federal Corporation and pro forma data at and for the six months ended June 30, 2007 and at and for the year ended December 31, 2006. This information is based on assumptions set forth below and in the tables, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation account to be established in the conversion or, in the unlikely event of a liquidation of Atlantic Coast Bank, to the recoverability of intangible assets or the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering—Liquidation Rights.”
     The net proceeds in the tables are based upon the following assumptions:
(i)	all shares of common stock will be sold in the subscription and community offerings;

(ii)	213,450 shares of common stock will be purchased by our executive officers and directors, and their associates;

(iii)	our employee stock ownership plan will purchase 6.0% of the shares of common stock sold in the offering, with a loan from Atlantic Coast Financial Corporation. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years;

(iv)	Stifel, Nicolaus & Company, Incorporated will receive a fee equal to 1.0% of the first $100 million of shares of common stock sold in the offering and 0.75% of the dollar amount of all shares of common stock sold thereafter in the subscription and community offering. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans, or stock purchased by our officers, directors and employees, and their immediate families; and

(v)	total expenses of the offering, including the marketing fees to be paid to Stifel, Nicolaus & Company, Incorporated, will be between $2.4 million at the minimum of the offering range and $2.8 million at the maximum of the offering range, as adjusted.
     We calculated pro forma consolidated net income for the six months ended June 30, 2007 and the year ended December 31, 2006 as if the estimated net proceeds we received had been invested at the beginning of each period at an assumed interest rate of 4.91%, (3.04% on an after-tax basis), which represented the yield on the one-year U.S. Treasury Bill as of June 30, 2007 (which we consider to reflect more accurately the pro forma reinvestment rate than an arithmetic average method in light of current market interest rates). The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders’ equity calculations for the assumed earnings on the net proceeds. It is assumed that Atlantic Coast Financial Corporation will retain between $49.3 million and $67.0 million of the estimated net proceeds in the offering, or $77.1 million if the offering range is increased by 15% (excluding the portion of the net proceeds loaned to our employee stock ownership plan). The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $112.4 million and $152.6 million, or $175.7 million if the offering range is increased by 15%.
     The following pro forma information may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock.

	At or for the Six Months Ended June 30, 2007
	Based Upon the Sale at $10.00 Per Share of
				17,853,750
	11,475,000	13,500,000	15,525,000	Shares at
	Shares at	Shares at	Shares at	Maximum of
	Minimum of	Midpoint of	Maximum of	Offering Range,
	Offering Range	Offering Range	Offering Range	as Adjusted(1)
	(Dollars in Thousands, except per share amounts)
Gross proceeds of offering	$114,750	$135,000	$155,250	$178,538
Less: Expenses	2,393	2,536	2,679	2,843

Estimated net proceeds	$112,357	$132,464	$152,571	$175,695

Less: Common stock purchased by employee stock ownership plan	(6,885)	(8,100)	(9,315)	(10,712)
Less: Common stock purchased by the stock-based incentive plan	(3,443)	(4,051)	(4,659)	(5,357)
Plus: Atlantic Coast Federal, MHC capital consolidation	518	518	518	518

Estimated net proceeds, as adjusted	$102,547	$120,831	$139,115	$160,144

For the Six Months Ended June 30, 2007
Consolidated net income:
Historical	$1,420	$1,420	$1,420	$1,420
Pro forma adjustments:
Income on adjusted net proceeds	1,561	1,839	2,117	2,438
Employee stock ownership plan (2)	(107)	(126)	(144)	(166)
Shares granted under the stock-based incentive plan (3)	(213)	(251)	(289)	(332)
Options granted under the stock-based incentive plan (4)	(171)	(202)	(232)	(267)

Pro forma net income	$2,490	$2,680	$2,872	$3,093

Net income per share (5):
Historical	$0.08	$0.07	$0.06	$0.05
Pro forma adjustments:
Income on adjusted net proceeds	0.10	0.10	0.10	0.10
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Shares granted under the stock-based incentive plan (3)	(0.01)	(0.01)	(0.01)	(0.01)
Options granted under the stock-based incentive plan (4)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share (5) (6)	$0.15	$0.14	$0.13	$0.12

Offering price to pro forma net income per share	33.33x	35.71x	38.46x	41.67x
Number of shares used in net income per share calculations (5)	16,791,983	19,755,275	22,718,565	26,126,352

At June 30, 2007
Stockholders’ equity:
Historical	$89,097	$89,097	$89,097	$89,097
Estimated net proceeds	112,357	132,464	152,571	175,695
Atlantic Coast Federal, MHC capital consolidation	518	518	518	518
Less: Common stock acquired by employee stock ownership plan (2)	(6,885)	(8,100)	(9,315)	(10,712)
Less: Common stock acquired by the stock-based incentive plan (3)	(3,443)	(4,051)	(4,659)	(5,357)

Pro forma stockholders’ equity	$191,644	$209,928	$228,212	$249,241

Less: Intangible assets	$(2,864)	$(2,864)	$(2,864)	$(2,864)

Pro forma tangible stockholders’ equity	$188,780	$207,064	$225,348	$246,377

Stockholders’ equity per share (7):
Historical	$4.96	$4.21	$3.66	$3.19
Estimated net proceeds	6.24	6.26	6.27	6.27
Atlantic Coast Federal, MHC capital consolidation	0.03	0.02	0.02	0.02
Less: Common stock acquired by employee stock ownership plan (2)	(0.38)	(0.38)	(0.38)	(0.38)
Less: Common stock acquired by the stock-based incentive plan (3)	(0.19)	(0.19)	(0.19)	(0.19)

Pro forma stockholders’ equity per share (7)	$10.66	$9.92	$9.38	$8.91

Pro forma tangible stockholders’ equity per share (7)	$10.50	$9.79	$9.26	$8.81

Offering price as percentage of pro forma stockholders’ equity per share	93.81%	100.81%	106.61%	112.23%
Offering price as percentage of pro forma tangible stockholders’ equity per share	95.24%	102.15%	107.99%	113.51%
Number of shares outstanding for pro forma book value per share calculations (8)	17,979,368	21,152,198	24,325,027	27,973,782
(Footnotes follow on next page)

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.

(2)	Assumes that 6.0% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Atlantic Coast Financial Corporation. Atlantic Coast Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Atlantic Coast Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that: (i) the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Atlantic Coast Bank, (ii) the fair value of the common stock remains equal to the $10.00 subscription price and (iii) the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 38.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 17,213, 20,250, 23,288 and 26,781 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)	Gives effect to the grant of stock awards pursuant to the stock-based incentive plan expected to be adopted by Atlantic Coast Financial Corporation following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. We have assumed that at the midpoint, maximum and maximum as adjusted, of the offering range this plan acquires a number of shares of restricted common stock equal to 3.0% of the shares sold in the offering, either through open market purchases, from authorized but unissued shares of common stock or treasury stock of Atlantic Coast Financial Corporation, if any, in order to ensure that the aggregate number of shares subject to such plan and our 2005 Recognition and Retention Plan does not exceed 4.0% of the shares outstanding following completion of the conversion. Funds used by the stock-based incentive plan to purchase the shares of common stock will be contributed by Atlantic Coast Financial Corporation. In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares of common stock were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 10% of the amount contributed was an amortized expense (20% annually based upon a five-year vesting period) during the six months ended June 30, 2007. There can be no assurance that the actual purchase price of the shares of common stock granted under the stock-based incentive plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Atlantic Coast Financial Corporation, our net income per share will increase and stockholders’ equity per share will decrease. This will also have a dilutive effect of approximately 1.88% (at the maximum of the offering range) on the ownership interest of stockholders. The impact on pro forma net income per share and pro forma stockholders’ equity per share is not material. The following table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares of common stock to fund the stock awards are obtained from authorized but unissued shares.

At or For the Six Months Ended				Maximum, as
Ended June 30, 2007	Minimum	Midpoint	Maximum	Adjusted
Pro forma net income per share	$0.15	$0.14	$0.13	$0.12
Pro forma stockholders’ equity per share	$10.65	$9.93	$9.39	$8.93

(4)	Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Atlantic Coast Financial Corporation following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. We have assumed that options will be granted to acquire shares of common stock equal to 7.5% of the shares sold in the offering. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, and the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $2.20 for each option. The pro forma net income assumes that the options granted under the stock-based incentive plan have a value of $2.20 per option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 2.73%; (iv) expected life of six years; (v) expected volatility of 21.84%; and (vi) risk-free interest rate of 4.61%. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different. The aggregate grant date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan is obtained from the issuance of authorized but unissued shares of common stock, our net income and stockholders’ equity per share will decrease. This also will have a dilutive effect of up to 4.57% on the ownership interest of persons who purchase shares of common stock in the offering.

(5)	The number of shares used to calculate pro forma net income per share is equal to the weighted average shares outstanding for the six months ended June 30, 2007 (13,283,500 shares) multiplied by the exchange ratio at the minimum, midpoint, maximum and maximum, as adjusted by subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods in accordance with Statement of Position 93-6. See footnote 2, above.

(6)	The retained earnings of Atlantic Coast Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

(7)	Per share figures include publicly held shares of Atlantic Coast Federal Corporation common stock that will be exchanged for shares of Atlantic Coast Financial Corporation common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.31466, 1.54666, 1.77866 and 2.04545 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(8)	The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

At or for the Year Ended December 31, 2006
Based Upon the Sale at $10.00 Per Share of
17,853,750
11,475,000	13,500,000	15,525,000	Shares at
Shares at	Shares at	Shares at	Maximum of
Minimum of	Midpoint of	Maximum of	Offering Range,
Offering Range	Offering Range	Offering Range	as Adjusted(1)
(Dollars in Thousands, except per share amounts)
Gross proceeds of offering	$114,750	$135,000	$155,250	$178,538
Less: Expenses	2,393	2,536	2,679	2,843

Estimated net proceeds	$112,357	$132,464	$152,571	$175,695

Less: Common stock purchased by employee stock ownership plan	(6,885)	(8,100)	(9,315)	(10,712)
Less: Common stock purchased by the stock-based incentive plan	(3,443)	(4,051)	(4,659)	(5,357)
Plus: Atlantic Coast Federal, MHC capital consolidation	518	518	518	518

Estimated net proceeds, as adjusted	$102,547	$120,831	$139,115	$160,144

For the Year Ended December 31, 2006
Consolidated net income:
Historical	$5,129	$5,129	$5,129	$5,129
Pro forma adjustments:
Income on adjusted net proceeds	3,122	3,678	4,235	4,875
Employee stock ownership plan (2)	(213)	(251)	(289)	(332)
Shares granted under the stock-based incentive plan (3)	(427)	(502)	(578)	(664)
Options granted under the stock-based incentive plan (4)	(343)	(403)	(464)	(533)

Pro forma net income	$7,268	$7,651	$8,033	$8,475

Net income per share (5):
Historical	$0.31	$0.26	$0.23	$0.20
Pro forma adjustments:
Income on adjusted net proceeds	0.18	0.18	0.18	0.18
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Shares granted under the stock-based incentive plan (3)	(0.03)	(0.03)	(0.03)	(0.03)
Options granted under the stock-based incentive plan (4)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share (5) (6)	$0.43	$0.38	$0.35	$0.32

Offering price to pro forma net income per share	23.26	x	26.32	x	28.57	x	31.25	x
Number of shares used in net income per share calculations (5)	16,997,881	19,997,508	22,997,132	26,446,705

At December 31, 2006
Stockholders’ equity:
Historical	$91,087	$91,087	$91,087	$91,087
Estimated net proceeds	112,357	132,464	152,571	175,695
Atlantic Coast Federal, MHC capital consolidation	518	518	518	518
Less: Common stock acquired by employee stock ownership plan (2)	(6,885)	(8,100)	(9,315)	(10,712)
Less: Common stock acquired by the stock-based incentive plan (3)	(3,443)	(4,051)	(4,659)	(5,357)

Pro forma stockholders’ equity	$193,634	$211,918	$230,202	$251,231

Less: Intangible assets	$(2,888)	$(2,888)	$(2,888)	$(2,888)

Pro forma tangible stockholders’ equity	$190,746	$209,030	$227,314	$248,343

Stockholders’ equity per share (7):
Historical	$5.07	$4.31	$3.74	$3.26
Estimated net proceeds	6.24	6.26	6.27	6.27
Atlantic Coast Federal, MHC capital consolidation	0.03	0.02	0.02	0.02
Less: Common stock acquired by employee stock ownership plan (2)	(0.38)	(0.38)	(0.38)	(0.38)
Less: Common stock acquired by the stock-based incentive plan (3)	(0.19)	(0.19)	(0.19)	(0.19)

Pro forma stockholders’ equity per share (7)	$10.77	$10.02	$9.46	$8.98

Pro forma tangible stockholders’ equity per share (7)	$10.61	$9.88	$9.34	$8.88

Offering price as percentage of pro forma stockholders’ equity per share	92.85%	99.80%	105.71%	111.36%
Offering price as percentage of pro forma tangible stockholders’ equity per share	94.25%	101.22%	107.07%	112.61%
Number of shares outstanding for pro forma book value per share calculations (8)	17,979,368	21,152,198	24,325,027	27,973,782
(Footnotes follow on next page)

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.

(2)	Assumes that 6.0% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Atlantic Coast Financial Corporation. Atlantic Coast Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Atlantic Coast Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that: (i) the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Atlantic Coast Bank, (ii) the fair value of the common stock remains equal to the $10.00 subscription price and (iii) the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 38.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 34,425, 40,500, 46,575 and 53,561 shares were committed to be released during the year at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the year were considered outstanding for purposes of net income per share calculations.

(3)	Gives effect to the grant of stock awards pursuant to the stock-based incentive plan expected to be adopted by Atlantic Coast Financial Corporation following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. We have assumed that at the midpoint, maximum and maximum as adjusted, of the offering range this plan acquires a number of shares of restricted common stock equal to 3.0% of the shares sold in the stock offering, either through open market purchases, from authorized but unissued shares of common stock or treasury stock of Atlantic Coast Financial Corporation, if any, in order to ensure that the aggregate number of shares subject to such plan and our 2005 Recognition and Retention Plan does not exceed 4.0% of the shares outstanding following completion of the conversion. Funds used by the stock-based incentive plan to purchase the shares of common stock will be contributed by Atlantic Coast Financial Corporation. In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares of common stock were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 20% of the amount contributed was an amortized expense (20% annually based upon a five-year vesting period) during the year ended December 31, 2006. There can be no assurance that the actual purchase price of the shares of common stock granted under the stock-based incentive plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Atlantic Coast Financial Corporation, our net income per share will increase and stockholders’ equity per share will decrease. This will also have a dilutive effect of approximately 1.88% (at the maximum of the offering range) on the ownership interest of stockholders. The impact on pro forma net income per share and pro forma stockholders’ equity per share is not material. The following table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares of common stock to fund the stock awards are obtained from authorized but unissued shares.

At or For the Year				Maximum, as
Ended December 31, 2006	Minimum	Midpoint	Maximum	Adjusted
Pro forma net income per share	$0.43	$0.38	$0.35	$0.32
Pro forma stockholders’ equity per share	$10.76	$10.02	$9.47	$9.00

(4)	Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Atlantic Coast Financial Corporation following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. We have assumed that options will be granted to acquire shares of common stock equal to 7.5% of the shares sold in the offering. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, and the estimated grant date fair value pursuant to the application of the Black-Scholes option pricing model was $2.20 for each option. The pro forma net income assumes that the options granted under the stock-based incentive plan have a value of $2.20 per option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 2.73% ; (iv) expected life of six years; (v) expected volatility of 21.84%; and (vi) risk-free interest rate of 4.61%. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different. The aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan is obtained from the issuance of authorized but unissued shares of common stock, our net income and stockholders’ equity per share will decrease. This also will have a dilutive effect of up to 4.57% on the ownership interest of persons who purchase shares of common stock in the offering.

(5)	The number of shares used to calculate pro forma net income per share is equal to the weighted average shares outstanding for the year ended December 31, 2006 (13,427,024 shares) multiplied by the exchange ratio at the minimum, midpoint, maximum and maximum, as adjusted by subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods in accordance with Statement of Position 93-6. See footnote 2, above.

(6)	The retained earnings of Atlantic Coast Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

(7)	Per share figures include publicly held shares of Atlantic Coast Federal Corporation common stock that will be exchanged for shares of Atlantic Coast Financial Corporation common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.31466, 1.54666, 1.77866 and 2.04545 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(8)	The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
     This discussion and analysis reflects our consolidated financial statements and other relevant statistical data. The information in this section has been derived from the audited consolidated financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Atlantic Coast Federal Corporation provided in this prospectus.
Overview
     Historically, our principal business has consisted of attracting deposits from the general public and the business community and making loans secured by various types of collateral, including real estate and other consumer assets. We are significantly affected by prevailing economic conditions, particularly interest rates, as well as government policies and regulations concerning among other things, monetary and fiscal affairs, housing and financial institutions. Attracting and maintaining deposits is influenced by a number of factors, including interest rates paid on competing investments offered by other financial and non-financial institutions, account maturities, fee structures, and levels of personal income and savings. Lending activities are affected by the demand for funds and thus are influenced by interest rates, the number and quality of lenders and regional economic conditions. Sources of funds for lending activities include deposits, borrowings, payments on loans, cash flows from maturities of investment securities and income provided from operations, as well as proceeds obtained in the offering. Earnings are primarily dependent upon net interest income, which is the difference between interest income and interest expense.
     Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amount of deposits and borrowings outstanding during the same period and interest rates paid on such deposits and borrowings. Earnings are also affected by our provision for loan losses, service charges, gains from sales of loans, commission income, interchange fees, other income, non-interest expense and income taxes. Non-interest expense consists of compensation and benefit expenses, occupancy and equipment costs, data processing costs, outside professional services, interchange fees, advertising expenses, telephone expenses and other expenses.
Expected Increase in Non-Interest Expense Following the Conversion and Offering
     Following the completion of the conversion and offering, our non-interest expense can be expected to increase because of the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan, the adoption of a new stock-based incentive plan, if approved by our stockholders, and implementation of our business plan which includes growing our branch franchise.
     Assuming that 15,525,000 shares are sold in the offering (the maximum of the offering range):
(i)	the employee stock ownership plan will acquire 931,500 shares of common stock with a $9.3 million loan from Atlantic Coast Financial Corporation that is expected to be repaid over 20 years, resulting in an annual expense (pre-tax) of approximately $466,000 (assuming that the shares of common stock maintain a value of $10.00 per share);

(ii)	the new stock-based incentive plan may award a number of shares of restricted stock equal to 3.0% of the shares sold in the offering, or 465,851 shares, to eligible participants, and such awards will be expensed as the awards vest. Assuming all shares are awarded under the stock-based incentive plan at a price of $10.00 per share, and that the awards vest over a minimum of five years, the corresponding annual expense (pre-tax) associated with shares awarded under the stock-based incentive plan will be approximately $932,000; and

(iii)	the new stock-based incentive plan may award options to purchase a number of shares equal to 7.5% of the shares sold in the offering, or 1,164,629 shares, to eligible participants, and such options will be expensed as the options vest. Assuming all options are awarded under the stock-based incentive plan at a price of $10.00 per share, and that the options vest over a minimum of five years and using the Black-Scholes option pricing model with the following assumptions: an exercise price and trading price on the date of grant of $10.00 and a fair value of $2.20 per option based upon a dividend yield of 2.73%, expected life of six years, expected volatility of 21.84% and risk-free interest rate of 4.61%.The corresponding annual expense (pre-tax) associated with options awarded under the stock-based incentive plan will be approximately $512,000.
     The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and accelerated repayment of the loan will increase the employee stock ownership plan expense for those periods in which accelerated or larger loan repayments are made. Further, the actual expense of the stock-based incentive plan will be determined by the fair market value of the common stock on the grant date, which may be less than or greater than $10.00 per share.
Critical Accounting Policies
     Certain accounting policies are important to the understanding of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances, including, but without limitation, changes in interest rates, performance of the economy, financial condition of borrowers and laws and regulations. We believe that our critical accounting policies include determining the allowance for loan losses, accounting for deferred income taxes, and the valuation of goodwill. Accounting policies are discussed in detail in Note 1 of the Notes to our Consolidated Financial Statements.
     Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required by considering the past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated value of any underlying collateral, whether the loan was originated through our retail network or through a broker, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.
     The allowance consists of specific and general components. The specific component relates to loans that are individually evaluated and determined to be impaired. Loans individually evaluated are generally large balance and/or complex loans, such as multi-family and commercial real estate loans. This evaluation is often based on significant estimates and assumptions due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to material change. The general component relates to large groups of small balance homogeneous loans that are evaluated in the aggregate based on historical loss experience adjusted for current factors.

     The allowance for loan losses and related provision expense are subject to change as a result of changes in individual borrower circumstances. The allowance for loan losses was $5.1 million at June 30, 2007, $4.7 million at December 31, 2006, and $4.6 million at December 31, 2005. The allowance for loan losses as a percentage of total loans was 0.75% at June 30, 2007, 0.73% at December 31, 2006, and 0.78% at December 31, 2005. Changes in economic conditions, the nature and size of the loan portfolio and individual borrower conditions can dramatically impact the required level of allowance for loan losses, particularly for larger individually evaluated loan relationships, in relatively short periods of time. The allowance for loan losses allocated to individually evaluated loan relationships was $593,000 at June 30, 2007, $572,000 at December 31, 2006 and $994,000 at December 31, 2005. We anticipate that there may be significant changes in individual specific loss allocations in future periods as changes in borrowers’ financial condition, estimates of underlying collateral and the impact of economic changes are difficult to predict and can vary widely as more information becomes available or as projected events change. Our planned increased emphasis on commercial real estate lending may also significantly affect our level of loan loss allowance.
     Valuation of Goodwill. We assess the carrying value of goodwill at least annually in order to determine if it is impaired. In reviewing the carrying value of goodwill, management assesses the recoverability by evaluating the fair value of our community banking segment, which is our only business segment. Any impairment would be required to be recorded as a charge to income during the period identified. Our goodwill totaled $2.7 million as of June 30, 2007. If goodwill was determined to be impaired, our operating results could be adversely and materially impacted.
     Deferred Income Taxes. After converting to a federally chartered savings association, Atlantic Coast Bank became a taxable organization. Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary difference between carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. Since Atlantic Coast Bank’s transition to a federally chartered savings association, Atlantic Coast Federal Corporation has recorded income tax expense based upon management’s interpretation of the applicable tax regulations. Positions taken by management in preparing federal and state tax returns are subject to the review of taxing authorities, and the review by taxing authorities of the positions taken by management could result in a material adjustment to the financial statements.
Business Strategy
     Increase our Commercial Real Estate, Commercial and Residential Construction, Commercial Business Loans and Home Equity Lending. For the past five years our lending efforts were focused on the origination of one- to four-family residential real estate loans. More recently, we have begun to shift our focus to increasing our originations of home equity loans and construction loans for one- to four- family residences since these loans carry higher interest rates and adjust quicker when market rates increase. To a lesser extent, we have also originated other secured commercial loans (including permanent and construction commercial real estate and small business loans) and other types of consumer loans, such as automobile loans. Generally we originate all loans for portfolio retention. In the future, we intend to gradually reduce the relative percentage of outstanding one- to four-family residential loans while growing the outstanding balances of commercial real estate loans, both permanent and construction, and commercial business loans as opportunities arise while taking into consideration our funding needs and interest rate risk management.
     This change in lending focus reflects changes in the real estate market in northeastern Florida along with the effect of the current and expected yield curve on loan pricing and the cost of deposits in our markets. In addition, our business strategy emphasizes the collection of retail deposits along with Federal

Home Loan Bank advances as our principal sources of funds. In the future, we expect our strategy of increasing commercial real estate and other commercial loans will also lead to increased commercial deposit relationships which generally have a lower cost of funds than retail deposits.
     Expansion Through Mergers and Acquisitions. We believe that acquisition opportunities exist inside our current market area that will afford us the opportunity to add complementary products to our existing business or to expand our market reach geographically. We plan to use the additional capital raised in this offering to actively pursue expansion through mergers and acquisitions of financial institutions and other financial services companies, primarily located in northeastern Florida and southeastern Georgia. However, we currently have no understandings or agreements for any specific merger or acquisition.
     Continue To Improve our Profitability. Our primary objective is to remain an independent, community-oriented financial institution, serving customers in our primary market areas. The Board of Directors has sought to accomplish this objective through the adoption of a strategy designed to increase our profitability, grow our capital position and maintain high asset quality. This strategy, which includes our lending strategy described above, primarily involves:
•	maintaining a portfolio of securities with investments, including mortgage-backed securities, that enable us to balance investment risk, rate of return and liquidity needs;

•	managing operating expenses while providing high-quality customer service;

•	purchasing one- to four-family residential mortgage loans for the purpose of supplementing our internal loan production and managing our interest rate risk; and

•	capitalizing on the profitability and growth opportunities in our retail banking network by expanding individual customer relationships and focusing on targeted market segments.
     Branch Expansion. As part of our strategy to expand our branch network, we plan to use the additional capital raised in this offering to support the establishment of new branches primarily in northeastern Florida, either by building or leasing new branch facilities, or through acquisition from other financial institutions. Our recently completed and known future branch initiatives include:
•	opening a new branch in 2006 in St. Johns County, Florida;

•	completing construction of a new location to replace an existing facility in Neptune Beach, Florida, which opened in January 2007;

•	relocating our Orange Park, Florida branch office to a newly leased space about one mile from the current location. By using the funds provided by the lessor to construct the interior of this facility and proceeds from the sale of our existing facility, we do not expect to use any of the net proceeds from this offering towards the relocation of this office;

•	obtaining zoning approval for a new owned facility to be built in 2008 at a second St. Johns County site. We estimate the cost, exclusive of the land which we currently own, to range from $900,000 to $1.6 million. We intend to use net proceeds of this offering to fund this initiative; and

•	constructing a new Florida headquarters that contains a branch office, with an anticipated completion date in the third quarter of 2009. We cannot estimate the total costs of this project at this time because site selection and the size of the building have not yet been determined. We anticipate using the net proceeds from this offering to fund this initiative.
Our results of operations may be significantly impacted by our ability to effectively implement our plans for expansion through acquisition or by the opening of new branches. Should we be unable to effectively integrate and manage acquired or merged businesses or attract significant new business through our branching efforts, our financial performance could be negatively impacted.

Average Balance Sheet and Rate Volume Analysis
     Average Balances, Net Interest Income, Yields Earned and Rates Paid.
     The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	At	For the Six Months Ended June 30,
	June, 30	2007			2006
	2007	Average		Average	Average		Average
	Average	Outstanding		Yield/	Outstanding		Yield/
	Yield/Cost	Balance	Interest	Cost(1)	Balance	Interest	Cost(1)
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable(2)	6.92%	$648,712	$22,533	6.95%	$600,179	$19,402	6.47%
Securities(3)	5.48%	121,712	3,232	5.33%	69,990	1,500	4.29%
Other interest-earning assets(4)	5.57%	46,711	1,257	5.38%	31,222	768	4.92%

Total interest-earning assets	6.63%	816,595	27,022	6.62%	701,391	21,670	6.18%
Non-interest-earning assets		58,775			57,799

Total assets		$875,370			$759,190

Interest-bearing liabilities:
Savings deposits	0.38%	$41,531	83	0.40%	$52,596	105	0.40%
Interest-bearing demand accounts	3.04%	51,649	788	3.05%	66,326	800	2.41%
Money market accounts	4.66%	144,651	3,325	4.60%	60,813	1,305	3.40%
Time deposits	5.00%	308,055	7,618	4.95%	304,118	6,161	4.05%
Federal Home Loan Bank advances	4.39%	142,822	3,209	4.49%	126,005	2,716	4.31%
Securities sold under agreements to repurchase	4.52%	46,379	1,108	4.53%	8,517	195	4.56%

Total interest-bearing liabilities	4.41%	737,671	16,131	4.37%	618,375	11,012	3.56%

Non-interest-bearing liabilities		46,379			46,821

Total liabilities		784,050			665,196
Stockholders’ equity		91,320			93,994

Total liabilities and stockholders’ equity		$875,370			$759,190

Net interest income			$10,891			$10,658

Net interest rate spread(5)				2.24%			2.62%

Net earning assets(6)		$78,924			$83,016

Net interest margin(7)				2.67%			3.04%

Average interest-earning assets to interest-bearing liabilities		110.70%			113.42%

(Footnotes follow on next page)

	For the Years Ended December 31,
	2006			2005			2004
	Average			Average			Average
	Outstanding		Average	Outstanding		Average	Outstanding		Average
	Balance	Interest	Yield/ Cost	Balance	Interest	Yield/ Cost	Balance	Interest	Yield/ Cost
				(Dollars in Thousands)
Interest-earning assets:
Loans receivable(2)	$613,532	$41,029	6.69%	$549,259	$33,606	6.12%	$484,978	$30,400	6.27%
Securities(3)	75,917	3,604	4.75%	63,338	2,092	3.30%	29,815	623	2.09%
Other interest-earning assets(4)	34,205	1,774	5.19%	45,632	1,556	3.41%	38,523	749	1.95%

Total interest-earning assets	723,654	46,407	6.41%	658,229	37,254	5.66%	553,316	31,772	5.74%
Non-interest-earning assets	56,600			46,658			31,541

Total assets	$780,254			$704,887			$584,857

Interest-bearing liabilities:
Savings deposits	$49,104	195	0.40%	61,069	260	0.43%	77,333	386	0.50%
Interest-bearing demand accounts	58,454	1,572	2.69%	60,774	1,307	2.15%	26,191	254	0.97%
Money market accounts	77,989	3,097	3.97%	53,942	1,415	2.62%	58,293	927	1.59%
Time deposits	312,564	13,584	4.35%	267,725	9,186	3.43%	224,965	6,617	2.94%
Federal Home Loan Bank advances	128,260	5,665	4.42%	119,463	4,971	4.16%	87,640	3,459	3.95%
Securities sold under agreements to repurchase	13,951	634	4.54%	—	—	—	—	—	—

Total interest-bearing liabilities	640,322	24,747	3.86%	562,973	17,139	3.04%	474,422	11,643	2.45%

Non-interest-bearing liabilities	46,318			42,744			56,083

Total liabilities	686,640			605,717			530,505
Stockholders’ equity	93,614			99,170			54,352

Total liabilities and stockholders’ equity	$780,254			$704,887			$584,857

Net interest income		$21,660			$20,115			$20,129

Net interest rate spread(5)			2.55%			2.62%			3.29%

Net earning assets(6)	$83,332			$95,256			$78,894

Net interest margin(7)			2.99%			3.06%			3.64%

Average interest-earning assets to average interest-bearing liabilities	113.01%			116.92%			116.63%

(1)	Yields and costs for the six months ended June 30, 2007 and 2006 are annualized.

(2)	Calculated net of deferred loan fees and allowance for loan losses. Nonaccrual loans included as loans carrying a zero yield.

(3)	Calculated based on carrying value. Not full tax equivalents, as the numbers would not change materially from those presented in the table.

(4)	Includes Federal Home Loan Bank stock at cost and term deposits with other financial institutions.

(5)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(6)	Net earning assets represents total interest-earning assets less total interest-bearing liabilities.

(7)	Net interest margin represents net interest income divided by average total interest-earning assets.

     Rate/Volume Analysis. The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006, for the year ended December 31, 2006 as compared to 2005 and for the year ended December 31, 2005 as compared to 2004. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in volume multiplied by the old rate; (2) changes in rate, which are changes in rate multiplied by the old volume; and (3) changes not solely attributable to rate or volume, which have been allocated proportionately to the change due to volume and the change due to rate.

	Six Months Ended June 30,			Years Ended December 31,			Years Ended December 31,
	2007 vs. 2006			2006 vs. 2005			2005 vs. 2004
	Increase (Decrease)		Total	Increase (Decrease)		Total	Increase (Decrease)		Total
	Due to		Increase	Due to		Increase	Due to		Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In Thousands)
Interest-earning assets:
Loans receivable	$1,630	$1,501	$3,131	$4,136	$3,287	$7,423	$3,932	$(726)	$3,206
Securities	1,298	434	1,732	472	1,039	1,511	969	500	1,469
Other interest-earning assets	411	78	489	(455)	674	219	159	648	807

Total interest-earning assets	3,339	2,013	5,352	4,153	5,000	9,153	5,060	422	5,482

Interest-bearing liabilities:
Savings deposits	(22)	—	(22)	(48)	(17)	(65)	(74)	(51)	(125)
Interest-bearing demand accounts	(198)	186	(12)	(51)	316	265	548	505	1,053
Money market accounts	1,826	465	2,291	781	901	1,682	(74)	561	487
Time deposits	81	1,376	1,457	1,697	2,701	4,398	1,369	1,199	2,568
Federal Home Loan Bank advances	374	118	492	378	315	693	1,316	197	1,513
Securities sold under agreements to repurchase	915	(2)	913	634	—	634	—	—	—

Total interest-bearing liabilities	2,976	2,143	5,119	3,391	4,216	7,606	3,085	2,411	5,496

Net interest income	$363	$(130)	$233	$762	$784	$1,547	$1,975	$(1,989)	$(14)

Comparison of Financial Condition at June 30, 2007 and December 31, 2006
     General. Annualized asset growth between December 31, 2006 and June 30, 2007 was approximately 13%. Loan growth slightly outpaced deposit growth, as we continued to offer competitive rates within our geographic market area. Prepayments decreased 28% in the three months ended June 30, 2007 as compared to the three months ended March 31, 2007, but were still above 2006 levels. Loan growth was slightly higher for the three months ended June 30, 2007 as compared to the three months ended March 31, 2007, which when combined with lower prepayment activity and the purchase of $13.9 million in loans, resulted in nearly 5% loan growth overall. As part of our ongoing asset and liability management strategy, we continued to leverage our growth in securities available for sale to take advantage of favorable interest rate spreads and to reduce our exposure to interest rate risk.
     Following is a summarized comparative balance sheet as of June 30, 2007 and December 31, 2006:

	June 30,	December 31,	Increase (decrease)
	2007	2006	Dollars	Percentage
	(Dollars in Thousands)
Assets
Cash and cash equivalents	$40,036	$41,057	$(1,021)	(2.5)%
Other interest-earning investments	—	1,200	(1,200)	(100.0)
Securities available for sale	126,857	99,231	27,626	27.8
Loans	673,908	644,222	29,686	4.6
Allowance for loan losses	(5,071)	(4,705)	(366)	7.8

Loans, net	668,837	639,517	29,320	4.6
Loans held for sale	2,332	4,365	(2,033)	(46.6)
Other assets	60,353	57,709	2,644	4.6

Total assets	$898,415	$843,079	$55,336	6.6%

Liabilities and stockholders’ equity
Deposits
Non-interest-bearing	$42,298	$38,301	$3,997	10.4%
Interest-bearing transaction accounts	50,325	52,895	(2,570)	(4.9)
Savings and money-market	211,284	158,229	53,055	33.5
Time	294,184	323,627	(29,443)	(9.1)

Total deposits	598,091	573,052	25,039	4.4
Federal Home Loan Bank advances	142,000	144,000	(2,000)	(1.4)
Securities sold under agreement to repurchase	63,500	29,000	34,500	119.0
Accrued expenses and other liabilities	5,727	5,940	(213)	(3.6)

Total liabilities	809,318	751,992	57,326	7.6
Stockholders’ equity	89,097	91,087	(1,990)	(2.2)

Total liabilities and stockholders’ equity	$898,415	$843,079	$55,336	6.6%

     Cash and cash equivalents. Cash and cash equivalents are comprised of cash-on-hand and interest-earning and non-interest-earning balances held in other depository institutions. We expect the balances we maintain in cash and cash equivalents will fluctuate as our other interest-earning assets mature, or we identify opportunities for longer-term investments that fit our growth strategy.
     Securities available for sale. Securities available for sale are composed principally of debt securities of U.S. Government-sponsored organizations and mortgage-backed securities. In the near term, we expect the composition of our investment portfolio to continue to be heavily weighted in these types of securities. During the six months ended June 30, 2007, we purchased $53.1 million of investment securities, increasing the investment balance by approximately $27.6 million to $126.9 million, net of maturities and sales of $25.5 million during the six-month period.

     Loans. Following is a comparative composition of net loans as of June 30, 2007 and December 31, 2006:

		Percent of total	December 31,	Percent of total
	June 30, 2007	loans	2006	loans
	(Dollars in Thousands)
Real estate loans:
One- to four-family	$349,412	52.1%	$334,000	52.1%
Commercial	69,390	10.4	60,912	9.5
Other(1)	39,587	5.9	34,446	5.4

Total real estate loans	$458,389	68.4%	$429,358	67.1%

Construction loans:
One- to four-family	$18,742	2.8%	$32,467	5.1%
Commercial	13,040	1.9	2,862	0.4
Acquisition and development	3,453	0.5	2,103	0.3

Total construction loans	$35,235	5.3%	$37,432	5.8%

Other loans:
Home equity	$97,306	14.5%	$91,062	14.2%
Consumer	63,662	9.5	63,630	9.9
Commercial business	15,577	2.3	19,044	3.0

Total other loans	$176,545	26.3%	$173,736	27.1%

Total loans	$670,169	100.0%	$640,526	100.0%

Allowance for loan losses	(5,071)		(4,705)
Net deferred loan costs	3,476		3,348
Premiums on purchased loans	263		348

Loans, net	$668,837		$639,517

(1)	Comprised of land and multifamily loans.
     The composition of our net loan portfolio is heavily weighted in loans secured by first mortgages, home equity loans, or second mortgages, all secured by one- to four-family residences, with approximately 66.6% of our loans invested in those types of loans at June 30, 2007, and December 31, 2006. As of June 30, 2007, growth in our one- to four-family residential mortgages, as a percentage of total loans, was virtually flat compared to the year-end 2006 balance. Growth in the first mortgage loan portfolio has been negatively impacted by a slowing in residential real estate sales activity in our markets. Recent reports by state and national real estate organizations have reported substantial declines in residential real estate activity in the northeastern Florida markets, as well as in Florida in general. As a result of these factors, we believe that growth in one- to four-family residential mortgages will be slow to rate in the near term. During the six months ended June 30, 2007, we purchased $13.0 million of adjustable-rate, one- to four-family residential loans, to supplement our internal loan originations. Depending on liquidity, earning needs, and the availability of high quality loans, we expect to continue to purchase adjustable rate one- to four-family residential mortgage loans to supplement our internal loan originations.

     At June 30, 2007, our loan portfolio was heavily weighted in the state of Florida, with 64.5% of one- to four-family loans being secured by properties in Florida. Georgia represents the second highest concentration with 27.4% of total one- to four-family loans. At June 30, 2007, 70.4% of our residential construction loan portfolio was concentrated in Florida. At June 30, 2007, approximately $5.5 million of the outstanding one- to four-family construction loan balances were associated with builders who had three or more concurrent projects with Atlantic Coast Bank.

	Georgia	Florida	Other States	Total
	(In Thousands)
One- to four-family first mortgages	$85,212	$231,808	$32,392	$349,412
One- to four-family home equity mortgages	39,330	55,278	2,698	97,306
One- to four-family construction loans	3,030	13,201	2,511	18,742

Total	$127,572	$300,287	$37,601	$465,460

     Total loan production of $104.4 million during the six months ended June 30, 2007 was derived from a diversified array of loan products including first mortgages, consumer, home equity, commercial, construction and other loans. The interest rate terms for most of these loan products are indexed to various indices, including the current prime rate and, as such, tend to have more favorable interest margins as compared to our cost of funds. Given the current interest rate environment, we expect to continue in the near term to focus our lending efforts on adjustable-rate loan products.
     Allowance for loan losses. Our allowance for loan losses was 0.75% and 0.73% of total loans outstanding at June 30, 2007 and December 31, 2006, respectively. Allowance for loan losses activity for the six months ended June 30, 2007 and 2006 was as follows:

	At or for the Six Months Ended June 30,
	2007	2006
	(In Thousands)
Beginning balance	$4,705	$4,587
Loans charged-off	(950)	(668)
Recoveries	511	420

Net charge-offs	(439)	(248)
Provision for loan losses	805	280

Ending balance	$5,071	$4,619

     The allowance for loan losses consists of general allowance allocations made for pools of homogeneous loans and specific allocations on individual loans for which management has significant concerns regarding the borrowers’ ability to repay the loans in accordance with the terms of the loans. Given the geographic concentration of our single-family residential loan portfolio in the northeastern Florida and southeastern Georgia market, overall credit quality continues to be strong relative to the southeast region and national markets in general. The stability of the residential real estate market is considered in management’s estimate of loan losses, as are the types of loan products within our portfolio. Moreover, we do not originate or purchase sub-prime loans for our portfolio.
     Non-performing loans totaled $3.1 million, constant at 0.47% of total loans, at both June 30, 2007, and December 31, 2006, and total impaired loans increased to $2.2 million at June 30, 2007 from $2.0 million at December 31, 2006. The total allowance allocated for impaired loans was $593,000 at June 30, 2007 and $572,000 as of December 31, 2006. As of June 30, 2007, and December 31, 2006, all non-performing loans were classified as non-accrual, and we did not have any restructured loans or loans 90 days past due and accruing interest as of June 30, 2007, and December 31, 2006. Non-performing loans, excluding small balance homogeneous loans, were $1.0 million and $1.1 million at June 30, 2007 and December 31, 2006, respectively, and all such non-performing loans were also reported as impaired loans.
     Deposits. Savings and money market deposit account balances increased at June 30, 2007 from December 31, 2006 due primarily to a carryover into 2007 of the attractive pricing being offered on our money market accounts. We increased deposit rates in 2006 in response to competition within our market, to both protect and grow deposit balances and fund loan growth.
     Securities sold under agreements to repurchase. Historically, we have only utilized advances from the FHLB or broker originated certificates of deposit as an alternative to deposits for funding our lending and investment activities. While we expect FHLB advances to continue to be a significant source of funds in the future, during 2006, we initiated our first financing arrangement involving the sale of securities under an agreement to repurchase to take advantage of favorable interest rates relative to deposits with comparable maturities.
     Securities sold under agreements to repurchase are secured by mortgage-backed securities with a carrying amount of $63.5 million at June 30, 2007. The agreements carry various periods of fixed interest rates that convert to callable floating rates in the future. Upon conversion, each agreement may be terminated in whole by the lender each following quarter. At maturity or termination, the securities underlying the agreements will be returned to us. As of June 30, 2007, the weighted average rate of the agreements was 4.52%.
     Depending on the availability of suitable securities and the prevailing interest rates and terms of alternative source of funds, we may continue to sell securities under agreements to repurchase in the future.
     Federal Home Loan Bank advances. FHLB advances had a weighted-average maturity of 74 months and a weighted-average rate of 4.49% at June 30, 2007. The decrease in FHLB borrowings at June 30, 2007 as compared to December 31, 2006 was due to the maturity of $22.0 million of advances and additional borrowings of $20.0 million. We expect to continue to utilize FHLB advances to manage short- and long-term liquidity needs to the extent we have borrowing capacity, funding needs and the interest cost of FHLB advances is attractive compared to deposits and other alternative source of funds.
     Stockholders’ equity. Stockholders’ equity decreased to approximately $89.1 million at June 30, 2007 from $91.1 million at December 31, 2006 primarily because of cash dividends and share repurchases. In June 2007, our Board of Directors declared a regular quarterly cash dividend at a rate of $0.14 per share. The dividend was payable on July 30, 2007, to stockholders of record on July 13, 2007. Atlantic Coast Federal, MHC which holds 8,728,500 shares, or 63.8% of our total outstanding stock, has waived receipt of the first and second quarter dividend on its owned shares. Total dividends for the six months ended June 30, 2007 charged to stockholders’ equity was approximately $1.2 million, and approximately $2.4 million of dividend payments were waived by Atlantic Coast Federal, MHC. We expect Atlantic Coast Federal, MHC to waive receipt of payment on future dividends for its owned shares.
     In September 2006, our Board of Directors approved a new repurchase plan to permit us to purchase, over a 12-month period, up to 10%, or 478,000 shares of our outstanding common stock. Since the approval of the new stock repurchase plan, we have repurchased approximately 295,000 shares at an average price of $18.16 per share, including approximately 106,000 shares repurchased at an average price of $18.59 during the six months ended June 30, 2007.

     The equity to assets ratio decreased to 9.9% at June 30, 2007, from 10.8% at December 31, 2006. The decrease was primarily due to common stock repurchased under our stock repurchase plan, the change in the fair market value of available-for-sale securities, and the rate of asset growth through June 30, 2007. Despite this decrease, Atlantic Coast Bank continued to be well in excess of all minimum regulatory capital requirements, and are considered “well capitalized” under those formulas. Total risk-based capital to risk-weighted assets was 12.6%, Tier 1 capital to risk-weighted assets was 11.8%, and Tier 1 capital to total adjusted total assets was 8.1% at June 30, 2007. These ratios as of December 31, 2006 were 13.8%, 13.1% and 9.3%, respectively.
Comparison of Results of Operations for the Six Months Ended June 30, 2007 and 2006.
     General. Our net income for the six months ended June 30, 2007, was $1.4 million, which was a decrease of $1.3 million from $2.7 million for the same period in 2006 primarily due to an increase in the provision for loan losses together with higher non-interest expenses. Net interest income increased 2.2%, or $232,000 for the six months ended June 30, 2007, compared to the same period in 2006, due primarily to the growth in the average balance of interest-earning assets, and to a lesser extent, higher interest rates, which slightly outpaced the growth in the average balance of interest-bearing liabilities and the associated cost of funds. Non-interest income for the six months ended June 30, 2007 decreased by 4.6%, or $189,000, to $3.9 million as compared to $4.1 million for the same six months in 2006, due primarily to lower transactional based service charges and fees. Non-interest expense grew $1.4 million, or 13.7%, to $11.9 million for the six months ended June 30, 2007, from $10.5 million for the same period in 2006 due to increased compensation and benefit costs and other non-interest costs.
     Interest income. The majority of the increase in interest income for the six months ended June 30, 2007, as compared to the same period in 2006, was attributed to growth in average outstanding interest-earning assets, although the rate on interest-earning assets also was a contributing factor. Loans accounted for approximately 58% of the interest income growth, or $3.1 million for the six months ended June 30, 2007, as compared to the same period in 2006. The increased interest income from loans was due nearly equally to increased average outstanding balances and the yield earned on the loans balances as a result of growth in loans indexed to the prime rate. The flattening of the yield curve over the last 12 months and a softening in residential real estate sales has led us to increase our emphasis on floating rate interest-based loans, such as home equity lending, adjustable-rate first mortgages, construction loans and commercial real estate loans. The growth in average outstanding balances of home equity loans, adjustable-rate first mortgages, construction loans and commercial real estate loans for the six months ended June 30, 2007, as compared to the same period in 2006, accounted for approximately 44%, or $21.5 million of the total $48.5 million in average loan growth. During the same periods, the prime rate increased 100 basis points from 7.25% to 8.25%.
     The growth in interest income from investment securities and other interest-earning assets for the six months ended June 30, 2007, as compared to the same period in 2006 was mainly due to higher average balances as we continued to leverage our growth in securities available for sale to take advantage of favorable interest rate spreads and to reduce our exposure to interest rate risk. In addition yields on these assets have consistently tracked upward with increases to short-term interest rates.
     We expect interest income will increase as average interest-earning assets and interest rates on such assets increase. Growth in interest-earnings assets is partly dependent on funding from deposit growth in existing markets as well as from new branches opened in the second-half of 2006. Our interest income could be adversely impacted by continued low interest rates on longer-term loans, such as one- to four-family residential loans and the availability of higher interest-earning assets.

     Interest expense. The increase in interest expense for the six months ended June 30, 2007, as compared to the same period in 2006, was largely due to growth in average outstanding balances of interest-bearing deposit accounts, as well as higher cost of funds period to period of approximately 81 basis points. In order to fund loan growth and maintain deposit market share, we have continued to pay attractive interest rates on our money-market accounts, interest-bearing demand accounts and time deposits. The rate of interest expense on our FHLB advances remained relatively flat for the six months ended June 30, 2007 as compared to the same period in 2006, as new advances have generally had longer maturities and, therefore, we have benefited from the flattening of the yield curve. Given the current rate environment, and the intense competition for deposits in our market, management does not expect interest rates paid on deposits to decline in the near term.
     Net interest income. Net interest income increased during the six months ended June 30, 2007, as compared to the same period in 2006, as the growth in interest income outpaced the growth in interest expense. As discussed above, increases in prime rate based loans and overall steady growth in average outstanding balances has enabled us to increase the overall yield of the loan portfolio. In addition, yields on securities have increased as short-term interest rates have tracked upward. However, our net interest rate spread, which is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities, decreased 38 basis points for the six months ended June 30, 2007 as compared to the same period in 2006. For the same comparative periods, our net interest margin, which is net interest income, expressed as a percentage of our average interest-earning assets decreased 37 basis points.
     Our rapid loan growth which began during 2004, primarily in adjustable rate one- to four-family residential mortgages, as well as the near-complete refinancing of our existing residential mortgage portfolio, occurred during a period of unprecedented low interest rates. Due to the various interest rate reset terms of our adjustable- rate mortgage products, increases in market interest rates do not generally result in immediate increases in interest rate yields. Given the delay in adjustable-rate mortgage product re-pricing to changes in market rates, a lending environment characterized by a flat yield curve combined with the fact that 41% of our loan portfolio is comprised of longer-term fixed rate one- to four-family residential loans, management believes the yield curve will continue to put pressure on net interest margin for the rest of 2007, but does not expect the situation to worsen significantly. However, management also expects interest income to grow as we continue to emphasize loan growth in home equity, construction and commercial loans.
     Provision for loan losses. We establish provisions for loan losses, which are charged to operations, at a level required to reflect probable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, the source of origination of those loans, adverse situations that may affect borrowers’ ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions, source of loan origination, and other relevant data. Larger non-homogeneous loans, such as commercial loans for which management has concerns about the borrowers’ ability to repay, are evaluated individually, and specific allowance allocations are provided for such loans when necessary.
     Based on management’s evaluation of these factors, we made provisions of $805,000 and $280,000 during the six months ended June 30, 2007 and 2006, respectively. The year-over-year change was primarily due the collection of a large commercial loan previously classified as impaired and the reversal of the associated reserve, along with the positive impact of credit improvements on several other loans during the first quarter of 2006, and to a lesser extent growth in our loan portfolio. Net charge-offs for the six months ended June 30, 2007, were $439,000. By comparison, net charge-offs for the same six months in 2006 were $248,000. The increase in net charge-offs was due primarily to the write-down and reclassification of previously impaired residential construction loans to other real estate owned during the quarter ended June 30, 2007.
     Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the allowance for loan losses based on all known and inherent losses that are both probable and can be reasonably estimated. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions and changes in borrower situations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of June 30, 2007, is maintained at a level that represents management’s best estimate of probable losses in the loan portfolio.
     Non-interest income. The components of non-interest income for the six months ended June 30, 2007 and 2006 were as follows:

	Six months ended
	June 30,		Increase (decrease)
	2007	2006	Dollars	Percentage
	(Dollars in Thousands)
Service charges and fees	$2,540	$2,844	$(304)	(10.7)%
Net loss on available for sale securities	(46)	(165)	119	(72.1)
Gain on sale of real estate mortgages held for sale	15	16	(1)	(6.3)
Commission income	137	149	(12)	(8.1)
Interchange fees	443	394	49	12.4
Bank owned life insurance earnings	428	415	13	3.1
Other	371	424	(53)	(12.5)

Total	$3,888	$4,077	$(189)	(4.6)%

     The decrease in non-interest income, primarily as a result of a decrease in service charges and fees, was offset by lower net losses on available for sale securities. Services charges and fees, which are transactional based charges accessed on deposit accounts, declined primarily due to a decrease in the number of returned items (i.e., non-sufficient funds or “NSF”) and the associated fees which more than offset the continued growth in ATM and check card overdraft fees.
     Non-interest expense. The components of non-interest expense for the six months ended June 30, 2007 and 2006 were as follows:

	Six months ended
	June 30,		Increase (decrease)
	2007	2006	Dollars	Percentage
	(Dollars in Thousands)
Compensation and benefits	$6,170	$5,244	$926	17.7%
Occupancy and equipment	1,191	997	194	19.5
Data processing	604	806	(202)	(25.1)
Advertising	296	430	(134)	(31.2)
Outside professional services	1,372	950	422	44.4
Interchange charges	193	328	(135)	(41.2)
Collection expense and repossessed asset losses	133	163	(30)	(18.4)
Telephone	227	243	(16)	(6.6)
Other	1,733	1,327	406	30.6

Total	$11,919	$10,488	$1,431	13.6%

     Approximately 59% of the increase to compensation and benefit expense for the six months ended June 30, 2007, as compared to the same period in 2006, was due to increased salaries. This increase reflected higher salaries for regular annual salary increases, new executive additions, personnel costs associated with a new branch opened in Jacksonville in the fall of 2006, and the expansion of our private banking activities. It also reflected higher legal and accounting fees related to the recent restatement of financial results and filings of amended reports with the Securities and Exchange Commission on Form 10-K/A for 2006 and Form 10-Q/A for the first quarter of 2007 to correct the accounting treatment for two interest rate swap agreements, as well as increased legal fees for newly required executive compensation disclosures that were reflected in our most recent proxy statement. Occupancy costs also rose due to the opening of the new branch, as did Federal Deposit Insurance Corporation premiums due to an increase in the assessment rate and a change in the timing of assessments. These higher costs were offset to some extent by lower data processing costs and advertising expenses. In the near term, we expect that non-interest expenses will continue to put pressure on earnings as management continues to align our operations and organizational structure to meet our strategic growth and profitability objectives.
     Income tax expense. Income tax expense decreased $631,000 to $635,000 for the six months ended June 30, 2007, from $1.3 million for the same period in 2006 due to a decrease in income before taxes. Management anticipates that income tax expense will continue to vary as income before income taxes varies.
Comparison of Financial Condition at December 31, 2006 and at December 31, 2005
     General. Balance sheet growth for the year ended December 31, 2006 as compared to the year ended December 31, 2005 reflected a double-digit increase for the second consecutive year. Deposit growth slightly exceeded loan demand, allowing us to fund internally the loan growth. Investment securities grew as we leveraged our borrowings.

     Following is a summarized comparative balance sheet as of December 31, 2006 and December 31, 2005:

	As of December 31,		Increase (decrease)
	2006	2005	Dollars	Percentage
	(Dollars in Thousands)
Assets
Cash and cash equivalents	$41,057	$37,959	$3,098	8.2%
Other interest-earning investments	1,200	1,800	(600)	(33.3)
Securities available for sale	99,231	71,965	27,266	37.9
Loans	644,222	585,028	59,194	10.1
Allowance for loan losses	(4,705)	(4,587)	(118)	2.6

Loans, net	639,517	580,441	59,076	10.2
Loans held for sale	4,365	100	4,265	4,265.0
Other assets	57,709	51,851	5,858	11.3

Total assets	$843,079	$744,116	$98,963	13.3%

Liabilities and stockholders’ equity
Deposits
Non-interest-bearing	$38,301	$38,454	$(153)	(0.4)
Interest-bearing transaction accounts	52,895	79,739	(26,844)	(33.7)
Savings and money-market	158,229	100,259	57,970	57.8
Time	323,627	297,869	25,758	8.6

Total deposits	573,052	516,321	56,731	11.0
Federal Home Loan Bank advances	144,000	129,000	15,000	11.6
Securities sold under agreement to repurchase	29,000	—	29,000	—
Accrued expenses and other liabilities	5,940	5,877	63	1.1

Total liabilities	751,992	651,198	100,794	15.5
Stockholders’ equity	91,087	92,918	(1,831)	(2.0)

Total liabilities and stockholders’ equity	$843,079	$744,116	$98,963	13.3%

     Cash and cash equivalents. Cash and cash equivalents are comprised principally of balances held in other depository institutions. It is expected that the balances maintained in cash and cash equivalents will fluctuate as other interest-earning assets mature, management identifies opportunities for longer-term investments that fit our growth strategy, or daily operating liquidity increases or decreases.
     Securities available for sale. As part of our ongoing asset and liability management strategy, we continued to leverage our growth in securities available for sale to take advantage of favorable interest rate spreads and to reduce exposure to interest rate risk. Securities available for sale are comprised primarily of debt securities of U.S. Government-sponsored organizations, or mortgage-backed securities. In the near-term management expects the composition of the investment in securities available for sale to continue to be heavily weighted in mortgage-backed securities and the debt of government-sponsored organizations that issue mortgages. During the year ended December 31, 2006, we purchased approximately $61.6 million of investment securities, which includes securities purchased to replace those designated for sale as of March 31, 2006 (see “—Comparison of Results of Operations for the years ended December 31, 2006 and 2005 – Non-interest Expense”), nearly all of which were mortgage-backed securities or the debt of government-sponsored organizations.
     Real estate mortgages held for sale. Real estate mortgages held for sale are comprised entirely of loans secured by one- to four-family residences. Approximately $4.4 million of the balance outstanding at December 31, 2006, was composed of individual residential mortgage loans assigned to us in connection with a loan agreement with a mortgage broker entered into during 2006. Under the terms of the loan agreement, we provide funds to the mortgage broker for individual mortgage loan closings. In exchange we accept an assignment of the individual mortgage loan pending its sale to various third-party investors arranged by the mortgage broker. Upon acceptance for purchase by the third-party investors, the loan agreement requires us to reassign the loan back to the mortgage broker at par, for completion of the third-party sale. We receive interest income upon the sale of these loans for the period of the assignment. As of December 31, 2006, the weighted average number of days outstanding of real estate mortgages held for sale was approximately 20 days.
     Loans. The following is a comparison of our loan portfolio as of December 31, 2006 and December 31, 2005:

	As of December 31,
	2006		2005
		Percent of		Percent of	Increase (decrease)
	Amount	total loans	Amount	total loans	Dollars	Percentage
	(Dollars in Thousands)
Real estate loans:
One- to four-family	$334,000	52.1%	$324,681	55.9%	$9,319	2.9%
Commercial	60,912	9.5	59,074	10.2	1,838	3.1
Other(1)	34,446	5.5	20,302	3.4	14,144	69.7

Total real estate loans	429,358	67.1	404,057	69.5	25,301	6.3

Construction loans:
One- to four-family	32,467	5.1	24,243	4.2	8,224	33.9
Commercial	2,862	0.4	2,577	0.4	285	11.1
Acquisition and development	2,103	0.3	—	0.0	2,103	N/A

Total construction loans	37,432	5.8	26,820	4.6	10,612	39.6

Other loans:
Home equity	91,062	14.2	79,016	13.6	12,046	15.2
Consumer	63,630	9.9	62,846	10.8	784	1.2
Commercial business	19,044	3.0	8,430	1.5	10,614	125.9

Total other loans	173,736	27.1	150,292	25.9	23,444	15.6

Total loans	640,526	100.0%	581,169	100.0%	59,357	10.2

Net deferred loan costs	3,348		3,164		184	5.8
Premiums on purchased loans	348		695		(347)	(49.9)
Allowance for loan losses	(4,705)		(4,587)		(118)	2.6

Loans, net	$639,517		$580,441		$59,076	10.2%

(1)	Comprised of land and multi-family loans.
     The composition of the loan portfolio is heavily weighted toward loans secured by first mortgages, home equity loans, or second mortgages on one- to four-family residences. These loan categories represented approximately 66% and 69% of the total loan portfolio at December 31, 2006, and December 31, 2005, respectively. The relatively modest increase in our largest loan category, one- to four-family residential mortgages, reflects a change made to our marketing strategy in the second half of 2005 to reduce emphasis on this category of loans due to the ongoing flat/inverted yield curve, which has continued to hold interest rates on longer-term loans low relative to our cost of funds. More recently, growth has been negatively impacted by the slowing in residential real estate sales activity in our markets.

     Recent reports by state and national real estate organizations have reported substantial declines in residential real estate sales activity in the northeastern Florida markets, as well as in Florida in general. As a result of these factors, management believes that growth in one- to four-family residential mortgages will be slow to moderate in the near term. During 2006, in order to supplement internal retail loan origination volumes, we purchased $36 million of adjustable-rate one- to four-family residential loans. Depending on liquidity, earning needs and the supply of high-quality loans, management expects to continue to purchase adjustable rate one- to four-family residential mortgage loans to supplement internal loan originations and maintain current loan portfolio balances.
     At December 31, 2006, our loan portfolio was heavily weighted in the State of Florida with 68% of one- to four-family loans being secured by properties in Florida. Georgia represented the second highest concentration with 27% of total one- to four-family loans. At December 31, 2006, 95% of our residential construction loan portfolio was concentrated in Florida. At the end of 2006, approximately $13.5 million of the outstanding one- to four-family construction loan balances were associated with builders who had three or more concurrent projects with Atlantic Coast Bank.

	Georgia	Florida	Other States	Total
	(In Thousands)
One- to four-family first mortgages	$86,283	$225,959	$21,758	$334,000
One- to four-family home equity mortgages	35,622	54,769	671	91,062
One- to four-family construction loans	1,653	30,814	—	32,467

Total	$123,558	$311,541	$22,430	$457,529

     Total loan growth during 2006 was achieved primarily from home equity loans, construction loans (primarily for the construction of one- to four-family residential properties) and other real estate collateralized loans. The growth in other real estate collateralized loans has been primarily from loans to real estate developers for the acquisition and development of one- to four-family residential developments. The interest rate terms for these loan types are generally indexed to the prime rate, and accordingly have more favorable interest margins relative to our cost of funds. The majority of the construction loan balances at December 31, 2006 and 2005 were composed of loans acquired from mortgage brokers under arrangements that require the balance to be paid off with permanent financing from a third-party lender at the completion of construction. Given the current interest rate environment we expect to continue to focus our lending efforts in the near term on home equity lending products and financing the construction of one- to four-family residences.
     Allowance for Loan Losses. The allowance for loan losses was 0.73% and 0.78% of total loans outstanding at December 31, 2006 and 2005 respectively. Allowance for loan losses activity for the years ended December 31, 2006 and 2005 was as follows:

	At or for the Year Ended December 31,
	2006	2005
	(In Thousands)
Beginning balance	$4,587	$3,956
Loans charged-off	(1,215)	(2,326)
Recoveries	858	836

Net charge-offs	(357)	(1,490)
Provision for loan losses	475	2,121

Ending balance	$4,705	$4,587

     Net charge-offs to average outstanding loans were 0.06% in 2006 as compared to 0.27% in 2005. Gross charge-offs in 2005 included a charge of $605,000 in the second quarter of 2005 for the remaining balance of a commercial real estate loan relationship which had been made for the construction of a commercial water treatment plant. There were no similar large charge-offs during 2006.
     The allowance for loan losses consists of general allowance allocations made for pools of homogeneous loans and specific allocations on individual loans for which management has significant concerns regarding the borrowers’ ability to repay the loans in accordance with the terms of the loans. Non-performing loans totaled $3.1 million and $2.6 million at December 31, 2006 and 2005, respectively, and total impaired loans decreased to $2.0 million at December 31, 2006 from $4.5 million at December 31, 2005, due to improving credit conditions of borrowers or loan payoffs. The total allowance allocated for impaired loans was $572,000 and $1.0 million as of December 31, 2006 and 2005, respectively. As of December 31, 2006, and December 31, 2005, all non-performing loans were classified as non-accrual, and we did not have any restructured loans or loans 90 days past due and accruing interest. Non-performing loans, excluding small balance homogeneous loans, were $1.1 million and $1.2 million at December 31, 2006 and December 31, 2005, respectively. At December 31, 2006 and 2005, all such non-performing loans were also reported as impaired loans.
     Included in non-performing loans is a pool of small equipment and automobile leases we purchased in 2001. The balance of the leases, net of the allowance for loan and lease losses allocated, was $623,000 and $634,000 as of December 31, 2006 and 2005, respectively. During 2005 we signed a settlement agreement with the bankruptcy trustee of the seller, which led to the receipt of $297,000 in lease payments that were being held by the trustee. This payment, along with approximately $11,000 in 2006 and $9,000 in 2005, was applied to the principal balance outstanding. The leases are backed by surety bonds and we have filed a claim with the insurance company for approximately $1.7 million plus interest, which represents the balance of the leases at the time regular payments ceased in late 2001 less amounts received in 2005 and 2006. The insurance company has denied the claim, alleging the seller of the leases engaged in fraudulent lending activities. We, along with numerous other creditors who purchased the leases, have pursued collection of our claim by filing a lawsuit against the insurance company. Legal costs incurred in association with the collection of the leases were $212,000 and $335,000 for 2006 and 2005, respectively, and are recorded in outside professional services in the consolidated statements of income.
     The previous charge-offs on these leases and the current level of allowance for loan losses allocation for the remaining balance of these leases are indicative of management’s best estimate of the probable losses incurred, based on consultation with legal counsel. Management continues to vigorously pursue collection on the surety bonds, including the $623,000 ($773,000 remaining balance less $150,000 allocation of the allowance for loan and lease losses) net amount included in our financial statements as of December 31, 2006. Management believes that there is a possibility that no amount will be collected in the future; therefore, additional losses may be incurred up to the $623,000. Collection of the full $1.7 million claim may also occur, although this is not considered likely as we may settle for some lower amount.
     Deposits. Savings and money market deposit account balances grew during the year ended December 31, 2006 as compared to 2005, as we increased the interest rates paid on our money market products to match the rates of competitors in our markets. While raising the interest rates was necessary to both protect and grow deposit balances, management believes to a certain degree it has led to disintermediation within our deposit products, particularly from interest-bearing demand accounts, when balances have declined during the year, partially offsetting the growth in money market account balances over the same period of time.
     The increase in time deposits as of December 31, 2006, as compared to 2005, includes approximately $6.7 million of additional brokered deposits. The brokered deposits have been used to replace maturing certificates of deposit and fund loan growth. Management expects future deposit growth as we expand our products and services in new and existing markets particularly in core deposit products. Additionally, management anticipates that we will continue to purchase brokered deposits to meet liquidity demands when interest rates are favorable.
     Securities sold under agreements to repurchase. Historically, we have only utilized advances from the Federal Home Loan Bank of Atlanta or brokered originated certificates of deposit as an alternative to organic deposits for funding our lending and investment activities. While management expects Federal Home Loan Bank advances to continue to be a significant source of funds in the future, we also initiated our first financing arrangement involving the sale of securities under an agreement to repurchase during 2006 to take advantage of favorable interest rates relative to deposits with comparable maturities.
     Securities sold under agreements to repurchase are secured by mortgage-backed securities with a carrying amount of $29.0 million at December 31, 2006 with maturities beginning in February 2011 although, beginning in February 2007, individual advances may be terminated in whole by the lender each following quarter. At maturity or termination, the securities underlying the agreements will be returned to us. At the date of the transaction, the interest rate was fixed at 4.53% until February 2007, at which time it converts to a floating rate of 8.50% minus 3-month LIBOR, up to a maximum rate of 5.75%.
     Depending on the availability of suitable securities and the prevailing interest rates and terms of alternative source of funds, we may continue to sell securities under agreements to repurchase in the future.
     Federal Home Loan Bank advances. We borrow funds from the Federal Home Loan Bank to support our lending and investment activities. The increase in Federal Home Loan Bank borrowings at December 31, 2006 as compared to December 31, 2005, was due to additional advances of $40.0 million used to replace $25.0 million of advances that matured in 2006 and to fund lending growth. In connection with our asset liability management strategy, we pre-paid a $5.0 million advance from the Federal Home Loan Bank during the second quarter of 2006. The advance, which did not have a pre-payment penalty, had an original maturity date of February 2014 and an interest rate based on the 3-month LIBOR plus 22 basis points. At the same time we also terminated an interest rate swap agreement prior to maturity that had been used to mitigate the interest rate risk associated with the Federal Home Loan Bank advance.
     Federal Home Loan Bank advances had a weighted-average maturity of 71 months and a weighted-average rate of 4.42% at December 31, 2006. We expect to continue to utilize Federal Home Loan Bank advances to manage short- and long-term liquidity needs to the extent we have borrowing capacity, need additional sources of funding and the interest cost of Federal Home Loan Bank advances is attractive compared to deposits and other alternative source of funds.
     Stockholders’ Equity. Stockholders’ equity decreased to approximately $91.1 million at December 31, 2006 from $92.9 million at December 31, 2005 primarily because of the payment of cash dividends and share repurchases. Net other comprehensive income for the year ended December 31, 2006 resulted from a $204,000 increase in unrealized gains on available for sale securities, net of taxes. Going forward, management expects changes in interest rates to continue to cause swings in unrealized gains and losses from available-for-sale securities.
     During 2006, our Board of Directors declared regular quarterly cash dividends in the aggregate of $0.42 per share. Atlantic Coast Federal, MHC which held 8,728,500 shares, or 63.3% of our total outstanding stock at December 31, 2006 waived receipt of the dividends on its owned shares for each quarter of 2006. Total dividend payments waived by Atlantic Coast Federal, MHC were $3.7 million. Management expects Atlantic Coast Federal, MHC to waive receipt of payment on future dividends for its owned shares.
     In August 2006, we completed a stock repurchase plan that began in early November 2005 by repurchasing approximately 200,000 shares of our common stock at an average price of $17.28 per share during that period. In September 2006, our Board of Directors approved a new repurchase plan to permit us to purchase, over a 12-month period, up to 10%, or 478,000 shares of our outstanding common stock. Following the approval of the new stock repurchase plan we repurchased approximately 190,000 shares at an average price of $17.92 per share. As of December 31, 2006 approximately 288,000 shares of common stock remained to be repurchased under this plan although no assurances can be made regarding the number of shares, if any, that will actually be purchased, or the price that will be paid for such shares.
     Our equity to total assets ratio decreased to 10.81% at December 31, 2006, from 12.49% at December 31, 2005. The decrease was primarily due to the rate of asset growth through December 31, 2006 and the stock purchase program. Despite this decrease, Atlantic Coast Bank continued to be well in excess of all minimum regulatory capital requirements, and was considered “well-capitalized” under this requirement. Total risk-based capital to risk-weighted assets was 13.8%, Tier 1 capital to risk-weighted assets was 13.1%, and Tier 1 capital to adjusted total assets was 9.3% at December 31, 2006. These ratios as of December 31, 2005 were 15.7%, 15.0% and 10.0%, respectively.
Comparison of Results of Operations for the Years Ended December 31, 2006 and 2005.
     General. Net income for the year ended December 31, 2006, was $5.1 million, an increase of $104,000 over the year ended December 31, 2005. Net interest income increased 7.7%, or $1.5 million in the year ended December 31, 2006 to $21.7 million, compared to $20.1 million for 2005, due to growth in interest-earning assets combined with an increase in the interest yield on such assets that offset the rising cost of deposits. The provision for loan losses decreased 77.6%, or $1.6 million to $475,000 for the year ended December 31, 2006, as compared to $2.1 million in 2005, on the basis of improved credit quality. Non-interest income for the year ended December 31, 2006 grew by 0.9% to $8.0 million, as compared to $7.9 million in 2005, due primarily to increased service charges and fees. The slight increase in non-interest income was offset by increased non-interest expense, which grew $2.1 million, or 10.5%, to $21.7 million for the year ended December 31, 2006, from $19.6 million in 2005, due to increased compensation and benefit costs and other operating costs.
     Interest income. The increase in interest income for the year ended December 31, 2006, as compared to 2005, was largely due to the rate earned on interest-earning assets, although growth in the average balance of outstanding interest-earning assets also contributed to such growth. Loans accounted for approximately 81% of the interest income growth, or $7.4 million for the year ended December 31, 2006, as compared to 2005. While the majority of the increased interest income from loans was due to increased average outstanding balances, we also increased our yield on average outstanding loan balances as a result of growth in prime interest rate-based loans. As discussed above in “—Comparison of Financial Condition at December 31, 2006 and December 31, 2005—Loans,” the inverted yield curve over the 12 months ended December 31, 2006 and a softening in residential real estate sales led us to increase our emphasis on prime rate interest-based loans, such as home equity one- to four-family lending, construction loans and commercial real estate loans. The growth in the average outstanding balances of home equity one- to four-family loans, construction loans and commercial real estate loans for the year ended December 31, 2006, as compared to 2005, accounted for approximately 76%, or $49.1 million of the total $64.3 million in average loan growth. During the same period, the average prime rate increased 100 basis points from 7.25% to 8.25%.
     The growth in interest income from investment securities and other interest-earning assets for the year ended December 31, 2006, as compared to 2005 was due to increased yields on these assets, which have tracked upward consistent with increases in short-term interest rates.
     Growth in interest-earning assets is partly dependent on funding from deposit growth in existing markets and the opening of new branches in the second-half of 2006. Interest income could be adversely impacted by continued low interest rates on longer-term loans, such as one- to four-family residential loans and the availability of the type of interest-earning assets desired for investment.
     Interest expense. The increase in interest expense for the year ended December 31, 2006, as compared to 2005, was partially due to growth in the average outstanding balances of interest-bearing deposit accounts, but more significantly due to increases to interest rates paid on those accounts. During the period of time from the end of 2005, until the end of 2006, the Federal Reserve Board increased the target rate for Federal Funds borrowings by 100 basis points, from 4.25% to 5.25%. In general, this led to significant rate increases for interest-bearing deposit accounts in our markets, where competition for deposits among financial institutions is intense. In order to fund loan growth and maintain deposit market share, we have increased interest rates on our money-market accounts, interest-bearing demand accounts and time deposits. The rate of interest expense on Federal Home Loan Bank advances remained relatively flat for the year ended December 31, 2006 as compared to 2005, as new advances have generally had longer maturities and, therefore, we benefited from the flat or inverted yield curve.
     Net interest income. Net interest income increased during the year ended December 31, 2006, as compared to 2005, as the growth in interest income outpaced the growth in interest expense. As discussed above, in addition to steady growth in average outstanding balances, increases in prime rate based loans, in part, enabled us to increase the overall yield of the loan portfolio. In addition yields on securities increased as short-term interest rates tracked upward. Net interest rate spread, which is the difference between the interest yield earned on interest-earning assets and the interest rate paid on interest-bearing liabilities, decreased seven basis points for the year ended December 31, 2006 as compared to 2005. For the same comparative years, net interest margin, which is net interest income expressed as a percentage of average interest-earning assets, decreased seven basis points.
     While the net interest rate spread and net interest margin held up reasonably well, declining only seven basis points for the year, we experienced significant margin compression during the fourth quarter of 2006. During this period, deposit growth of $27 million significantly outpaced loan growth of $15 million. Further, the deposit growth occurred in the highest tiers of our money market account and time deposits. This deposit growth in the most expensive deposit products during a period when loan growth did not keep pace led to a net interest margin decline of 21 basis points to 2.85% in the fourth quarter of 2006 as compared to the third quarter of 2006.
     Provision for loan losses. We establish the provision for loan losses, which are charged to operations, at a level required to reflect probable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, the source of origination of those loans, adverse situations that may affect borrowers’ ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions, source of loan origination, and other relevant data. Larger non-homogeneous loans, such as commercial loans for which management has concerns about the borrowers’ ability to repay, are evaluated individually, and specific allowance allocations are provided for such loans when necessary.
     Based on management’s evaluation of these factors, provisions of $475,000 and $2.1 million were made during the years ended December 31, 2006 and 2005, respectively. The decrease in the provision for loan losses was primarily due to a decline in specific reserves for large non-homogenous loans as a result of improved credit quality and a decrease in net-charge offs. For the year ended December 31, 2006 net charge-offs were $357,000, while for 2005, net charge-offs were $1.5 million.
     Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the allowance for loan losses based on all known and inherent losses that are both probable and can be reasonably estimated. While management uses available information to recognize losses on loans, future loan loss provisions may necessarily be based on changes in economic conditions and changes in borrower situations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of December 31, 2006, was maintained at a level that represents management’s best estimate of probable incurred losses in the loan portfolio.
     Non-interest income. The components of non-interest income for the years ended December 31, 2006 and 2005 were as follows:

	For the Year Ended
	December 31,		Increase (decrease)
	2006	2005	Dollars	Percentage
	(Dollars in Thousands)
Service charges and fees	$5,745	$5,351	$394	7.4%
Net loss on available for sale securities	(163)	(80)	(83)	103.8
Gain on sale of real estate mortgages held for sale	67	121	(54)	(44.6)
Commission income	314	406	(92)	(22.7)
Interchange fees	791	752	39	5.2
Bank owned life insurance earnings	840	603	237	39.3
Other	411	784	(373)	(47.6)

Total	$8,005	$7,937	$68	0.9%

     Services charges and fees, which are earned primarily based on transaction services for deposit account customers, increased as a result of increased ATM and check card overdraft fees which began in the third quarter of 2005. The implementation of overdraft fees for ATM and check card overdrafts was part of several fee initiatives started in 2005, which focused on improving our discipline over service charge fees and collections. New growth of non-interest income will principally result from expanded products and services in existing markets and new branches opened in the fourth quarter of 2006 and the first quarter of 2007.
     The net loss on available for sale securities for the year ended December 31, 2006, was due to the recognition of an impairment loss on certain Federal Home Loan Bank debt securities held at the end of the first quarter of 2006 for $177,000. The impairment loss was estimated based on the difference between the original cost of the securities and their estimated fair value as of March 31, 2006. The securities were sold during the second quarter for an actual loss of $163,000 and the loss recorded at the time the securities were identified for disposal was adjusted to the actual loss at the time of the sale. The securities disposed of had an original purchase cost of $16.0 million and a weighted average yield of 3.84%. They were identified for disposal in an effort to improve our net interest margin. During the second quarter of 2006 we purchased a similar amount of securities with a weighted average interest rate of 5.77%.
     The growth in bank owned life insurance earnings for the year ended December 31, 2006, as compared to 2005, was due to an increase in the average amount invested from $14.9 million in 2005 to $20.9 million in 2006.
     Other non-interest income for the year ended December 31, 2006 included a $10,000 decrease to the fair market value of outstanding interest rate swap agreements. During 2004, as part of our asset and liability management strategy, we entered into two interest rate swap agreements with a combined notional amount totaling $10.0 million and $15.0 million at December 31, 2006 and 2005, respectively, to economically hedge, although not an accounting hedge, the risk of changing interest rates associated with certain floating rate Federal Home Loan Bank advances. During the second quarter of 2006, we terminated, prior to its contractual maturity, one of the outstanding interest rate swap agreements having a $5.0 million notional value and repaid, without penalty, the associated Federal Home Loan Bank advance that the interest rate swap was economically hedging. In addition, during the third quarter of 2005, we entered into two interest rate swap agreements with a combined notional amount of $10.0 million, $5.0 million of which matured in the third quarter of 2006, to economically hedge, although not an accounting hedge, the variable portion of the home equity portfolio against the possibility of declining interest rates. At December 31, 2006 and 2005, the fair market value of the outstanding interest rate swap agreements was $637,000 and $647,000, respectively.
     Non-interest expense. The components of non-interest expense for the years ended December 31, 2006 and 2005 were as follows:

	For the Year Ended
	December 31		Increase (decrease)
	2006	2005	Dollars	Percentage
	(Dollars in Thousands)
Compensation and benefits	$10,947	$9,369	$1,578	16.8%
Occupancy and equipment	2,228	1,738	490	28.2
Data processing	1,483	1,348	135	10.0
Advertising	847	609	238	39.1
Outside professional services	1,994	2,286	(292)	(12.8)
Interchange charges	491	624	(133)	(21.3)
Collection expense and repossessed asset losses	267	341	(74)	(21.7)
Telephone	500	539	(39)	(7.2)
Other	2,922	2,762	160	5.8

Total	$21,679	$19,616	$2,063	10.5%

     Compensation and benefit expense for the year ended December 31, 2006, as compared to 2005, was primarily due to increased salaries of $487,000, as well as a $355,000 increase in the recognition of compensation expense for awards made under our stock-based compensation plans reflecting the full year cost of the awards made in July 2005. The remaining increase to compensation and benefit expense was primarily due to increased costs of $524,000 associated with our retirement plan for certain officers and directors. Normal annual merit increases for associates account for a portion of the increase, along with additional associates for sales and service of private banking customers in Florida and new branch personnel hired in advance of the Julington Creek branch opening in October 2006. Occupancy and equipment charges increased for the year ended December 31, 2006, as compared to 2005, primarily due to increased building and equipment maintenance costs, including the refurbishment costs at two branches during the third quarter of 2006, along with higher real estate tax expenses. The increased data processing costs for the year ended December 31, 2006, as compared to 2005, were primarily due to increased software licensing costs for our operating system, the fees for which are based partly on our asset size. In the third quarter of 2006, we completed negotiations on a new contract for software licensing with terms that will result in reduced data processing costs. Advertising expenses for 2006 increased compared to 2005, as we have been more active in marketing through print and television advertisements. Outside and professional services cost decreased for the year ended December 31, 2006, as compared to 2005, as we incurred significant fees associated with Sarbanes-Oxley initiatives and tax planning initiatives in 2005 that were not incurred in 2006.
     In general, management expects non-interest expenses will increase in future periods as a result of continued growth, expansion, and the costs associated with our operation as a public company.
     Income tax expense. Income tax expense increased to $2.4 million for the year ended December 31, 2006, from $1.3 million for 2005. The increase was primarily due to the elimination of a tax-related contingent liability in the third quarter of 2005 of $895,000. The contingent liability had been established in 2000 upon becoming a taxable entity and reflected the tax effect of a tax accounting method utilized by us in 2000 and 2001 calendar tax years. We believed the filing position was supportable based upon a reasonable interpretation of federal income tax laws and the underlying regulations. However, due to the lack of prior rulings on similar fact patterns, it was unknown whether the accounting method would be sustained upon audit by either federal or state tax authorities. The applicable statute of limitations expired with respect to the 2001 tax year on September 15, 2005, making the contingency reserve unnecessary. In addition income tax expense increased in 2006 as compared to 2005 due to an increase in income before income tax expense. The effective income tax rate on income before income taxes for the year ended December 31, 2006 was 31.7%, compared to 34.6% for 2005 before the tax benefit of $895,000. The decline in the effective tax rate was primarily due to increased income from bank owned life insurance, which is not taxable for federal income tax purposes.
Comparison of Results of Operation for the Years Ended December 31, 2005 and 2004.
     General. Net income for the year ended December 31, 2005 was $5.0 million, which was $1.7 million more than for 2004. Approximately 50% of this increase, or $895,000, was due to the recognition of a tax benefit from the elimination of a tax-related contingent liability. Net interest income was relatively flat from 2004 to 2005, due primarily to growth in higher interest-bearing deposit account balances, such as money market and time deposits, resulting in a higher cost of funds. The provision for loan losses for the year ended December 31, 2005 decreased $854,000 from $3.0 million for 2004, on the basis of improved credit quality. Non-interest income for 2005 increased by 52.4% to $7.9 million as compared to $5.2 million in 2004, due to the implementation of several new service charges and fee income initiatives and a $466,000 increase in the fair market value of outstanding interest rate swap agreements. Non-interest expense increased $2.4 million, or 13.7%, to $19.6 million for the year ended December 31, 2005, from $17.3 million for 2004, due to increased compensation and benefit costs and outside professional services costs.

     Interest income. The increase in interest income for the year ended December 31, 2005, as compared to 2004, was primarily due to growth in interest-earning assets, principally loans. The decline in yields on loans reflects a continuing low interest rate environment for first mortgages on one- to four-family residential loans, which is our principal loan asset, despite increases in short-term interest rates. Meanwhile, for the same comparable years, increased interest income on securities has been primarily due to growth in outstanding balances, although we have benefited from rising yields available on securities. The majority of increased interest income from other interest-earning assets in 2005, as compared to 2004, has been as a result of investments in higher yielding assets, primarily Federal Home Loan Bank stock acquired consistent with increased advances.
     We experienced an increase in total interest income from loans in 2005, as compared to 2004, but there was a decline in total loan yield between the two years. The reduction in the yield was due to the change in the composition of the loan portfolio over the last four years. At the beginning of 2002, approximately 34.0% of our loan portfolio consisted of consumer loans, principally automobile and credit card loans for which we were experiencing substantial net charge-offs that mitigated their relatively higher yields. As of December 31, 2005, consumer loans represented less than 11.0% of total loans outstanding. Our loan growth over that same period has primarily been in one- to four-family residential loans, which represented approximately 56.0% of total loans outstanding compared to 45.0% at the beginning of 2002. While the change to the mix of the loan portfolio has been successful, it has occurred during a period of time when interest rates on home mortgage lending have been at historic low levels. As of December 31, 2005, approximately 65.0% of our one- to four-family loan portfolio consisted of adjustable-rate loans, as compared to 22.0% at the beginning of 2002, however much of the adjustable-rate loan growth in 2005 and 2004, consisted of hybrid adjustable-rate loans, whereby the interest rate is fixed for a period of time, before adjusting to the current market rate. Interest rates for hybrid adjustable rate loans added in 2003 and 2004, generally did not adjust in 2005.
     All growth in interest income from loans in 2005, as compared to 2004, was as a result of growth in the total balance of average outstanding loans from $485.0 million in 2004 to $549.0 million in 2005. Due to the market competition for loans in general, and a flat yield curve, interest rates for new one- to four-family mortgages in 2005 were not significantly higher than interest rates in 2004 despite several rate increases by the Federal Reserve Board. As a consequence, we focused our growth efforts on home equity lending and one- to four-family residential construction loans that have interest rates tied to the current prime lending rate and tracked upward during 2005 following Federal Reserve Board rate increases throughout the year. Although the total average yield on loans decreased to 6.12% in 2005, from 6.27% in 2004, the quarterly loan yields during 2005 generally tracked upward.
     Interest expense. Approximately 56% of the increase in interest expense for the year ended December 31, 2005 as compared to 2004, was due to growth in average outstanding balances of interest-bearing demand accounts, time deposits and advances from the Federal Home Loan Bank. The remaining interest expense growth was due to rate increases for interest-bearing demand accounts, money market accounts and time deposits. The rate increases during the third quarter of 2005, for money market and time deposits, were generally made to remain competitive within the market as deposit rates have increased in response to Federal Reserve Board rate increases. The interest rates on interest-bearing demand accounts were above the rates for comparable products in our market for large deposits in order to attract new customers and grow core deposits. In 2005, the marketing program for the interest-bearing demand account product was successful in attracting new deposits, with limited movement from existing customer accounts. Interest expense on Federal Home Loan Bank advances increased 21 basis points during 2005 as compared to 2004 as a result of significant increases in short-term rates over the period. Federal Home Loan Bank advances totaling $84.0 million, including half of the $40.0 million new advances in 2005, were convertible to adjustable-rate borrowings at the discretion of the Federal Home Loan Bank, at specific conversion dates in the future. If the Federal Home Loan Bank does convert the fixed rate advances to adjustable rates, we have the option to pre-pay the advances without penalty.
     Net interest income. Net interest income was $20.1 million for each of the years ended December 31, 2005 and 2004. Net interest rate spread and net interest margin declined 67 basis points to 2.62% and 58 basis points to 3.06%, respectively, for the year ended December 31, 2005, as compared to 2004, due to declines in yields on loans combined with an increase in cost of funds consistent with market rates. The decrease in both ratios for the year ended December 31, 2005, as compared to 2004, was due to a 15 basis point decrease in yield on the loan portfolio, while our cost of funds increased 59 basis points. As discussed above, rapid loan growth in 2003 and 2004, primarily in our largest loan category, adjustable rate one- to four-family residential mortgages, as well as the near-complete refinancing of the existing residential mortgage portfolio, occurred during a period of historic low interest rates. Due to the various interest rate reset terms of our adjustable rate one- to four-family residential mortgage loan products, increases in market interest rates in 2005 did not generally cause the interest rates on these loans to adjust upward. The increase in cost of funds was due to increased interest rates on deposits, which tracked upward in 2005, following Federal Reserve Board rate increases.
     Provision for loan losses. We establish provision for loan losses, which are charged to operations, at a level required to reflect probable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, the source of origination of those loans, adverse situations that may affect borrowers’ ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions, sources of loan origination, historical underwriting experience with the particular loan products, and other relevant data. Larger non-homogeneous loans, such as commercial loans for which management has concerns about the borrowers’ ability to repay, are evaluated individually, and specific allowance allocations are provided for such loans when necessary.
     Based on management’s evaluation of these factors, provisions of $2.1 million and $3.0 million were made during the years ended December 31, 2005 and 2004, respectively. The provision for loan losses in 2005 was reduced over 2004, as allocations for non-homogeneous loans declined because of improved borrower financial conditions and loan payoffs.
     Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the allowance for loan losses based on all known and inherent losses that are both probable and can be reasonably estimated. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary, based on changes in economic conditions and changes in borrower situations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of December 31, 2005, was maintained at a level that represents management’s best estimate of probable incurred losses in the loan portfolio.

     Non-interest income. The components of non-interest income for the years ended December 31, 2005 and 2004 were as follows:

	For the Year Ended
	December 31,		Increase (decrease)
	2005	2004	Dollars	Percentage
	(Dollars in Thousands)
Service charges and fees	$5,351	$3,777	$1,574	41.7%
Gain on sale of real estate mortgages held for sale	121	185	(64)	(34.6)
Loss on sale of securities available for sale	(80)	(39)	(41)	(105.1)
Gain (loss) on sale of foreclosed assets	40	97	(57)	(58.8)
Commission income	406	301	105	34.9
Interchange fees	752	663	89	13.4
Bank owned life insurance earnings	603	173	430	248.6
Other	744	50	694	1,388.0

Total	$7,937	$5,207	$2,730	52.4%

     Services charges and fees, which are earned primarily based on transaction services for deposit account customers, increased as a result of initiatives implemented in the first and third quarters of 2005. These initiatives focus on improving our discipline over service charge and fee collections. Concurrent with the implementation of the initiatives, we also increased our service charges and fees for certain transactions to be competitive with the market.
     Commission income is earned by us from a third party financial services provider, when our customers purchase financial services or products from the financial services provider. Commission income from such sales increased during the year ended December 31, 2005, as compared to 2004, primarily as a result of initiatives to increase the productivity of sales representatives, including hiring an additional representative for the Florida market.
     Bank owned life insurance earnings increased during the year ended December 31, 2005, as compared to 2004, as our investment increased to $20.5 million as of December 31, 2005 from $4.9 million at December 31, 2004. The increase in 2005 was due to additional investments of $15.0 million, as well as earnings accrued to the policies.
     Other non-interest income increased $694,000 for the year ended December 31, 2005, to $744,000, as compared to $50,000 in 2004 due primarily to a $466,000 increase in the fair market value of outstanding interest rate swap agreements.

     Non-interest expense. The components of non-interest expense for the years ended December 31, 2005 and 2004 were as follows:

	For the Year Ended
	December 31,		Increase (decrease)
	2005	2004	Dollars	Percentage
	(Dollars in Thousands)
Compensation and benefits	$9,369	$8,541	$828	9.7%
Occupancy and equipment	1,738	1,406	332	23.6
Data processing	1,348	1,088	260	23.9
Advertising	609	440	169	38.4
Outside professional services	2,286	1,797	489	27.2
Interchange charges	624	637	(13)	(2.0)
Collection expense and repossessed asset losses	341	200	141	70.5
Telephone	539	536	3	0.6
Other	2,762	2,611	151	5.8

Total	$19,616	$17,256	$2,360	13.7%

     Compensation and benefits expense for the year ended December 31, 2005, as compared to 2004, increased primarily due to increased salary and general benefits expense and recognition of compensation expense for awards made under our share-based compensation plans implemented in 2005. Salary and general benefits expense for 2005 increased approximately $428,000, or 5.0% over 2004, primarily due to increased compensation for all associates for normal annual merit adjustments, as well as higher salary expenses resulting from management changes made to the retail branch network management team. At the annual stockholders meeting in May 2005, our stockholders approved the establishment of the Atlantic Coast Federal Corporation 2005 Recognition and Retention Plan for the award of restricted stock to directors and key employees. Stockholders also approved the establishment of the Atlantic Coast 2005 Stock Option Plan for the award of stock options to directors and key employees. Compensation expense in 2005 associated with awards made to directors and key employees in the third and fourth quarter of 2005 was $399,000. The increase in the cost of outside professional services for the year ended December 31, 2005, as compared to 2004, was primarily due to costs associated with Sarbanes-Oxley Act initiatives and various tax planning initiatives. Occupancy and equipment charges increased for the year ended December 31, 2005, as compared to the year ended December 31, 2004, due to higher real estate taxes, increased utilities and the additional lease expense associated with our Florida Regional Center, which became occupied in the latter part of the first quarter of 2005. The increased data processing costs for the year ended December 31, 2005, as compared to 2004, were primarily due to increased software licensing costs for our bank operating system, which is priced according to asset size and number of users. Advertising expense increased for the year ended December 31, 2005, as compared to 2004, primarily due to increased television and print media advertising for new deposit and loan products in 2005. Collection expense and repossession expense increased for the year ended December 31, 2005 as compared to the year ended December 31, 2004 primarily due to outsourced services associated with bankruptcy issues and other repossession activities.
     Income tax expense. Income tax expense decreased to $1.3 million for the year ended December 31, 2005 from $1.8 million for 2004. The decrease was due to the elimination of a tax-related contingent liability of $895,000 set up in 2000 when we became a taxable entity. The contingent liability had been established in 2000 upon becoming a taxable entity and reflected the tax effect of a tax accounting method utilized by us in 2000 and 2001 calendar tax years. We believed the filing position was supportable based upon a reasonable interpretation of federal income tax laws and the underlying regulations. However, due to the lack of prior rulings on similar fact patterns, it was unknown whether the accounting method would be sustained upon audit by either federal or state tax authorities. The applicable statue of limitations expired with respect to the 2001 tax year on September 15, 2005, making the contingency reserve unnecessary.
Liquidity
     Management maintains a liquidity position that it believes will adequately provide funding for loan demand and deposit run-off that may occur in the normal course of business. We rely on a number of different sources in order to meet our potential liquidity demands. The primary sources are increases in deposit accounts and cash flows from loan payments and the securities portfolio.
     In addition to these primary sources of funds, management has several secondary sources available to meet potential funding requirements. As of June 30, 2007, December 31, 2006, and December 31, 2005 we had additional borrowing capacity of $124.0 million, $106.0 million and $90.0 million, respectively, with the Federal Home Loan Bank of Atlanta. Additionally, as of June 30, 2007, we had existing lines of credit available in excess of $22.0 million with other financial institutions. We have classified our entire securities portfolio as available for sale, providing an additional source of liquidity. Management believes that our securities portfolio is of investment grade quality and the securities would therefore be marketable. We also can utilize brokers to obtain certificates of deposit at costs and terms that are comparable to certificates of deposit originated in our branch network. As of June 30, 2007, December 31, 2006 and December 31, 2005, we had $28.8 million, $39.4 million and $32.7 million of certificates of deposit obtained through brokers that were purchased to replace maturing branch originated certificates of deposit or to help meet loan demand. As of June 30, 2007, December 31, 2006 and December 31, 2005 these certificates of deposit had a weighted average maturity of 39 months, 20 months and 19 months, and a weighted average rate of 4.76%, 4.56% and 3.53%, respectively. In addition, we have historically sold mortgage loans in the secondary market to reduce interest rate risk and to create an additional source of liquidity.
     During the six months ended June 30, 2007, cash and cash equivalents decreased from $41.1 million at December 31, 2006 to $40.0 million at June 30, 2007. Cash used for investing activities of $60.6 million exceeded cash from operating activities of $5.2 million and cash from financing activities of $54.4 million. Primary sources of cash were from net increases in deposit accounts of $25.0 million, Federal Home Loan Bank borrowings of $20.0 million, proceeds from sale of securities under agreements to repurchase of $34.5 million, proceeds from maturities and payments of available-for-sale securities of $9.0 million and proceeds from sales of securities available-for-sale of $14.6 million. The majority of the increase in deposits came from savings and money market growth during the six months ended June 30, 2007. The additional borrowings from the Federal Home Loan Bank were used to replace maturing Federal Home Loan Bank debt of $22.0 million and fund loan growth. Primary uses of cash included purchases of available-for-sale securities of $53.2 million and purchase of loans to be held in portfolio of $13.9 million. In addition, for the six months ended June 30, 2007, we used cash of $2.0 million to purchase shares of our common stock to be held as treasury stock and paid quarterly cash dividends of $1.2 million to stockholders.
     During 2006, cash and cash equivalents increased $3.1 million from $38.0 million as of December 31, 2005 to $41.1 million as of December 31, 2006. Cash from operating activities of $3.1 million, combined with cash from financing activities of $92.1 million, exceeded cash used for investing activities of $92.1 million. Primary sources of cash were from net increases in deposit accounts of $56.7 million, Federal Home Loan Bank borrowings of $40.0 million, proceeds from sales of securities under agreements to repurchase of $29.0 million, proceeds from maturities and payments of available-for-sale securities of $17.8 million and proceeds from sales of securities available-for-sale of $16.7 million.

Approximately $58.0 million of the increase in deposits came from savings and money market growth in 2006, as compared to 2005, the majority of which matures in less than 12 months. The additional borrowings from the Federal Home Loan Bank were used to replace maturing Federal Home Loan Bank debt of $25.0 million and fund loan growth. Primary uses of cash included purchases of available-for-sale securities of $61.6 million, purchase of loans to be held in portfolio of $36.0 million and origination of loans to be held in portfolio of $24.8 million. In addition, during 2006, we used cash of $6.9 million to purchase shares of our common stock to be held as treasury stock and paid quarterly cash dividends totaling $1.9 million to common stockholders.
     During 2005, cash and cash equivalents increased $12.3 million from $25.7 million as of December 31, 2004, to $38.0 million as of December 31, 2005. Cash from operating activities of $9.5 million, combined with cash from financing activities of $98.2 million, exceeded cash used for investing activities of $95.5 million. Primary sources of cash were from net increases in deposits of $80.6 million, additional Federal Home Loan Bank borrowings of $40.0 million, proceeds from maturities and payments of available-for-sale securities of $29.0 million, $11.8 million for the sale of securities purchased under agreements to resell and proceeds from sales of securities available-for-sale of $10.1 million. Approximately $52.0 million of the increase in deposits came from certificates of deposit growth in 2005, as compared to 2004, the majority of which matures in less than 12 months. The additional borrowings from the Federal Home Loan Bank were used to replace maturing Federal Home Loan Bank debt of $11.3 million and the remainder was used to fund loan growth. Primary uses of cash included purchases of available-for-sale securities of $58.6 million, purchase of loans to be held in portfolio of $46.2 million, origination of loans to be held in portfolio of $19.9 million, purchase of additional bank owned life insurance policies of $15.0 million and principal payments on Federal Home Loan Bank debt of $11.3 million. In addition, we used cash of $9.6 million to purchase shares of our common stock to be held as treasury stock and paid quarterly cash dividends totaling $1.5 million to common stockholders.
     As of June 30, 2007, management was not aware of any current recommendations by regulatory authorities, which, if they were implemented, would have or were reasonably likely to have a material adverse affect on our liquidity, capital resources or operations.

Contractual Obligations and Commitments
     The following table presents our longer-term, non-deposit related, contractual obligations, commitments to extend credit to borrowers and purchase commitments, in aggregate and by payment due dates.

	At December 31, 2006
				More
	Less Than	1 Through	4 Through	Than
	1 Year	3 Years	5 Years	5 Years	Total
	(In Thousands)
Federal Home Loan Bank advances	$12,000	$32,000	$20,000	$80,000	$144,000
Operating leases (premises)	238	92	—	—	330

Borrowings and operating leases	12,238	32,092	20,000	80,000	144,330

Undisbursed portion of loans closed	—	—	—	—	22,315
Unused lines of credit	—	—	—	—	77,025

Total loan commitments	—	—	—	—	99,340

Loan purchase commitment	—	—	—	—	—
Security purchase commitment	29,000	—	—	—	29,000

Total purchase commitments	29,000	—	—	—	29,000

Total contractual obligations and loan commitments	$41,238	$32,092	$20,000	$80,000	$272,670

Capital Resources
     At June 30, 2007, stockholders’ equity totaled $89.1 million. During 2006 our Board of Directors declared regular quarterly dividends totaling $0.42 per common share that were paid with the proceeds of maturities and payments of available-for-sale securities. Net of dividends waived by Atlantic Coast Federal, MHC for its owned shares in the amount of $3.7 million our equity was reduced by $2.0 million in 2006 for dividends paid. We expect that in the near term Atlantic Coast Federal, MHC will continue to waive receipt of its dividends. The decision to pay dividends in the future is dependent on operating results, capital and liquidity requirements; however, we expect to continue dividend payments in 2007.
     Stockholders’ equity in 2006 and in the first six months of 2007 was also impacted by our common stock repurchase programs. As of June 30, 2007 we held 1,137,398 shares of common stock as treasury stock at an average per share cost of $15.79, or approximately $18.0 million. We conducted two separate stock repurchase programs during 2006 and the first quarter of 2007. Under the first program, approximately 200,000 shares were purchased to replace shares issued under the Atlantic Coast Federal Corporation 2005 Recognition and Retention Plan. As of June 30, 2007 execution of the second repurchase program had resulted in the purchase of approximately 295,000 shares of a planned total purchase of 478,000 shares. Initiation of future share repurchase programs is dependent on liquidity, opportunities for alternative investments and capital requirements.
     Management monitors the capital levels of Atlantic Coast Bank to provide for current and future business opportunities and to meet regulatory guidelines for “well capitalized” institutions. Atlantic Coast Bank is required by the Office of Thrift Supervision to meet minimum capital adequacy requirements.

     Atlantic Coast Bank’s actual and required levels of capital as reported to the Office of Thrift Supervision at June 30, 2007, were as follows:

					To Be Well Capitalized
			For Capital Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Millions)
As of June 30, 2007
Total capital (to risk-weighted assets)	$76.7	12.5%	$49.2	8.0%	$61.6	10.0%
Tier 1 (core) capital (to risk-weighted assets)	$72.2	11.7%	$24.6	4.0%	$36.9	6.0%
Tier 1 (core) capital (to adjusted total assets)	$72.2	8.1%	$35.6	4.0%	$44.5	5.0%
     At June 30, 2007, Atlantic Coast Bank exceeded all regulatory minimum capital requirements and is considered to be “well capitalized.” In addition, as of June 30, 2007, management was not aware of any recommendation by a regulatory authority that, if it were implemented, would have a material effect on liquidity, capital resources or operations.
     Under regulations of the Office of Thrift Supervision, limitations have been imposed on all “capital distributions” by savings institutions, including cash dividends. See “Regulation and Supervision—Limitations on Dividends and Capital Distributions.” During 2007, Atlantic Coast Bank could, without prior approval but with prior notice, declare dividends of approximately $10.1 million, plus any 2007 net profits retained to the date of the dividend declaration.
Market Risk Management
     Interest rate risk is one of the most significant market risks affecting us. Interest rate risk is the possibility that changes in interest rates will negatively impact net income or the value of interest-rate sensitive assets, liabilities and commitments. As such, we are subject to interest rate risk to the extent that our interest-bearing liabilities, primarily deposits and Federal Home Loan Bank advances, re-price more rapidly or at different rates than our interest-earning assets.
     In an effort to manage our exposure to interest rate risk, our Board of Directors has adopted an asset and liability management policy that is implemented by the Asset/Liability Committee. The objective of the committee is to coordinate, control and communicate asset/liability management consistent with our business plan and board approved policies. The committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and cash flow requirements in an effort to produce results that are consistent with our liquidity, capital adequacy, growth, risk and profitability goals.
     The committee generally meets on a quarterly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate exposure limits versus current projections pursuant to market value of portfolio equity analysis and income simulations. The committee recommends appropriate strategy changes based on this review. The committee is responsible for reviewing and reporting the effects of the policy implementations and strategies to the Board of Directors at least quarterly.

     A key element of our asset/liability management plan is to protect net earnings by managing the maturity or re-pricing mismatch between our interest-earning assets and interest-bearing liabilities. Historically, we have sought to reduce exposure to our earnings through the use of adjustable rate loans and through the sale of certain fixed rate loans in the secondary market, and by extending funding maturities through the use of Federal Home Loan Bank advances.
     In an effort to monitor and manage interest rate risk, we use financial modeling techniques that estimate the impact of different interest rate scenarios on the value of our equity. Referred to as Economic Value of Equity (“EVE”), this methodology measures the changes in equity due to the impact on net interest margin, over a five-year horizon, from instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points. Management believes the EVE methodology improves the visibility of the effect of current interest rate risk on future earnings under increasing or decreasing interest rate environments. Accordingly, we believe it is in a better position to be proactive in reducing future interest rate risk through management of the growth of interest-earning assets and interest-bearing liabilities within a meaningful time horizon.
     The table presented below, as of June 30, 2007, is an analysis of our interest rate risk as measured by changes in EVE for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points. Also presented, for comparative purposes, is the EVE as of December 31, 2006 considering the same interest rate changes.

	Economic Value of Equity and Duration of Assets and Liabilities at June 30, 2007
	Change in Interest Rate
	Decrease 3%	Decrease 2%	Decrease 1%	Increase 1%	Increase 2%	Increase 3%
	(Dollars in Thousands)
Duration of assets(1)	2.20	2.20	2.25	2.59	2.58	2.58
Duration of liabilities(1)	2.51	2.51	2.51	2.01	2.01	2.13

Differential in duration	(0.31)	(0.31)	(0.26)	0.58	0.57	0.45

Amount of change in Economic Value of Equity(2)	$(8,526)	$(5,684)	$(2,371)	$(5,223)	$(10,235)	$(12,134)
Percentage change in Economic Value of Equity(2)	(9.05%)	(6.04%)	(2.52%)	(5.55%)	(10.87%)	(12.89%)

(1)	Expressed as number of years before asset/liability reprices to achieve state rate of interest rate increase.

(2)	Represents the cumulative five year pre-tax impact on our equity due to increased or (decreased) net interest margin.

	Economic Value of Equity and Duration of Assets and Liabilities at December 31, 2006
	Change in Interest Rate
	Decrease 3%	Decrease 2%	Decrease 1%	Increase 1%	Increase 2%	Increase 3%
	(Dollars in Thousands)
Duration of assets(1)	2.53	2.53	2.58	2.74	2.79	2.79
Duration of liabilities(1)	2.52	2.52	2.52	2.41	2.41	2.41

Differential in duration	0.01	0.01	0.06	0.33	0.38	0.38

Amount of change in Economic Value of Equity(2)	$88	$175	$476	$(2,805)	$(6,346)	$(9,520)
Percentage change in Economic Value of Equity(2)	0.09%	0.18%	0.50%	(2.93%)	(6.63%)	(9.94%)

(1)	Expressed as number of years before asset/liability reprices to achieve state rate of interest rate increase.

(2)	Represents the cumulative five year pre-tax impact on our equity due to increased or (decreased) net interest margin.
     The June 30, 2007 table above indicates that for instantaneous increases in interest rates of 1%, 2% or 3%, our equity was estimated to decrease in value by $5.2 million, $10.2 million and $12.1 million, respectively. For the assumed instantaneous interest rate decreases of 1%, 2% or 3%, our equity was estimated to decrease $2.4 million, $5.7 million and $8.5 million.
     We became more sensitive to interest rate changes during the first six months of 2007, particularly in scenarios with declining interest rates. The increase in sensitivity was the result of several factors. First, the ten-year treasury rate, which is used to estimate mortgage rates, increased during the first six months of 2007 and, as a result, prepayments increased during the same period. This increase resulted in lower principal prepayment assumptions, which in turn extended the duration of the mortgage loan portfolio and mortgage-backed securities. Second, in anticipation of the proceeds from our conversion and offering, we purchased securities with longer durations. Thirdly, the growth in interest checking and money market deposits rather than time deposits shortened our liability duration and created a mismatch between asset and liability durations. Finally, as a result of the above factors and in an on-going effort to manage asset and liability maturities, we utilized Federal Home Loan Bank advances and other borrowings with longer terms. The combined impact of these factors resulted in a more interest rate sensitive balance sheet.
     In evaluating our exposure to interest rate movements, certain shortcomings inherent in the method of analysis presented in the foregoing tables must be considered. For example, although certain assets and liabilities may have similar maturities or re-pricing periods, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in interest rates. Additionally, certain assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates on a short term basis and over the life of the asset. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed above. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. We consider all of these factors in monitoring our exposure to interest rate risk.
     The Board of Directors and management believe that certain factors afford us the ability to operate successfully despite our exposure to interest rate risk. Our investment strategy is to maintain a diversified portfolio of high quality investments that balances the goals of minimizing interest rate and credit risks while striving to maximize investment return and provide the liquidity necessary to meet funding needs. As such, we continue to manage our interest rate risk by striving to match the durations of our interest-bearing assets and liabilities, and to a limited degree, we have utilized interest rate swap agreements as a part of our asset/liability management strategy to mitigate the impact to our net interest margin of sudden and unplanned interest rate changes. As of June 30, 2007, we held interest rate swap agreements with a notional amount totaling $15.0 million and a fair value of approximately $836,000, which do not qualify for hedge accounting treatment. Additionally, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, we may place somewhat greater emphasis on maximizing our net interest margin than on strictly matching the interest rate sensitivity of our assets and liabilities. Management and the Board of Directors feels that the increase in net income that may result from a mismatch in durations of our asset and liability portfolios can, during periods of declining or stable interest rates, provide sufficient returns to justify the increased exposure to sudden and unexpected changes in interest rates.
Inflation
     The effects of price changes and inflation can vary substantially for most financial institutions. While management believes that inflation affects the growth of total assets and our profitability, we believe that it is difficult to assess the overall impact. Management believes this to be the case due to the fact that generally neither the timing nor the magnitude of inflationary changes in the consumer price index (“CPI”) coincides with changes in interest rates. The price of one or more components of the CPI may fluctuate considerably and thereby influence the overall CPI without having corresponding affect on interest rates or upon the cost of those goods and services normally purchased by us. In years of high inflation and high interest rates, intermediate and long-term interest rates tend to increase, thereby adversely impacting the market values of investment securities, mortgage loans and other long-term fixed rate loans. In addition, higher short-term interest rates caused by inflation tend to increase the cost of funds. In other years, the opposite may occur.
Off-Balance Sheet Arrangements
     As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. In addition, we routinely enter into commitments to securitize and sell mortgage loans. For additional information, see Note 17 of the Notes to our Consolidated Financial Statements.
Future Accounting Pronouncements
     See Note 1 of the Consolidated Financial Statements for a discussion of recently issued or proposed accounting pronouncements. In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”), which permits companies to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Atlantic Coast Federal Corporation is presently assessing the impact FAS 159 may have on its financial statements, but no determination has been made at this time.
     Atlantic Coast Federal Corporation adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes-An Interpretation of FASB No. 109, which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return, on January 1, 2007. The adoption of FIN 48 had no affect on our financial statements. Atlantic Coast Federal Corporation has no unrecognized tax benefits or liabilities and does not anticipate any increase in unrecognized benefits or liabilities during 2007 relative to any positions taken prior to January 1, 2007.
     It is our policy to recognize interest and penalties accrued relative to unrecognized tax benefits in their respective federal or state income tax expense accounts. We had no amounts accrued as of January 1, 2007. Atlantic Coast Federal Corporation and its subsidiaries file U.S. Corporation federal income tax returns and Georgia and Florida corporation income tax returns. These returns are subject to examination by taxing authorities for all years after 2002.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“FAS 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under accounting principles generally accepted in the United States (“GAAP”). FAS 157, which is effective for fiscal years beginning after November 15, 2007, does not require new fair value measurements, however it does establish a common definition of fair value and expands disclosures about fair value measurements. Atlantic Coast Federal Corporation is presently assessing the impact FAS 157 may have on its financial statements, but no determination has been made at this time.

BUSINESS OF ATLANTIC COAST FEDERAL CORPORATION
AND ATLANTIC COAST FINANCIAL CORPORATION
Atlantic Coast Financial Corporation
     Atlantic Coast Financial Corporation is a Maryland corporation, organized on June 22, 2007. Upon completion of the conversion and offering, Atlantic Coast Financial Corporation will serve as the holding company for Atlantic Coast Bank and will succeed to all of the business and operations of Atlantic Coast Federal Corporation and each of Atlantic Coast Federal Corporation and Atlantic Coast Federal, MHC will cease to exist.
     Initially following the completion of the conversion and offering, Atlantic Coast Financial Corporation will not be an operating company and will have no significant assets other than owning 100% of the outstanding common stock of Atlantic Coast Bank, the net proceeds it retains from the offering, part of which will be used to make a loan to the Atlantic Coast Bank Employee Stock Ownership Plan, and will have no significant liabilities. See “How We Intend to Use the Proceeds From the Offering.” Atlantic Coast Financial Corporation intends to utilize the support staff and offices of Atlantic Coast Bank and will pay Atlantic Coast Bank for these services. If Atlantic Coast Financial Corporation expands or changes its business in the future, it may hire its own employees.
     Atlantic Coast Financial Corporation intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.” In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.
Atlantic Coast Federal Corporation
     Atlantic Coast Federal Corporation is a federally chartered stock holding company and is subject to regulation by the Office of Thrift Supervision. Atlantic Coast Federal Corporation was organized on January 1, 2003 as part of a two-tier mutual holding company reorganization plan adopted on May 30, 2002, for the purpose of acquiring all of the capital stock issued upon reorganization of Atlantic Coast Bank, formerly known as Atlantic Coast Federal, a federally chartered stock savings association.
     On October 4, 2004, Atlantic Coast Federal Corporation completed its minority stock offering in which it sold 5,819,000 shares, or 40%, of its common stock to eligible depositors and Atlantic Coast Bank’s employee stock ownership plan, with the majority of the 14,547,500 shares outstanding being issued to Atlantic Coast Federal, MHC. Net proceeds from the sale of the shares were $51.7 million, net of conversion expenses of $1.9 million and proceeds loaned to fund the employee stock ownership plan of $4.7 million.
     In July 2005, Atlantic Coast Federal Corporation issued, out of previously authorized but unissued common stock, 258,469 shares of common stock as restricted stock awards to outside directors and key employees under the Atlantic Coast Federal Corporation 2005 Recognition and Retention Plan. Atlantic Coast Federal Corporation also conducted common stock repurchase programs during 2005, 2006 and 2007, resulting in the repurchase of 1,137,398 shares, or 7.7% of the total outstanding shares of common stock. Approximately 106,000 shares were repurchased in the first quarter of fiscal 2007 and were made pursuant to the stock repurchase program authorized in September 2006. There were no repurchases made in the second quarter of 2007. The program was suspended upon the adoption of the plan of conversion and reorganization. At June 30, 2007, Atlantic Coast Federal, MHC owned 63.8%, or 8,728,500 shares, of the outstanding shares of common stock of Atlantic Coast Federal Corporation, with the remaining 36.2%, or 4,947,571 shares held by public stockholders. Atlantic Coast Federal Corporation owns 100% of Atlantic Coast Bank’s outstanding common stock.
     At June 30, 2007, Atlantic Coast Federal Corporation had consolidated assets of $898.4 million, deposits of $598.1 million and stockholders’ equity of $89.1 million. Atlantic Coast Federal Corporation has not engaged in any significant business to date. Its primary activity is holding all of the outstanding shares of common stock of Atlantic Coast Bank. Atlantic Coast Federal Corporation does not maintain offices separate from those of Atlantic Coast Bank or utilize persons other than certain of Atlantic Coast Bank’s officers. Directors and officers of Atlantic Coast Federal Corporation are not separately compensated for their service. Our executive offices are located at 505 Haines Avenue, Waycross, Georgia 03458 and our telephone number is (800) 342-2824.
BUSINESS OF ATLANTIC COAST BANK
     Atlantic Coast Bank was originally established in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In 2000, at the time of its conversion from a federal credit union to a federal mutual savings association, Atlantic Coast Bank’s field of membership consisted of about 125 various employee groups, residents of Atkinson, Bacon, Brantley, Charlton, Clinch, Coffee, Pierce and Ware counties in Georgia, and employees of CSX Transportation Inc., which is headquartered in Jacksonville, Florida. However, as a credit union, Atlantic Coast Bank was legally restricted to serve only individuals who shared a “common bond” such as a common employer.
     On November 1, 2000, after receiving the necessary regulatory and membership approvals, Atlantic Coast Federal Credit Union converted to a federal mutual savings association now known as Atlantic Coast Bank that serves the general public. The conversion has allowed Atlantic Coast Bank to diversify its customer base by marketing products and services to individuals and businesses in its market area. On January 1, 2003, Atlantic Coast Bank reorganized into the mutual holding company structure.
     Historically, our principal business has consisted of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences, home equity loans, commercial real estate loans and, to a lesser extent, automobile and consumer loans. We also originate multi-family residential loans, commercial business loans and commercial construction and residential construction loans. As a result of the inverted/flat yield curve, we are emphasizing the origination of commercial real estate, commercial business and home equity loans, while maintaining moderate growth of one- to four-family residential real estate loans, since the noted non-residential loans carry higher interest rates. Loans are obtained through our lending officers, brokers, participations with other financial institutions, and wholesale purchases.
     Revenues are derived principally from interest earned on loans and other interest-earning assets, such as investment securities. To a lesser extent, revenue is generated from service charges and other income.
     We also offer a variety of deposit accounts having a wide range of interest rates and terms, which generally include savings accounts, money market accounts, demand deposit accounts and time deposit accounts with varied terms ranging from 90 days to five years. Deposits are solicited in our primary market area of southeastern Georgia and northeastern Florida.
     Our website address is www.AtlanticCoastBank.net. Information on our website is not and should not be considered a part of this prospectus.

Market Area and Competition
     We intend to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities we serve. We are headquartered in Waycross, Georgia, with branches located in Waycross, Douglas and Garden City, Georgia, as well as the Jacksonville metropolitan area, Jacksonville Beach, Orange Park, Neptune Beach, Fernandina Beach and Julington Creek. We also have a branch in Lake City, Florida, which is located approximately 60 miles west of Jacksonville, Florida. Waycross is located in Ware County, Georgia and the dominant employer in Waycross is CSX Transportation, Inc., which operates a major railroad facility there. Other major employers include the Satilla Regional Medical Center and the Ware County Board of Education. The market area of southeastern Georgia is marked by limited growth trends and has a largely agricultural-based economy. Based on the latest Federal Deposit Insurance Corporation deposit share data, Atlantic Coast Bank’s approximate deposit market share in Chatham, Coffee and Ware Counties, Georgia was 3.39% and in Clay, Columbia, Duval and Nassau Counties, Florida was 1.35%. The Jacksonville market is one of the most affordable cities in Florida with ample employment opportunities. The major employers in the Jacksonville metropolitan area include two United States Naval Air Stations, the Duval County Public School System and the City of Jacksonville. The city serves not only as a financial hub, but also as a regional healthcare and insurance center. It also has a healthy tourism industry, has recently become active as a host city for major sporting events such as the Super Bowl in 2005 and was a 2006 NCAA basketball tournament regional site. It is also home to the third largest port in Florida.
     We face intense competition in our market areas both in making loans and attracting deposits. Our market areas have a high concentration of financial institutions, including large money center and regional banks, community banks and credit unions. We face additional competition for deposits from money market funds, brokerage firms, mutual funds and internet competitors. Some of our competitors offer products and services that we currently do not offer.
Lending Activities
     General. We originate one- to four-family residential first and second mortgage loans, home-equity loans, land and multi-family real estate loans, commercial real estate loans, construction loans and to a lesser extent automobile and other consumer loans. We also purchase loans, principally one- to four-family residential mortgages, in the form of whole loans as well as participation interests, for interest rate risk management, portfolio diversification and to supplement organic loan growth. We do not however originate or purchase sub-prime loans or offer teaser rate (very low, temporary introductory rate) loans. Additionally, we underwrite all loans on a fully indexed, fully amortizing basis. Loans carry either a fixed or adjustable rate of interest. Mortgage loans generally have a longer-term amortization, with maturities generally up to 30 years, with principal and interest due each month. Consumer loans are generally short-term and amortize monthly or have interest payable monthly. At June 30, 2007, the net loan portfolio totaled $668.8 million, which constituted 74.4% of total assets. Commercial real estate, commercial business and nonresidential construction loans are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. For a description of the primary risks associated with our non-residential loan portfolio, please see “Risk Factors—The Loan Portfolio Possesses Increased Risk Due To Our Growing Number Of Commercial Real Estate, Commercial Business And Construction Loans Which Could Increase Our Level Of Provision For Loan Losses.”
     At June 30, 2007, the maximum amount that we could have loaned to any one borrower and related entities under applicable regulations was approximately $11.6 million. At June 30, 2007, we had no loans or group of loans to related borrowers with outstanding balances in excess of this amount. Our largest lending relationship is comprised of five loans totaling $6.5 million secured by income producing commercial real estate and a vacant parcel of land. Our second largest relationship is $5.1 million and is secured by income producing commercial real estate. Our third largest relationship is $5.0 million and is secured by income producing commercial real estate. Our fourth largest relationship is $4.7 million and is secured by commercial real estate, equipment and the guarantor’s primary residence. The fifth largest relationship is $4.0 million and is secured by two parcels of land. At June 30, 2007, these loans were performing in accordance with their terms.

     Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, excluding loans held for sale, by type of loan at the dates indicated.

	At June 30,		At December 31,
	2007		2006		2005		2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Real estate loans:
One- to four-family	$349,412	52.14%	$334,000	52.14%	$324,681	55.88%	$303,544	58.44%	$236,959	53.73%	$177,295	46.14%
Commercial	69,390	10.35	60,912	9.51	59,074	10.16	57,178	11.01	56,228	12.75	36,161	9.41
Other(1)	39,587	5.91	34,446	5.38	20,302	3.49	20,120	3.87	13,568	3.08	11,502	2.99

Total real estate loans	458,389	68.40	429,358	67.03	404,057	69.53	380,842	73.32	306,755	69.56	224,958	58.54

Construction loans:
One- to four-family	18,742	2.80	32,467	5.07	24,243	4.17	14,275	2.75	11,913	2.70	7,552	1.97
Commercial	13,040	1.95	2,862	0.45	2,577	0.44	2,577	0.50	18,663	4.23	22,975	5.97
Acquisition & development	3,453	0.51	2,103	0.33	—	—	—	—	—	—	—	—

Total construction loans	35,235	5.26	37,432	5.85	$26,820	4.61	16,852	3.25	30,576	6.93	30,527	7.94

Other loans:
Home equity	97,306	14.52	91,062	14.22	79,016	13.60	60,077	11.57	39,217	8.89	32,645	8.50
Consumer	63,662	9.50	63,630	9.93	62,846	10.81	57,893	11.15	60,925	13.81	88,071	22.92
Commercial business	15,577	2.32	19,044	2.97	8,430	1.45	3,711	0.71	3,553	0.81	8,065	2.10

Total other loans	176,545	26.34	173,736	27.12	150,292	25.86	121,681	23.43	103,695	23.51	128,781	33.52

Total loans	$670,169	100.00%	$640,526	100.00%	$581,169	100.00%	$519,375	100.00%	$441,026	100.00%	$384,266	100.00%

Less:
Net deferred loan origination (fees) costs	3,476		3,348		3,164		1,473		554		(231)
Premiums on purchased loans	263		348		695		819		635		435
Allowance for loan losses	(5,071)		(4,705)		(4,587)		(3,956)		(6,593)		(4,692)

Total loans, net	$668,837		$639,517		$580,441		$517,711		$435,622		$379,778

(1)	Consists of land and multi-family loans.

     Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2006. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	One- to Four-Family						One- to Four-Family		Commercial
	Real Estate		Commercial Real Estate		Other Real Estate (1)		Construction (2)		Construction(2)
		Weighted		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
At December 31, 2006
1 year or less	$12	7.51%	$6,894	8.09%	$4,013	8.69%	$22,033	8.31%	$—	—%
Greater than 1 to 3 years	1,303	4.34	16,076	8.17	4,981	7.76	2,342	8.49	1,105	8.25
Greater than 3 to 5 years	5,972	5.36	13,927	8.11	10,276	7.76	—	—	495	8.25
Greater than 5 to 10 years	6,609	6.49	16,309	6.85	2,733	8.53	—	—	423	7.50
Greater than 10 to 20 years	69,643	5.64	7,124	6.60	9,456	6.69	944	6.04	839	8.05
Greater than 20 years	250,461	5.62	582	6.62	2,987	7.52	7,148	6.47	—	—

Total	$334,000		$60,912		$34,446		$32,467		$2,862

	Acquisition &
	Development		Home Equity		Consumer		Commercial Business		Total
		Weighted		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
At December 31, 2006
1 year or less	$—	—%	$99	9.16%	$3,945	8.64%	$8,611	8.22%	$45,607	8.32%
Greater than 1 to 3 years	2,103	8.75	66	7.68	12,665	9.83	1,129	7.65	41,770	8.54
Greater than 3 to 5 years	—	—	5,129	8.25	25,699	10.66	4,600	7.71	66,098	8.78
Greater than 5 to 10 years	—	—	6,102	8.25	6,041	8.36	4,704	8.45	42,921	7.49
Greater than 10 to 20 years	—	—	22,046	8.81	12,756	9.86	—	—	122,808	6.80
Greater than 20 years	—	—	57,620	8.53	2,524	10.45	—	—	321,322	6.22

Total	$2,103		$91,062		$63,630		$19,044		$640,526

(1)	Consists of land and multi-family loans.

(2)	Construction loans include notes that cover both the construction period and the permanent financing, and therefore, the schedule shows maturities for periods greater than one year.

     The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2006 that are contractually due after December 31, 2007.

	Due After December 31, 2007
	Fixed Rate	Adjustable Rate	Total
	(In Thousands)
Real estate loans:
One- to four-family	$115,449	$218,539	$333,988
Commercial	21,199	32,819	54,018
Other(1)	15,780	14,653	30,433
Construction loans:
One- to four-family	4,027	6,407	10,434
Commercial	1,758	1,104	2,862
Acquisition & development	—	2,103	2,103
Other loans:
Home equity	20,175	70,788	90,963
Consumer	58,938	747	59,685
Commercial business	1,047	9,386	10,433

Total loans	$238,373	$356,546	$594,919

(1)	Consists of land and multi-family loans.
     One- to Four-Family Real Estate Lending. At June 30, 2007, one- to four-family residential mortgage loans totaled $349.4 million, or 52.1%, of the gross loan portfolio. Generally, one- to four-family residential mortgage loans are underwritten based on the applicant’s employment, income, credit history and the appraised value of the subject property. We will generally lend up to 80% of the lesser of the appraised value or purchase price for one- to four-family residential mortgage loans. Should a loan be granted with a loan-to-value ratio in excess of 80%, private mortgage insurance would be required to reduce overall exposure to below 80%. For highly credit worthy borrowers, the ratio may be extended to 89.9% depending on the occupancy of the property. Borrowers electing an interest only payment are qualified using a fully amortizing payment based on the fully indexed interest rate. As of June 30, 2007 our interest only portfolio totaled $94.8 million, or 14.1% of the total one- to four-family mortgage loan portfolio.
     Properties securing one- to four-family residential mortgage loans are generally appraised by independent fee appraisers approved by the Board of Directors. Borrowers are required to obtain title and hazard insurance, and flood insurance, if necessary, in an amount not less than the value of the property improvements. Currently, we originate one- to four-family residential mortgage loans on a fixed-rate and adjustable-rate basis. Management’s pricing strategy for mortgage loans includes setting interest rates that are competitive with other local financial institutions and consistent with our internal needs. Adjustable-rate loans are tied to a variety of indices including rates based on U. S. Treasury securities. The majority of adjustable-rate loans carry an initial fixed rate of interest for either three or five years which then converts to an interest rate that is adjusted based upon the applicable index and in accordance with the note. Our one- to four-family residential mortgage loans are structured generally with a five to 30 year maturity, with amortizations generally up to 30 years. Substantially all of the one- to four-family residential mortgage loans originated or purchased are secured by properties located in southeastern Georgia and northeastern Florida.
     All of the residential real estate loans contain a “due on sale” clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property, subject to certain laws. Loans originated or purchased are generally underwritten and documented pursuant to Freddie Mac or Fannie Mae guidelines in order to make such loans eligible for resale in the secondary market. We sell loans to investors on the secondary market to fulfill customer demand for products that do not fit in our portfolio strategy.

     Commercial Real Estate Lending. We offer commercial real estate loans for both permanent financing and construction. These loans are typically secured by small retail establishments, rental properties, storage facilities, and office buildings located in our primary market area. At June 30, 2007, permanent commercial real estate loans totaled $69.4 million, or 10.4%, of the gross loan portfolio.
     We originate both fixed-rate and adjustable-rate commercial real estate loans. The interest rate on adjustable- rate loans is tied to a variety of indices, including rates based on the Prime Rate and U.S. Treasury securities. The majority of our adjustable-rate loans carry an initial fixed-rate of interest for either three or five years and then convert to an interest rate that is adjusted annually based upon the index. Loan-to-value ratios on commercial real estate loans generally do not exceed 80% of the appraised value of the property securing the loan. These loans require monthly payments, amortize up to 25 years, and generally have maturities of up to 10 years and may carry pre-payment penalties.
     Loans secured by commercial real estate are underwritten based on the cash flow of the borrower or income producing potential of the property and the financial strength of the borrower and guarantors. Loan guarantees are generally obtained from financially capable parties based on a review of personal financial statements. We require that commercial real estate borrowers with balances in excess of $250,000 submit financial statements, including rent rolls if applicable, annually. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. Rent or lease assignments are required in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing commercial real estate loans are performed by independent state-licensed fee appraisers approved by the Board of Directors. The majority of the properties securing commercial real estate loans are located in our market area.
     Loans secured by commercial real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired. See “—Asset Quality—Non-Performing Loans.”
     Other Real Estate Loans. As of June 30, 2007, other real estate secured loans totaled $39.6 million, or 5.9% of the gross loan portfolio, and consisted mainly of land loans, but also include loans secured by multi-family property. We offer land loan financing to commercial and individual borrowers who can support the debt service. Loans to commercial and individual borrowers secured by land totaled $31.8 million and loans secured by multi-family property totaled $7.8 million as of June 30, 2007. Generally, these loans carry a higher rate of interest than do residential permanent loans. We generally underwrite land loans based on the borrower’s ability to repay, credit history and the appraised value of the subject property. Presently, we will lend up to 90% of the lesser of the appraised value or purchase price on land loans to individuals.
     We offer both fixed and adjustable rate land loans to commercial borrowers. Essentially all of these loans are secured by property located in our primary market areas of northeastern Florida and southeastern Georgia. The loans carry a maximum loan-to-value ratio of 65% for raw commercial land and 75% for developed commercial land. If the borrower is a limited liability company or corporation, we will generally obtain personal loan guarantees from the principals of the borrowing entity based on a review of their personal financial statements and personal credit report information. Loans to commercial borrowers secured by land are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow of the borrowing entity or guarantors is reduced, the borrower’s ability to repay the loan may be impaired.
     We also offer loans secured by multi-family residential real estate. These loans are secured by real estate located in our primary market area. Multi-family residential loans are generally originated with adjustable interest rates based on prime or U.S. Treasury securities. Loan-to-value ratios on multi-family residential loans do not exceed 75% of the appraised value of the property securing the loan. These loans require monthly payments, amortize over a period of up to 30 years. Loans secured by multi-family residential real estate are underwritten based on the income producing potential of the property and the financial strength of the borrower. The net operating income must be sufficient to cover the payments related to the outstanding debt. Rent or lease assignments are required in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing multi-family residential loans are performed by independent state licensed fee appraisers approved by the Board of Directors.
     Real Estate Construction Lending. As of June 30, 2007, loans for the construction of real estate totaled $35.2 million, or 5.3% of our gross loan portfolio. The real estate construction portfolio consists of both one- to four-family and commercial construction loans. One- to four-family construction loans, including those purchased from brokers, are generally made for the construction of pre-sold builder homes to individual borrowers. As of June 30, 2007, we had $18.7 million in one- to four-family construction loans. One- to four-family construction loans are underwritten according to the terms available on the secondary market. Generally, construction loans are limited to loan-to-value ratios not to exceed 85% based on the lesser of cost to construct or the appraised value upon completion. We offer both construction only and construction-to-permanent loans.
     Construction only loans to individuals generally have a term of 12 months with a variable interest rate tied to the prime rate as published in the Wall Street Journal plus a margin ranging from 0.50% to 1.5%, with a loan to value ratio of no more than 85% of the cost of the construction or appraised value, whichever is less. These loans are underwritten according to secondary market guidelines and must qualify for permanent financing as part of the origination process even if the permanent financing will be obtained from another mortgage lender. We also originate construction only loans to builders to finance the construction of one- to four-family residences. The builder must have sufficient cash flow to repay the debt based term loan. As of June 30, 2007, loans to builders for the construction of pre-sold or speculative one- to four-family residential property and lot inventory totaled $3.5 million.
     Construction-to-permanent loans are structured where one closing occurs for both the construction and the permanent financing. During the construction phase, which can last up to 18 months depending on the nature of the residence being built, a member of the loan servicing staff, the original appraiser, or a fee inspector makes inspections of the site and loan proceeds are disbursed directly to contractors or borrowers in accordance with the loan funding schedule as construction progresses. Borrowers are required to pay interest only during the construction phase with the loan converting to the terms of the note once the construction is completed. Typically, these loans convert to adjustable rate loans which are either held in portfolio or sold on the secondary market. As of June 30, 2007, construction-to-permanent loans totaled $12.1 million.
     Home Equity Lending. We currently originate both fixed-term fully amortizing equity loans and open-ended interest only home equity lines of credit. At June 30, 2007, the portfolio totaled $97.3 million, or 14.5%, of the gross loan portfolio. We generally underwrite one- to four-family home equity loans based on the applicant’s employment and credit history and the appraised value of the subject property. Presently, we will lend up to 80% of the appraised value less any prior liens. For high credit worthy borrowers we may lend generally up to 100% of the appraised value less any prior liens. This ratio may be reduced in accordance with internal guidelines given the risk and credit profile of the borrower. Properties securing one- to four-family loans are generally appraised by independent fee appraisers approved by the Board of Directors or the value is determined using a qualified asset valuation model. We require a title search and hazard insurance, and flood insurance, if necessary, in an amount not less than the value of the property improvements.
     Our home equity lines of credit carry an adjustable interest rate based upon the prime rate of interest. As of June 30, 2007, interest only lines of credit totaled $74.6 million, or 76.6% of total home equity loans. Borrowers requesting interest only lines are qualified using 1% of the commitment amount for determining the borrowers’ capacity to repay. All home equity loans have a maximum draw period of 10 years with a repayment period of up to 20 years following such draw period depending on the outstanding balance. Currently these loans are retained in our loan portfolio.
     Consumer Loans. We currently offer a variety of consumer loans. Consumer loans are principally fixed rate, generally have shorter terms to maturity, thereby reducing exposure to changes in interest rates, and carry higher rates of interest than do one- to four-family residential mortgage loans. At June 30, 2007, the consumer loan portfolio, inclusive of automobile loans, totaled $63.7 million, or 9.5%, of the gross loan portfolio. In recent years, the consumer lending portfolio as a percentage of the loan portfolio has continued to decrease due to Management’s emphasis on real estate loan products.
     The most significant component of our consumer loan portfolio is automobile loans. Automobile loans are originated primarily on a direct basis to customers through our branch network. Loans secured by automobiles totaled $29.7 million, or 4.4% of the gross loan portfolio as of June 30, 2007. Automobile loans have a fixed rate of interest and carry terms up to seven years for new automobiles and a maximum of five years for used automobiles. Loan-to-value ratios for automobile loans are up to 100% of the sales price for new automobiles and up to 100% of value on used cars, based on valuation from official used car guides.
     Consumer loans entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans that are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.
     Commercial Business Lending. We also offer commercial business loans which may be secured by assets other than real estate. The purpose of these loans is to provide working capital, inventory financing, or equipment financing. Generally, working capital and inventory loans carry a floating rate of interest based on the prime rate plus a margin and mature annually. Loans to finance equipment generally carry a fixed rate and terms up to seven years. The collateral securing these types of loans is other business assets such as inventory, accounts receivable, and equipment. At June 30, 2007, commercial business loans totaled $15.6 million, or 2.3% of our gross loan portfolio.
Loan Originations, Purchases, Sales and Participations
     We originate loans through our branch network, the internet and our call center. Referrals from current customers, advertisements, real estate brokers, mortgage loan brokers and builders are also important sources of loan originations. While we originate both adjustable-rate and fixed-rate loans, origination volume is dependent upon customer loan demand within our market area. Demand is affected by local competition and the interest rate environment. We also purchase loans, principally one- to four-family residential mortgages, in the form of whole loans as well as participation interests for interest rate risk management, portfolio diversification and to supplement our organic growth. In addition, we sell participation interests in some of our larger real estate loans.
Loan Approval Procedures and Authority
     Individual loan authority ranges from $200,000 to $500,000 with lending authority based on the individual lender’s lending and loan underwriting experience. Loans which exceed an individual lender’s authority may be approved using combined authority with another officer on loan amounts up to and including $1.0 million. Loans exceeding $1.0 million and up to and including $5.0 million must be approved by our loan committee. Loans exceeding $5.0 million must be approved by the Board of Directors.
Non-performing and Problem Assets
     When a borrower fails to make a timely payment on a loan, contact is made initially in the form of a reminder letter sent at either 10 or 15 days depending on the term of the loan agreement. If a response is not received within a reasonable period of time, contact by telephone is made in an attempt to determine the reason for the delinquency and to request payment of the delinquent amount in full or to establish an acceptable repayment plan to bring the loan current.
     If the borrower is unable to make or keep payment arrangements, additional collection action is taken in the form of repossession of collateral for secured, non-real estate loans and small claims or legal action for unsecured loans. If the loan is secured by real estate, a letter of intent to foreclose is sent to the borrower when an agreement for an acceptable repayment plan can not be established or agreed upon. The letter of intent to foreclose allows the borrower up to 10 days to bring the account current. Once the loan becomes 75 days delinquent and an acceptable repayment plan has not been established, foreclosure action is initiated on the loan.
     Real estate loans serviced by a third party are subject to the servicing institution’s collection policies. Contractually, the servicing institutions are required to adhere to collection policies no less stringent than our policies. We track each purchased loan individually to ensure full payments are received as scheduled. Each month, servicing institutions are required to provide delinquent loan status reports to our loan operations department. The status reports are included in the month-end delinquent real estate report to management.

     Delinquent Loans. The following table sets forth our loan delinquencies by type, number and amount at the dates indicated.

	Loans Delinquent For
	60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in Thousands)
At June 30, 2007
Real estate loans:
One- to four-family	2	$223	6	$604	8	$827
Commercial	—	—	2	341	2	341
Other(1)	—	—	3	285	3	285
Construction loans:
One- to four-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Acquisition & development	—	—	—	—	—	—
Other loans:
Home equity	—	—	7	660	7	660
Consumer	22	55	66	345	88	400
Commercial business	—	—	88	909	88	909

Total loans	24	$278	172	$3,145	196	$3,423

At December 31, 2006
Real estate loans:
One- to four-family	3	$421	4	$325	7	$746
Commercial	—	—	2	430	2	430
Other(1)	1	16	1	104	2	120
Construction loans:
One- to four-family	1	196	3	551	4	747
Commercial	—	—	—	—	—	—
Acquisition & development	—	—	—	—	—	—
Other loans:
Home equity	2	376	2	280	4	656
Consumer	36	203	88	445	124	648
Commercial business	—	—	88	915	88	915

Total loans	43	$1,212	188	$3,050	231	$4,262

At December 31, 2005
Real estate loans:
One- to four-family	3	$241	5	$571	8	$812
Commercial	1	202	4	238	5	440
Other(1)	1	109	—	—	1	109
Construction loans:
One- to four-family	3	661	—	—	3	661
Commercial	—	—	—	—	—	—
Acquisition & development	—	—	—	—	—	—
Other loans:
Home equity	—	—	1	35	1	35
Consumer	50	216	121	597	171	813
Commercial business	1	156	87	784	88	940

Total loans	59	$1,585	218	$2,225	277	$3,810

At December 31, 2004
Real estate loans:
One- to four-family	7	$1,199	14	$1,931	21	$3,130
Commercial	—	—	4	3,271	4	3,271
Other(1)	—	—	—	—	—	—
Construction loans:
One- to four-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Acquisition & development	—	—	—	—	—	—
Other loans:
Home equity	—	—	—	—	—	—
Consumer	26	252	56	290	82	542
Commercial business	—	—	2	1,166	2	1,166

Total loans	33	$1,451	76	$6,658	109	$8,109

(Footnote follows on next page)

	Loans Delinquent For
	60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in Thousands)
At December 31, 2003
Real estate loans:
One- to four-family	7	$593	7	$465	14	$1,058
Commercial	—	—	—	—	—	—
Other(1)	—	—	—	—	—	—
Construction loans:
One- to four-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Acquisition & development	—	—	—	—	—	—
Other loans:
Home equity	—	—	—	—	—	—
Consumer	52	296	51	1,266	103	1,562
Commercial business	—	—	90	1,348	90	1,348

Total loans	59	$889	148	$3,079	207	$3,968

At December 31, 2002
Real estate loans:
One- to four-family	2	$71	5	$136	7	$207
Commercial	1	245	—	—	1	245
Other(1)	—	—	1	12	1	12
Construction loans:
One- to four-family	1	162	—	—	1	162
Commercial	—	—	—	—	—	—
Acquisition & development	—	—	—	—	—	—
Other loans:
Home equity	—	—	—	—	—	—
Consumer	93	445	109	733	202	1,178
Commercial business	—	—	87	1,664	87	1,664

Total loans	97	$923	202	$2,545	299	$3,468

(1)	Consists of land and multi-family loans.
     Non-Performing Assets. The following table sets forth the amounts and categories of non-performing assets in our loan portfolio. Non-performing assets consist of non-accrual loans, accruing loans past due 90 days and more, and foreclosed assets. Loans to a customer whose financial condition has deteriorated are considered for non-accrual status whether or not the loan is 90 days and over past due. Generally, all loans past due 90 days and over are classified as non-accrual. For loans on non-accrual, interest income is not recognized until actually collected. At the time the loan is placed on non-accrual status, interest previously accrued but not collected is reversed and charged against current income. At June 30, 2007 and December 31, 2006, we had no loans delinquent 90 days or more that were accruing interest. As of those dates, loans 90 days or more past due and non-accrual loans as a percentage of total loans were 0.47% and 0.62% of total assets, respectively. For the six months ended June 30, 2007 and for the year ended December 31, 2006, contractual gross interest income of $112,000 and $90,000, respectively, would have been recorded on non-performing loans if those loans had been current. Interest in the amount of $31,000 and $66,000, respectively, was included in income during the six months ended June 30, 2007 and during 2006 on such loans. Our largest non-performing loan at June 30, 2007 was a $290,000 loan to a church secured by a second mortgage.

	At June 30,	At December 31,
	2007	2006	2005	2004	2003	2002
	(Dollars in Thousands)
Non-accrual loans:
Real estate:
One- to four-family	$604	$325	$697	$1,931	$465	$365
Commercial	341	430	238	3,271	5,670	—
Other(1)	285	104	109	—	—	—
Construction:
One- to four-family	—	551	—	—	—	—
Commercial	—	—	—	—	—	—
Acquisition & development	—	—	—	—	—	—
Other:
Home equity	660	280	35	—	—	—
Consumer	345	445	597	290	267	868
Commercial business	909	915	940	1,166	1,165	1,664

Total non-performing loans	$3,145	$3,050	$2,616	$6,658	$7,567	$2,897

Loans 90 days or greater delinquent and still accruing:
Real estate:
One- to four-family	$—	$—	$—	$—	$—	$—
Commercial	—	—	—	—	—	—
Other(1)	—	—	—	—	—	—
Construction:
One- to four-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Acquisition & development	—	—	—	—	—	—
Other:
Home equity	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—

Total loans 90 days or greater and still accruing	—	—	—	—	—	—

Total non-performing loans	$3,145	$3,050	$2,616	$6,658	$7,567	$2,897

Real estate owned:
Real estate:
One- to four-family	$123	$247	$310	$323	$1,079	$1,141
Commercial	84	39	—	—	—	—
Other(1)	—	—	—	—	—	—
Construction:
One- to four-family	1,546	—	—	—	—	—
Commercial	—	—	—	—	—	—
Acquisition & development	—	—	—	—	—	—
Other:
Home equity	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Total real estate owned	1,753	286	310	323	1,079	1,141

Total non-performing assets	$4,898	$3,336	$2,926	$6,981	$8,646	$4,038

Ratios:
Non-performing loans to total loans	0.47%	0.48%	0.45%	1.28%	1.72%	0.75%
Non-performing loans to total assets	0.35%	0.40%	0.39%	1.09%	1.73%	0.90%

(1)	Consists of land and multi-family loans.
     Real Estate Owned and Other Repossessed Assets. Real estate acquired as a result of foreclosure is classified as real estate owned. At the time of foreclosure, the property is recorded at the lower of the estimated fair value less selling costs or the loan balance, with any write-down charged against the allowance for loan losses. Other repossessed assets are recorded at the lower of the loan balance or fair market value. As of June 30, 2007, we had real estate owned of $1.8 million. The $1.5 million increase since December 31, 2006 in real estate owned resulted from our association with one mortgage loan broker and represented approximately 11 homes in various stages of completion. Our carrying cost reflects estimated cost of completion and disposal of the properties. We currently have two performing construction loans outstanding from the broker and expect to convert the loans to permanent financing in the near term. We have discontinued our relationship with this broker.
     Classified Assets. Banking regulations provide for the classification of loans and other assets, such as debt and equity securities considered by Atlantic Coast Bank and regulators to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered not collectable and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.
     When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management and approved by the Board of Directors. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, which may order the establishment of additional general or specific loss allowances.
     In connection with the filing of the Atlantic Coast Bank’s periodic reports with the Office of Thrift Supervision and in accordance with its classification of assets policy, management regularly reviews the problem assets in the portfolio to determine whether any assets require classification in accordance with applicable regulations. The total amount of classified assets represented 7.00% of Atlantic Coast Bank’s equity capital and 0.60% of total assets at June 30, 2007.
     The aggregate amount of classified loans at the dates indicated was as follows:

		At December 31,
	At June 30, 2007	2006	2005
	(In Thousands)
Loss	$—	$—	$—
Doubtful	367	686	1,719
Substandard	5,003	4,915	5,398

Total	$5,370	$5,601	$7,117

     At June 30, 2007, $2.2 million of classified loans were impaired, as defined under SFAS No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS 114”), up from $2.0 million at December 31, 2006. At June 30, 2007, loans considered substandard were $5.0 million, an increase of $100,000 from December 31, 2006. Loans considered doubtful were $367,000, down from $686,000 at December 31, 2006. Loans are classified as special mention when it is determined that a loan relationship should be monitored more closely. Loans are classified as special mention for a variety of reasons including changes in recent borrower financial condition, changes in borrower operations, changes in value of available collateral, concerns regarding changes in economic conditions in a borrower’s industry, and other matters. A loan classified as special mention in many instances may be performing in accordance with the loan terms. Special mention loans were $12.0 million at June 30, 2007, up $3.5 million from $8.5 million at December 31, 2006 and December 31, 2005. The increase in special mention loans from December 31, 2006 to June 30, 2007 was primarily attributable to three commercial real estate loans which we determined should be monitored more closely due to factors surrounding specific borrowing relationships. Management does not believe the downgrades are indicative of an emerging trend in our loan portfolio. All loans classified as special mention are performing according to their contractual terms and no losses are anticipated at this time.
     Allowance for Loan Losses. An allowance for loan losses is maintained to reflect probable incurred losses in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the estimated losses incurred in the loan portfolio. Management’s methodology for assessing the appropriateness of the allowance consists of several key elements, which include a SFAS No. 5, Accounting for Contingencies (“SFAS 5”) component by type of loan and specific allowances for identified problem loans. The allowance incorporates the results of measuring impaired loans as provided in SFAS 114 and SFAS No. 118, Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures. These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans.
     The SFAS 5 component is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of the loans or pools of loans. Changes in risk evaluations of both performing and non-performing loans affect the amount of the SFAS 5 component. Loss factors are based on Atlantic Coast Bank’s historical loss experience and on significant factors that, in management’s judgment, may affect the ability to collect loans in the portfolio as of the evaluation date.
     The appropriateness of the allowance is reviewed and established by management based upon its evaluation of then-existing economic and business conditions affecting Atlantic Coast Bank’s key lending areas. Other conditions such as credit quality trends (including trends in non-performing loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio exist as of the balance sheet date are considered as well. Senior management reviews these conditions quarterly in discussions with our senior credit officers. To the extent that a specifically identifiable problem credit or portfolio segment as of the evaluation date evidences any of these conditions, management’s estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where a specifically identifiable problem credit or portfolio segment as of the evaluation date does not evidence any of these conditions, management’s evaluation of the loss related to this condition is reflected in the general allowance.
     Management also evaluates the allowance for loan losses based on a review of individual loans, historical loan loss experience, the value and adequacy of the secured collateral, and economic conditions in the market area. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows management expects to receive on impaired loans that may be susceptible to significant change. For all specifically reviewed loans where it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement, impairment is determined by computing a fair value based on either discounted cash flows using the loan’s initial interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans are collectively evaluated for impairment and are excluded from specific impairment evaluation. For these loans, the allowance for loan losses is calculated in accordance with the allowance for loan losses policy described above.
     At June 30, 2007, the allowance for loan losses was $5.1 million, or 0.75% of the total loan portfolio and 161.2% of total non-performing loans. Assessing the adequacy of the allowance for loan losses is inherently subjective and requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. In management’s opinion, the allowance for loan losses represents all known and inherent loan losses that are both probable and reasonably estimated as of June 30, 2007.
     The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the
	Six Months Ended
	June 30,		At or For the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
			(Dollars in Thousands)
Balance at beginning of period	$4,705	$4,587	$4,587	$3,956	$6,593	$4,692	$3,766

Charge-offs:
Real estate loans:
One- to four-family	44	76	107	192	78	300	500
Commercial	—	—	—	605	4,637	—	—
Other(1)	41	—	—	—	—	—	—
Construction loans:
One- to four-family	274	—	—	—	—	—	—
Commercial	—	—	—	—	—	—	—
Acquisition & development	—	—	—	—	—	—	—
Other loans:
Home equity	59	14	14	160	63	25	—
Consumer	532	578	1,094	1,249	1,642	2,259	2,752
Commercial business	—	—	—	120	—	664	251

Total charge-offs	950	668	1,215	2,326	6,420	3,248	3,503

Recoveries:
Real estate loans:
One- to four-family	4	10	54	40	7	86	1
Commercial	60	42	83	51	—	—	—
Other(1)	—	—	—	—	—	—	—
Construction loans:
One- to four-family	—	—	—	—	—	—	—
Commercial	—	—	—	—	—	—	—
Acquisition & development	—	—	—	—	—	—	—
Other loans:
Home equity	58	14	18	1	11	2	—
Consumer	389	354	703	732	790	823	745
Commercial business	—	—	—	12	—	—	—

Total recoveries	511	420	858	836	808	911	746

Net charge-offs	439	248	357	1,490	5,612	2,337	2,757
Provision for loan losses	805	280	475	2,121	2,975	4,238	3,683

Balance at end of period	$5,071	$4,619	$4,705	$4,587	$3,956	$6,593	$4,692

Ratios:
Net charge-offs to average loans (2)(3)	0.14%	0.08%	0.06%	0.27%	1.16%	0.57%	0.76%
Net charge-offs to average non-performing loans(3)	13.96%	6.51%	11.36%	43.41%	122.10%	30.88%	95.17%
Allowance for loan losses to non-performing loans(3)	161.24%	121.20%	154.21%	175.36%	59.42%	87.13%	161.96%
Allowance as a percent of total loans(2)(3)	0.75%	0.75%	0.73%	0.78%	0.75%	1.47%	1.20%

(1)	Consists of land and multi-family loans.

(2)	Total loans are net of deferred fees and costs and purchase premiums or discounts.

(3)	Ratios at or for the six months ended June 30, 2007 and 2006 are annualized.

     Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category (including loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

			At December 31,
	At June 30, 2007		2006		2005
		Percent of		Percent of		Percent of
		Loans in Each		Loans in Each		Loans in Each
	Allowance for	Category to	Allowance for	Category to	Allowance for	Category to
	Loan Losses	Total Loans	Loan Losses	Total Loans	Loan Losses	Total Loans
	(Dollars in Thousands)
Real estate loans:
One- to four-family	$1,051	52.00%	$771	52.14%	$672	55.88%
Commercial	666	10.53	660	9.51	1,041	10.16
Other(1)	277	6.42	212	5.38	117	3.49
Construction:
One- to four-family	376	3.26	323	5.07	185	4.17
Commercial	97	1.45	63	0.45	26	0.44
Acquisition & development	—	—	—	0.33	—	—
Other loans:
Home equity	816	14.52	745	14.22	497	13.60
Consumer	1,167	9.50	1,327	9.93	1,581	10.81
Commercial business	621	2.32	604	2.97	468	1.45

Total	$5,071	100.00%	$4,705	100.00%	$4,587	100.00%

	At December 31,
	2004		2003		2002
		Percent of		Percent of		Percent of
		Loans in Each		Loans in Each		Loans in Each
	Allowance for	Category to	Allowance for	Category to	Allowance for	Category to
	Loan Losses	Total Loans	Loan Losses	Total Loans	Loan Losses	Total Loans
	(Dollars in Thousands)
Real estate loans:
One- to four-family	$494	58.44%	$281	53.73%	$55	46.13%
Commercial	1,404	11.01	3,622	12.75	389	9.41
Other(1)	32	3.87	28	3.08	15	2.99
Construction:
One- to four-family	71	2.75	—	2.70	—	1.97
Commercial	179	0.50	1,049	4.23	251	5.98
Acquisition & development	—	—	—	—	—	—
Other loans:
Home equity	332	11.57	45	8.89	512	8.50
Consumer	1,227	11.15	1,328	13.81	2,642	22.92
Commercial business	217	0.71	240	0.81	828	2.10

Total	$3,956	100.00%	$6,593	100.00%	$4,692	100.00%

(1)	Consists of land and multi-family loans.

Investment Activities
     General. We are required by federal regulations to maintain an amount of liquid assets, such as cash and short-term securities, for the purposes of meeting operational needs. We are also permitted to make certain other securities investments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Commitments.” Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided.
     We are authorized to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and government sponsored enterprises, certain certificates of deposit of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements and federal funds. Subject to various restrictions, federal savings associations may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings association is otherwise authorized to make directly. See “Supervision and Regulation—Federal Banking Regulation” for a discussion of additional restrictions on Atlantic Coast Bank’s investment activities.
     The Board of Directors has adopted an investment policy which governs the nature and extent of investment activities, and the responsibilities of management and the board. Investment activities are directed by the Treasurer, Chief Administrative Officer and Chief Financial Officer, in coordination with our Asset/Liability Committee. Various factors are considered when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated short and long term interest rates, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.
     The current structure of the investment portfolio provides liquidity when loan demand is high, assists in maintaining earnings when loan demand is low and maximizes earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Risk Management.”
     Investment Securities. We invest in investment securities, such as United States government sponsored enterprises and state and municipal obligations, as part of our asset liability management strategy. All such securities are classified as available for sale.
     SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”), requires that investments be categorized as “held to maturity,” “trading securities” or “available for sale,” based on management’s intent as to the ultimate disposition of each security. SFAS 115 allows debt securities to be classified as “held to maturity” and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity.

     Investment Securities Portfolio. The following tables set forth the composition of our investment securities portfolio at the dates indicated.

			At December 31,
	At June 30, 2007		2006		2005		2004
	Carrying	Percent of	Carrying	Percent of	Carrying	Percent of	Carrying	Percent of
	Value	Total	Value	Total	Value	Total	Value	Total
	(Dollars in Thousands)
Securities available for sale:
U.S. government and agency	$15,191	11.97%	$16,280	16.41%	$32,079	44.58%	$20,853	39.07%
State and municipal	6,119	4.82	1,729	1.74	5,361	7.45	11,930	22.36
Mortgage-backed securities	105,547	83.21	81,222	81.85	34,525	47.97	10,603	19.87
Corporate commercial paper	—	—	—	—	—	—	9,967	18.68
Mutual funds	—	—	—	—	—	—	10	0.02

Total	$126,857	100.00%	$99,231	100.00%	$71,965	100.00%	$53,363	100.00%

			At December 31,
	At June 30, 2007		2006		2005		2004
	Carrying	Percent of	Carrying	Percent of	Carrying	Percent of	Carrying	Percent of
	Value	Total	Value	Total	Value	Total	Value	Total
	(Dollars in Thousands)
Other earning assets:
Interest-earning deposits with banks	$31,907	79.98%	$30,486	76.92%	$15,918	64.21%	$18,286	50.10%
Federal funds sold and securities purchased under agreements to resell	—	—	—	—	—	—	11,800	32.33
Federal Home Loan Bank stock	7,988	20.02	7,948	20.05	7,074	28.53	5,511	15.10
Other investments	—	—	1,200	3.03	1,800	7.26	900	2.47

Total	$39,895	100.00%	$39,634	100.00%	$24,792	100.00%	$36,497	100.00%

     Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at June 30, 2007 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis.

			More than One Year		More than Five Years
	One Year or Less		through Five Years		through Ten Years		More than Ten Years		Total Securities
		Weighted		Weighted		Weighted		Weighted			Weighted
	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average	Amortized		Average
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Fair Value	Yield
	(Dollars in Thousands)
Securities available for sale:
U.S. government and agency	$—	—%	$6,210	4.78%	$970	6.00%	$8,276	4.87%	$15,456	$15,192	4.90%
State and municipal	—	—	—	—	433	4.05	5,968	4.10	6,401	6,119	4.10
Mortgage-backed securities	—	—	1,626	4.10	12,310	5.77	93,270	5.64	107,206	105,546	5.63

Total	$—	—%	$7,836	4.64%	$13,713	5.73%	$107,514	5.50%	$129,063	$126,857	5.47%

Other earning assets:
Interest-earning deposits with banks	$31,907	5.24%	$—	—%	$—	—%	$—	—%	$31,907	$31,907	5.24%
Federal Home Loan Bank stock	—	—	7,988	5.90	—	—	—	—	7,988	7,988	5.90
Other investments	—	—	—	—	—	—	—	—	—	—	4.00

Total	$31,907	5.24%	$7,988	5.90%	$—	—%	$—	—%	$39,895	$39,895	4.75%

Sources of Funds
     General. Our sources of funds are deposits, payment of principal and interest on loans, interest earned on or maturation of other investment securities, borrowings, and funds provided from operations.
     Deposits. We offer a variety of deposit accounts to consumers with a wide range of interest rates and terms. Deposits consist of time deposit accounts, savings, money market and demand deposit accounts. Historically, we have paid attractive rates on deposit accounts. We rely primarily on premium pricing policies, marketing and customer service to attract and retain these deposits. Additionally, we will purchase time deposit accounts from brokers with costs and terms which are comparable to time deposits originated in the branch offices.
     The variety of deposit accounts offered has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. As customers have become more interest rate conscious, we have become more susceptible to short-term fluctuations in deposit flows. Pricing of deposits are managed to be consistent with overall asset/liability management, liquidity and profitability objectives. Management considers numerous factors including: (1) the need for funds based on loan demand, current maturities of deposits and other cash flow needs; (2) rates offered by market area competitors for similar deposit products; (3) current cost of funds and yields on assets; and (4) the alternative cost of funds on a wholesale basis, in particular the cost of advances from the Federal Home Loan Bank. Interest rates are reviewed by senior management weekly. Based on historical experience, management believes that our deposits are a relatively stable source of funds. Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.
     The following table sets forth the distribution of total deposit accounts, by account type, at the dates indicated.

	At June 30, 2007			At December 31, 2006
			Weighted			Weighted
			Average			Average
	Balance	Percent	Rate	Balance	Percent	Rate
	(Dollars in Thousands)
Deposit type:
Non-interest-bearing demand	$42,298	7.07%	—%	$38,301	6.68%	—%
Savings	40,618	6.79	0.38	41,915	7.31	0.42
Interest-bearing demand	50,325	8.41	3.04	52,895	9.23	3.00
Money market demand	170,666	28.54	4.66	116,314	20.31	4.69

Total transactions accounts	303,907	50.81	3.17	249,425	43.53	2.89
Certificates of deposit	294,184	49.19	5.00	323,627	56.47	4.83

Total deposits	$598,091	100.00%	4.07%	$573,052	100.00%	3.99%

     As of June 30, 2007, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $108.3 million. The following table sets forth the maturity of those certificates as of June 30, 2007.

At
June 30, 2007
(In Thousands)
Three months or less	$17,990
Over three months through six months	19,418
Over six months through one year	30,141
Over one year to three years	33,964
Over three years	6,765

Total	$108,278

     The following table sets forth time deposits classified by interest rate as of the dates indicated.

	At June 30,	At December 31,
	2007	2006	2005	2004
	(In Thousands)
Interest Rate:
Less than 2.00%	$—	$—	$—	$31,809
2.00% - 2.99%	559	2,316	26,103	116,689
3.00% - 3.99%	12,754	39,929	159,222	66,954
4.00% - 4.99%	55,694	104,175	108,841	26,144
5.00% - 5.99%	224,887	177,070	1,520	1,162
6.00% - 6.99%	289	137	2,183	5,973

Total	$294,184	$323,627	$297,869	$248,731

     The following table sets forth the amount and maturities of time deposits at June 30, 2007.

	Less than or	More than	More than	More than
	equal to one	one to two	two to three	three to four	More than
	year	years	years	years	four years	Total
	(In Thousands)
Interest Rate:
Less than 2.00%	$—	$—	$—	$—	$—	$—
2.00% - 2.99%	156	284	119	—	—	559
3.00% - 3.99%	9,291	3,432	29	2	—	12,754
4.00% - 4.99%	16,431	18,065	15,263	5,934	—	55,694
5.00% - 5.99%	187,360	23,848	6,490	2,226	4,964	224,888
6.00% - 6.99%	289	—	—	—	—	289

Total	$213,527	$45,629	$21,901	$8,163	$4,964	$294,184

     Borrowings. Although deposits are our primary source of funds, we may utilize borrowings when it is a less costly source of funds, and can be invested at a positive interest rate spread, when additional capacity is required to purchase loans or to fund loan demand or when they meet asset/liability management goals. Borrowings have historically consisted of advances from the Federal Home Loan Bank. While we expect Federal Home Loan Bank advances to continue to be a significant source of funds in the future, during 2006, we initiated our first financing arrangement involving the sale of securities under an agreement to repurchase to take advantage of favorable interest rates relative to deposits with comparable maturities.
     Securities sold under agreements to repurchase are secured by mortgage-backed securities with a carrying amount of $63.5 million at June 30, 2007. The agreements carry various periods of fixed interest rates that convert to callable floating rates in the future. Upon conversion, each agreement may be terminated in whole by the lender each following quarter. At maturity or termination, the securities underlying the agreements will be returned to us. As of June 30, 2007, the weighted average rate of the agreements was 4.52%.
     Advances from the Federal Home Loan Bank may be obtained upon the security of mortgage loans and mortgage-backed securities. These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features. At June 30, 2007, we had $142.0 million in Federal Home Loan Bank advances outstanding.
     Our borrowings consist of advances from the Federal Home Loan Bank and funds borrowed under repurchase agreements. At June 30, 2007, we had access to additional Federal Home Loan Bank advances of up to $124.0 million. The following table sets forth information concerning balances and interest rates on all of our borrowings at the dates and for the periods indicated.

	At or For the Six Months
	Ended June 30,		At or For the Year Ended December 31,
	2007	2006	2006	2005	2004
	(Dollars in Thousands)
Balance at end of period	$142,000	$119,000	$144,000	$129,000	$100,314
Average balance outstanding	$142,818	$119,167	$128,260	$119,462	$87,640
Maximum month-end balance	$144,000	$129,000	$144,000	$129,000	$100,314
Weighted average interest rate during the period	4.49%	4.31%	4.42%	4.16%	3.95%
Weighted average interest rate at end of period	4.39%	4.30%	4.45%	4.18%	3.67%
Properties
     At June 30, 2007, we had 13 full-service offices, one drive-up facility and a leased office space for the Florida regional center. We own all locations except the regional office in Jacksonville, Florida. The net book value of the investment in premises, equipment and fixtures, excluding computer equipment, undeveloped land, automobiles and construction in process, was approximately $14.7 million at June 30, 2007. The following table provides a list of our main and branch offices.

		Net Book Value
Location	Owned or Leased	June 30, 2007
		(In Thousands)
HOME AND EXECUTIVE OFFICE AND MAIN BRANCH 505 Haines Avenue Waycross, GA 31501	Owned	$1,552

FLORIDA REGIONAL CENTER 10151 Deerwood Park Blvd. Building 100 Suite 501 Jacksonville, FL 32256(1)	Leased	155

BRANCH OFFICES: Drive-up Facility 400 Haines Avenue Waycross, GA 31501	Owned	70

2110 Memorial Drive Waycross, GA 31501	Owned	578

1390 South Gaskin Avenue Douglas, GA 31533	Owned	462

		Net Book Value
Location	Owned or Leased	June 30, 2007
		(In Thousands)
213 Hwy 80 West Garden City, GA 31408	Owned	282

10328 Deerwood Park Blvd. Jacksonville, FL 32256	Owned	1,040

8048 Normandy Blvd. Jacksonville, FL 32221	Owned	1,102

1970 Solomon Street Orange Park, FL 32073	Owned	192

463 West Duval Street Lake City, FL 32055	Owned	149

930 University Avenue, North Jacksonville, FL 32211	Owned	1,095

1700 South Third Street Jacksonville Beach, FL 32250	Owned	1,500

1425 Atlantic Blvd. Neptune Beach, FL 32266	Owned	2,957

2766 Race Track Road Jacksonville, FL 32259	Owned	2,514

715 Centre Street Fernandina Beach, FL 32034	Owned	1,086

(1)	Lease expires in June 2008.
     We continuously review our branch locations in order to improve the visibility and accessibility of our locations. In October 2006 the new Julington Creek branch opened in the northwest corner of St. Johns County, Florida. We currently have a second site in St. Johns County, Florida approved for development with a completion date proposed for 2008, and continue to actively evaluate other sites for future expansion with a focus in the Florida market.
     We use an in-house data processing system, with support provided by Open Solutions, a third-party vendor, to maintain our database of depositor and borrower customer information. In 2006, we extended the data processing contract with Open Solutions for an additional five year term taking the contract to March 2012. The net book value of data processing and computer equipment at June 30, 2007, was approximately $128,000.
Subsidiary Activities
     At June 30, 2007, Atlantic Coast Federal Corporation did not have any active subsidiaries other than Atlantic Coast Bank. In 2005, Atlantic Coast Bank formed Atlantic Coast Holdings, Inc. as a wholly owned subsidiary for the purpose of managing and investing in certain securities, as well as owning all of the common stock and 85% of the preferred stock of Coastal Properties, Inc., a real estate investment trust. Coastal Properties, Inc. was formed in 2005 for the purpose of holding Georgia and Florida first lien residential mortgages originated by Atlantic Coast Bank. First Community Financial Services, Inc., an additional subsidiary of Atlantic Coast Bank is currently inactive.

Personnel
     As of June 30, 2007, we had 166 full-time employees and 12 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good working relations with our employees.
Legal Proceedings
     We are involved, from time to time, as plaintiff or defendant in various legal actions arising in the normal course of its business. At June 30, 2007, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

SUPERVISION AND REGULATION
General
     As a federally chartered savings association, Atlantic Coast Bank is regulated and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which we may engage, and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance fund and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. After completing an examination, the federal agency critiques the financial institution’s operations and assigns its rating (known as an institution’s CAMELS). Under federal law, an institution may not disclose its CAMELS rating to the public. Atlantic Coast Bank also is a member of, and owns stock in, the Federal Home Loan Bank of Atlanta, which is one of the 12 regional banks in the Federal Home Loan Bank System. Atlantic Coast Bank also is regulated, to a lesser extent, by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Atlantic Coast Bank and prepares reports for consideration by our Board of Directors on any operating deficiencies. Atlantic Coast Bank’s relationship with our depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of our loan documents.
     There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects. Any change in these laws or regulations, or in regulatory policy, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on our business, financial condition or operations.
Federal Banking Regulation
     Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Atlantic Coast Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other loans and assets subject to applicable limits. Atlantic Coast Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Atlantic Coast Bank directly, including real estate investment, securities brokerage and insurance agency services subject to applicable registration and licensing requirements.
     Loans to One Borrower. A federal savings association generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, not in excess of 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of June 30, 2007, Atlantic Coast Bank was in compliance with the loans-to-one-borrower limitations.
     Qualified Thrift Lender Test. As a federal savings association, Atlantic Coast Bank is subject to the qualified thrift lender, or “QTL,” test. Under the QTL test, Atlantic Coast Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the institution’s business.
     “Qualified thrift investments” include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. “Qualified thrift investments” also include 100% of an institution’s credit card loans, education loans and small business loans. Atlantic Coast Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986.
     A savings association that fails the QTL test must either convert to a bank charter or operate under specified restrictions. At June 30, 2007, Atlantic Coast Bank maintained approximately 95.1% of its portfolio assets in qualified thrift investments, and therefore satisfied the QTL test.
     Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the institution’s capital account. A savings association must file an application with the Office of Thrift Supervision for approval of a capital distribution if:
•	the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings association is not eligible for expedited treatment of its filings.
     Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.
     The Office of Thrift Supervision may disapprove a notice or application if:
•	the savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.
     Liquidity. A federal savings association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.
     Community Reinvestment Act and Fair Lending Laws. All savings associations have a continuing responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings association, the Office of

Thrift Supervision is required to assess the savings association’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Atlantic Coast Bank received a “Satisfactory” Community Reinvestment Act rating in its most recent federal examination. The Community Reinvestment Act requires all Federal Deposit Insurance Corporation-insured institutions to publicly disclose their rating.
     Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its “affiliates” is limited by Office of Thrift Supervision regulations and Regulation W of the Federal Reserve Board, which implements Sections 23A and 23B of the Federal Reserve Act. The term “affiliates” for these purposes generally means any company that controls or is under common control with an institution. Atlantic Coast Financial Corporation and its non-savings institution subsidiaries will be affiliates of Atlantic Coast Bank. In general, transactions with affiliates must be on terms that are as favorable to the savings association as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings association’s capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.
     Atlantic Coast Bank’s authority to extend credit to its directors, executive officers and 10% or greater stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board and regulations of the Office of Thrift Supervision. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Atlantic Coast Bank’s capital. In addition, extensions of credit in excess of certain limits must be approved by Atlantic Coast Bank’s Board of Directors.
     Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings associations and has the authority to bring enforcement actions against all “institution-affiliated parties,” including stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the savings association, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day. The Federal Deposit Insurance Corporation (“Federal Deposit Insurance Corporation”) also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings association. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

     Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted Interagency Guidelines Prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If the institution fails to submit an acceptable plan or implement an accepted compliance plan, the agency may take further enforcement action against the institution, including the issuance of a cease and desist order or the imposition of civil money penalties.
     Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for institutions receiving the highest CAMELS rating) and an 8% risk-based capital ratio.
     The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, allowance for loan and lease losses up to a maximum of 1.25% of risk-weighted assets, and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.
     In assessing an association’s capital adequacy, the Office of Thrift Supervision takes into consideration not only these numeric factors but also qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary. Atlantic Coast Bank, as a matter of prudent management, targets as its goal the maintenance of capital ratios which exceed these minimum requirements and that are consistent with Atlantic Coast Bank’s risk profile. At June 30, 2007, Atlantic Coast Bank exceeded each of its capital requirements.
     The Office of Thrift Supervision and other federal banking agencies risk-based capital standards also take into account interest rate risk, concentration of risk and the risks of non-traditional activities. The Office of Thrift Supervision monitors the interest rate risk of individual institutions through the Office of Thrift Supervision requirements for interest rate risk management, the ability of the Office of Thrift Supervision to impose individual minimum capital requirements on institutions that exhibit a high degree of interest rate risk, and the requirements of Thrift Bulletin 13a, which provides guidance on the management of interest rate risk and the responsibility of boards of directors in that area.
     The Office of Thrift Supervision continues to monitor the interest rate risk of individual institutions through analysis of the change in net portfolio value. Net portfolio value is defined as the net present value of the expected future cash flows of an entity’s assets and liabilities and, therefore, hypothetically represents the value of an institution’s net worth. The Office of Thrift Supervision has also used this net portfolio value analysis as part of its evaluation of certain applications or notices submitted by savings banks. The Office of Thrift Supervision, through its general oversight of the safety and soundness of savings associations, retains the right to impose minimum capital requirements on individual institutions to the extent the institution is not in compliance with certain written guidelines established by the Office of Thrift Supervision regarding net portfolio value analysis. The Office of Thrift Supervision has not imposed any such requirements on Atlantic Coast Bank.
     At June 30, 2007, Atlantic Coast Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”
     Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is authorized and, under certain circumstances, required to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the savings association’s capital:
•	well-capitalized (at least 5% leverage capital, 6% tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 3% leverage capital, 4% tier 1 risk-based capital or 8% total risk-based capital);

•	significantly undercapitalized (less than 3% leverage capital, 3% tier 1 risk-based capital or 6% total risk-based capital); or

•	critically undercapitalized (less than 2% tangible capital).
     Generally, the Office of Thrift Supervision is required to appoint a receiver or conservator for a savings association that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings association receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized” or is deemed to have notice and the plan must be guaranteed by any parent holding company. The aggregate liability of a parent holding company is limited to the lesser of:
•	an amount equal to 5% of the savings association’s total assets at the time it became “undercapitalized”; and

•	the amount that is necessary (or would have been necessary) to bring the association into compliance with all capital standards applicable with respect to such association as of the time it fails to comply withy a capital restoration plan.
     If a savings association fails to submit an acceptable plan, it is treated as if it were “significantly undercapitalized.” In addition, numerous mandatory supervisory restrictions become immediately applicable to the savings association, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

     At June 30, 2007, Atlantic Coast Bank met the criteria for being considered “well-capitalized.”
     Deposit Insurance. Atlantic Coast Bank is a member of the Deposit Insurance Fund, maintained by the Federal Deposit Insurance Corporation, and Atlantic Coast Bank pays its deposit insurance assessments to the Deposit Insurance Fund. The Deposit Insurance Fund was formed on March 31, 2006 following the merger of the Bank Insurance Fund and the Savings Association Insurance Fund in accordance with the Federal Deposit Insurance Reform Act of 2005 (the “Deposit Insurance Fund Act”). In addition to merging the insurance funds, the Deposit Insurance Fund Act established a statutory minimum and maximum designated reserve ratio for the Deposit Insurance Fund and granted the Federal Deposit Insurance Corporation greater flexibility in establishing the required reserve ratio. In its regulations implementing the Deposit Insurance Fund Act, the Federal Deposit Insurance Corporation has set the current annual designated reserve ratio for the Deposit Insurance Fund at 1.25%.
     In order to maintain the Deposit Insurance Fund, member institutions are assessed an insurance premium. The amount of each institution’s premium is currently based on the balance of insured deposits and the degree of risk the institution poses to the Deposit Insurance Fund. Under the assessment system, the Federal Deposit Insurance Corporation assigns an institution to one of nine risk categories using a two-step process based first on capital ratios (the capital group assignment) and then on other relevant information (the supervisory subgroup assignment). Each risk category is assigned an assessment rate. Assessment rates currently range from 0.05% of deposits for an institution in the highest category (i.e., well-capitalized and financially sound, with no more than a few minor weaknesses) to 0.43% of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concerns). The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the Deposit Insurance Fund. The Atlantic Coast Bank assessment rate at June 30, 2007 was 0.05% per $100 of deposits. Any increase in insurance assessments could have an adverse effect on the earnings of insured institutions, including Atlantic Coast Bank.
     In addition, all Federal Deposit Insurance Corporation-insured institutions are required to pay a pro rata portion of the interest due on obligations issued by the Financing Corporation to fund the closing and disposal of failed thrift institutions by the Resolution Trust Corporation. At June 30, 2007, the Federal Deposit Insurance Corporation assessed Deposit Insurance Fund-insured deposits 1.22 (0.122%) basis points per $100 of deposits to cover those obligations. The Financing Corporation rate is adjusted quarterly to reflect changes in assessment bases of the Deposit Insurance Fund. This obligation will continue until the Financing Corporation bonds mature in 2017.
     Assessments. The Office of Thrift Supervision charges assessments to recover the cost of examining federal savings associations and their affiliates. These assessments are based on three components: (i) the size of the institution on which the basic assessment is based; (ii) the institution’s supervisory condition, which results in an additional assessment based on a percentage of the basic assessment for any savings institution with a composite rating of 3, 4 or 5 in its most recent safety and soundness examination; and (iii) the complexity of the institution’s operations, which results in an additional assessment based on a percentage of the basic assessment for any savings institution that managed over $1 billion in trust assets, serviced for others loans aggregating more than $1 billion, or had certain off-balance sheet assets aggregating more than $1 billion.
     The Office of Thrift Supervision also assesses fees against savings and loan holding companies, such as Atlantic Coast Financial Corporation. The Office of Thrift Supervision semi-annual assessment for savings and loan holding companies includes a $3,000 base assessment with an additional assessment based on the holding company’s risk or complexity, organizational form and condition.

     Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the savings association or its affiliates or not obtain services of a competitor of the savings association.
     Federal Home Loan Bank System. Atlantic Coast Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks, each of which is subject to regulation and supervision of the Federal Housing Finance Board. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Banks. It makes loans or advances to members in accordance with policies and procedures, including collateral requirements, established by the respective boards of directors of the Federal Home Loan Banks. These policies and procedures are subject to the regulation and oversight of the Federal Housing Finance Board. All long-term advances are required to provide funds for residential home financing. The Federal Housing Finance Board has also established standards of community or investment service that members must meet to maintain access to such long-term advances. As a member of the Federal Home Loan Bank of Atlanta, Atlantic Coast Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of June 30, 2007, Atlantic Coast Bank was in compliance with this requirement.
     Federal Reserve System. Institutions must maintain a reserve of 3% against aggregate transaction accounts between $7.8 million and $48.3 million (subject to adjustment by the Federal Reserve Board) plus a reserve of 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $48.3 million. The first $7.8 million of otherwise reservable balances is exempt from the reserve requirements. Atlantic Coast Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce Atlantic Coast Bank’s interest-earning assets. At June 30, 2007, Atlantic Coast Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.
     The USA PATRIOT Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, or the USA PATRIOT Act, gives the federal government powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Certain provisions of the Act impose affirmative obligations on a broad range of financial institutions, including federal savings associations, like Atlantic Coast Bank. These obligations include enhanced anti-money laundering programs, customer identification programs and regulations relating to private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States).
     Atlantic Coast Bank has established policies and procedures to ensure compliance with the USA PATRIOT Act’s provisions, and the impact of the USA PATRIOT Act on our operations has not been material.
     Privacy Requirements of the Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies, and other financial institutions operating in the United States. Among other provisions, the

Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.
     Holding Company Regulation. Upon completion of the conversion, Atlantic Coast Financial Corporation will be a unitary savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The Office of Thrift Supervision will have enforcement authority over Atlantic Coast Financial Corporation and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to Atlantic Coast Bank.
     Under federal law, unitary savings and loan holding companies not existing on, or applied for before, May 4, 1999, such as Atlantic Coast Financial Corporation, are limited to those activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.
     Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.
Sarbanes-Oxley Act
     As a public company, Atlantic Coast Financial Corporation will be subject to the Sarbanes-Oxley Act, which implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing. The Sarbanes-Oxley Act’s principal legislation and the derivative regulation and rule making promulgated by the SEC includes:
•	the creation of an independent accounting oversight board;

•	auditor independence provisions which restrict non-audit services that accountants may provide to their audit clients;

•	additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer certify financial statements;

•	a requirement that companies establish and maintain a system of internal control over financial reporting and that a company’s management provide an annual report regarding its assessment of the effectiveness of such internal control over financial reporting to the company’s independent accountants and that such accountants provide an attestation report with respect to management’s assessment of the effectiveness of the company’s internal control over financial reporting;

•	the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

•	an increase in the oversight of, and enhancement of certain requirements relating to audit committees of public companies and how they interact with the company’s independent auditors;

•	a requirement that audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer;

•	a requirement that companies disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not;

•	expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;

•	a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions;

•	disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code;

•	mandatory disclosure by analysts of potential conflicts of interest; and

•	a range of enhanced penalties for fraud and other violations.
     Section 402 of the Sarbanes-Oxley Act prohibits the extension of personal loans to directors and executive officers of issuers (as defined in Sarbanes-Oxley). The prohibition, however, does not apply to loans made by an insured depository institution, such as Atlantic Coast Bank, that are subject to the insider lending restrictions of Regulation O of the Federal Reserve Board.
Federal Securities Laws
     Atlantic Coast Financial Corporation has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued pursuant to the conversion and the offering. Upon completion of the conversion, shares of Atlantic Coast Financial Corporation common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Atlantic Coast Financial Corporation will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.
     The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Atlantic Coast Financial Corporation may be resold without registration. Shares purchased by an affiliate of Atlantic Coast Financial Corporation will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Atlantic Coast Financial Corporation meets the current public information reporting requirements of Rule 144 under the Securities Act of 1933, each affiliate of Atlantic Coast Financial Corporation that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Atlantic Coast Financial Corporation, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Atlantic Coast Financial Corporation may permit affiliates to have their shares registered for sale under the Securities Act of 1933.
TAXATION
Federal Taxation
     General. Atlantic Coast Financial Corporation and Atlantic Coast Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of taxation is intended only to summarize pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Atlantic Coast Federal Corporation or Atlantic Coast Bank. Atlantic Coast Financial Corporation has not yet filed a federal income tax return due to its recent organization. Atlantic Coast Bank’s federal income tax returns have never been audited by the Internal Revenue Service.
     It is anticipated that Atlantic Coast Financial Corporation and Atlantic Coast Bank will file separate federal and state income tax returns after completion of the offering. It is anticipated that any cash distributions made by Atlantic Coast Financial Corporation to its stockholders would be considered to be taxable dividends to the extent of current or accumulated earnings and profits.
     Method of Accounting. For federal income tax purposes, Atlantic Coast Bank currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on December 31, for filing its federal income tax return.
     Corporate Dividends-Received Deduction. Atlantic Coast Financial Corporation may exclude from its income dividends received from Atlantic Coast Bank as a wholly owned subsidiary of Atlantic Coast Financial Corporation.
State Taxation
     Net Operating Loss Carryovers. A corporation may carry back federal and Georgia net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years; however, net operating losses in Florida may only be carried forward for 20 taxable years. Through June 30, 2007, Atlantic Coast Bank has generated a net operating loss of approximately $251,000 for federal income tax purposes, $128,000 for Georgia income tax purposes, and no loss or gain for Florida income tax purposes. Any net operating loss generated in 2007 for federal and Georgia income tax purposes will be carried back to 2005 to reduce tax previously paid; any net operating loss generated in 2007 for Florida income tax purposes will be carried forward.

     Income Taxation. Atlantic Coast Federal Corporation and Atlantic Coast Bank are subject to the Georgia and Florida corporate income taxes which are assessed at the rate of 6.00% and 5.50%, respectively. For both states, taxable income generally means federal taxable income subject to certain modifications provided for in the applicable state statutes.
     As a Maryland business corporation, Atlantic Coast Financial Corporation will be required to file annual returns with the State of Maryland.
Expense Allocation
     Atlantic Coast Bank has entered into an agreement with Atlantic Coast Federal Corporation and Atlantic Coast Federal, MHC and any successor (Atlantic Coast Financial Corporation) to provide it with certain administrative support services for compensation not less than the fair market value of the services provided.
MANAGEMENT
Management of Atlantic Coast Financial Corporation
     The Board of Directors of Atlantic Coast Financial Corporation will consist of nine individuals who currently serve as directors of Atlantic Coast Federal Corporation, Atlantic Coast Federal, MHC and Atlantic Coast Bank. The Board of Directors of Atlantic Coast Financial Corporation will be divided into three classes, as nearly equal as possible, with approximately one-third of the directors elected each year. The directors will be elected by the stockholders of Atlantic Coast Financial Corporation for three-year terms, and until their successors are elected and have qualified. The terms of the directors of each of Atlantic Coast Financial Corporation and Atlantic Coast Bank are identical. The executive officers of Atlantic Coast Financial Corporation are also executive officers of Atlantic Coast Federal Corporation. We expect that Atlantic Coast Financial Corporation and Atlantic Coast Bank will continue to have common directors until there is a business reason to establish separate management structures.
     The following individuals will serve as the executive officers of Atlantic Coast Financial Corporation and hold the offices set forth below opposite their name.

Executive	Positions Held
Robert J. Larison, Jr.	President and Chief Executive Officer
Dawna R. Miller	Senior Vice President and Chief Financial Officer
     Executive officers of Atlantic Coast Financial Corporation are elected annually and hold office until their respective successors have been elected or until death, resignation or removal by the Board of Directors.
     Directors of Atlantic Coast Financial Corporation initially will not be compensated by Atlantic Coast Financial Corporation but will serve for and be compensated by Atlantic Coast Bank. It is not anticipated that separate compensation will be paid to directors of Atlantic Coast Financial Corporation until such time as these persons devote significant time to the separate management of Atlantic Coast Financial Corporation’s affairs, which is not expected to occur until Atlantic Coast Financial Corporation becomes actively engaged in additional businesses other than holding the stock of Atlantic Coast Bank. Atlantic Coast Financial Corporation may determine that such compensation is appropriate in the future.

Beneficial Ownership of Common Stock
     The following table provides the positions, ages and terms of office as applicable to our directors and executive officers along with the beneficial ownership of our common stock held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock as of October 5, 2007.

		Positions			Shares of
		Held with Atlantic			Common Stock
		Coast Federal	Director	Term to	Beneficially		Percent
Name(1)	Age(2)	Corporation	Since(3)	Expire	Owned(4)		of Class
DIRECTORS

Charles E. Martin, Jr.	61	Chairman of the Board	1982	2010	35,378	(5)	*
Forrest W. Sweat, Jr.	50	Director	2001	2010	81,013	(6)	*
Thomas F. Beeckler	60	Director	2005	2010	52,894	(7)	*
Robert J. Larison, Jr.	50	Director, President and	2003	2008	127,806	(8)	*
		Chief Executive Officer
W. Eric Palmer	44	Director	2005	2008	17,602	(9)	*
Jon C. Parker, Sr.	37	Director, Senior Vice	2003	2008	92,757	(10)	*
		President and Chief
		Administrative Officer
Frederick D. Franklin, Jr.	52	Director	2005	2009	18,678	(11)	*
Robert J. Smith	47	Director	2003	2009	26,482	(12)	*
H. Dennis Woods	61	Director	1987	2009	29,382	(13)	*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Carl W. Insel**	44	Executive Vice President-	N/A	N/A	72,395	(14)	*
		Commercial Lending
Thomas B. Wagers, Sr.**	50	Chief Operating Officer	N/A	N/A	27,215	(15)	*
Dawna R. Miller	41	Senior Vice President and	N/A	N/A	86	(16)	*
		Chief Financial Officer
Phillip S. Buddenbohm**	36	Senior Vice President –	N/A	N/A	19,818	(17)	*
		Chief Risk Officer
Philip S. Hubacher**	50	Treasurer	N/A	N/A	48,729	(18)	*
Tricia H. Echols**	38	Georgia Market President	N/A	N/A	28,949	(19)	*
Denise A. Horton**	45	Jacksonville Market President	N/A	N/A	—		*

All directors and executive officers as a group (16 persons)					679,184		4.9%

Atlantic Coast Federal, MHC 505 Haines Avenue Waycross, Georgia 03458					8,728,500		63.8%

Atlantic Coast Federal, MHC and all directors and executive officers as a group					9,407,684		68.3%

*	Less than 1%.

**	Carl W. Insel, Phillip S. Buddenbohm, Philip S. Hubacher, Thomas B. Wagers, Sr., Tricia H. Echols and Denise A. Horton are officers of Atlantic Coast Bank only.

(1)	The mailing address for each person listed is 505 Haines Avenue, Waycross, Georgia 31501.

(2)	As of October 5, 2007.
(Footnotes continued on next page)

(3)	Reflects initial appointment to the Board of Directors of Atlantic Coast Federal Credit Union, the predecessor to Atlantic Coast Bank, with the exception of Directors Larison, Parker, Sweat, Smith, Franklin, Palmer and Beeckler. Each director of Atlantic Coast Federal Corporation is also a director of Atlantic Coast Bank and Atlantic Coast Federal, MHC, which owns the majority of the issued and outstanding shares of common stock of Atlantic Coast Federal Corporation.

(4)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(5)	Includes 771 shares of common stock held in Mr. Martin’s individual retirement account, 1,000 shares owned by Mr. Martin’s spouse, 7,340 unvested shares of restricted stock, 7,150 shares that can be acquired pursuant to stock options within 60 days of October 5, 2007 and 1,225 shares of phantom stock.

(6)	Includes 35,748 shares of common stock held in Mr. Sweat’s individual retirement accounts, 17,803 shares of common stock held in Mr. Sweat’s spouse’s individual retirement account, 7,340 unvested shares of restricted stock and 7,150 shares that can be acquired pursuant to stock options within 60 days of October 5, 2007.

(7)	Includes 5,612 unvested shares of restricted stock and 7,150 shares that can be acquired pursuant to stock options within 60 days of October 5, 2007.

(8)	Includes 8,015 shares of common stock held in Mr. Larison’s individual retirement accounts, 16,996 shares of common stock held in Mr. Larison’s 401(k) Plan account, 1,451 shares of common stock held by Mr. Larison as custodian for his daughter, 24,807 unvested shares of restricted stock, 5,697 shares held in Mr. Larison’s employee stock ownership plan (“ESOP”) account and 12,717 shares that can be acquired pursuant to stock options within 60 days of October 5, 2007. Mr. Larison has pledged 38,268 shares of our common stock as security for two loans.

(9)	Includes 100 shares of common stock held by Mr. Palmer’s children, 5,612 unvested shares of restricted stock and 7,150 shares that can be acquired pursuant to stock options within 60 days of October 5, 2007.

(10)	Includes 9,635 shares of common stock held in Mr. Parker’s 401(k) Plan account, 2,814 shares of common stock held in Mr. Parker’s spouse’s 401(k) Plan account, 16,253 unvested shares of restricted stock, 3,809 and 712 shares held in Mr. Parker’s and his spouse’s ESOP accounts, respectively, and 15,000 shares that can be acquired pursuant to stock options within 60 days of October 5, 2007. Mr. Parker has pledged 22,500 shares of our common stock as security for a loan.

(11)	Includes 5,612 unvested shares of restricted stock, 7,150 shares that can be acquired pursuant to stock options within 60 days of October 5, 2007 and 1,039 shares of phantom stock.

(12)	Includes 7,340 unvested shares of restricted stock and 7,150 shares that can be acquired pursuant to stock options within 60 days of October 5, 2007.

(13)	Includes 7,340 unvested shares of restricted stock and 7,150 shares that can be acquired pursuant to stock options within 60 days of October 5, 2007.

(14)	Includes 13,416 shares of common stock held in Mr. Insel’s 401(k) Plan account, 16,253 unvested shares of restricted stock, 1,792 shares held in Mr. Insel’s ESOP account and 15,000 shares that can be acquired pursuant to stock options within 60 days of October 5, 2007. Mr. Insel has pledged 15,000 shares of our common stock as security for a loan.

(15)	Includes 3,680 shares of common stock held in Mr. Wagers’ 401(k) Plan account, 18,860 unvested shares of restricted stock, 1,835 shares held in Mr. Wagers’ ESOP account and 1,200 shares that can be acquired pursuant to stock options within 60 days of October 5, 2007.

(16)	Includes 86 shares of common stock held in Ms. Miller’s 401(k) Plan account.

(17)	Includes 499 shares of common stock held in Mr. Buddenbohm’s 401(k) Plan account, 5,988 unvested shares of restricted stock, 4,700 shares that can be acquired pursuant to stock options within 60 days of October 5, 2007 and 1,199 shares held in Mr. Buddenbohm’s ESOP account. Mr. Buddenbohm has pledged 3,936 shares of our common stock as security for a loan.

(18)	Includes 6,744 shares of common stock held in Mr. Hubacher’s individual retirement account, 13,311 shares of common stock held in Mr. Hubacher’s 401(k) Plan account, 2,396 unvested shares of restricted stock, 1,852 shares held in Mr. Hubacher’s ESOP account and 1,200 shares that can be acquired pursuant to stock options within 60 days of October 5, 2007. Mr. Hubacher has pledged 15,000 shares of our common stock as security for a loan.

(19)	Includes 4,917 shares of common stock held in Ms. Echols’ 401(k) Plan account, 10,265 unvested shares of restricted stock, 1,269 shares held in Ms. Echols’ ESOP account and 3,150 shares that can be acquired pursuant to stock options within 60 days of October 5, 2007. Ms. Echols has pledged 6,101 shares of our common stock as security for a loan.
The Business Background of Atlantic Coast Federal Corporation’s Directors and Executive Officers.
     The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors
     Charles E. Martin, Jr. Mr. Martin is a retired employee of CSX Transportation, Inc., Waycross, Georgia, where he worked as a machinist for over 20 years.
     Forrest W. Sweat, Jr. Mr. Sweat is a partner in the law firm of Walker & Sweat, Waycross, Georgia. He has practiced law since 1982.
     Thomas F. Beeckler. Mr. Beeckler is the owner, president and chief executive officer of the Beeckler Company, Jacksonville, Florida, a real estate development firm. Mr. Beeckler founded the company in 1990.
     Robert J. Larison, Jr. Mr. Larison has served as the president and chief executive officer of Atlantic Coast Federal Corporation since its organization in 2003 and Atlantic Coast Bank and Atlantic Coast Federal Credit Union since 1983.
     W. Eric Palmer. Mr. Palmer is employed by the Mayo Clinic, Jacksonville, Florida, where he has served as a director of patient financial services for the past three years. Prior to serving as a director, Mr. Palmer served as a section manager of accounts receivable at the Mayo Clinic for four years.
     Jon C. Parker, Sr. Mr. Parker served as our senior vice president and chief financial officer since our organization in 2003 and senior vice president and chief financial officer of Atlantic Coast Bank and Atlantic Coast Federal Credit Union since September 1999. Prior to such time he served as controller. On March 1, 2007 and on May 18, 2007, Mr. Parker relinquished his duties as chief financial officer of Atlantic Coast Bank and Atlantic Coast Federal Corporation, respectively, to become our chief administrative officer.
     Frederick D. Franklin, Jr. Mr. Franklin has been a partner in the law firm of Rogers Towers, P.A., Jacksonville, Florida since January 2004. From 1997 to 2004, he was a partner in the law firm of Holland & Knight, Jacksonville, Florida. Mr. Franklin specializes in complex commercial litigation.
     Robert J. Smith. Mr. Smith is a certified public accountant. He has served as a mortgage banking executive with PHH Mortgage in Jacksonville, Florida, since January 2001 except for the period from April 2002 to July 2003, during which he was employed by Basis 100, a technology company which served the mortgage banking industry. Prior to his employment with PHH Mortgage (formerly known as Cendant Mortgage) in 2001, he was employed by Merrill Lynch Credit Corporation, Jacksonville, Florida, for over 10 years and, prior to that, was a Senior Manager for Deloitte & Touche LLP, where he was recognized as a National Industry Specialist in the savings and loan and real estate industries.
     H. Dennis Woods. Mr. Woods was employed by CSX Transportation, Inc., Waycross, Georgia, from 1964 until his retirement in November 2005. He most previously served as the business manager of the company’s warehouse in Waycross, Georgia.
Executive Officers Who Are Not Directors
     Carl W. Insel. Mr. Insel has served as executive vice president-commercial lending since September 2007. He served as market president of Florida from December 2006 until September 2007. Prior to that Mr. Insel served as executive vice president beginning in October 2004. Mr. Insel previously served as senior vice president for retail banking at the National Bank of Commerce, Atlanta, Georgia, where he worked from 1996 to September 2004.

     Thomas B. Wagers, Sr. Mr. Wagers has served as chief operating officer of Atlantic Coast Bank since his appointment in December, 2006 and previously served as vice president of finance, beginning in June 2004. Prior to joining Atlantic Coast Bank, Mr. Wagers was an independent accounting consultant from August 2002 until May 2004 and has over 14 years of banking experience.
     Dawna R. Miller. Ms. Miller has served as senior vice president and chief financial officer of Atlantic Coast Bank since March 1, 2007 and of Atlantic Coast Federal Corporation since May 18, 2007. Formerly with National Australia Bank Limited from 2002 to 2005, Ms. Miller served as Vice President and Controller of National Americas Investment, Inc., Director of SR Funding Corporation, Vice President of MSRA Holdings, Inc. and First Vice President and Controller of HomeSide Lending, Inc. Ms. Miller has over 15 years experience in the financial services industry. Ms. Miller worked as an independent business consultant beginning in 2005 prior to joining Atlantic Coast Bank.
     Phillip S. Buddenbohm. Mr. Buddenbohm has served as senior vice president-chief risk officer since September 2007. He previously served as senior vice president of credit administration from March 2005 until September 2007. Formerly a first vice president in the Consumer Services Division of National Commerce Financial Corporation in Memphis, Tennessee, he has 10 years of experience in lending, credit administration and branch services.
     Philip S. Hubacher. Mr. Hubacher has served as treasurer of Atlantic Coast Bank since 1988. He is a lieutenant colonel in the United States Air Force Reserve.
     Tricia H. Echols. Ms. Echols has served as market president of Georgia since her appointment in December 2006. Prior to this appointment, she served as vice president of consumer loan operations for over five years. Ms. Echols has been with Atlantic Coast Bank since 1993, serving in various management positions.
     Denise A. Horton. Ms. Horton was appointed as the city president of the Jacksonville market in September 2007. Previously, she served as a senior vice president for retail banking for First Guaranty Bank in Jacksonville from 2005 to 2007. From June 1999 to February 2005, she served as a senior vice president-financial center administration for SouthTrust Bank in Columbus, Georgia.
Board Independence
     The Board of Directors consists of a majority of “independent directors” within the meaning of the Nasdaq corporate governance listing standards. The Board of Directors has determined that each of our directors is “independent” within the meaning of the Nasdaq corporate governance listing standards with the exception of Messrs. Larison, Parker and Beeckler. In addition, the Board of Directors has determined that nominees Martin and Sweat are also independent under these standards. The Board of Directors has adopted a policy that the independent directors of the board shall meet in executive sessions periodically, which meetings may be held in conjunction with regularly scheduled board meetings.
     In determining the independence of the non-executive directors, the Board of Directors reviewed the following transactions: (1) legal fees paid to the law firm of Rogers Towers P.A., of which Director Franklin is a partner, which amounted to approximately $18,000; and (2) grants given to the Gator Bowl Association, of which Director Smith is a trustee, which amounted to approximately $12,000.
Meetings and Committees of the Board of Directors
     Our business is conducted at regular and special meetings of the full Board of Directors and its standing committees. The standing committees consist of the executive, audit, compensation and governance/nominating committees. During the year ended December 31, 2006, the Board of Directors met at 12 regular meetings and four special meetings. No director attended fewer than 75% in the aggregate of the total number of board meetings held and the total number of committee meetings on which he served during 2006.
     Executive Committee. The executive committee consists of directors Martin, who serves as chairman, Woods and Sweat. The executive committee meets as needed. The executive committee is generally authorized to act on behalf of the full Board of Directors when certain business matters require prompt action. The executive committee met three times during the year ended December 31, 2006.
     Audit Committee. The audit committee consists of directors Smith, who serves as chairman, Woods and Palmer. The audit committee assists the Board of Directors in fulfilling its oversight responsibility relating to the integrity of our financial statements and the financial reporting processes; the systems of internal control over financial reporting; compliance with legal and regulatory requirements; the performance of our internal audit function; and our relationship with our independent registered public accounting firm. The committee hires, and reviews the reports prepared by, the registered public accounting firm and reviews substantially all of our periodic public financial disclosures. The committee is empowered to investigate any matter, with full access to all necessary books, records, facilities and personnel of the company, and has the authority to retain at our expense legal, accounting or other advisors, consultants or experts, as it deems appropriate. Each member of the audit committee is “independent” as defined in the Nasdaq corporate governance listing standards. The Board of Directors has determined that director Smith qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. Our Board of Directors has adopted a written charter for the audit committee. The audit committee met 12 times during the year ended December 31, 2006.
     Compensation Committee. The compensation committee is responsible for recommending to the full board the compensation of the chief executive officer and senior management, reviewing and administering overall compensation policy, including setting performance measures and goals, approving benefit programs, establishing compensation of the Board of Directors and other matters of personnel policy and practice and coordinating such actions with the benefits committee of Atlantic Coast Bank. The compensation committee is composed of directors Martin, who serves as chairman, Sweat and Woods. The compensation committee is composed entirely of outside, non-employee directors and each member of the compensation committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. The Board of Directors has adopted a written charter for the compensation committee. The compensation committee met three times during the year ended December 31, 2006.
     The role of the compensation committee is to review annually the compensation levels of the executive officers and recommend compensation changes to the Board of Directors. It is intended that the executive compensation program will enable us to attract, motivate and retain talented executive officers who are capable of achieving our growth strategy and enhancing long-term stockholder value. The compensation committee has adopted a compensation strategy that seeks to provide competitive, performance-based compensation strongly aligned with the financial and stock performance of Atlantic Coast Federal Corporation. The key elements of our compensation program for executives are: base salary, annual incentive compensation and stock based award compensation. For a discussion of how the compensation committee evaluates compensation components in making its decisions, see “—Compensation Discussion and Analysis.”
     Governance/Nominating Committee. The governance/nominating committee currently consists of directors Sweat and Palmer, with director Sweat serving as chairman. Each member of the governance/nominating committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. The Board of Directors has adopted a written charter for the governance/nominating committee. The governance/nominating committee met once during the year ended December 31, 2006.
Executive Compensation
     Compensation Discussion and Analysis. Our Board of Directors approves and administers the executive compensation plans, programs and payments to our executive officers. The Board of Directors utilizes the compensation committee to assist the board in fulfilling the board’s responsibilities in the area of executive compensation. The compensation committee, working with management and in consultation with independent, external consultants and advisors, has approved executive compensation programs intended to attract, motivate, and retain executives who are capable of achieving its growth strategy and enhancing long-term stockholder value. More specifically, the executive compensation program is designed to accomplish the following objectives:
•	reward executives for enhancing long-term stockholder value;

•	balance rewards for the achievement of both short-term and long-term objectives of Atlantic Coast Federal Corporation and individual directors, officers and employees;

•	encourage ownership of our common stock;

•	tie annual cash incentives to the achievement of measurable corporate and individual performance goals;

•	align the interests of executives with the interests of stockholders in the creation of long-term stockholder value;

•	attract and retain key talent needed to succeed in an intensely competitive environment; and

•	maintain compensation levels that are competitive with peer financial institutions in our market area.
     Management and the compensation committee of the Board of Directors work together to ensure that executives are held accountable and rewarded for achieving growth and profitability goals and thus enhancing stockholder returns. The compensation committee believes that the compensation package offered to executives should be reasonably comparable to that offered by peer banks and thrifts in our region, as well as other mutual holding company organizations of a similar size. Executive compensation in 2006 was a combination of base salary, cash incentives, equity compensation and participation in benefit plans, the blend of which, we believe aligns management with our goal of maximizing stockholder value.
     Our president and chief executive officer’s salary for 2006 was proportional to the other senior executive officers at Atlantic Coast Federal Corporation. His total compensation was higher than other senior executive officers due to his higher level of responsibility along with the accrual of the cost of his Supplemental Retirement Plan, which has been in place since 2002. Mr. Larison also receives a partial reimbursement for the costs of operating dual homes in both of our primary market areas of Jacksonville, Florida and Waycross, Georgia. Please see the discussion of Executive Perquisites below.
     Annually, the compensation committee, with support from management, conducts an analysis of executive compensation comparing Atlantic Coast Federal Corporation to peer financial institutions. Peer institutions used in the analysis are from the public filings of full stock thrifts or mutual holding company thrifts in an asset range of $500 million to $1.0 billion. Since there are few publicly traded mutual holding companies in our market area the compensation committee also considers America’s Community Bankers Compensation and Benefits Survey data for banks and thrifts in the Southeastern United States that are similar in terms of asset size and composition. In addition, the compensation committee also solicits feedback about its executive compensation programs from benefit advisors and consultants, as well as its legal counsel to evaluate our compensation practices and to assist us in developing and implementing the executive compensation programs. In the future we intend to engage the services of compensation and benefits consultants to review our policies and procedures with respect to executive and senior management compensation, conduct annual benchmark reviews of our executive compensation and assist the compensation committee with the design of future compensation and benefits programs.
     All elements of executive compensation are reviewed annually by the compensation committee. The different elements of our total compensation are described below.
     Base Salary
     Base salaries for our executive positions are broadly determined based on the median base salaries of similar positions at peer institutions. Individual executive base salaries are then determined considering local market data, and other factors such as the executive’s scope of responsibilities and personal skills and experience.
     Base salaries of executive officers are adjusted annually considering, in order of importance: the overall performance of Atlantic Coast Federal Corporation, the individual’s performance relative to established goals such as earnings growth, market share growth and household share growth, and the position of the base salary relative to the median of peer banks or thrifts for similar positions. Although we do not allocate any specific weight to any one factor, the financial performance of the institution is the primary factor. The compensation committee directly reviews the performance of the chief executive officer. The chief executive officer evaluates the performance and makes recommendations to the compensation committee for the other executive officers. However, the compensation committee has the sole authority to recommend changes regarding the base salaries of all executive officers to the full Board of Directors.
     The base salaries of Messrs. Larison, Insel, Parker, Buddenbohm and Ms. Marsha Boyette (who resigned from Atlantic Coast Bank, effective January 31, 2007) were $210,000, $167,723, $145,000, $110,000 and $88,825, respectively for 2006, representing increases of 27.4%, 4.5%, 26.1%, 23.6%, and 4.5%, respectively, from 2005. The increases for Messrs. Larison, Parker and Buddenbohm included adjustments to bring their base salaries into line with executives with similar positions at peer institutions. Factors considered by the compensation committee included each executive officer’s performance in furthering the strategic goals of Atlantic Coast Federal Corporation, general managerial oversight of Atlantic Coast Federal Corporation and an assessment of the officer’s achievement of performance goals.
     Annual Incentive Program
     Each year the Board of Directors approves annual and quarterly cash incentive programs to provide executives and senior officers an opportunity to earn additional cash compensation based on reaching specified earnings growth targets. In 2006, the annual cash incentive program provided cash incentive awards of up to 15% of an executive’s base salary for the year if our net income increased by 10% from the prior year’s net income. Messrs. Larison, Insel, Parker and Buddenbohm were awarded cash incentives under the annual cash incentive program in 2006.

     At the discretion of the Board of Directors cash incentives can be awarded even if the earnings target is not achieved. In 2006, the Board of Directors awarded those executives under the annual cash incentive program a cash payment of 13.88% of their base salary based on our earnings growth of 9.9% from our 2005 net income level. The annual cash incentive program does not permit the compensation committee or the Board of Directors to award cash incentives for an amount greater than 15% of an executive’s base salary.
     In 2006, the quarterly cash incentive program provided quarterly cash incentive awards of up to 2.5% of an officer’s base salary if our net income increased by 10% from the prior year’s net income for such quarter, and pre-determined individual objectives were met. In 2006, Ms. Boyette was awarded cash incentives in the first and second quarters of 2006 under the quarterly cash incentive program.
     The compensation committee believes the annual and quarterly incentive programs provide our management team with an incentive to enhance the appropriate level of focus on short-term profitability without sacrificing our long-term growth goals.
     Stock-Based Award Plans
     Following the completion of our initial public offering on October 4, 2004, we adopted the Atlantic Coast Federal Corporation 2005 Stock Option Plan and the Atlantic Coast Federal Corporation 2005 Recognition and Retention Plan at our annual meeting in 2005. Following that meeting grants under the plans were made to executive officers and outside directors, both as a reward for leading us through significant organizational change and growth, as well as to provide an incentive for future performance. In making award decisions, the compensation committee reviewed regulatory guidelines, market data, and input provided by our consultants and legal counsel. The compensation committee also considered recommendations from the chief executive officer for grants to other executive officers. Awards under these plans and any future plans are and generally will be made to directors and key employees who are members of our executive and senior management team. Awards are based upon the individual’s responsibilities and the value of the individual’s expected contribution to our future success. We intend to generally use these criteria for future grants, although we may also consider individual performance as a factor in future grants.
     There were no additional grants of restricted stock or stock options awards to the named executive officers in 2006. As of December 31, 2006, all awards available under the approved 2005 Recognition and Retention Plan had been granted while approximately 147,314 options were available to be awarded under the 2005 Stock Option Plan. All grants of stock options under the 2005 Stock Option Plan were made with an exercise price equal to the market value of our common stock on the date of the award. All awards of common stock and options vest in 20% increments over a five-year period beginning on the first anniversary date following the date of grant. The vesting schedule is intended to promote the retention of executive officers, since unvested awards are forfeited if the executive officer terminates employment with us for reasons other than death, disability or change in control, as defined in the plan. We believe that awards of options and restricted stock under these plans are one of the most significant elements of total executive compensation because they align the interests of outside directors and key employees with the long-term interests of our stockholders.

     Retirement Benefits
     Executives are eligible to participate in our qualified retirement plans that are available to all employees. This includes Atlantic Coast Bank’s Employee Stock Ownership Plan, and our 401(k) retirement plan.
     In addition to the qualified plans, we offer the Atlantic Coast Bank Supplemental Executive Retirement Plan to select senior officers after they attain one year of service, and Supplemental Executive Retirement Agreements to certain executives. The purpose of both Supplemental Executive Retirement Plans is to compensate executives for the shortfall in retirement benefits that occurs as a result of Internal Revenue Code limitations that reduce benefits for highly compensated executives under qualified plans. The Supplemental Executive Retirement Plans also serve to help us attract and retain executive talent. The compensation committee determines eligibility based on an executive’s position and an assessment of total benefits received under other retirement plan components. The compensation committee reviews the Supplemental Executive Retirement Plans with due consideration of prevailing market practice, overall executive compensation philosophy, and cost to Atlantic Coast Bank. Mr. Buddenbohm participates in the Senior Officer Supplemental Executive Retirement Plan and Ms. Boyette participated in the Senior Officer Supplemental Executive Retirement Plan until her resignation from Atlantic Coast Bank on January 31, 2007. Atlantic Coast Bank also entered into individual Executive Supplemental Retirement Plan agreements with Messrs. Larison, Insel and Parker.
     Life Insurance Benefits
     We have entered into endorsement split-dollar life insurance agreements with Messrs. Larison, Insel and Parker to provide life insurance benefits equal to three times their highest base salary over the ten years prior to death or retirement after not less than 10 years of service. The insurance policies are bank owned life insurance purchased with single premiums. Endorsements equal to the estimated death benefits of the bank owned life insurance policy provide coverage under the terms of the split-dollar agreements. We also make a payment to Mr. Larison to reimburse him for the premiums associated with a separate universal life insurance policy. The purpose of the split-dollar insurance policies is to compensate the executive for the shortfall in life insurance benefits provided to the executive compared to what is offered to other employees. We provide all employees with two separate group life insurance policies. The first provides a death benefit of $10,000. A second policy provides a death benefit of up to two times the employee’s annual salary, with a limit of $300,000.
     The compensation committee determines eligibility based on an executive’s position and an assessment of total benefits received. The compensation committee reviews the insurance benefits with due consideration of prevailing market practice, overall executive compensation philosophy, and cost to Atlantic Coast Federal Corporation.
     Executive Perquisites
     Compensation to certain executives and senior management includes perquisites commonly provided in the financial services industry for similar position and title. Depending on the level of management, we may pay an automobile allowance, reimburse for country club membership dues up to $5,000 and reimburse the cost of medical insurance. Due to the Board of Directors’ desire to have Mr. Larison maintain an active presence in both of our primary markets of Waycross, Georgia and Jacksonville, Florida, Mr. Larison maintains a home in both cities and works in both cities each week. We provide a partial reimbursement to Mr. Larison for the costs of operating dual homes by paying a daily reimbursement for days worked in Florida. The daily reimbursement is based on the amounts permitted by the Internal Revenue Service for reimbursement of this type and was $117 per day in 2006.

     The compensation committee annually reviews the nature and dollar amounts permitted for perquisites and considers the prevailing practice in the markets, the amount of other benefits and the cost to Atlantic Coast Federal Corporation.
     Tax and Accounting Considerations
     The compensation committee considered the impact of the SFAS No. 123R, as issued by the FASB in 2004, on our use and allocation of equity incentives. We also considered the tax consequences of the compensation plans (to the individual and to Atlantic Coast Federal Corporation) in making compensation decisions. Specifically, the compensation committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1.0 million if paid to certain individuals unless such compensation is “performance-based.” We do not consider base salary and the grant of options and stock under our stock-based incentive plans to be performance-based compensation and, therefore, such compensation would not be deductible to Atlantic Coast Federal Corporation to the extent it exceeds $1.0 million. However, in 2006, no such compensation exceeded $1.0 million for any executive officer.

Summary Compensation
     The following table sets forth for the year ended December 31, 2006, certain information as to the total remuneration paid by Atlantic Coast Bank to Mr. Larison, who serves as president and chief executive officer, Mr. Parker, who served as senior vice president and chief financial officer until May 18, 2007, when Dawna R. Miller was appointed as Chief Financial Officer, and certain information as to the total remuneration paid by Atlantic Coast Bank to the other most highly compensated executive officers of Atlantic Coast Bank, other than Mr. Larison or Mr. Parker, who received total annual compensation in excess of $100,000. Each of the individuals listed in the table below are referred to as a named executive officer.

							Change in
							pension value
							and non-
						Non-equity	qualified
						incentive	deferred
Name and				Stock	Option	plan	compensation	All other
Principal Position	Year	Salary	Bonus	awards(1)	awards(2)	compensation (3)	earnings(4)	compensation (5)	Total
Robert J. Larison, Jr.,	2006	$209,131	$—	$101,696	$37,760	$28,980	$338,744	$120,770	$837,081
President and CEO

Carl W. Insel	2006	161,973	20,000	66,629	28,320	23,146	85,534	57,782	443,384
Executive Vice President- Commercial Lending

Jon C. Parker,	2006	136,693	—	66,629	28,320	20,010	47,314	53,933	352,899
Sr. Senior Vice President and CFO

Phillip S. Buddenbohm	2006	99,516	—	24,551	9,124	15,180	2,341	10,670	161,382
Senior Vice President -Chief Risk Officer

Marsha A. Boyette	2006	85,883	—	28,056	9,124	3,825	11,980	20,802	159,670
Senior Vice President -Administration

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS 123(R), of restricted stock awards pursuant to the 2005 Recognition and Retention Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 14 to our audited consolidated financial statements included in this prospectus.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes, for the year ended December 31, 2006, in accordance with SFAS 123(R), of stock option awards pursuant to the 2005 Stock Option Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 14 to our audited consolidated financial statements included in this prospectus.

(3)	Messrs. Larison, Parker, Insel and Buddenbohm earned incentive compensation under the executive annual cash incentive program of 13.88% of their base salary. Ms. Boyette earned incentive compensation of 2.5% of her base salary for the first two quarters of 2006 under the senior officer quarterly cash incentive program. Effective January 31, 2007, Ms. Boyette resigned from Atlantic Coast Bank.

(4)	We have entered into Supplemental Executive Retirement Plan Agreements with Messrs. Larison, Parker and Insel. Mr. Buddenbohm participates in the Atlantic Coast Bank Supplemental Executive Retirement Plan. Ms. Boyette participated in the Atlantic Coast Bank Supplemental Executive Retirement Plan until her resignation. Amounts represent the change in net present value of accrued benefits under the plans during fiscal 2006.

(5)	The amounts in this column represent the total of all perquisites (non-cash benefits and perquisites such as an automobile allowance, membership dues and other personal benefits), the value of cash dividend payments on unvested restricted stock awards and employer contributions to defined contribution plans (the Atlantic Coast Bank 401(k) Plan, employee stock ownership plan and split-dollar life insurance policies). Amounts are reported separately under the “All Other Compensation” table on the following page.

All Other Compensation

				Insurance		ESOP
		Tax Gross	Contributions	Premiums	RRP	Shares
Name	Perquisites(1)	Ups	to 401(k) Plan	Paid(2)	Dividends(3)	Granted(4)	Total
Robert J. Larison, Jr.	$38,035	$3,805	$10,684	$24,837	$14,636	$28,773	$120,770
Carl W. Insel	15,878	1,320	11,000	19,995	9,589	—	57,782
Jon C. Parker, Sr.	—	—	8,667	19,782	9,589	15,895	53,933
Phillip S. Buddenbohm	4,800	—	2,337	—	3,533	—	10,670
Marsha A. Boyette	—	—	4,834	—	3,855	12,113	20,802

(1)	Perquisites for Messrs. Larison and Insel include reimbursement for country club membership, an automobile allowance, and reimbursement for health care cost. Mr. Larison’s perquisites also include a per diem payment for maintaining dual households in Waycross, Georgia and Jacksonville, Florida. Perquisites for Mr. Buddenbohm represent an automobile allowance. No individual perquisite exceeded $25,000.

(2)	Amounts for Messrs. Larison, Insel and Parker are estimated cost of death benefits for split-dollar insurance policies. For Mr. Larison, the amount also includes $4,238 for reimbursement on a universal life insurance policy held directly by him.

(3)	Represents dividends on unearned restricted stock awards.

(4)	Reflects market value of shares granted under the employee stock ownership plan. See Note 13- Employee Stock Ownership Plan to our financial statements included in this prospectus.
     Outstanding Equity Awards at Year End. The following table sets forth information with respect to our outstanding equity awards as of December 31, 2006 for our named executive officers.

Outstanding Equity Awards at Fiscal Year-End
		Option Awards					Stock Awards
										Equity
										incentive
									Equity	plan
									incentive	awards:
				Equity					plan	market or
				incentive					awards:	payout
				plan					number of	value of
				awards:			Number	Market	unearned	unearned
		Number of	Number of	number of			of shares	value of	shares,	shares,
		securities	securities	securities			or units	shares or	units or	units or
		underlying	underlying	underlying			of stock	units of	other	other
		unexercised	unexercised	unexercised	Option	Option	that have	stock that	rights that	rights that
		options (#)	options (#)	unearned	exercise	expiration	not	have not	have not	have not
Name	Grant Date	exercisable	unexercisable	options (#)	price ($)	date(1)	vested (#)	vested ($)(2)	vested (#)	vested ($)
Robert J. Larison,	7/1/2005	—	—	—	—	—	33,076	$602,645	—	—
Jr. President and	7/28/2005	717	32,000	—	13.73	7/28/2015	—	—	—	—
CEO	10/11/2005	4,000	16,000	—	13.70	10/11/2015	—	—	—	—

Carl W. Insel	7/1/2005	—	—	—	—	—	21,670	394,827	—	—
Executive Vice President-	7/28/2005	6,000	24,000	—	13.73	7/28/2015	—	—	—	—
Commercial Lending	10/11/2005	3,000	12,000	—	13.70	10/11/2015	—	—	—	—

Jon C. Parker,	7/1/2005	—	—	—	—	—	21,670	394,827	—	—
Sr., Senior Vice President and	7/28/2005	6,000	24,000	—	13.73	7/28/2015	—	—	—	—
CFO	10/11/2005	3,000	12,000	—	13.70	10/11/2015	—	—	—	—

Phillip S. Buddenbohm	7/1/2005	—	—	—	—	—	7,984	145,469	—	—
Senior Vice President -	7/28/2005	1,800	7,200	—	13.73	7/28/2015	—	—	—	—
Chief Risk Officer	10/11/2005	1,100	4,400	—	13.70	10/11/2015	—	—	—	—

Marsha A. Boyette	7/1/2005	—	—	—	—	—	9,124	166,240	—	—
Senior Vice President-	7/28/2005	1,656	7,200	—	13.73	7/28/2015	—	—	—	—
Administration	10/11/2005	1,100	4,400	—	13.70	10/11/2015	—	—	—	—

(1)	Stock options expire 10 years after the grant date.

(2)	This amount is based on the fair market value of Atlantic Coast Federal Corporation common stock on December 31, 2006 of $18.22.

Employment Agreements
     Atlantic Coast Bank currently has an employment agreement with Robert J. Larison, Jr. with a term of two years from January 1, 2006. The agreement provides for a base salary of $210,000. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. Upon each anniversary date of the agreement, the term will be extended for an additional year unless Atlantic Coast Bank notifies Mr. Larison at least 90 days prior to such date that it intends to not extend the term. Under the agreement, Mr. Larison’s employment may be terminated for cause at any time, in which event he would have no right to receive compensation or other benefits for any period after termination. In the event that Mr. Larison is terminated without cause, he is entitled to a lump sum payment equal to twice his then current annual salary. At December 31, 2006, if the employment of Mr. Larison had been terminated under the circumstances entitling him to severance pay, he would have been entitled to receive a lump sum payment of $454,958, including a continuation of health and life insurance benefits for the remaining period under the agreement following the date of termination. Notwithstanding any provision to the contrary in the agreement, payments under the agreement following a change in control are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.
     Following completion of the conversion and offering, Atlantic Coast Bank plans to enter into a new employment agreement with Mr. Larison for a three-year term with an initial salary of $225,000. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. Upon each anniversary date of the agreement, the term will be extended for an additional year unless Atlantic Coast Bank notifies Mr. Larison at least 60 days prior to such date that it intends to not extend the term. Under the agreement, Mr. Larison’s employment may be terminated for cause at any time, in which event he would have no right to receive compensation or other benefits for any period after termination.
     Certain events resulting in Mr. Larison ’s termination or resignation will entitle him to payments of severance benefits following termination of employment. Mr. Larison will be entitled to severance benefits under the employment agreement in the event (A) his employment is involuntarily terminated (for reasons other than cause, death, disability or retirement) or (B) he resigns during the term of the agreement within two years after any of the following events (i) the failure to elect or reelect or to appoint or reappoint him to his executive position, (ii) a material change in his functions, duties or responsibilities, which change would cause his position to become of lesser responsibility, importance or scope of authority, (iii) a material reduction in his salary or benefits other than as part of an employee wide reduction, (iv) a relocation of his principal place of employment by more than 50 miles from either Waycross, Georgia or Jacksonville, Florida or (v) a material breach of the agreement by Atlantic Coast Bank, then he would be entitled to a severance payment equal to three times his highest annual rate of base salary at any time during the term of the agreement and three times his highest annual bonus and non-equity compensation received during the latest three calendar years prior to the termination. In addition, he would be entitled, at no expense to him, to the continuation of substantially comparable life, medical and disability coverage for such period. Notwithstanding any provision to the contrary in the agreement, payments under the agreement following a change in control are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.
     Atlantic Coast Bank has an employment agreement with Jon C. Parker with a term of one year from September 1, 2006. The agreement provides for a base salary of $145,000. Prior to each anniversary date of the agreement, the Board of Directors of Atlantic Coast Bank will evaluate Mr. Parker’s performance under the agreement, and may renew the agreement for an additional year, unless the Board of Directors gives him notice of non-renewal at least thirty days and not more than sixty days prior to the anniversary date. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. Under the agreement, Mr. Parker’s employment may be terminated for cause at any time, in which event he would have no right to receive compensation or other benefits for any period after termination.
     Certain events resulting in Mr. Parker’s termination or resignation will entitle him to payments of severance benefits following termination of employment. Mr. Parker will be entitled to severance benefits under the employment agreement in the event (A) his employment is involuntarily terminated either prior to or following a change in control (for reasons other than cause, death, disability or retirement) or (B) he resigns during the term of the agreement (whether before or after a change in control) following (i) the failure to elect or reelect or to appoint or reappoint him to his executive position, (ii) a material change in his functions, duties or responsibilities, or change in the nature or scope of his authority, (iii) the liquidation or dissolution of Atlantic Coast Bank or Atlantic Coast Federal Corporation that would affect his status, (iv) a material reduction in his benefits other than as part of an employee wide reduction or relocation of his principal place of employment by more than 30 miles from its location as of the date of the agreement or (v) a material breach of the agreement by the Bank, then he would be entitled to a severance payment equal to the sum of his base salary for 12 months (18 months in connection with a change in control), the maximum bonus he could have earned and the annual contribution to any benefit plans had he remained employed for 12 months (18 months in connection with a change in control) payable in a lump sum. In addition, he would be entitled, at no expense to him, to the continuation of substantially comparable life, medical and disability coverage for such period. In the event that his employment has terminated for a reason entitling him to severance payments, Mr. Parker would receive an aggregate severance payment of approximately $216,415 and in connection with a change in control, $301,466 based upon his level of compensation as of December 31, 2006. Notwithstanding any provision to the contrary in the agreement, payments under the agreement following a change in control are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.
     Following the completion of the conversion and offering, Atlantic Coast Bank plans to enter into a new employment agreement with Mr. Parker providing for a one year term in replacement of his agreement that will expire on September 1, 2007. In addition to his base salary of $150,076, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. Under the agreement, Mr. Parker’s employment may be terminated for cause at any time, in which event he would have no right to receive compensation or other benefits for any period after termination. In the event Mr. Parker is involuntarily terminated (excluding death) without cause or he resigns following a material breach of the agreement by Atlantic Coast Bank, he will be entitled to receive his salary for an additional 12 months and the maximum bonus or incentive award and any employee benefit contributions he would have been eligible to receive if he had remained employed during such period. In addition, he would be entitled, at no expense to him, to the continuation of substantially comparable life, medical and disability coverage for such period.
Benefits
     Atlantic Coast Bank currently provides health and welfare benefits to its employees, including hospitalization and comprehensive medical insurance, life insurance, subject to deductibles and co-payments by employees. Atlantic Coast Bank also provides its employees with the opportunity to participate in the Atlantic Coast Bank 401(k) plan.

     In connection with our stock offering in 2004, we adopted the Atlantic Coast Federal Corporation Employee Stock Ownership Plan for our eligible employees and any employees of our subsidiaries, including Atlantic Coast Bank. The Employee Stock Ownership Plan borrowed $4.7 million from us to purchase 465,520 shares of the common stock sold in our stock offering. The loan from us will be repaid principally from Atlantic Coast Bank’s contributions to the Employee Stock Ownership Plan over a period of 10 years. Following the completion of the conversion and offering, this loan will be consolidated with a new loan that will be made by us to the Employee Stock Ownership Plan so that it may purchase 6.0% of the shares of common stock in the offering which will be repaid to us over a 20-year period which when combined with the existing shares held by the Employee Stock Ownership Plan will be less than 8.0% of the shares outstanding following the conversion as required by Office of Thrift Supervision regulations. Shares purchased by the Employee Stock Ownership Plan are held in a suspense account and are released to participants’ accounts as debt service payments are made. Shares released from the Employee Stock Ownership Plan are allocated to each eligible participant’s Employee Stock Ownership Plan account based on the ratio of each such participant’s compensation to the total compensation of all eligible participants.
Atlantic Coast Federal Corporation 2005 Stock Benefit Plans
     Outside directors and key employees of Atlantic Coast Bank, Atlantic Coast Federal Corporation or their affiliates are eligible to participate in and receive awards of stock options and restricted stock under the Stock Option Plan, and the Recognition and Retention Plan, respectively. A total of 712,827 shares of our common stock were reserved for the 2005 Stock Option Plan and 285,131 shares of our common stock were reserved for the 2005 Recognition and Retention Plan. A total of 585,013 stock options were granted to directors and employees. We plan on registering the shares of common stock and stock options granted under the 2005 Recognition and Retention Plan and the 2005 Stock Option Plan, respectively, with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     Options Exercised and Stock Vested. The following table sets forth information with respect to option exercises and common stock awards that have vested during the year ended December 31, 2006.

Option Exercises and Stock Vested for the Fiscal Year
	Option awards			Stock awards
	Number of shares			Number of shares
	acquired	Value realized on		acquired	Value realized
Name	on exercise (#)	exercise ($)		on vesting (#)	on vesting ($)(3)
Robert J. Larison, Jr. President and CEO	7,283	$27,894	(1)	8,268	$125,757

Carl W. Insel Executive Vice President- Commercial Lending	—	—		5,417	82,393

Jon C. Parker, Sr. Senior Vice President and CFO	—	—		5,417	82,393

Phillip S. Buddenbohm Senior Vice President – Chief Risk Officer	—	—		1,996	30,359

Marsha A. Boyette Senior Vice President – Administration	144	635	(2)	2,281	34,694

(1)	The amount reflects the difference between the exercise price at grant of $13.73 per share and the market price of $17.56 per share at the time of exercise on October 10, 2006.

(2)	The amount reflects the difference between the exercise price at grant of $13.73 per share and the market price of $18.14 per share at the time of exercise on November 6, 2006.

(3)	The value realized on vesting represents the market value on the day the stock vested.
     Pension Benefits. The following table sets forth information with respect to pension benefits at and for the year ended December 31, 2006 for the named executive officers.

Pension Benefits at and for the Fiscal Year
		Number of	Present value	Payments
		years credited	of accumulated	during last
Name	Plan name	service (#)	benefit ($)	fiscal year ($)
Robert J. Larison, Jr. (1)	Supplemental Retirement	5	930,683	—
President and CEO	Agreement

Carl W. Insel (1)	Supplemental Retirement	1	97,817	—
Executive Vice President-	Agreement
Commercial Lending

Jon C. Parker, Sr. (1)	Supplemental Retirement	1	52,789	—
Senior Vice President and CFO	Agreement

Phillip S. Buddenbohm (2)	Supplemental Retirement	1	2,341	—
Senior Vice President –	Agreement
Chief Risk Officer

Marsha A. Boyette (2)	Supplemental Retirement	5	54,484	—
Senior Vice President —	Agreement
Administration

(1)	We have entered into Supplemental Executive Retirement Agreements with Messrs. Larison, Insel, and Parker as discussed below. Key assumptions in estimating the accumulated plan benefit are a discount rate of 6%, annual salary increase of 3%, assumed bonus payments of 15% of base salary and the number of years between the participants current age and age 55.

(2)	Mr. Buddenbohm is a participant in the Atlantic Coast Bank Supplemental Executive Retirement Plan as discussed below. The accumulated plan benefit for Mr. Buddenbohm is the present value of the expected stream of payments discounted at a rate of 6% over the benefit period considering his current age relative to the expected retirement age of 65. Ms. Boyette participated in such plan until her resignation from Atlantic Coast Bank on January 31, 2007.

     Supplemental Executive Retirement Agreements. Atlantic Coast Bank has entered into a non-qualified supplemental executive retirement agreement with each of Messrs. Larison, Parker and Insel that provides for the payment of a monthly supplemental retirement benefit equal to up to 60% of the executive’s highest average annual base salary, bonus and incentive compensation during the three annual periods in the 10-year period prior to retirement. Such benefit shall be payable for a period of 15 years upon the retirement age of 55. Full benefits are also payable to the executive’s beneficiary upon death or disability prior to retirement of Messrs. Larison and Insel and in the case of death for Mr. Parker. Upon a change in control of Atlantic Coast Federal Corporation, the executives are entitled to receive a lump sum payment equal to the present value of the future payments assuming a 60% benefit percentage. As of December 31, 2006, we had accrued $1.1 million for this benefit.
     Atlantic Coast Bank Executive Non-Qualified Retirement Plan. Atlantic Coast Bank also maintains a supplemental executive retirement plan for the benefit of certain senior executives, excluding Messrs. Larison, Parker and Insel, that have been designated to participate in the program. The program provides for annual payments of $20,000 for 20 years following normal retirement at age 65 and with 10 years of service. Reduced benefits are paid for early retirement and for lesser years of service. As of December 31, 2006, Atlantic Coast Bank had accrued $297,000 for this benefit.
     Potential Payments Upon Termination or Change in Control. The following table shows, as of December 31, 2006, in all cases, potential payments following a termination of employment or a change in control of Atlantic Coast Federal Corporation.

							Involuntary
						Involuntary	Termination
	Voluntary	Early	Normal	Involuntary		Termination for	after change in
	Resignation	Retirement	Retirement	Termination		cause	control		Disability		Death
Robert J. Larison, Jr.
Supplemental Executive Retirement Agreement(1)	$—	$—	$—	$136,402	(2)	$—	$1,367,397	(3)	$136,402	(2)	$168,028	(2)
2005 Stock Option Plan(4)	$—	$—	$—	$—		$—	$216,000		$216,000		$216,000
2005 Recognition and Retention Plan(4)	$—	$—	$—	$—		$—	$602,645		$602,645		$602,645
Employment Agreement(5)	$—	$—	$—	$454,958		$—	$454,958		$—		$2,000
Split Dollar Life Insurance Agreement(6)	$—	$—	$—	$—		$—	$—		$—		$630,000
Life Insurance(7)	$—	$—	$—	$—		$—	$—		$—		$495,000

Carl W. Insel
Supplemental Executive Retirement Agreement(8)	$—	$—	$—	$98,576	(9)	$—	$988,361	(10)	$98,576	(9)	$160,242	(9)
2005 Stock Option Plan(11)	$—	$—	$—	$—		$—	$162,000		$162,000		$162,000
2005 Recognition and Retention Plan(11)	$—	$—	$—	$—		$—	$394,827		$394,827		$394,827
Split Dollar Life Insurance Agreement(12)	$—	$—	$—	$—		$—	$—		$—		$485,919

Jon C. Parker, Sr.
Supplemental Executive Retirement Agreement(13)	$—	$—	$—	$75,200	(14)	$—	$748,508	(15)	$—		$160,113	(14)
2005 Stock Option Plan(16)	$—	$—	$—	$—		$—	$162,000		$162,000		$162,000
2005 Recognition and Retention Plan(16)	$—	$—	$—	$—		$—	$394,827		$394,827		$394,827
Employment Agreement(17)	$—	$—	$—	$216,415		$—	$301,466		$—		$—
Split Dollar Life Insurance Agreement(18)	$—	$—	$—	$—		$—	$—		$—		$410,079

Phillip S. Buddenbohm
2005 Stock Option Plan(19)	$—	$—	$—	$—		$—	$52,216		$52,216		$52,216
2005 Recognition and Retention Plan(19)	$—	$—	$—	$—		$—
Supplemental Executive Retirement Plan(20)	$—	$—	$—	$—		$—	$145,469		$145,469		$145,469

Marsha Boyette
2005 Stock Option Plan(21)	$—	$—	$—	$—		$—	$52,216		$52,216		$52,216
2005 Recognition and Retention Plan(21)	$—	$—	$—	$—		$—	$166,331		$166,331		$166,331
Supplemental Executive Retirement Plan(22)	$—	$—	$—	$—		$—	$—		$—		$—
(Footnotes on following page)

(1)	The Supplemental Executive Retirement Agreement pays a supplemental retirement benefit for a period of 180 months upon Mr. Larison’s retirement at age 55 or older equal to up to a benefit of 60% of his highest three year average base salary, bonus and incentive compensation. Mr. Larison accrues 2.5% for each full calendar quarter of service commencing on January 1, 2002. In the event Mr. Larison dies before the benefit is 60%, the benefit will be set at 60% and be paid for the same period commencing on what would have been his 55th birthday assuming a 3% increase in compensation for each year prior to his 55th birthday. In the event of disability, the benefit will be 60% and be payable following such event for 180 months.

(2)	Reflects the annualized monthly benefit that would be paid to or for the benefit of Mr. Larison as of December 31, 2006.

(3)	Reflects the present value of the benefit to be paid to Mr. Larison upon a change in control as of December 31, 2006.

(4)	As of December 31, 2006, 8,268 restricted shares have vested and 4,717 stock options have vested and not been exercised. At December 31, 2006, the restricted shares of common stock granted under the plan were valued at $18.22 per share. At the same date, the “in-the-money” value of 717 vested and unexercised stock options granted on July 28, 2005 was $4.49 per share, based on an exercise price of $13.73 per option and a share value of $18.22. At the same date, the “in-the-money” value of 4,000 vested and unexercised stock options granted on October 11, 2005 was $4.52 per share based on an exercise price of $13.70 and a share value of $18.22. As of December 31, 2006, 33,076 unvested shares of restricted stock and 48,000 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(5)	Amount represents the maximum value of the payments (including health insurance) Mr. Larison would be entitled to receive under his employment agreement in the event of his involuntary termination of employment including following a change in control of the corporation. Such amount is subject to reduction in order to avoid an “excess parachute payment” under Section 280G of the Internal Revenue Code (the “Code”). In the event of death, health insurance premiums would be paid for his family for a period of six months.

(6)	In the event of Mr. Larison’s death, his beneficiary will be entitled to receive a lump sum payment equal to 300% of his highest annual salary during the 10-year period preceding his death under the Split Dollar Life Insurance Agreement.

(7)	Consists of a universal life insurance policy.

(8)	The Supplemental Executive Retirement Agreement pays a supplemental retirement benefit for a period of 180 months upon the employee’s retirement at age 55 or older equal to up to a benefit of 60% of Mr. Insel’s highest three year average base salary, bonus and incentive compensation. Mr. Insel accrues 1.15% for each full calendar quarter of service commencing on January 1, 2006. In the event Mr. Insel dies before the benefit is 60%, the benefit will be set at 60% and be paid for the same period commencing on what would have been his 55th birthday assuming a 3% increase in compensation for each year prior to his 55th birthday. In the event of disability, the benefit will be 60% and be payable following such event for 180 months.

(9)	Reflects the annualized monthly benefit that would be paid to for on the behalf of Mr. Insel as of December 31, 2006.

(10)	Reflects the present value of the benefit to be paid to Mr. Insel upon a change in control as of December 31, 2006.

(11)	As of December 31, 2006, 5,417 restricted shares have vested and 9,000 stock options have vested and not been exercised. At December 31, 2006, the restricted shares of common stock granted under the plan were valued at $18.22 per share. At the same date, the “in-the-money” value of 6,000 vested stock options granted on July 28, 2005 was $4.49 per share, based on an exercise price of $13.73 per option and a share value of $18.22. At the same date, the “in-the-money” value of 3,000 vested stock options granted on October 11, 2005 was $4.52 per share based on an exercise price of $13.70 and a share value of $18.22. As of December 31, 2006, 21,670 unvested shares of restricted stock and 36,000 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(12)	In the event of Mr. Insel’s death, his beneficiary will be entitled to receive a lump sum payment equal to 300% of his highest annual salary during the 10-year period preceding his death under the Split Dollar Life Insurance Agreement.

(13)	The Supplemental Executive Retirement Agreement pays a supplemental retirement benefit for a period of 180 months upon Mr. Parker’s retirement at age 55 or older equal to up to a benefit of 60% of his highest three year average base salary, bonus and incentive compensation. Mr. Parker accrues 0.75% for each full calendar quarter of service commencing on January 1, 2006. In the event Mr. Parker dies before the benefit is 60%, the benefit will be set at 60% and be paid for the same period commencing on what would have been his 55th birthday assuming a 3% increase in compensation for each year prior to his 55th birthday.

(14)	Reflects the annualized monthly benefit that would be paid to or for the benefit of Mr. Parker as of December 31, 2006.

(15)	Reflects the present value of the benefit to be paid to Mr. Parker upon a change in control as of December 31, 2006.

(16)	As of December 31, 2006, 5,417 restricted shares have vested and 9,000 stock options have vested and not been exercised. At December 31, 2006, the restricted shares of common stock granted under the plan were valued at $18.22 per share. At the same date, the “in-the-money” value of 6,000 vested stock options granted on July 28, 2005 was $4.49 per share, based on an exercise price of $13.73 per option and a share value of $18.22. At the same date, the “in-the-money” value of 3,000 vested stock options granted on October 11, 2005 was $4.52 per share based on an exercise price of $13.70 and share value of $18.22. As of December 31, 2006, 21,670 unvested shares of restricted stock and 36,000 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(17)	Amount represents the maximum value of the payments and benefits Mr. Parker would be entitled to receive under his employment agreement in the event of his involuntary termination of employment including following a change in control of the corporation. Such amount is subject to reduction in order to avoid an “excess parachute payment” under Section 280G of the Code. In the event Mr. Parker received an excess parachute payment upon a change in control of the corporation, he would be permitted to elect which benefits to reduce in order to avoid the excess parachute payment under Code Section 280G. Mr. Parker would also be entitled to receive the benefits he would have received had he remained employed an additional 12 months including the maximum bonus he could have earned. In the event of involuntary termination in connection with a change in control, the payments and benefits to be received will cover an 18-month period.
(Footnotes continue on next page)

(18)	In the event of Mr. Parker’s death, his beneficiary will be entitled to receive a lump sum payment equal to 300% of his highest annual salary during the 10-year period preceding his death under the Split Dollar Life Insurance Agreement.

(19)	As of December 31, 2006, 1,996 restricted shares have vested and 2,900 stock options have vested and not been exercised. At December 31, 2006, the restricted shares of common stock granted under the plan were valued at $18.22 per share. At the same date, the “in-the-money” value of 1,800 vested stock options granted on July 28, 2005 was $4.49 per share, based on an exercise price of $13.73 per option and share value of $18.22. At the same date, the “in-the-money” value of the 1,100 vested stock options granted on October 11, 2005 was $4.52 per share based on an exercise price of $13.70 and share value of $18.22. As of December 31, 2006 7,984 unvested shares of restricted stock and 11,600 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(20)	Upon retirement following 10 years of service and the attainment of 65 years of age, Mr. Buddenbohm is entitled to receive $20,000 per year for 20 years.

(21)	As of December 31, 2006, 2,281 restricted shares have vested and 2,756 stock options have vested and not been exercised. At December 31, 2006, the restricted shares of common stock granted under the plan were valued at $18.22 per share. At the same date, the “in-the-money” value of 1,656 vested and unexercised stock options granted on July 28, 2005 was $4.49 per share, based on an exercise price of $13.73 per option and a share value of $18.22. At the same date, the “in-the-money” value of 1,100 vested and unexercised stock options granted on October 11, 2005 was $4.52 per share based on an exercise price of $13.70 and share value of $18.22. As of December 31, 2006, 9,124 unvested shares of restricted stock and 11,600 unvested stock options granted to the executive will vest in the event of a change in control of the corporation, or the executive’s death or disability.

(22)	Upon retirement following 10 years of service and the attainment of 65 years of age, Ms. Boyette would have been entitled to receive $20,000 per year for 20 years. Ms. Boyette resigned from Atlantic Coast Bank effective January 31, 2007 and therefore did not receive any benefit under this plan.
Director Compensation
     Directors’ Summary Compensation Table. Set forth below is summary compensation for each of our non-employee directors.

Director Compensation
					Change in
					pension value
					and non-
				Non-equity	qualified
	Fees earned			incentive	deferred
	or paid	Stock	Option	plan	compensation	All other
Name	in cash	awards(1)	awards(2)	compensation(3)	earnings(4)	compensation(5)	Total
Thomas F. Beeckler	$16,041	$23,001	$13,499	$2,214	$9,475	$3,311	$67,541
Frederick D. Franklin, Jr.	16,041	23,001	13,499	2,214	4,941	3,311	63,007
Charles E. Martin, Jr.	21,006	30,086	13,499	2,899	14,850	4,330	86,670
W. Eric Palmer	16,041	23,001	13,499	2,214	1,343	3,311	59,409
Robert J. Smith	17,378	30,086	13,499	2,398	6,255	4,330	73,946
Forrest W. Sweat, Jr.	17,378	30,086	13,499	2,398	2,105	4,330	69,796
H. Dennis Woods	16,041	30,086	13,499	2,214	25,862	4,330	92,032

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of restricted stock awards pursuant to the Recognition and Retention Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 14 to our financial statements included in this prospectus.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes, for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of stock option awards pursuant to the Stock Option Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in footnote 14 to our financial statements included in this prospectus.

(3)	Directors earned incentive compensation under the Director Incentive Plan of 13.88% of the fees earned as a director.

(4)	This amount represents the aggregate increase in the present value of a director’s accumulated benefit under the retirement plan and the deferred fee plan for the Board of Directors of Atlantic Coast Bank.

(5)	This amount represents dividends received on unvested stock awards in 2006. For the year ended December 31, 2006, no director received perquisites or personal benefits, that exceeded $10,000.
     Members of our Board of Directors and the committees do not receive separate compensation for their service on the Board of Directors or the committees of Atlantic Coast Federal Corporation.

     Members of Atlantic Coast Bank’s Board of Directors receive a fee of $1,337 per month. Employee members do not receive board fees. The chairman of the board receives a fee of $1,750 per month and the vice-chairman of the board and chairman of the audit committee both receive a fee of $1,448 per month. Atlantic Coast Bank has established a director deferred fee plan that permits a board member to defer some or all of his board fees. As of December 31, 2006, Atlantic Coast Bank had accrued a liability of $250,261 for this plan. Other than described above, committee members are not separately compensated for their service.
     Director Retirement Plan. Atlantic Coast Bank also maintains a director retirement plan providing for an annual payment of $10,000 for a period of 10 years upon retirement. Directors are fully vested after 10 years of service with credit for previous service at the time the plan was adopted in 2002. As of December 31, 2006, Atlantic Coast Bank had accrued a liability of $178,405 for this plan. Reduced benefits are paid for early retirement and shorter periods of service.
     Director Emeritus Program. Atlantic Coast Bank has established a director emeritus program. The plan currently provides for an annual benefit of $10,288 for a period of five years for directors who retire from active service on the Board of Directors of Atlantic Coast Federal Corporation and Atlantic Coast Bank and elect to serve as a director emeritus. The first payment under the director emeritus program is paid within 30 days of retirement and will follow each year thereafter for the remaining term. In the event of the death of a director, the remaining benefits will be paid to his beneficiary. Three former directors currently participate in this program. The director emeritus program is fully funded and there is no accrued liability for this plan.
     Director Incentive Plan. Atlantic Coast Bank pays an annual cash incentive to directors based on Atlantic Coast Bank reaching specified earnings growth targets. In 2006, each board member was paid a cash incentive award of 13.88% of their total directors fees, based on our earnings growth of 9.9% from our 2005 net income level.
Transactions With Certain Related Persons
     Atlantic Coast Bank has a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with unaffiliated third parties prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. In addition, all loans to directors and executive officers are approved by at least a majority of the independent, disinterested members of the Board of Directors.
     All loans Atlantic Coast Bank makes to its directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of Atlantic Coast Bank. Loans to all directors and executive officers and their associates totaled approximately $3.2 million at June 30, 2007, which was 3.6% of our stockholders’ equity at that date. All loans to directors and executive officers were performing in accordance with their terms at June 30, 2007.
Indemnification of Directors and Officers
     The officers, directors, agents and employees of Atlantic Coast Financial Corporation are indemnified with respect to certain actions pursuant to Atlantic Coast Financial Corporation’s articles of incorporation and Maryland law. Maryland law allows Atlantic Coast Financial Corporation to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Atlantic

Coast Financial Corporation. No such indemnification may be given (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated; or (iii) to the extent otherwise provided by Maryland law. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons by our bylaws or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
Benefits to be Considered Following Completion of the Conversion
     Following the conversion and offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. The number of options granted or shares awarded under the plan may not exceed 7.5% and 3.0%, respectively, of the shares sold in the offering which when combined with the existing stock options and shares awarded under the 2005 Stock Option Plan and 2005 Recognition and Retention Plan will not exceed 10.0% and 4.0%, respectively, of the shares outstanding following the conversion and offering if the stock-based incentive plan is adopted within one year after the conversion and offering, in accordance with Office of Thrift Supervision regulations.
     We may fund our plans through open market purchases, as opposed to new issuance of common stock; however, if any options previously granted under our existing 2005 Stock Option Plan are exercised during the first year following completion of the offering, they will be funded with newly-issued shares as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or a compelling business purpose for satisfying this test. The stock-based incentive plan will not be established sooner than six months after the stock offering and if adopted within one year after the stock offering would require the approval by stockholders owning a majority of the outstanding shares of Atlantic Coast Financial Corporation common stock eligible to be cast. If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast. The following additional restrictions would apply to our stock-based incentive plan if the plan is adopted within one year after the stock offering:
•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	any tax-qualified employee stock benefit plans and management stock benefit plans, in the aggregate, may not hold more than 10% of the shares sold in the offering, unless Atlantic Coast Bank has tangible capital of 10% or more, in which case any tax-qualified employee stock benefit plans and management stock benefit plans, may be increased to up to 12% of the shares sold in the offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of the grant;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Atlantic Coast Bank or Atlantic Coast Financial Corporation; and

•	our executive officers or directors must exercise or forfeit their options in the event that Atlantic Coast Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.
     In the event either federal or state regulators change their regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.
SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS
     The table below sets forth, for each of Atlantic Coast Financial Corporation’s directors and executive officers and for all of the directors and executive officers as a group, the following information:
(i)	the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of Atlantic Coast Federal Corporation common stock as of October 5, 2007;

(ii)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(iii)	the total amount of Atlantic Coast Financial Corporation common stock to be held upon consummation of the conversion.

     In each case, it is assumed that subscription shares are sold at the midpoint of the offering range. See “The Conversion and Offering—Limitations on Common Stock Purchases.” Regulations of the Office of Thrift Supervision prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

		Proposed Purchases of Stock in the
		Offering(1)		Total Common Stock to be Held
	Number of				Percentage of
	Exchange Shares to	Number of		Number of	Total
Name of Beneficial Owner	be Held(2)	Shares	Amount	Shares	Outstanding
Directors:

Charles E. Martin, Jr.	54,718	—	$—	54,718	* %
Forrest W. Sweat, Jr.	125,299	10,000	100,000	135,299	*
Thomas F. Beeckler	81,809	40,000	400,000	121,809	*
Robert J. Larison, Jr.	197,672	22,500	225,000	220,172	1.0
W. Eric Palmer	27,224	10,000	100,000	37,224	*
Jon C. Parker, Sr.	143,463	—	—	143,463	*
Frederick D. Franklin, Jr.	28,888	5,000	50,000	33,888	*
Robert J. Smith	40,958	40,000	400,000	80,958	*
H. Dennis Woods	45,443	5,000	50,000	50,443	*

Total	745,474	132,500	1,325,000	877,974	4.2%

Executive Officers:

Carl W. Insel	111,970	17,250	172,500	129,220	*
Phillip S. Buddenbohm	30,651	7,500	75,000	38,151	*
Dawna R. Miller	133	15,000	150,000	15,133	*
Philip S. Hubacher	75,367	1,200	12,000	76,567	*
Thomas B. Wagers, Sr.	42,092	27,500	275,000	69,592	*
Tricia H. Echols	44,774	12,500	125,000	57,274	*
Denise A. Horton	—	—	—	—	*

Total	304,987	80,950	809,500	385,937	1.8%

Total for Directors and Executive Officers	1,050,461	213,450	$2,134,500	1,263,911	6.0%

*	Less than 1%.

(1)	Includes proposed subscriptions, if any, by associates.

(2)	Based on information presented in “Beneficial Ownership of Common Stock” and assumes an exchange ratio of 1.54666 shares for each share of Atlantic Coast Federal Corporation.
THE CONVERSION AND OFFERING
     The Boards of Directors of Atlantic Coast Federal Corporation and Atlantic Coast Federal, MHC have approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by the members of Atlantic Coast Federal, MHC (depositors of Atlantic Coast Bank) and the stockholders of Atlantic Coast Federal Corporation. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.
General
     The respective Boards of Directors of Atlantic Coast Federal, MHC and Atlantic Coast Federal Corporation adopted the plan of conversion and reorganization on May 7, 2007, which was subsequently amended on July 31, 2007 and August 10, 2007. Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form. Atlantic Coast Federal, MHC, the mutual holding company parent of Atlantic Coast Federal Corporation, will be merged into Atlantic Coast Bank, and Atlantic Coast Federal, MHC will no longer exist. Atlantic Coast Federal Corporation, which owns 100% of Atlantic Coast Bank, will be succeeded by a new Maryland corporation named Atlantic Coast Financial Corporation. As part of the conversion, the ownership interest in Atlantic Coast Federal Corporation of Atlantic Coast Federal, MHC will be offered for sale in the offering by Atlantic Coast Financial Corporation. When the conversion is completed, all of the outstanding common stock of Atlantic Coast Bank will be owned by Atlantic Coast Financial Corporation, and all of the outstanding common stock of Atlantic Coast Financial Corporation will be owned by public stockholders. A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.
     Under the plan of conversion and reorganization, at the conclusion of the conversion and offering, each share of Atlantic Coast Federal Corporation common stock owned by persons other than Atlantic Coast Federal, MHC will be canceled and converted automatically into new shares of Atlantic Coast Financial Corporation common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of Atlantic Coast Federal Corporation for new shares, the public stockholders will own the same percentage of shares of common stock of Atlantic Coast Financial Corporation that they owned in Atlantic Coast Federal Corporation immediately prior to the conversion, excluding any shares they purchased in the offering and cash paid in lieu of fractional shares.
     Atlantic Coast Financial Corporation intends to retain between $49.3 million and $67.0 million of the net proceeds, or $77.1 million if the offering range is increased by 15% (excluding the portion of the net proceeds loaned to our employee stock ownership plan), and to contribute the balance of the net proceeds to Atlantic Coast Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization.
     The plan of conversion and reorganization provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:
(i)	First, to depositors with accounts at Atlantic Coast Bank with aggregate balances of at least $50.00 at the close of business on March 31, 2006.

(ii)	Second, to our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.

(iii)	Third, to depositors with accounts at Atlantic Coast Bank with aggregate balances of at least $50.00 at the close of business on September 30, 2007.

(iv)	Fourth, to depositors of Atlantic Coast Bank at the close of business on October 5, 2007.
     If all shares are not subscribed for in the subscription offering, we may, at our discretion, offer shares of common stock for sale in a community offering to members of the general public, with a preference given in the following order:
(i)	Natural persons residing in Chatham, Coffee and Ware Counties, Georgia and Clay, Columbia, Duval, Nassau and St. Johns Counties, Florida; and

(ii)	Atlantic Coast Federal Corporation’s public stockholders as of October 5, 2007.

     We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See “—Community Offering.”
     We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of Atlantic Coast Financial Corporation. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.
     The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each banking office of Atlantic Coast Bank and at the Southeast Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to Atlantic Coast Federal, MHC’s application to convert from mutual to stock form, of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. The plan of conversion and reorganization is also an exhibit to Atlantic Coast Financial Corporation’s Registration Statement on Form S-1, which is accessible on the Securities and Exchange Commission website, www.sec.gov. See “Where You Can Find Additional Information.”
Reasons for the Conversion and Offering
     Our Board of Directors decided at this time to convert to a fully public stock form of ownership and conduct the offering in order to increase our capital position following the deployment of the capital raised in Atlantic Coast Federal Corporation’s minority offering in 2004. Completing the conversion and offering is necessary for us to continue to grow and execute our business strategy. We believe that the conversion and offering and the increased capital resources that will result from the sale of our shares of common stock will provide us with the flexibility to:
•	support internal growth through lending in the communities we serve;

•	finance the acquisition of financial institutions, or other financial service companies, primarily in northeastern Florida and southeastern Georgia, although we do not currently have any understandings or agreements regarding any specific acquisition transaction;

•	acquire branches from other financial institutions or build or lease new branch facilities, primarily in northeastern Florida;

•	enhance existing products and services, and support the development of new products and services by investing, for example, in technology to support expansion of our commercial real estate lending and our commercial deposit products;

•	improve the liquidity of our shares of common stock and enhance stockholder returns through higher earnings and more flexible capital management strategies; and

•	use the additional capital for other general corporate purposes.
     As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration for a merger or acquisition since Atlantic Coast Federal, MHC is required to own a majority of our shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. We do not currently have any agreement or understanding as to any specific acquisition.
Approvals Required
     The affirmative vote of a majority of the total eligible votes of the members of Atlantic Coast Federal, MHC as of October 5, 2007 is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of Atlantic Coast Federal, MHC will also be approving the merger of Atlantic Coast Federal, MHC into Atlantic Coast Bank. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Atlantic Coast Federal Corporation, including shares held by Atlantic Coast Federal, MHC, and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Atlantic Coast Federal Corporation held by the public stockholders of Atlantic Coast Federal Corporation as of October 5, 2007 are also required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by such agency.
Share Exchange Ratio for Current Stockholders
     Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to fully stock form, the public stockholders will be entitled to exchange their shares for common stock of the new holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of Atlantic Coast Federal Corporation common stock will, on the effective date of the conversion, be automatically converted into the right to receive a number of shares of Atlantic Coast Financial Corporation common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own approximately the same percentage of common stock in Atlantic Coast Financial Corporation after the conversion as they held in Atlantic Coast Federal Corporation immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares. The exchange ratio is not dependent on the market value of our currently outstanding Atlantic Coast Federal Corporation common stock. The exchange ratio is based on the percentage of Atlantic Coast Federal Corporation common stock held by the public, the independent valuation of Atlantic Coast Financial Corporation prepared by RP Financial, LC. and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 1.31466 exchange shares for each publicly held share of Atlantic Coast Federal Corporation at the minimum of the offering range to 2.04545 exchange shares for each publicly held share of Atlantic Coast Federal Corporation at the adjusted maximum of the offering range.
     If you are a stockholder of Atlantic Coast Federal Corporation, at the conclusion of the conversion and offering, your shares will be exchanged for shares of Atlantic Coast Financial

Corporation. The number of shares you receive will be based on the number of shares of common stock you own and the final exchange ratio determined as of the conclusion of the conversion.
     The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering. The table also shows how many whole shares of Atlantic Coast Financial Corporation a hypothetical owner of Atlantic Coast Federal Corporation common stock would receive in the exchange for 100 shares of Atlantic Coast Federal Corporation common stock owned at the consummation of the conversion, depending on the number of shares issued in the offering.

					Total Shares of
			New Shares to be		Common Stock
			Exchanged for Existing		to be			New Shares
			Shares of Atlantic		Outstanding			That Would be
	New Shares to be Sold		Coast Federal		After the		Equivalent Per	Received for
	in This Offering		Corporation		Conversion and	Exchange	Share Current	100 Existing
	Amount	Percent	Amount	Percent	Offering	Ratio	Market Price(1)	Shares
Minimum	11,475,000	63.8%	6,504,368	36.2%	17,979,368	1.31466	$13.15	131
Midpoint	13,500,000	63.8%	7,652,198	36.2%	21,152,198	1.54666	15.47	154
Maximum	15,525,000	63.8%	8,800,027	36.2%	24,325,027	1.77866	17.79	177
15% above Maximum	17,853,750	63.8%	10,120,032	36.2%	27,973,782	2.04545	20.45	204

(1)	Represents the value of shares of Atlantic Coast Financial Corporation received in the conversion by a holder of one share of Atlantic Coast Federal Corporation at the exchange ratio, assuming the market price of $10.00 per share.
Effects of Conversion on Depositors, Borrowers and Members
     Continuity. While the conversion is being accomplished, the normal business of Atlantic Coast Bank of accepting deposits and making loans will continue without interruption. Atlantic Coast Bank will continue to be a federally chartered savings association and will continue to be regulated by the Office of Thrift Supervision. After the conversion, Atlantic Coast Bank will continue to offer existing services to depositors, borrowers and other customers. The directors serving Atlantic Coast Federal Corporation at the time of the conversion will be the directors of Atlantic Coast Financial Corporation after the conversion.
     Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of Atlantic Coast Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.
     Effect on Loans. No loan outstanding from Atlantic Coast Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.
     Effect on Voting Rights of Members. At present, all depositors of Atlantic Coast Bank are members of, and have voting rights in, Atlantic Coast Federal, MHC as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of Atlantic Coast Federal, MHC and will no longer have voting rights, unless they purchase shares of Atlantic Coast Financial Corporation’s common stock. Upon completion of the conversion, all voting rights in Atlantic Coast Bank will be vested in Atlantic Coast Financial Corporation as the sole stockholder of Atlantic Coast Bank. The stockholders of Atlantic Coast Financial Corporation will possess exclusive voting rights with respect to Atlantic Coast Financial Corporation common stock.

     Tax Effects. We will receive an opinion of counsel or tax advisor with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Atlantic Coast Federal, MHC, Atlantic Coast Federal Corporation, the public stockholders of Atlantic Coast Federal Corporation (except for cash paid for fractional shares), members of Atlantic Coast Federal, MHC, eligible account holders, supplemental eligible account holders, or Atlantic Coast Bank. See “—Material Income Tax Consequences.”
     Effect on Liquidation Rights. Each depositor in Atlantic Coast Bank has both a deposit account in Atlantic Coast Bank and a pro rata ownership interest in the net worth of Atlantic Coast Federal, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Atlantic Coast Federal, MHC and Atlantic Coast Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Atlantic Coast Federal, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Atlantic Coast Federal, MHC, which is lost to the extent that the balance in the account is reduced or closed.
     Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Atlantic Coast Federal, MHC and Atlantic Coast Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Atlantic Coast Federal, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.
     In the unlikely event that Atlantic Coast Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to depositors as of March 31, 2006 and September 30, 2007 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Atlantic Coast Financial Corporation as the holder of Atlantic Coast Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”
Stock Pricing and Number of Shares to be Issued
     The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. Atlantic Coast Bank and Atlantic Coast Federal, MHC have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $100,000 and $10,000 for expenses and an additional $10,000 for each valuation update, as necessary. Atlantic Coast Bank and Atlantic Coast Federal, MHC have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.
     The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by RP Financial, LC. to account for differences between Atlantic Coast Federal Corporation and the peer group. RP Financial, LC. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.
     The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including the consolidated financial statements of Atlantic Coast Federal Corporation. RP Financial, LC. also considered the following factors, among others:
•	the present results and financial condition of Atlantic Coast Federal Corporation and the projected results and financial condition of Atlantic Coast Financial Corporation;

•	the economic and demographic conditions in Atlantic Coast Federal Corporation’s existing market area;

•	certain historical, financial and other information relating to Atlantic Coast Federal Corporation;

•	a comparative evaluation of the operating and financial characteristics of Atlantic Coast Federal Corporation with those of other similarly situated publicly traded savings institutions located in the States of Georgia and Florida, and other states in the Southeastern and Mid-Atlantic regions of the United States;

•	the impact of the conversion and offering on Atlantic Coast Financial Corporation’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of Atlantic Coast Financial Corporation; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.
     Included in RP Financial, LC.’s independent valuation were certain assumptions as to the pro forma earnings of Atlantic Coast Financial Corporation after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds of 3.04% and purchases in the open market of the common stock issued in the offering by the stock-based incentive plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.
     The independent valuation states that as of September 28, 2007, the estimated pro forma market value, or valuation range, of Atlantic Coast Financial Corporation ranged from a minimum of $179.8 million to a maximum of $243.3 million, with a midpoint of $211.5 million and an adjusted maximum of $279.7 million. The Board of Directors of Atlantic Coast Financial Corporation decided to offer the shares of common stock for a price of $10.00 per share. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the percentage of Atlantic Coast Federal Corporation common stock owned by Atlantic Coast Federal, MHC. The number of shares offered will be equal to the aggregate offering price of the shares of common stock divided by the price per share. Based on the valuation range, the percentage of Atlantic Coast Federal Corporation common stock owned by Atlantic Coast Federal, MHC and the $10.00 price per share, the minimum of the offering range will be 11,475,000 shares, the midpoint of the offering range will be 13,500,000 shares and the maximum of the offering range will be 15,525,000 shares of common stock, with an adjusted maximum of 17,853,750 shares.
     The Board of Directors of Atlantic Coast Financial Corporation reviewed the independent valuation and, in particular, considered the following:
•	Atlantic Coast Federal Corporation’s financial condition and results of operations;

•	comparison of financial performance ratios of Atlantic Coast Federal Corporation to those of other financial institutions of similar size;

•	market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of Atlantic Coast Federal Corporation common stock.
     All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of Atlantic Coast Federal Corporation or Atlantic Coast Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Atlantic Coast Financial Corporation to less than $179.8 million or more than $279.7 million the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Atlantic Coast Financial Corporation’s registration statement.
     The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Atlantic Coast Bank as a going concern and should not be considered as an indication of the liquidation value of Atlantic Coast Bank. Moreover, because the independent valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares of common stock at prices at or above the $10.00 price per share.
     Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $178.5 million, without resoliciting purchasers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 17,853,750 shares, to reflect changes in the market and financial conditions, demand for the shares of common stock or regulatory considerations. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of purchasers. The subscription price of $10.00 per share of common stock will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution of additional shares of common stock to be issued in the event of an increase in the offering range of up to 17,853,750 shares.
     If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $178.5 million and a corresponding increase in the offering range to more than 17,853,750 shares, or a decrease in the minimum of the valuation range to less than $114.8 million and a corresponding decrease in the offering range to fewer than 11,475,000 shares, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization, cancel deposit account withdrawal authorizations and promptly return by check all funds received with interest at Atlantic Coast Bank’s passbook savings rate of interest. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and offering. In the event that we extend the offering and conduct a resolicitation, purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period. If a purchaser does not respond during the period, his or her stock order will be cancelled and payment will be returned promptly, with interest at Atlantic Coast Bank’s passbook savings rate, and deposit account withdrawal authorizations will be cancelled. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond November 27, 2009, which is two years after the special meeting of members to vote on the conversion.
     An increase in the number of shares of common stock to be issued in the offering would decrease both a purchaser’s ownership interest and Atlantic Coast Financial Corporation’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a purchaser’s ownership interest and Atlantic Coast Financial Corporation’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”
     Copies of the independent valuation appraisal report prepared by RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of Atlantic Coast Bank and as specified under “Where You Can Find Additional Information.”
Exchange of Existing Stockholders’ Stock Certificates
     The conversion of existing outstanding shares of Atlantic Coast Federal Corporation common stock into the right to receive shares of Atlantic Coast Financial Corporation common stock will occur automatically on the effective date of the conversion. As soon as practicable after the effective date of the conversion, our exchange agent will send a transmittal form to each public stockholder of Atlantic Coast Federal Corporation who holds stock certificates. The transmittal forms are expected to be mailed within five business days after the effective date of the conversion and will contain instructions on how to exchange stock certificates of Atlantic Coast Federal Corporation common stock for stock certificates of Atlantic Coast Financial Corporation common stock. We expect that stock certificates evidencing shares of Atlantic Coast Financial Corporation common stock will be distributed within five business days after the exchange agent receives properly executed transmittal forms, Atlantic Coast Federal Corporation stock certificates and other required documents. You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions. Shares held by public stockholders through a brokerage account in “street name” will be exchanged automatically upon the conclusion of the conversion; no transmittal forms will be mailed relating to these shares.
     No fractional shares of Atlantic Coast Financial Corporation common stock will be issued to any public stockholder of Atlantic Coast Federal Corporation when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of the transmittal forms and the surrendered Atlantic Coast Federal Corporation stock certificates. If your shares of common stock are held in street name (such as a brokerage account), you will automatically receive cash in lieu of fractional shares in your brokerage account.
     After the conversion, Atlantic Coast Federal Corporation stockholders who hold stock certificates will not receive shares of Atlantic Coast Financial Corporation common stock and will not be paid dividends on the shares of Atlantic Coast Financial Corporation common stock until existing certificates representing shares of Atlantic Coast Federal Corporation common stock are surrendered for exchange in compliance with the terms of the transmittal form. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of Atlantic Coast Federal Corporation common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of Atlantic Coast Financial Corporation common stock into which those shares have been converted by virtue of the conversion.
     If a certificate for Atlantic Coast Federal Corporation common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder’s expense.
     All shares of Atlantic Coast Financial Corporation common stock that we issue in exchange for existing shares of Atlantic Coast Federal Corporation common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.
Subscription Offering and Subscription Rights
     In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and subject to the minimum, maximum and overall purchase and ownership limitations set forth in the plan of conversion and reorganization and as described below under “—Limitations on Common Stock Purchases.”
     Priority 1: Eligible Account Holders. Each Atlantic Coast Bank depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on March 31, 2006 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of (i) $750,000 (75,000 shares) of our common stock, (ii) one-tenth of one percent of the total offering of common stock; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders, subject to the overall purchase and ownership limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.
     To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on March 31, 2006. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Atlantic Coast Federal Corporation or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding March 31, 2006.
     Priority 2: Tax-Qualified Plans. Our tax-qualified employee stock benefit plans, consisting of our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the offering, although our employee stock ownership plan intends to purchase 6.0% of the shares of common stock issued in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may elect to fill its subscription rights, in whole or in part, through open-market purchases.
     Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each Atlantic Coast Bank depositor with a Qualifying Deposit at the close of business on September 30, 2007 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of (i) $750,000 (75,000 shares) of common stock, (ii) one-tenth of one percent of the total offering of common stock; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders subject to the overall purchase and ownership limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.
     To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at September 30, 2007. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.
     Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of Atlantic Coast Bank as of the close of business on the voting record date of October 5, 2007 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $750,000 (75,000 shares) of common stock, subject to the overall purchase and ownership limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Any remaining shares will be allocated among Other Members in the proportion that the amount of the subscription of each Other Member whose subscription remains unsatisfied bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied. To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at October 5, 2007. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.
     Expiration Date. The subscription offering will expire at 11:00 a.m., Eastern Time, on November 14, 2007, unless extended by us for up to 45 days. Such extension may be made without notice to you. Extensions beyond December 28, 2007 will require the approval of the Office of Thrift Supervision and a resolicitation of subscribers in the offering. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.
Community Offering
     To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with the following preferences:
(i)	Natural persons residing in Chatham, Coffee and Ware Counties, Georgia and Clay, Columbia, Duval, Nassau and St. Johns Counties, Florida;

(ii)	Atlantic Coast Federal Corporation’s public stockholders as of October 5, 2007; and

(iii)	Other members of the general public.
     Purchasers in the community offering may purchase up to $750,000 (75,000 shares) of common stock, subject to the overall purchase and ownership limitations. See “—Limitations on Common Stock Purchases.” The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.
     If we do not have sufficient shares of common stock available to fill the accepted orders of persons residing in Chatham, Coffee and Ware Counties, Georgia and Clay, Columbia, Duval, Nassau and St. Johns Counties, Florida, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among such persons residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order. If an oversubscription occurs due to the orders of public stockholders of Atlantic Coast Federal Corporation as of October 5, 2007, the allocation procedures described above will apply to the stock orders of such persons. In the event of an oversubscription among members of the general public, these same allocation procedures will also apply. In addition, orders received for Atlantic Coast Financial Corporation common stock in the community offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.
     The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within Chatham, Coffee and Ware Counties, Georgia and Clay, Columbia, Duval, Nassau and St. Johns Counties, Florida has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.
     Expiration Date. The community offering, if any, may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering. Atlantic Coast Financial Corporation may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond December 28, 2007, in which case we will resolicit purchasers in the offering.
Syndicated Community Offering
     If feasible, our Board of Directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock. In the syndicated community offering, any person may purchase up to $750,000 (75,000 shares) of common stock, subject to the overall purchase and ownership limitations. We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Unless the Office of Thrift Supervision permits otherwise, accepted orders for Atlantic Coast Financial Corporation common stock in the syndicated community offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated. Unless the syndicated community offering begins during the community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.
     If a syndicated community offering is held, Stifel, Nicolaus & Company, Incorporated will serve as sole book running manager and FTN Midwest Securities Corp. will act as a co-manager. In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other brokers-dealers who are Financial Industry Regulatory Authority (formerly NASD) member firms. Neither Stifel, Nicolaus & Company, Incorporated, FTN Midwest Securities Corp. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Generally under those rules, Stifel, Nicolaus & Company, Incorporated and FTN Midwest Securities Corp., each a broker-dealer, will deposit funds it receives prior to closing from interested investors into a separate non-interest-bearing bank account. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering will be promptly delivered to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly, without interest. If the offering is not consummated, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.
     If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there is a significant number of shares remaining unsold after the subscription, community and syndicated community offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision must approve any such arrangements.
Limitations on Common Stock Purchases
     The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:
(i)	No person may purchase fewer than 25 shares of common stock or more than $750,000 (75,000 shares);

(ii)	Tax-qualified employee stock benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock sold in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

(iii)	Except for the tax-qualified employee stock benefit plans, including our employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $1.5 million (150,000 shares) in all categories of the offering combined;

(iv)	Current stockholders of Atlantic Coast Federal Corporation are subject to an ownership limitation. As previously described, current stockholders of Atlantic Coast Federal Corporation will receive shares of Atlantic Coast Financial Corporation common stock in exchange for their existing shares of Atlantic Coast Federal Corporation common stock at the conclusion of the conversion and offering. The number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing Atlantic Coast Federal Corporation common stock, may not exceed 5% of the shares of common stock of Atlantic Coast Financial Corporation to be issued and outstanding at the completion of the conversion; and

(v)	The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Atlantic Coast Bank and their associates, in the aggregate, when combined with shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares issued in the conversion.
     Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of Atlantic Coast Federal, MHC, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given, the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for Atlantic Coast Financial Corporation common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.
     In the event of an increase in the offering range of up to 17,853,750 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:
(i)	to fill the tax-qualified employee stock benefit plans, including the employee stock ownership plan’s, subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

(ii)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(iii)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in Chatham, Coffee and Ware Counties, Georgia and Clay, Columbia, Duval, Nassau and St. Johns Counties, Florida, then to Atlantic Coast Federal Corporation’s public stockholders as of October 5, 2007 and then to members of the general public.
     The term “associate” of a person means:
(i)	any corporation or organization, other than Atlantic Coast Federal Corporation, Atlantic Coast Bank or a majority-owned subsidiary of Atlantic Coast Bank, of which the person is a senior officer, partner or 10% beneficial stockholder;

(ii)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan of Atlantic Coast Bank in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Atlantic Coast Federal Corporation or Atlantic Coast Bank.
     The term “acting in concert” means:
(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.
     A person or company which acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.
     We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons having the same address, and persons exercising subscription rights through qualifying deposits registered at the same address, whether or not related, will be deemed to be acting in concert unless we determine otherwise.
     Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Atlantic Coast Financial Corporation or Atlantic Coast Bank and except as described below. Any purchases made by any associate of Atlantic Coast Financial Corporation or Atlantic Coast Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of Atlantic Coast Financial Corporation.”
Marketing Arrangements
     To assist in the marketing of our common stock, we have retained Stifel, Nicolaus & Company, Incorporated, which is a broker-dealer registered with the Financial Industry Regulatory Authority. Stifel, Nicolaus & Company, Incorporated will assist us on a best efforts basis in the offering by:
(i)	acting as our financial advisor for the conversion and offering;

(ii)	providing administrative services and managing the Stock Information Center;

(iii)	educating our employees regarding the offering;

(iv)	targeting our sales efforts, including assisting in the preparation of marketing materials;

(v)	soliciting orders for common stock; and

(vi)	assisting in soliciting proxies of our members.
     For these services, Stifel, Nicolaus & Company, Incorporated will receive an advisory and administrative fee of $50,000 and a sales fee equal to 1.0% of the first $100 million of the shares of common stock sold in the offering and 0.75% of the dollar amount of all shares of common stock sold thereafter in the subscription and community offering. The sales fee will be reduced by the advisory and administrative fee. No sales fee will be payable to Stifel, Nicolaus & Company, Incorporated with respect to shares purchased by officers, directors and employees or their immediate families, shares purchased by our tax-qualified and non-qualified employee benefit plans. In the event that Stifel, Nicolaus & Company, Incorporated sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Stifel, Nicolaus & Company, Incorporated) shall not exceed 5.0% in the aggregate. Stifel, Nicolaus & Company, Incorporated will serve as sole book running manager. FTN Midwest Securities Corp. will serve as a co-manager of the syndicated community offering and will be entitled to receive up to 20% of the syndicate management fee and up to 20% of the sales fee to institutional investors. Stifel, Nicolaus & Company, Incorporated also will be reimbursed for allocable expenses in an amount not to exceed $20,000, and for attorneys’ fees in an amount not to exceed $75,000.
     In the event that we are required to resolicit subscribers for shares of our common stock in the subscription and community offerings and Stifel, Nicolaus & Company, Incorporated provides significant additional services in connection with the resolicitation, we may pay Stifel, Nicolaus & Company, Incorporated as additional fee for those services that will not exceed $100,000.
     We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.
     Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Atlantic Coast Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of Atlantic Coast Bank’s main office apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.
Offering Deadline
     The offering will expire at 11:00 a.m., Eastern Time, on November 14, 2007, unless we extend it, without notice to you, for up to 45 days. Any extension of the subscription and/or community offering beyond December 28, 2007 would require the Office of Thrift Supervision’s approval. In such event, we would conduct a resolicitation. Purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period. If a purchaser does not respond during the resolicitation period, his or her stock order will be cancelled and payment will be returned promptly, with interest calculated at Atlantic Coast Bank’s passbook savings rate, and deposit account withdrawal authorizations will be cancelled. We will not execute orders until at least the minimum number of shares offered has been sold. If we have not sold the minimum by the expiration date or any extension thereof, we will terminate the offering and cancel all orders, as described above. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond November 27, 2009, which is two years after the special meeting of members to vote on the conversion. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest calculated at Atlantic Coast Bank’s passbook savings rate from the date of receipt.

Prospectus Delivery
     To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will only be distributed with or preceded by a prospectus.
Procedure for Purchasing Shares in the Subscription and Community Offerings
     Use of Stock Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must submit a properly completed original stock order form and remit full payment. Incomplete stock order forms or stock order forms that are not signed are not required to be accepted. We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) prior to 11:00 a.m. Eastern Time, on November 14, 2007 at our Stock Information Center. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed stock order forms, and we have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so, and we have no affirmative duty to notify any prospective purchaser of any such defects. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by bringing your stock order form to our Stock Information Center, or by overnight delivery to the indicated address on the order form. Our Stock Information Center is located in our banking office at 10328 Deerwood Park Blvd., Jacksonville, Florida. Stock order forms may not be delivered to other Atlantic Coast Bank offices. Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.
     If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the stock order forms will be final.
     By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Atlantic Coast Bank or the federal government, and that you received a copy of this prospectus. However, signing the stock order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.
     Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. You may not submit cash or wire transfers. Payment for shares may be made by:
(i)	personal check, bank check or money order, made payable to Atlantic Coast Financial Corporation; or

(ii)	authorization of withdrawal from the types of Atlantic Coast Bank deposit accounts designated on the stock order form.
     Appropriate means for designating withdrawals from deposit accounts at Atlantic Coast Bank are provided on the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the current passbook savings rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Atlantic Coast Bank or another depository institution and will earn interest calculated at Atlantic Coast Bank’s passbook savings rate from the date payment is received until the offering is completed or terminated.
     You may not remit Atlantic Coast Bank line of credit checks, and we will not accept third-party checks, including those payable to you and endorsed over to Atlantic Coast Financial Corporation. You may not designate on your stock order form a direct withdrawal from an Atlantic Coast Bank individual retirement account. See “—Using Individual Retirement Funds to Purchase Shares” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Atlantic Coast Bank deposit accounts with check-writing privileges. Please provide a check instead. Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by December 28, 2007, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.
     Regulations prohibit Atlantic Coast Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.
     We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion. This payment may be made by wire transfer.
     If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment from an unrelated financial institution or Atlantic Coast Financial Corporation to lend to the employee stock ownership plan the necessary amount to fund the purchase.
Using Individual Retirement Account Funds to Purchase Shares
     If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Atlantic Coast Bank’s individual retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in an Atlantic Coast Bank individual retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account before you place your stock order. There will be no early withdrawal or interest penalties for these transfers. The new trustee will hold the shares of common stock in a self-directed account in the same manner as we now hold the depositor’s individual retirement account funds. An annual administrative fee may be payable to the new trustee. Assistance on how to transfer individual retirement accounts maintained at Atlantic Coast Bank can be obtained from the Stock Information Center. Depositors interested in using funds in an individual retirement account or any other retirement account at Atlantic Coast Bank or elsewhere to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the November 14, 2007 offering deadline, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.
Delivery of Stock Certificates
     Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held by our transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.
Other Restrictions
     Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in such state; or (c) such registration or qualification would be impracticable for reasons of cost or otherwise.
Restrictions on Transfer of Subscription Rights and Shares
     Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

     We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.
Stock Information Center
     Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call or visit our Stock Information Center, located in our banking office at 10328 Deerwood Park Blvd., Jacksonville, Florida. The toll-free telephone number is (877) 565-8569. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed weekends and bank holidays. Other Atlantic Coast Bank branch offices will not accept stock order forms or proxy cards.
Liquidation Rights
     In the unlikely event of a complete liquidation of Atlantic Coast Federal, MHC or Atlantic Coast Federal Corporation prior to the conversion, all claims of creditors of Atlantic Coast Federal Corporation, including those of depositors of Atlantic Coast Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of Atlantic Coast Federal Corporation remaining, these assets would be distributed to stockholders, including Atlantic Coast Federal, MHC. Then, if there were any assets of Atlantic Coast Federal, MHC remaining, members of Atlantic Coast Federal, MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Atlantic Coast Bank immediately prior to liquidation. In the unlikely event that Atlantic Coast Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Atlantic Coast Financial Corporation as the holder of Atlantic Coast Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.
     The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of:
(i)	Atlantic Coast Federal, MHC’s ownership interest in the retained earnings of Atlantic Coast Federal Corporation as of the date of its latest balance sheet contained in this prospectus; or

(ii)	the retained earnings of Atlantic Coast Bank as of the date of the latest financial statements set forth in the prospectus used by Atlantic Coast Bank’s mutual predecessor when it reorganized into Atlantic Coast Federal, MHC on January 1, 2003.
     The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Atlantic Coast Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Atlantic Coast Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder who continues to maintain his or her deposit account at Atlantic Coast Bank, would be entitled, on a complete liquidation of Atlantic Coast Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Atlantic Coast Financial Corporation. Each Eligible Account Holder

and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Atlantic Coast Bank on March 31, 2006, or September 30, 2007. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on March 31, 2006, or September 30, 2007 bears to the balance of all deposit accounts in Atlantic Coast Bank on such dates.
     If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on March 31, 2006 or September 30, 2007 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Atlantic Coast Financial Corporation as the sole stockholder of Atlantic Coast Bank.
Material Income Tax Consequences
     Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Atlantic Coast Federal, MHC, Atlantic Coast Federal Corporation, Atlantic Coast Bank, Eligible Account Holders, Supplemental Eligible Account Holders, Other Members of Atlantic Coast Federal, MHC and stockholders of Atlantic Coast Federal Corporation. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Atlantic Coast Federal Corporation or Atlantic Coast Bank would prevail in a judicial proceeding.
     Atlantic Coast Federal, MHC and Atlantic Coast Federal Corporation have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:
1.	The conversion of Atlantic Coast Federal Corporation to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and the merger of Atlantic Coast Federal Corporation with and into Atlantic Coast Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	Neither Atlantic Coast Federal Corporation, Atlantic Coast Bank, nor the stockholders of Atlantic Coast Federal Corporation will recognize any gain or loss upon the transfer of assets of Atlantic Coast Federal Corporation to Atlantic Coast Bank in exchange for shares of common stock of Atlantic Coast Bank, which will be constructively received by Atlantic Coast Financial Corporation’s stockholders. (Sections 361 and 1032(a) of the Internal Revenue Code.)

3.	The basis of the assets of Atlantic Coast Federal Corporation and the holding period of such assets to be received by Atlantic Coast Bank will be the same as the basis and holding period in such assets in the hands of Atlantic Coast Federal Corporation immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

4.	The conversion of Atlantic Coast Federal, MHC, to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and the merger of Atlantic Coast Federal, MHC with and into Atlantic Coast Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

5.	The exchange of Eligible Account Holders’ and Supplemental Account Holders’ interests in Atlantic Coast Federal, MHC for interests in a liquidation account established in Atlantic Coast Bank will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax regulations.

6.	None of Atlantic Coast Federal, MHC, Atlantic Coast Federal Corporation, Atlantic Coast Bank, nor Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, will recognize any gain or loss on the transfer of the assets of Atlantic Coast Federal, MHC to Atlantic Coast Bank in exchange for an interest in a liquidation account established in Atlantic Coast Bank for the benefit of eligible account holders and supplemental eligible account holders who remain depositors of Atlantic Coast Bank.

7.	Current stockholders of Atlantic Coast Federal Corporation will not recognize any gain or loss upon their constructive exchange of Atlantic Coast Federal Corporation common stock for shares of Atlantic Coast Bank which will in turn be exchanged for new shares of Atlantic Coast Financial Corporation common stock.

8.	Each stockholder’s aggregate basis in shares of Atlantic Coast Financial Corporation common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Atlantic Coast Federal Corporation common stock surrendered in exchange therefor.

9.	Each stockholder’s holding period in his or her Atlantic Coast Financial Corporation common stock received in the exchange will include the period during which Atlantic Coast Federal Corporation common stock surrendered was held, provided that the Atlantic Coast Federal Corporation common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

10.	Cash received by any current stockholder of Atlantic Coast Federal Corporation in lieu of a fractional share interest in shares of Atlantic Coast Financial Corporation common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of Atlantic Coast Financial Corporation common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

11.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Atlantic Coast Financial Corporation common stock is zero.

Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Atlantic Coast Financial Corporation common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

12.	It is more likely than not that the basis of the shares of Atlantic Coast Financial Corporation common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the Atlantic Coast Financial Corporation common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

13.	No gain or loss will be recognized by Atlantic Coast Financial Corporation on the receipt of money in exchange for Atlantic Coast Financial Corporation common stock sold in the offering.
     The opinion addresses all material federal income tax consequences of the conversion and reorganization. The tax opinion as to items 11 and 12 above is based on the position that subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.
     The opinions of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.
     The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Atlantic Coast Financial Corporation’s registration statement. Advice regarding the Georgia and Florida state income tax consequences consistent with the federal tax opinion has been issued by Crowe Chizek and Company LLC, tax advisors to Atlantic Coast Federal, MHC and Atlantic Coast Federal Corporation.

We also have received a letter from RP Financial, LC. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.
Certain Restrictions on Purchase or Transfer of Our Shares after the Conversion
     All shares of common stock purchased in the offering by a director or an executive officer of Atlantic Coast Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Atlantic Coast Financial Corporation also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.
     Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock-based incentive plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans.
     Office of Thrift Supervision regulations prohibit Atlantic Coast Financial Corporation from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.
COMPARISON OF STOCKHOLDERS’ RIGHTS FOR EXISTING STOCKHOLDERS OF
ATLANTIC COAST FEDERAL CORPORATION
     General. As a result of the conversion, existing stockholders of Atlantic Coast Federal Corporation will become stockholders of Atlantic Coast Financial Corporation. There are differences in the rights of stockholders of Atlantic Coast Federal Corporation and stockholders of Atlantic Coast Financial Corporation caused by differences between federal and Maryland law and regulations and differences in Atlantic Coast Federal Corporation’s federal stock charter and bylaws and Atlantic Coast Financial Corporation’s Maryland articles of incorporation and bylaws.
     This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. This discussion is qualified in its entirety by reference to the articles of incorporation and bylaws of Atlantic Coast Financial Corporation and the Maryland General Corporation Law. See “Where You Can Find Additional Information” for procedures for obtaining a copy of Atlantic Coast Financial Corporation’s articles of incorporation and bylaws.
     Authorized Capital Stock. Atlantic Coast Federal Corporation’s authorized capital stock currently consists of 18,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock. After the conversion, Atlantic Coast Financial Corporation’s authorized capital stock will consist of 100,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. We authorized more capital stock than that which will be issued in the conversion in order to provide our Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock option grants. These additional authorized shares may also be used by our Board of Directors, consistent with its fiduciary duty, to deter future attempts to gain control of Atlantic Coast Financial Corporation. Our Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our Board of Directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of additional shares, other than the issuance of additional shares through our stock benefit plans.
     Issuance of Capital Stock. Pursuant to applicable laws and regulations, Atlantic Coast Federal, MHC is required to own not less than a majority of the outstanding shares of Atlantic Coast Federal Corporation common stock. Atlantic Coast Federal, MHC will no longer exist following consummation of the conversion.
     Atlantic Coast Financial Corporation’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas Atlantic Coast Federal Corporation’s stock charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal stockholders’ meeting. However, stock-based compensation plans, such as stock option plans and restricted stock plans, would have to be submitted for approval by Atlantic Coast Financial Corporation stockholders, due to requirements of the Nasdaq Stock Market and in order to qualify stock options for favorable federal income tax treatment. Office of Thrift Supervision regulations also require stockholder approval of plans adopted within one year of the completion of the conversion.
     Voting Rights. Neither Atlantic Coast Federal Corporation’s stock charter or bylaws nor Atlantic Coast Financial Corporation’s articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see “—Limitations on Voting Rights of Greater-than-10% Stockholders” below.
     Payment of Dividends. The ability of Atlantic Coast Federal Corporation to pay dividends on its capital stock is affected by Office of Thrift Supervision regulations and by federal income tax considerations related to federal savings associations such as Atlantic Coast Bank. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.” Although Atlantic Coast Financial Corporation is not subject to these restrictions as a Maryland corporation, such restrictions will indirectly affect Atlantic Coast Financial Corporation because dividends from Atlantic Coast Bank will be the primary source of funds of Atlantic Coast Financial Corporation for the payment of dividends to its stockholders.
     Certain restrictions generally imposed on Maryland corporations may also have an impact on Atlantic Coast Financial Corporation’s ability to pay dividends. Maryland law generally provides that Atlantic Coast Financial Corporation is limited to paying dividends in an amount equal to our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent.

     Board of Directors. Atlantic Coast Federal Corporation’s stock charter and bylaws and Atlantic Coast Financial Corporation’s articles of incorporation and bylaws each require the Board of Directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.
     Under Atlantic Coast Federal Corporation’s bylaws, any vacancies on the Board of Directors of Atlantic Coast Federal Corporation may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. Persons elected by the Board of Directors of Atlantic Coast Federal Corporation to fill vacancies may only serve until the next annual meeting of stockholders. Under Atlantic Coast Financial Corporation’s articles of incorporation, any vacancy occurring on the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by a majority of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.
     Under Atlantic Coast Federal Corporation’s bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares. Atlantic Coast Financial Corporation’s articles of incorporation provide that any director may be removed for cause by the holders of at least 80% of the outstanding voting shares of Atlantic Coast Financial Corporation.
     Limitations on Liability. The charter and bylaws of Atlantic Coast Federal Corporation do not limit the personal liability of directors.
     Atlantic Coast Financial Corporation’s articles of incorporation provide that directors will not be personally liable for monetary damages to Atlantic Coast Financial Corporation for certain actions as directors, except for (i) receipt of an improper personal benefit from their positions as directors, (ii) actions or omissions that are determined to have involved active and deliberate dishonesty, or (iii) to the extent allowed by Maryland law. These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might benefit Atlantic Coast Financial Corporation.
     Indemnification of Directors, Officers, Employees and Agents. Atlantic Coast Federal Corporation’s bylaws provide indemnification to directors, officers and employees to the fullest extent allowed by law. Under current Office of Thrift Supervision regulations, Atlantic Coast Federal Corporation shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of Atlantic Coast Federal Corporation or its stockholders. Atlantic Coast Federal Corporation also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, Atlantic Coast Federal Corporation is required to notify the Office of Thrift Supervision of its intention, and such payment cannot be made if the Office of Thrift Supervision objects to such payment.
     The officers, directors, agents and employees of Atlantic Coast Financial Corporation are indemnified with respect to certain actions pursuant to Atlantic Coast Financial Corporation’s articles of incorporation and Maryland law. Maryland law allows Atlantic Coast Financial Corporation to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Atlantic Coast Financial Corporation. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.
     Special Meetings of Stockholders. Atlantic Coast Federal Corporation’s bylaws provide that special meetings of Atlantic Coast Federal Corporation’s stockholders may be called by the Chairman, the President, a majority of the members of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of Atlantic Coast Federal Corporation entitled to vote at the meeting. Atlantic Coast Financial Corporation’s bylaws provide that special meetings of the stockholders of Atlantic Coast Financial Corporation may be called by the President, by a majority vote of the total authorized directors, or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.
     Stockholder Nominations and Proposals. Atlantic Coast Federal Corporation’s bylaws generally provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with Atlantic Coast Federal Corporation at least five days before the date of any such meeting.
     Atlantic Coast Financial Corporation’s bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Atlantic Coast Financial Corporation at least 90 days prior and not earlier than 120 days prior to the anniversary date of the mailing of proxy materials by Atlantic Coast Financial Corporation in connection with the immediately preceding annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 20 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, stockholders must submit such written notice no earlier than the 120th day, and not later than the 90th day, prior to the annual meeting, or alternatively, not later than the 10th day following the date on which notice of the meeting is mailed to stockholders or such public disclosure was made. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.
     Management believes that it is in the best interests of Atlantic Coast Financial Corporation and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.
     Stockholder Action Without a Meeting. The bylaws of Atlantic Coast Federal Corporation provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. Atlantic Coast Financial Corporation’s bylaws provide similar authority of stockholders to act without a meeting.

     Stockholder’s Right to Examine Books and Records. A federal regulation, which is applicable to Atlantic Coast Federal Corporation, provides that stockholders may inspect and copy specified books and records after proper written notice for a proper purpose. Maryland law provides that a stockholder may inspect a company’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements. However, only a stockholder or group of stockholders who together, for at least six months, hold at least 5% of the company’s total shares, have the right to inspect a company’s stock ledger, list of stockholders and books of accounts.
     Limitations on Voting Rights of Greater-than-10% Stockholders. Atlantic Coast Federal Corporation’s charter provides that no record or beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. Atlantic Coast Financial Corporation’s articles of incorporation also have a similar provision.
     Mergers, Consolidations and Sales of Assets. A federal regulation applicable to Atlantic Coast Federal Corporation generally requires the approval of two-thirds of the Board of Directors of Atlantic Coast Federal Corporation and the holders of two-thirds of the outstanding stock of Atlantic Coast Federal Corporation entitled to vote thereon for mergers, consolidations and sales of all or substantially all of Atlantic Coast Federal Corporation’s assets. Such regulation permits Atlantic Coast Federal Corporation to merge with another corporation without obtaining the approval of its stockholders if:
(i)	it does not involve an interim savings institution;

(ii)	Atlantic Coast Federal Corporation’s federal stock charter is not changed;

(iii)	each share of Atlantic Coast Federal Corporation’s stock outstanding immediately prior to the effective date of the transaction will be an identical outstanding share or a treasury share of Atlantic Coast Federal Corporation after such effective date; and

(iv)	either:
(a)	no shares of voting stock of Atlantic Coast Federal Corporation and no securities convertible into such stock are to be issued or delivered under the plan of combination; or

(b)	the authorized but unissued shares or the treasury shares of voting stock of Atlantic Coast Federal Corporation to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Atlantic Coast Federal Corporation outstanding immediately prior to the effective date of the transaction.
     Atlantic Coast Financial Corporation’s articles of incorporation require the approval of the holders of at least 80% of Atlantic Coast Financial Corporation’s outstanding shares of voting stock to approve certain “Business Combinations” involving an “Interested Stockholder” except where:
(i)	the proposed transaction has been approved by a majority of the members of the Board of Directors who are unaffiliated with the Interested Stockholder and who were directors prior to the time when the Interested Stockholder became an Interested Stockholder; or

(ii)	certain “fair price” provisions are complied with.
     The term “Interested Stockholder” includes any person or entity, other than Atlantic Coast Financial Corporation or its subsidiary, which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Atlantic Coast Financial Corporation.

     This provision of the articles of incorporation applies to any “Business Combination,” which is defined to include, among other things, any merger or consolidation of Atlantic Coast Financial Corporation or transfer, or other disposition of 25% or more of the assets of Atlantic Coast Financial Corporation with an Interested Stockholder.
     Under Maryland law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of two-thirds of the corporation’s outstanding shares of common stock and any other affected class of stock. One exception under Maryland law to the two-thirds approval requirement applies to stockholders owning 10% or more of the common stock of a corporation for a period of less than five years. Such 10% stockholder, in order to obtain approval of a business combination, must obtain the approval of 80% of all outstanding stock and two-thirds of the outstanding stock excluding the stock owned by such 10% stockholder, or satisfy other requirements under Maryland law relating to Board of director approval of his or her acquisition of the shares of the corporation. The increased stockholder vote required to approve a business combination may have the effect of preventing mergers and other business combinations which a majority of stockholders deem desirable and placing the power to prevent such a merger or combination in the hands of a minority of stockholders.
     Atlantic Coast Financial Corporation’s articles of incorporation provide that the Board of Directors may consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include the social and economic effects of the transaction on its customers and employees and the communities served by Atlantic Coast Financial Corporation.
     Dissenters’ Rights of Appraisal. Office of Thrift Supervision regulations generally provide that a stockholder of a federally chartered corporation that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements. The regulations also provide, however, that a stockholder of a federally chartered corporation whose shares are listed on a national securities exchange or quoted on the Nasdaq stock market are not entitled to dissenters’ rights in connection with a merger if the stockholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation that at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq stock market, or any combination of such shares of stock and cash.
     Under Maryland law, stockholders of Atlantic Coast Financial Corporation will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which Atlantic Coast Financial Corporation is a party as long as the common stock of Atlantic Coast Financial Corporation trades on the Nasdaq Stock Market.
     Amendment of Governing Instruments. No amendment of Atlantic Coast Federal Corporation’s stock charter may be made unless it is first proposed by the Board of Directors of Atlantic Coast Federal Corporation, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Atlantic Coast Financial Corporation’s articles of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of common stock if at least two-thirds of the members of the Board of Directors approves such amendment, except that the provisions of the articles of incorporation governing preferred stock, no cumulative voting, stockholder nominations and proposals, limitations on voting rights of 10% stockholders, the number and staggered terms of directors, vacancies on the Board of Directors and removal of directors, approval of certain business combinations, indemnification of officers and directors, limitations on the liability of directors and officers and the manner of amending the articles of incorporation and bylaws, may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares common stock.
     The bylaws of Atlantic Coast Federal Corporation may be amended by a majority vote of the full Board of Directors of Atlantic Coast Federal Corporation or by a majority of the votes cast by the stockholders of Atlantic Coast Federal Corporation at any legal meeting. Atlantic Coast Financial Corporation’s bylaws may be amended only by a majority vote of the Board of Directors of Atlantic Coast Financial Corporation or by the holders of at least 80% of the outstanding common stock.
     Residency Requirement for Directors. Atlantic Coast Financial Corporation’s bylaws provide that only persons who reside or work in Georgia or Florida will be qualified to be appointed or elected to the Board of Directors of Atlantic Coast Financial Corporation. Atlantic Coast Federal Corporation’s federal bylaws have no similar provision.
     Purpose and Anti-Takeover Effects of Atlantic Coast Financial Corporation’s Articles of Incorporation and Bylaws. Our Board of Directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. Our Board of Directors believes these provisions are in the best interests of Atlantic Coast Financial Corporation and its stockholders. Our Board of Directors believes that it will be in the best position to determine the true value of Atlantic Coast Financial Corporation and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, our Board of Directors believes that it is in the best interests of Atlantic Coast Financial Corporation and its stockholders to encourage potential acquirers to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Atlantic Coast Financial Corporation and that is in the best interests of all stockholders.
     Takeover attempts that have not been negotiated with and approved by our Board of Directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Atlantic Coast Financial Corporation for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Atlantic Coast Financial Corporation’s assets.
     Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.
     Despite our belief as to the benefits to stockholders of these provisions of Atlantic Coast Financial Corporation’s articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our Board of Directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our Board of

Directors and management. Our Board of Directors, however, has concluded that the potential benefits outweigh the possible disadvantages.
     Following the conversion, pursuant to applicable law and, if required, following the approval by stockholders, we may adopt additional anti-takeover provisions in our articles of incorporation or other devices regarding the acquisition of our equity securities that would be permitted for a Maryland business corporation.
     The cumulative effect of the restrictions on acquisition of Atlantic Coast Financial Corporation contained in our articles of incorporation and bylaws and in Maryland law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of Atlantic Coast Financial Corporation may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.
RESTRICTIONS ON ACQUISITION OF ATLANTIC COAST FINANCIAL CORPORATION
     Although the Board of Directors of Atlantic Coast Financial Corporation is not aware of any effort that might be made to obtain control of Atlantic Coast Financial Corporation after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Atlantic Coast Financial Corporation’s articles of incorporation to protect the interests of Atlantic Coast Financial Corporation and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Atlantic Coast Bank, Atlantic Coast Financial Corporation or Atlantic Coast Financial Corporation’s stockholders.
     The following discussion is a general summary of the material provisions of Atlantic Coast Financial Corporation’s articles of incorporation and bylaws, Atlantic Coast Bank’s charter and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Atlantic Coast Financial Corporation’s articles of incorporation and bylaws and reference should be made in each case to the document in question, each of which is part of Atlantic Coast Federal, MHC’s application for conversion with the Office of Thrift Supervision and Atlantic Coast Financial Corporation’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”
Atlantic Coast Financial Corporation’s Articles of Incorporation and Bylaws
     Atlantic Coast Financial Corporation’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Atlantic Coast Financial Corporation more difficult.
     Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our Board of Directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.
     Restrictions on Call of Special Meetings. The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the President, by a majority of the whole Board or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.
     Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.
     Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.
     Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”)
     Authorized but Unissued Shares. After the conversion, Atlantic Coast Financial Corporation will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Atlantic Coast Financial Corporation. Following the Conversion.” The articles of incorporation authorize 25,000,000 shares of serial preferred stock. Atlantic Coast Financial Corporation is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Atlantic Coast Financial Corporation that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Atlantic Coast Financial Corporation. The Board of Directors has no present plan or understanding to issue any preferred stock.
     Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by our Board of Directors and also by at least a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:
(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	Preferred stock;

(iii)	Prohibition of cumulative voting;

(iv)	The division of the Board of Directors into three staggered classes;

(v)	The ability of the Board of Directors to fill vacancies on the Board;

(vi)	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

(vii)	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(viii)	The ability of the Board of Directors to amend and repeal the bylaws; and

(ix)	The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Atlantic Coast Financial Corporation.
     The bylaws may be amended by the affirmative vote of a majority of our directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.
Conversion Regulations
     Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.
Change in Control Regulations
     Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.
     Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”
     The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:
(i)	the acquisition would result in a monopoly or substantially lessen competition;

(ii)	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

(iii)	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.
DESCRIPTION OF CAPITAL STOCK OF ATLANTIC COAST FINANCIAL CORPORATION
FOLLOWING THE CONVERSION
General
     Atlantic Coast Financial Corporation is authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. Atlantic Coast Financial Corporation currently expects to issue in the offering up to 15,525,000 shares of common stock, subject to adjustment, and up to 8,800,027 shares, subject to adjustment, in exchange for the publicly held shares of Atlantic Coast Federal Corporation. Atlantic Coast Financial Corporation will not issue shares of preferred stock in the conversion. Each share of Atlantic Coast Financial Corporation common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.
     The shares of common stock of Atlantic Coast Financial Corporation will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.
Common Stock
     Dividends. Atlantic Coast Financial Corporation may pay dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our Board of Directors. The payment of dividends by Atlantic Coast Financial Corporation is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Atlantic Coast Financial Corporation will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor. If Atlantic Coast Financial Corporation issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.
     Voting Rights. Upon consummation of the conversion, the holders of common stock of Atlantic Coast Financial Corporation will have exclusive voting rights in Atlantic Coast Financial Corporation. They will elect Atlantic Coast Financial Corporation’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Atlantic Coast Financial Corporation’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Atlantic Coast Financial Corporation issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.
     As a federal stock savings association, corporate powers and control of Atlantic Coast Bank are vested in its Board of Directors, who elect the officers of Atlantic Coast Bank and who fill any vacancies on the Board of Directors. Voting rights of Atlantic Coast Bank are vested exclusively in the owners of the shares of capital stock of Atlantic Coast Bank, which will be Atlantic Coast Financial Corporation, and voted at the direction of Atlantic Coast Financial Corporation’s Board of Directors. Consequently, the holders of the common stock of Atlantic Coast Financial Corporation will not have direct control of Atlantic Coast Bank.
     Liquidation. In the event of any liquidation, dissolution or winding up of Atlantic Coast Bank, Atlantic Coast Financial Corporation, as the holder of 100% of Atlantic Coast Bank’s capital stock, would be entitled to receive all assets of Atlantic Coast Bank available for distribution, after payment or provision for payment of all debts and liabilities of Atlantic Coast Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Atlantic Coast Financial Corporation, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Atlantic Coast Financial Corporation available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.
     Preemptive Rights. Holders of the common stock of Atlantic Coast Financial Corporation will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.
Preferred Stock
     None of the shares of Atlantic Coast Financial Corporation’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.
TRANSFER AGENT
     The transfer agent and registrar for Atlantic Coast Financial Corporation’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS
     The consolidated financial statements of Atlantic Coast Federal Corporation as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of Crowe Chizek and Company LLC, Independent Registered Public Accounting Firm, which is included herein and upon the authority of that firm as experts in accounting and auditing.
     RP Financial, LC. has consented to the publication herein of the summary of its report to Atlantic Coast Financial Corporation setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.
LEGAL MATTERS
     Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Atlantic Coast Financial Corporation, Atlantic Coast Federal, MHC, Atlantic Coast Federal Corporation and Atlantic Coast Bank, will issue to Atlantic Coast Financial Corporation its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. Certain matters relating to state taxation will be passed upon for us by Crowe Chizek and Company LLC. Certain legal matters will be passed upon for Stifel, Nicolaus & Company, Incorporated by Thacher Proffitt & Wood LLP, Washington, D.C.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     Atlantic Coast Financial Corporation has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Atlantic Coast Financial Corporation. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.
     Atlantic Coast Federal, MHC has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Southeast Regional Office of the Office of Thrift Supervision, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309. Our plan of conversion and reorganization is available, upon request, at each of our banking offices.
     In connection with the offering, Atlantic Coast Financial Corporation will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Atlantic Coast Financial Corporation and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, Atlantic Coast Financial Corporation has undertaken that it will not terminate such registration for a period of at least three years following the offering.

ATLANTIC COAST FEDERAL CORPORATION
TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

CONSOLIDATED FINANCIAL STATEMENTS

Balance sheets as of June 30, 2007, and December 31, 2006 and 2005	F-3

Statements of Income for the periods ended June 30, 2007 and 2006 and for the years ended December 31, 2006, 2005 and 2004	F-4

Statements of Changes in Stockholders’ Equity for the periods ended June 30, 2007 and December 31, 2006, 2005 and 2004	F-5

Statements of Cash Flows for the periods ended June 30, 2007 and 2006 and for the years ended December 31, 2006, 2005 and 2004	F-7

Notes to Consolidated Financial Statements	F-9 – F-47
Separate financial statements for Atlantic Coast Financial Corporation have not been included in this prospectus because Atlantic Coast Financial Corporation has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.
All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Stockholders and Board of Directors
Atlantic Coast Federal Corporation
Waycross, Georgia
We have audited the accompanying consolidated balance sheets of Atlantic Coast Federal Corporation (“Corporation”) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Atlantic Coast Federal Corporation as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

Crowe Chizek and Company LLC
Brentwood, Tennessee
March 29, 2007 (Except for Note 24, as to which the date is June 14, 2007)

ATLANTIC COAST FEDERAL CORPORATION
CONSOLIDATED BALANCE SHEETS
June 30, 2007 and December 31, 2006 and 2005
(Dollars in Thousands, Except Share Information)

	Unaudited
	June 30,	December 31,	December 31,
	2007	2006	2005
ASSETS
Cash and due from financial institutions	$8,129	$10,571	$22,041
Short-term interest earning deposits	31,907	30,486	15,918

Total cash and cash equivalents	40,036	41,057	37,959
Other interest earning deposits in other financial institutions	—	1,200	1,800
Securities available for sale	126,857	99,231	71,965
Real estate mortgages held for sale	2,332	4,365	100
Loans, net of allowance for loan losses of $5,071 at June 30, 2007, $4,705 at December 31, 2006 and $4,587 at December 31, 2005	668,837	639,517	580,441
Federal Home Loan Bank stock	7,988	7,948	7,074
Accrued interest receivable	3,706	3,499	2,722
Land, premises and equipment	17,225	17,610	14,485
Bank owned life insurance	21,794	21,366	20,526
Other real estate owned	1,753	286	310
Goodwill	2,661	2,661	2,661
Other assets	5,226	4,339	4,073

Total assets	$898,415	$843,079	$744,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest-bearing demand	$42,298	$38,301	$38,454
Interest-bearing demand	50,325	52,895	79,739
Savings and money market	211,284	158,229	100,259
Time	294,184	323,627	297,869

Total deposits	598,091	573,052	516,321
Securities sold under agreements to repurchase	63,500	29,000	—
Federal Home Loan Bank advances	142,000	144,000	129,000
Accrued expenses and other liabilities	5,727	5,940	5,877

Total liabilities	809,318	751,992	651,198

Commitments and contingencies	—	—	—

Preferred stock: $0.01 par value; 2,000,000 shares authorized, none issued	—	—	—
Common stock: $0.01 par value; 18,000,000 shares authorized, shares issued of 14,813,469 at June 30, 2007 and December 31, 2006; shares outstanding of 13,676,071 at June 30, 2007, 13,784,330 at December 31, 2006 and 14,141,350 at December 31, 2005	148	148	148
Additional paid in capital	58,428	57,708	56,876
Unearned employee stock ownership plan (ESOP) shares of 302,588 at June 30, 2007, 325,864 at December 31, 2006 and 372,416 at December 31, 2005	(3,026)	(3,259)	(3,724)
Retained earnings	52,882	52,711	49,629
Accumulated other comprehensive income (loss)	(1,380)	(204)	(408)
Treasury stock, at cost, 1,137,398 shares at June 30, 2007, 1,029,139 at December 31, 2006 and 664,619 at December 31, 2005	(17,955)	(16,017)	(9,603)

Total stockholders’ equity	89,097	91,087	92,918

Total liabilities and stockholders’ equity	$898,415	$843,079	$744,116

The accompanying notes are an integral part of these consolidated financial statements.

ATLANTIC COAST FEDERAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except Share Information)

	Unaudited
	Six months ended June 30,		Years ended December 31,
	2007	2006	2006	2005	2004
Interest and dividend income
Loans, including fees	$22,533	$19,402	$41,029	$33,606	$30,400
Securities and interest-earning deposits in other financial institutions	4,489	2,268	5,378	3,576	1,300
Securities purchased under agreements to resell	—	—	—	72	72

Total interest and dividend income	27,022	21,670	46,407	37,254	31,772

Interest expense
Deposits	11,814	8,101	18,448	12,168	8,184
Federal Home Loan Bank advances	3,209	2,716	5,665	4,971	3,459
Securities sold under agreements to repurchase	1,108	195	634	—	—

Total interest expense	16,131	11,012	24,747	17,139	11,643

Net interest income	10,891	10,658	21,660	20,115	20,129

Provision for loan losses	805	280	475	2,121	2,975

Net interest income after provision for loan losses	10,086	10,378	21,185	17,994	17,154

Noninterest income
Service charges and fees	2,540	2,844	5,745	5,351	3,777
Gain on sale of real estate mortgages held for sale	15	16	67	121	185
Loss on sale of securities available for sale	(46)	(165)	(163)	(80)	(39)
Commission income	137	149	314	406	301
Interchange fees	443	394	791	752	663
Bank owned life insurance earnings	428	415	840	603	173
Other	371	424	411	784	147

	3,888	4,077	8,005	7,937	5,207

Noninterest expense
Compensation and benefits	6,170	5,244	10,947	9,369	8,541
Occupancy and equipment	1,191	997	2,228	1,738	1,406
Data processing	604	806	1,483	1,348	1,088
Advertising	296	430	847	609	440
Outside professional services	1,372	950	1,994	2,286	1,797
Interchange charges	193	328	491	624	637
Collection expense and repossessed asset losses	133	163	267	341	200
Telephone	227	243	500	539	536
Other	1,733	1,327	2,922	2,762	2,611

	11,919	10,488	21,679	19,616	17,256

Income before income tax expense	2,055	3,967	7,511	6,315	5,105

Income tax expense	635	1,266	2,382	1,290	1,815

Net income	$1,420	$2,701	$5,129	$5,025	$3,290

Earnings per common share:
Basic	$0.11	$0.20	$0.38	$0.36	$0.33

Diluted	$0.11	$0.20	$0.38	$0.36	$0.33

Dividends declared per common share	$0.27	$0.19	$0.42	$0.26	$—

The accompanying notes are an integral part of these consolidated financial statements.

ATLANTIC COAST FEDERAL CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Dollars in Thousands, Except Share Information)

					ACCUMULATED
		ADDITIONAL	UNEARNED		OTHER
	COMMON	PAID IN	ESOP	RETAINED	COMPREHENSIVE	TREASURY	TOTAL
	STOCK	CAPITAL	STOCK	EARNINGS	INCOME(LOSS)	STOCK	EQUITY
Balance at January 1, 2004	$—	$—	$—	$43,222	$(2)	$—	$43,220
Common stock issued to Atlantic Coast Mutual Holding Company, 8,728,500 shares	87	(87)					—
Common stock issued in initial public offering, net of issuance costs, 5,819,000 shares	58	56,261	(4,655)	—	—		51,664
ESOP shares earned, 46,552 shares	—	159	465	—	—	—	624
Comprehensive income:
Net income	—	—	—	3,290	—	—	3,290
Other comprehensive income(loss)	—	—	—	—	(98)	—	(98)

Total comprehensive income	—	—	—	3,290	(98)	—	3,192

Balance at December 31, 2004	$145	$56,333	$(4,190)	$46,512	$(100)	$—	$98,700

ESOP shares earned, 46,552 shares	—	147	466	—	—	—	613
Stock options exercised	—	—	—	—	—	—	—
Management restricted stock granted	3	(2)	—	—	—	—	1
Management restricted stock expense, 25,989 shares	—	289	—	—	—	—	289
Stock options expense	—	109	—	—	—	—	109
Director’s deferred compensation	—	—	—	—	—	—	—
Dividends declared ( $.26 per share)	—	—	—	(1,908)	—	—	(1,908)
Treasury stock purchased at cost	—	—	—	—	—	(9,603)	(9,603)
Comprehensive income:
Net income	—	—	—	5,025	—	—	5,025
Other comprehensive income(loss)	—	—	—	—	(308)	—	(308)

Total comprehensive income	—	—	—	5,025	(308)	—	4,717

Balance at December 31, 2005	$148	$56,876	$(3,724)	$49,629	$(408)	$(9,603)	$92,918

(continued)

ATLANTIC COAST FEDERAL CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Dollars in Thousands, Except Share Information)

					ACCUMULATED
		ADDITIONAL	UNEARNED		OTHER
	COMMON	PAID IN	ESOP	RETAINED	COMPREHENSIVE	TREASURY	TOTAL
	STOCK	CAPITAL	STOCK	EARNINGS	INCOME(LOSS)	STOCK	EQUITY
Balance at January 1, 2006	$148	$56,876	$(3,724)	$49,629	$(408)	$(9,603)	$92,918

ESOP shares earned, 46,552 shares	—	290	465	—	—	—	755

Stock options exercised	—	(13)	—	—	—	115	102

Management restricted stock granted	—	(348)	—	—	—	348	—

Management restricted stock expense, 78,256 shares	—	595	—	—	—	—	595

Stock options expense	—	308	—	—	—	—	308

Director’s deferred compensation	—	—	—	—	—	—	—

Dividends declared ( $0.42 per share)	—	—	—	(2,048)	—	—	(2,048)

Treasury stock purchased at cost	—	—	—	—	—	(6,877)	(6,877)

Comprehensive income:
Net income	—	—	—	5,129	—	—	5,129
Other comprehensive income(loss)	—	—	—	—	204	—	204

Total comprehensive income	—	—	—	5,129	204	—	5,333

Balance at December 31, 2006	$148	$57,708	$(3,259)	$52,711	$(204)	$(16,017)	$91,087

Balance at January 1, 2007	$148	$57,708	$(3,259)	$52,711	$(204)	$(16,017)	$91,087

ESOP shares earned, 23,276 shares	—	196	233	—	—	—	429

Stock options exercised	—	—	—	—	—	52	52

Management restricted stock expense	—	221	—	—	—	116	337

Stock options expense	—	303	—	—	—	(139)	164

Director’s deferred compensation	—	—	—	—	—	—	—

Dividends declared ( $0.27 per share)	—	—	—	(1,249)	—	—	(1,249)

Treasury stock purchased at cost, 105,838 shares	—	—	—	—	—	(1,967)	(1,967)

Comprehensive income:
Net income	—	—	—	1,420	—	—	1,420
Other comprehensive income(loss)	—	—	—	—	(1,176)	—	(1,176)

Total comprehensive income	—	—	—	1,420	(1,176)	—	244

Balance at June 30, 2007 (unaudited)	$148	$58,428	$(3,026)	$52,882	$(1,380)	$(17,955)	$89,097

The accompanying notes are an integral part of these consolidated financial statements.

ATLANTIC COAST FEDERAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	Unaudited
	Six months ended June 30,		Years ended December 31,
	2007	2006	2006	2005	2004
Cash flows from operating activities
Net income	$1,420	$2,701	$5,129	$5,025	$3,290
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	805	280	475	2,121	2,975
Gain on sale of mortgages held for sale	(13)	(16)	(67)	(121)	(185)
Loans originated for sale	(48,830)	(2,248)	(37,931)	(9,661)	(11,486)
Proceeds from loan sales	50,876	1,209	33,733	9,762	11,896
(Gain) loss on sale of other real estate owned	(2)	1	1	(41)	(97)
Loss on sale of securities available for sale	46	165	163	80	39
(Gain) loss on disposal of equipment	117	30	146	(81)	—
ESOP compensation expense	429	346	755	613	624
Share-based compensation expense	501	446	903	398	—
Net depreciation and amortization	925	965	1,890	1,977	1,465
Net change in accrued interest receivable	(207)	(214)	(777)	(445)	(236)
Increase in cash surrender value of bank owned life insurance	(428)	(415)	(840)	(603)	(173)
Net change in other assets	(188)	111	(392)	(1,920)	702
Net change in accrued expenses and other liabilities	(292)	(912)	(89)	2,422	1,071

Net cash from operating activities	5,159	2,449	3,099	9,526	9,885

Cash flows from investing activities
Net change in securities purchased under agreements to resell	—	—	—	11,800	(11,800)
Proceeds from maturities and payments of securities available for sale	9,026	8,873	17,808	29,022	6,031
Proceeds from the sales of securities available for sale	14,619	15,935	16,657	10,130	3,014
Purchase of securities available for sale	(53,197)	(22,768)	(61,642)	(58,552)	(36,700)
Loans purchased	(13,937)	(16,314)	(35,977)	(46,161)	(6,438)
Proceeds from sales of loans from portfolio	—	—	—	—	9,565
Net change in loans	(18,121)	(18,099)	(24,768)	(19,922)	(88,070)
Expenditures on premises and equipment	(449)	(1,357)	(4,478)	(5,298)	(984)
Proceeds from sales of premises and equipment	—	—	—	360	—
Proceeds from the sale of other real estate owned	265	390	612	581	605
Purchase of FHLB stock	(40)	252	(874)	(1,563)	(2,430)
Purchase of bank owned life insurance	—	—	—	(15,000)	—
Net change in other investments	1,200	300	600	(900)	(400)

Net cash from investing activities	(60,634)	(32,788)	(92,062)	(95,503)	(127,607)
(continued)

ATLANTIC COAST FEDERAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	Unaudited
	Six months ended June 30,		Years ended December 31,
	2007	2006	2006	2005	2004
Cash flows from financing activities
Net increase in deposits	$25,039	$31,722	$56,731	$80,639	$43,426
FHLB advances	20,000	—	40,000	40,000	65,000
Proceeds from sale of common stock, net of issuance costs	—	—	—	—	51,665
Proceeds from sale of securities under agreements to repurchase	34,500	12,000	29,000	—	—
Repayment of FHLB advances	(22,000)	(10,000)	(25,000)	(11,314)	(25,657)
Proceeds from exercise of stock options	51	—	102	—	—
Treasury stock repurchased	(1,967)	—	(6,877)	(9,603)	—
Dividends paid	(1,168)	(872)	(1,895)	(1,494)	—

Net cash from financing activities	54,455	32,850	92,061	98,228	134,434

Net change in cash and cash equivalents	(1,021)	2,511	3,098	12,251	16,712

Cash and equivalents beginning of period	41,057	37,959	37,959	25,708	8,996

Cash and equivalents at end of period	$40,036	$40,470	$41,057	$37,959	$25,708

Supplemental information:
Interest paid	$15,951	$10,779	$24,287	$16,891	$11,790
Income taxes paid	1,520	2,207	3,921	980	950

Supplemental noncash disclosures:
Loans transferred to other real estate	$1,730	$401	$589	$544	$222
Other real estate exchanged for loans	—	—	—	—	448
The accompanying notes are an integral part of these consolidated financial statements.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations: The accompanying consolidated financial statements include Atlantic Coast Federal Corporation and its wholly owned subsidiary, Atlantic Coast Bank (“Atlantic Coast Bank”) together referred to as (“the Company”). Also included in the consolidated financial statements is Atlantic Coast Holdings, Inc (“Holdings”) a wholly owned subsidiary of Atlantic Coast Bank, formed for the purpose of managing and investing in certain securities as well as holding all of the common stock and 85% of the preferred stock of Coastal Properties, Inc., a Real Estate Investment Trust (the “REIT”). The REIT was formed in the fourth quarter of 2005, for the purpose of holding Georgia and Florida first lien residential mortgage loans originated by Atlantic Coast Bank. The REIT is permitted a deduction for Federal income tax purposes of all dividends paid to its shareholders. All significant inter-company transactions and balances are eliminated in consolidation. Atlantic Coast Federal Corporation is a majority owned (63.8%) subsidiary of Atlantic Coast Federal, MHC. These financial statements do not include the transactions and balances of Atlantic Coast Federal MHC.
The consolidated financial statements and related notes as of June 30, 2007 and for the six months ended June 30, 2007 and 2006 are unaudited, but in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of financial position, results of operations and cash flows. The results for the six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ended December 31, 2007.
Atlantic Coast Bank provides a broad range of banking services to individual and corporate customers primarily in southern coastal Georgia and northern coastal Florida. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are generally expected to be repaid from the cash flows from the operations of the business. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area.
On May 30, 2002, Atlantic Coast Bank adopted a Plan of Reorganization into a three-tier mutual holding company. The Plan of Reorganization became effective on January 1, 2003. Following the reorganization, Atlantic Coast Bank became a wholly owned subsidiary of Atlantic Coast Federal Corporation (“the Stock Company”), which became a wholly owned subsidiary of Atlantic Coast Federal MHC (“the Mutual Company”). The transaction was accounted for at historical cost. The principal activity of the Stock Company is the ownership of Atlantic Coast Bank. The principal activity of the Mutual Company is the ownership of the Stock Company.
Execution of Minority Stock Offering: On March 12, 2004, and amended on May 11, 2004, the Board of Directors of the Stock Company adopted a plan of stock issuance to sell a minority interest of its common stock to eligible depositors of Atlantic Coast Bank and its employee stock ownership plan in a subscription offering, with the Mutual Company retaining ownership of the majority of the common stock. The plan was accomplished on October 4, 2004 through the sale to eligible depositors of 5,353,480 shares and to the employee stock ownership plan of

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
465,520 for a total of 5,819,000 total shares sold at $10 per share, representing 40% of the Stock Company’s stock.
The issued shares resulted in proceeds of $56.3 million, net of conversion expenses of $1.9 million. With the proceeds the Stock Company loaned its employee stock ownership plan $4.7 million to enable it to buy 8% of the shares issued to persons other than the Mutual Company. The Stock Company also contributed $28.2 million, which is approximately 50% of the proceeds net of stock offering costs of $1.9 million, to Atlantic Coast Bank as a capital contribution. The balance of the net proceeds was retained as the Stock Company’s initial capitalization and was invested in time deposits at Atlantic Coast Bank and investment securities. Since the date of the stock offering, the proceeds have been used for general business purposes including additional investment in securities, repurchasing shares of its common stock and paying dividends. In the future the Company intends to continue to use the funds raised from the stock offering for these same purposes as well as pursuing acquisitions. The funds received by Atlantic Coast Bank have been principally invested in short-term interest bearing deposits at financial institutions, investment securities, loan growth, and for growth through expansion of the branch office network.
Stock Repurchase Program: During the third quarter of 2005, the Company initiated the first of two stock repurchase programs conducted during the year. The initial repurchase program, which began in August of 2005 and concluded on September 20, 2005, resulted in the purchase of 285,131 shares of common stock to replace the shares issued for the Retention Plan and provide for future awards. In October 2005, the Company began its second stock repurchase program to purchase up to 10% of the remaining outstanding shares of common stock resulting in the purchase of 379,488 shares as of December 31, 2005. During 2006 the Company acquired an additional 394,338 shares of common stock outstanding. During the six months ended June 30, 2007 the Company acquired an additional 105,838 shares of common stock outstanding. Total shares of common stock held in Treasury as of June 30, 2007 was 1,137,398 shares or 7.7% of total outstanding shares of common stock.
At June 30, 2007, the Mutual Company (the “MHC”) owned 63.8%, or 8,728,500 shares, of the outstanding common stock of the Stock Company, with the remaining 36.2%, or 4,947,571 shares held by persons other than the MHC and the Stock Company. The Stock Company holds 100% of Atlantic Coast Bank’s outstanding common stock.
Use of Estimates in Preparing Financial Statements: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period, as well as the disclosures provided. Actual results could differ from those estimates. Estimates associated with the allowance for loan losses, realization of deferred tax assets, valuation of intangible assets including goodwill and the fair values of securities and other financial instruments are particularly susceptible to material change in the near term.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents is defined to include cash on hand, cash due from financial institutions and short-term interest-earning deposits in both financial institutions and other investment companies. The Company reports net cash flows for customer loan transactions, deposit transactions, other interest bearing deposits made with other financial institutions and securities purchased under agreements to resell.
Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in other comprehensive income (loss), net of tax.
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales of securities are recorded on the trade date and determined using the specific identification method.
Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.
Real Estate Mortgages Held for Sale: The Bank originates real estate mortgages for sale in the secondary market. Real estate mortgages held for sale are carried at the lower of cost or market in the aggregate with adjustments for unrealized losses recorded in a valuation account by a charge against current earnings. Sales in the secondary market are recognized when full acceptance and funding has been received. Loans are generally sold servicing released.
Loans: Loans that management has the intent and ability to hold until maturity or payoff are reported at the principal balance outstanding, net of unearned loan fees and costs, premiums on loans purchased, and an allowance for loan losses.
The Bank also purchases loans that conform to our underwriting standards, principally one- to four-family residential mortgages, in the form of whole loans as well as participation interests for interest rate risk management and portfolio diversification and to supplement our organic growth.
Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level yield method over the estimated life of the loan. Interest income includes amortization of purchase premiums or discounts on loans purchased. Premiums and discounts are amortized on the level yield method over the estimated life of the loan.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.
All accrued interest on loans placed on-non-accrual status is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required by considering the past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated value of any underlying collateral, whether the loan was originated through the Company’s retail network or through a broker, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.
The allowance consists of specific and general components. The specific component relates to loans that are individually evaluated and determined to be impaired. Loans individually evaluated are generally large balance and/or complex loans, such as multi-family and commercial real estate loans. This evaluation is often based on significant estimates and assumptions due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change. The general component relates to large groups of small balance homogeneous loans that are evaluated in the aggregate based on historical loss experience adjusted for current factors.
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans over $250 thousand by either the present value of expected future cash flows discounted at the

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.
Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Foreclosed Assets: Assets acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure, establishing a new cost basis and subsequently carried at the lower of carrying value or fair value less selling costs. Costs relating to improvement of property are capitalized, whereas costs relating to the holding of property are expensed.
Federal Home Loan Bank Stock: Atlantic Coast Bank is a member of the Federal Home Loan Bank (FHLB) system. Members are required to own a certain amount of FHLB stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Land, Premises, and Equipment: Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Premises and equipment are depreciated using the straight-line and accelerated methods over the estimated useful lives of the assets. Buildings and related components have useful lives ranging from 15 to 39 years. Furniture, fixtures, and equipment have useful lives ranging from 1 to 15 years. Interest expense associated with the construction of new facilities is capitalized at the weighted average cost of funds.
Bank Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the cash value of the underlying insurance policy. Increases in the cash value are recorded as non-interest income.
Earnings Per Common Share: Basic earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding for the period, reduced for unallocated ESOP shares. Diluted earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding for the period increased for the dilutive effect of unvested stock options and stock awards. The dilutive effect of the unvested stock options and stock awards is calculated under the treasury stock method utilizing the average market value of the Company’s stock for the period.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Goodwill and Other Intangible Assets: Goodwill resulted from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment is recognized in the period identified. Other intangible assets consist of core deposit arising from branch acquisitions. Core deposit intangibles are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives, ranging from 4 to 10 years.
Long-Term Assets: Premises and equipment, core deposit and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
Benefit Plans: Profit-sharing and 401k plan expense is the amount contributed as determined by Board decision. Deferred compensation plan expense is allocated over years of service.
Employee Stock Ownership Plan (ESOP): The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, since the Company sponsors the ESOP with an employer loan, neither the ESOP’s loan payable or the Company’s loan receivable are reported in the Company’s consolidated balance sheet. Likewise the Company does not recognize interest income or interest cost on the loan. Unallocated shares held by the ESOP are recorded as unearned ESOP shares in the consolidated statement of changes in stockholders’ equity. As shares are committed to be released for allocation, the Company recognizes compensation expense equal to the average market price of the shares for the period. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.
Stock Compensation: The Company records compensation cost for stock or stock options awarded to employees in return for employee service. The cost is measured at the grant-date fair value of the award and recognized as compensation expense over the employee service period, which is normally the vesting period.
Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and amount or range of loss can be reasonably estimated. Management does not believe there are currently any such matters that will have a material effect on the consolidated financial statements.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments including commitments to make loans and unused lines of credit, issued to meet customers’ financing needs. The face amount for these items represents the exposure to loss, before considering collateral or ability to repay. Such financial instruments are recorded when they are funded.
Derivatives: All derivative instruments are recorded at their fair values. If derivative instruments are designated and qualify as hedges of fair values, both the change in the fair value of the hedge and the hedged item are included in current earnings. Fair value adjustments related to cash flow hedges are recorded in other comprehensive income and reclassified to earnings when the hedged transaction is reflected in earnings. Ineffective portions of hedges are reflected in earnings as they occur.
Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes the net change in unrealized appreciation and depreciation on securities available for sale, net of tax, and the fair value of cash flow hedges, net of tax, which are also recognized as separate components of equity.
Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.
Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.
Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve of $987,000, $710,000 and $4.0 million, at June 30, 2007 and year end 2006 and 2005 respectively, was required to meet regulatory reserve and clearing requirements. These balances do not earn interest.
Dividends: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Stock Company or by the Company to shareholders. The Mutual Company, with approval of the Office of Thrift Supervision, may waive receipt of dividends paid by the Stock Company. Waived dividends are not charged to the Stock Company’s retained earnings, nor restrict the amount of future dividends. During the six months ended June 30, 2007, and the years ended 2006 and 2005, the Mutual Company waived receipt of dividends in the amount of $2.4 million, $3.7 million and $1.7 million, respectively. The Stock Company paid no dividends in 2004.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Reclassifications: Certain items in the prior year financial statements were reclassified to conform to the current presentation.
Adoption of New Accounting Standards: The Company adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes-An Interpretation of FASB No. 109, which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return, on January 1, 2007. The adoption of FIN 48 had no affect on the Company’s financial statements. The Company has no unrecognized tax benefits or liabilities and does not anticipate any increase in unrecognized benefits or liabilities during 2007 relative to any positions taken prior to January 1, 2007. It is the Company’s policy to recognize interest and penalties accrued relative to unrecognized tax benefits in their respective federal or state income tax expense accounts. The Company had no amounts accrued as of January 1, 2007. The Company and its subsidiaries file U.S. Corporation federal income tax returns and Georgia and Florida Corporation income tax returns. These returns are subject to examination by taxing authorities for all years after 2002.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”), which permits companies to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The Company is presently assessing the impact FAS 159 may have on its financial statements, but no determination has been made at this time.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles (“GAAP”). SFAS 157, which is effective for fiscal years beginning after November 15, 2007, does not require new fair value measurements, however it does establish a common definition of fair value and expands disclosures about fair value measurements. The Company is presently assessing the impact FAS 157 may have on its financial statements, but no determination has been made at this time.
In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. (“SFAS 158”) This accounting standard amends SFAS No. 87, Employers’ Accounting for Pensions, SFAS No. 88, Employer Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other than Pensions, and SFAS No. 132, Revised, Employer Disclosures about Pensions and Other Postretirement Benefits. Under SFAS 158, companies must recognize the over funded or under funded status of single-employer funded defined benefit plans as an asset or liability in its financial statements. In addition, SFAS 158 requires changes in the funded status be recognized as part of comprehensive income as of the date of the company’s year-end financial statements. Relative to the requirement to recognize the funded status of a benefit plan, and the related disclosure requirements, the effective date of SFAS 158 is fiscal years ending after December 15, 2006 for companies with publicly traded equity securities. The requirement for measuring plan assets and benefit obligations as of the employers’ fiscal year-end financial statements is effective for fiscal years

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
ending after December 15, 2008 for publicly traded companies. The adoption of SFAS 158 did not have any material effect on the financial statements of the Company.
In September 2006, the SEC issued SEC Staff Accounting Bulletin (“SAB”) Topic 1N, “Financial Statements – Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 addresses how a public company should quantify the effect of an error on the financial statements by requiring a dual approach to compute the amount of a misstatement. The dual approach encompasses both a current year income statement perspective (“rollover” method) and a year-end balance sheet perspective (“iron curtain” method). Companies that will need to change their method of computing the amount of an error must adopt the dual approach for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have any effect on the financial statements of the Company.
In September 2006, the FASB Emerging Issues Task Force (“EITF”) finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. The Company does not believe the adoption of EITF No. 06-4 will have a material effect on the financial statements.
In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (”EITF 06-5”). This issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender a policy. This issue is effective for fiscal years beginning after December 15, 2006. The Company does not believe the adoption of this issue will have a material effect on the financial statements.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 2 – SECURITIES AVAILABLE FOR SALE
The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	(Dollars in Thousands)
		Gross	Gross
		Unrealized	Unrealized
	Fair Value	Gains	Losses
June 30, 2007
Government-sponsored enterprises	$15,191	$1	$(266)
State and municipal	6,119	—	(283)
Mortgage-backed	105,547	22	(1,680)

	$126,857	$23	$(2,229)

December 31, 2006
Government-sponsored enterprises	$16,280	$6	$(114)
State and municipal	1,729	—	(19)
Mortgage-backed	81,222	197	(401)

	$99,231	$203	$(534)

December 31, 2005
Government-sponsored enterprises	$32,079	—	$(263)
State and municipal	5,361	1	(39)
Mortgage-backed	34,525	31	(391)

	$71,965	$32	$(693)

The sales of securities available for sale for the six months ended June 30, 2007 and 2006 and the years ended December 31 2006, 2005 and 2004 were as follows:

	June 30,		December 31,
	2007	2006	2006	2005	2004
	(Dollars in Thousands)
Proceeds	$14,619	$15,935	$16,657	$10,130	$3,014
Gross gains	40	1	2	—	8
Gross losses	(46)	(166)	(163)	(80)	(39)
The tax benefit related to these net realized losses was $15,000, $63,000, $62,000, 30,000 and $15,000, respectively.
The fair value of debt securities segregated by contractual maturity as of June 30, 2007, is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or property penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.
The net loss on available for sale securities for the year ended December 31, 2006, was due primarily to the recognition of an impairment loss on certain FHLB debt securities held at the end of the first quarter of 2006 for $177,000. The impairment loss was estimated based on the difference

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 2 – SECURITIES AVAILABLE FOR SALE (continued)
between the original cost of the securities and their estimated fair value as March 31, 2006. The securities were sold during the second quarter for an actual loss of $163,000 and the loss recorded at the time the securities were identified for disposal was adjusted to the actual loss at the time of the sale. The securities disposed of had an original purchase cost of $16.0 million and a weighted average yield of 3.84%. They were identified for disposal in an effort to improve the Company’s net interest margin. During the second quarter of 2006 the Company purchased a like amount of securities with a weighted average interest rate of 5.77%.

	June 30,	December 31,
	2007	2006
	(Dollars in Thousands)
Due in one year or less	$—	$6,735
Due from one to five years	6,071	5,365
Due from five to ten years	1,304	909
Due after ten years	13,935	5,000
Mortgage-backed	105,547	81,222

Total	$126,857	$99,231

Securities pledged at June 30, 2007 had a carrying value of $74.0 million, $4.3 million was pledged to secure public funds, and $69.8 million was pledged as collateral for borrowings. Securities pledged at year-end 2006 had a carrying value of $37.8 million, $7.0 million was pledged to secure public funds, and $30.9 million was pledged as collateral for borrowings. At June 30, 2007, December 31, 2006 and 2005, there were no holdings of securities of any one issuer, other than the U. S. Government-sponsored enterprises, in an amount greater than 10% of equity.
Securities with unrealized losses at June 30, 2007 and December 31, 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 2 – SECURITIES AVAILABLE FOR SALE (continued)

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
	(Dollars in Thousands)
Description of Securities

June 30, 2007
Government-sponsored enterprises	$3,943	$(41)	$5,252	$(225)	$9,195	$(266)
State and municipal	6,119	(283)	—	—	6,119	(283)
Mortgage-backed	72,758	(1,188)	25,309	(492)	98,067	(1,680)

Total temporarily impaired	$82,820	$(1,512)	$30,561	$(717)	$113,381	$(2,229)

December 31, 2006
Government-sponsored enterprises	$6,379	$(14)	$2,869	$(100)	$9,248	$(114)
State and municipal	550	(3)	1,179	(16)	1,729	(19)
Mortgage-backed	36,063	(192)	14,455	(209)	50,518	(401)

Total temporarily impaired	$42,992	$(209)	$18,503	$(325)	$61,495	$(534)

December 31, 2005
Government-sponsored enterprises	$19,557	$(118)	$10,821	$(145)	$30,378	$(263)
State and municipal	1,879	(11)	2,928	(28)	4,807	(39)
Mortgage-backed	18,283	(228)	8,525	(163)	26,808	(391)

Total temporarily impaired	$39,719	$(357)	$22,274	$(336)	$61,993	$(693)

The Company evaluates securities for other-than-temporary impairment, at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Company may consider whether the securities are issued by the federal government or one of its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.
NOTE 3 – REAL ESTATE MORTGAGES HELD FOR SALE
Real estate mortgages held for sale are comprised entirely of loans secured by one- to four-family residential property. Substantially all of the balance outstanding at June 30, 2007, is composed of individual residential mortgage loans assigned to the Company in connection with a mortgage broker loan agreement entered into during 2006. Under the terms of this loan agreement, the Company provides funds to the mortgage broker for individual mortgage loan closings. In exchange the Company accepts an assignment of the individual mortgage loan pending its sale to various third-party investors as arranged by the mortgage broker. Upon acceptance for purchase by the third-party investors, the loan agreement requires the Company to reassign the loan back to the mortgage broker at par, for completion of the third-party sale. The Company receives interest income upon the sale of these loans for the period of the assignment. As of June 30, 2007, the weighted average number of days outstanding of real estate mortgages held for sale was 5 days.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 4 — LOANS, NET
Loans at period-end are summarized as follows:

			As of December 31,
	June 30,	% of total		% of total		% of total
	2007	loans	2006	loans	2005	loans
	(Dollars In Thousands)
Real estate loans:
One-to-four family	$349,412	52.1%	$334,000	52.1%	$324,681	55.9%
Commercial	69,390	10.4%	60,912	9.5%	59,074	10.2%
Other (Land & Multifamily)	39,587	5.9%	34,446	5.4%	20,302	3.5%

Total real estate loans	458,389	68.4%	429,358	67.0%	404,057	69.5%

Real estate construction loans:
Construction-one-to-four family	18,742	2.8%	32,467	5.1%	24,243	4.2%
Construction -commercial	13,040	1.9%	2,862	0.4%	2,577	0.4%
Acquisition & Development	3,453	0.5%	2,103	0.3%	—	0.0%

Total real estate construction loans	35,235	5.3%	37,432	5.8%	26,820	4.6%

Other loans:
Home equity	97,306	14.5%	91,062	14.2%	79,016	13.6%
Consumer	63,662	9.5%	63,630	9.9%	62,846	10.8%
Commercial	15,577	2.3%	19,044	3.0%	8,430	1.5%

Total other loans	176,545	26.3%	173,736	27.1%	150,292	25.9%

Total loans	670,169	100%	640,526	100%	581,169	100%

Allowance for loan losses	(5,071)		(4,705)		(4,587)
Net deferred loan (fees) costs	3,476		3,348		3,164
Premiums on purchased loans	263		348		695

Loans, net	$668,837		$639,517		$580,441

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 4 — LOANS, NET (continued)
Activity in the allowance for loan losses was as follows:

	Six months ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(Dollars in Thousands)
Beginning balance	$4,705	$4,587	$4,587	$3,956	$6,593
Loans charged-off	(950)	(668)	(1,215)	(2,326)	(6,420)
Recoveries	511	420	858	836	808

Net charge-offs	(439)	(248)	(357)	(1,490)	(5,612)
Provision for loan losses	805	280	475	2,121	2,975

Ending balance	$5,071	$4,619	$4,705	$4,587	$3,956

Impaired loans as of June 30, 2007, December 31, 2006 and 2005 were as follows:

	As of
	June 30,	As of December 31,
	(Dollars in Thousands)
	2007	2006	2005
Period-end loans with no allocated allowance for loan losses	$—	$—	$1,361
Period-end loans with allocated allowance for loan losses	2,209	2,004	3,122

Total	$2,209	$2,004	$4,483

Amount of the allowance for loan losses allocated to impaired loans	$593	$572	$994

	Period ending June 30,		Period ending December 31,
	2007	2006	2006	2005	2004
	(Dollars in Thousands)
Average of impaired loans during the period	$2,839	$4,428	$3,798	$5,929	$7,018
Interest income recognized during impairment	—	—	—	—	—
Cash-basis interest income recognized	—	—	—	—	11

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 4 — LOANS, NET (continued)
Nonperforming loans at June 30, 2007 and December 31, 2006 and 2005 were $3.1 million, $3.1 million and $2.6 million, respectively. There were no loans over 90 days past-due and still accruing interest as of June 30, 2007 or the end of 2006 or 2005. Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified as impaired loans. For the six months ended June 30, 2007 and the years ended 2006, 2005 and 2004 contractual gross interest income of $112,000, $90,000, $149,000 and $467,000 would have been recorded on non-performing loans if those loans had been current. Actual interest recorded on such loans was $31,000 for the six months ended June 30, 2007, and $66,000, $6,000 and $12,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Included in nonperforming loans is a pool of small equipment and automobile leases the Company purchased in 2001. The balance of the leases, net of the allowance for loan and lease losses allocated, was $623,000 as of June 30, 2007 and December 31, 2006 and $634,000 as of December 31, 2005. During 2005 the Company signed a settlement agreement with the bankruptcy trustee of the seller, which led to the receipt of $297,000 in lease payments that were being held by the trustee. This payment, along with approximately $11,000 in 2006 and $9,000 in 2005, was applied to the principal balance outstanding. The leases are backed by surety bonds and the Company has filed a claim with the insurance company for approximately $1.7 million plus interest, which represents the balance of the leases at the time regular payments ceased in late 2001 less amounts received in 2005 and 2006. The insurance company has denied the claim, alleging the seller of the leases engaged in fraudulent lending activities. The Company, along with numerous other creditors who purchased the leases, has pursued collection of its claim by filing a lawsuit against the insurance company. Legal costs incurred in association with the collection of the leases were $171,000 for the six months ended June 30, 2007 and $212,000 and $335,000 for the years ended 2006 and 2005 and are recorded in outside professional services in the consolidated statements of income.
The previous charge-offs on these leases and the current level of allowance for loan losses allocation for the remaining balance of these leases are indicative of the Company’s best estimate of the probable losses incurred, based on consultation with legal counsel. Management continues to vigorously pursue collection on the surety bonds, including the $623,000 ($773,000 remaining balance less $150,000 allocation of the allowance for loan and lease losses) net amount included in the Company’s financial statements as of December 31, 2006. The Company believes there is a possibility that no amount will be collected in the future; therefore, the Company may incur additional losses up to the $623,000. Collection of the full $1.7 million claim may also occur, although this is not considered likely as the Company likely will need to settle at some lower amount, and may not collect any amount.
The Company has originated loans with directors and executive officers and their associates. These loans totaled approximately $3.2 million, $3.0 million and $3.2 million at June 30, 2007 and December 31, 2006 and 2005. The activity on these loans during the six months ended June 30, 2007 and for the year ending December 31, 2006 was as follows:

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 4 — LOANS, NET (continued)

	As of	As of December 31,
	June 30, 2007	2006
	(Dollars in Thousands)
Beginning balance	$3,012	$3,190
New loans	$710	$140
Effect of changes in related parties	$(489)	$172
Repayments	(34)	(490)

Ending balance	$3,199	$3,012

NOTE 5 — ACCRUED INTEREST RECEIVABLE
Accrued interest receivable is summarized as follows:

	As of	As of December 31,
	June 30, 2007	2006	2005
	(Dollars in Thousands)
Loans	$2,812	$2,836	$2,214
Securities available for sale	775	549	426
FHLB stock dividend	119	114	82

Total	$3,706	$3,499	$2,722

NOTE 6 — LAND, PREMISES, AND EQUIPMENT, NET
Land, premises, and equipment, net are summarized as follows:

	As of	As of December 31,
	June 30, 2007	2006	2005
	(Dollars in Thousands)
Land	$7,742	$7,731	$7,703
Buildings and leasehold improvements	12,223	10,874	9,786
Furniture, fixtures, and equipment	8,601	8,116	7,205
Building and equipment in process	217	2,051	181

	28,783	28,772	24,875
Accumulated depreciation and amortization	(11,558)	(11,162)	(10,390)

Land, premises and equipment, net	$17,225	$17,610	$14,485

Depreciation expense was $718,000, $565,000, $1.2 million, $1.0 million and $1.1 million for the six months ended June 30, 2007 and 2006, and for the years ended 2006, 2005 and 2004, respectively.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 7 – GOODWILL AND INTANGIBLE ASSETS
Goodwill
The change in balance for goodwill during the periods-ended was as follows:

	As of	As of December 31,
	June 30, 2007	2006	2005
	(Dollars in Thousands)
Beginning of period	$2,661	$2,661	$2,661
Increases in goodwill	—	—	—
End of period	$2,661	$2,661	$2,661

Core Deposit Intangible Assets
Core deposit intangible assets included in other assets in the consolidated balance sheets as of June 30, 2007 and December 31, 2006 and 2005 were as follows:

	As of			As of December 31,
	June 30, 2007			2006		2005
	(Dollars in Thousands)
	Gross		Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization	Amount	Amortization
Amortized intangible assets:
Core deposit intangibles	$611	$(408)	$611	$(384)	$611	$(303)
Aggregate amortization expense was $24,000, $34,000, $81,000, $83,000 and $82,000 for the six months ended June 30, 2007 and 2006, and the years ended 2006, 2005 and 2004, respectively.
Estimated amortization expense for each of the next five years ending December 31:

(Dollars in Thousands)
2007	$44
2008	38
2009	35
2010	34
2011	32
The goodwill and intangible assets discussed above resulted from the following branch acquisitions:
Summary of Branch Acquisitions
During 2003 and 2002, the Company purchased three branch office facilities and assumed the related deposits from two separate financial institutions. Collectively, the Company acquired approximately $36.3 million in deposits, $11.9 million in loans, $2.3 million in fixed assets, $68,000 in other liabilities and $18.7 million in cash. In the aggregate, the transactions resulted in amortizable intangibles and non-amortizable goodwill in the amount of $3.2 million. The

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 7 – GOODWILL AND INTANGIBLE ASSETS (continued)
core deposit intangibles of approximately $611,000 are being amortized to expense over 10 years using an accelerated method.
NOTE 8 — DEPOSITS
Time deposits of $100,000 or more were approximately $108.3 million, $131.7 million and $105.3 million at June 30, 2007 and December 31, 2006 and 2005, respectively. Deposit balances over $100,000 are not federally insured.
Scheduled maturities of time deposits as of period-end were as follows:

	As of	As of
	June 30, 2007	December 31, 2006
	(Dollars in Thousands)
2007	$213,527	$234,036
2008	45,629	47,011
2009	21,901	27,159
2010	8,163	8,767
2011	4,964	6,654

	$294,184	$323,627

Brokered certificate of deposits were $28.8 million, $39.4 million and $32.7 million at June 30, 2007 and December 31, 2006 and 2005, respectively.
Deposits from directors, executive officers and their associates at June 30, 2007 and December 31, 2006 and 2005 were approximately $1.0 million, $967,000 and $911,000, respectively.
Interest expense on customer deposit accounts is summarized as follows:

	Six months ended June 30,		Years ended December 31,
	(Dollars in Thousands)
	2007	2006	2006	2005	2004
Interest bearing	$788	$800	$1,572	$1,307	$254
Savings & money market	3,408	1,140	3,293	1,675	1,313
Time	7,618	6,161	13,583	9,186	6,617

	$11,814	$8,101	$18,448	$12,168	$8,184

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 9 — FEDERAL HOME LOAN BANK ADVANCES
At period-end, advances from the Federal Home Loan Bank of Atlanta were as follows:

	Period
	ended	Periods ended December 31,
	June 30, 2007	2006	2005
	(Dollars in Thousands)
Maturities March 2008 through May 2017, fixed at rates from 3.46% to 5.87%, averaging 4.30%	$122,000	$114,000	$104,000
Maturities April 2010 through January 2014, variable rate at rates from 4.37% to 5.58%, averaging 4.98%	20,000	30,000	25,000

Total	$142,000	$144,000	$129,000

Fixed-rate advances includes amounts which may be converted by the FHLB, at various designated dates following issuance, from fixed-rate to variable-rate debt, or for certain advances, adjusted to current market fixed rates. If the FHLB converts the rates the Company has the option of pre-paying the debt, without penalty. At year-end 2006 and 2005, the amounts of convertible advances were $99.0 million and $84.0 million.
The advances at June 30, 2007 mature as follows:

(Dollars in Thousands)
2007	$—
2008	3,000
2009	5,000
2010	24,000
2011	10,000
Thereafter	100,000

$142,000

The Company has a borrowing capacity of 30% of total bank assets with the Federal Home Loan Bank of Atlanta. The Company had mortgage and home equity loans totaling approximately $320.7 million, $433.4 million and $391.4 million at June 30, 2007, December 31, 2006 and 2005 pledged as collateral for the FHLB advances. At June 30, 2007, the remaining borrowing capacity was $124.0 million. At June 30, 2007, December 31, 2006 and 2005 Atlantic Coast owned $8.0 million, $7.9 million and $7.1 million of FHLB stock, which also secures debts to the FHLB.
NOTE 10 – SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Securities sold under agreements to repurchase with a carrying amount of $63.5 million and $29.0 million at June 30, 2007 and December 31, 2006 are secured by mortgage backed securities. There were no similar balances at December 31, 2005.
Securities sold under agreements to repurchase are financing arrangements that mature within ten years. At maturity, the securities underlying the agreements are returned to the Company.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 10 – SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE (continued)
Information concerning securities sold under agreements to repurchase is summarized as follows:

June 30, 2007
(Dollars in Thousands)
Average daily balance for the six month period	$44,000
Average interest rate for the six month period	4.56%
Maximum month-end balance during the six month period	$63,500
Weighted average interest rate at period end	4.52%
NOTE 11 — INTEREST RATE SWAPS
The Company utilizes interest rate swap agreements as part of its asset liability management strategy to help manage its interest rate risk position by mitigating the impact of significant unexpected fluctuations in earnings caused by interest rate volatility or changes in the yield curve. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements.
The Company’s interest rate swap agreements do not qualify for hedge accounting treatment, and therefore, changes in market value are reported in current period earnings.
Summary information about the interest-rate swaps as of period-end is as follows:

	(Dollars in Thousands)
	As of		As of
	June 30,		December 31,
	2007		2006		2005
Notional amounts		$15,000		$15,000		$25,000
Weighted average pay rates		5.04%		5.04%		4.77%
Weighted average receive rates		5.96%		5.97%		5.36%
Weighted average maturity	4.4	years	4.9	years	5.3	years
Unrealized gains (losses)		$831		$637		$647
Unrealized gains on these interest rate swap agreements are reported as components of other assets with a corresponding credit of $836,000 as of June 30, 2007, a credit of $856,000 as of June 30, 2006, a credit of $668,000 at December 31, 2006 and a credit of $702,000 at December 31, 2005 to income recorded as a component of other non-interest income. Unrealized losses on these interest rate swap agreements are reported as components of other liabilities with a corresponding debit of $5,000 as of June 30, 2007, a debit of $91,000 as of June 30, 2006, a debit of $31,000 at December 31, 2006 and a debit of $55,000 at December 31, 2005 to income recorded as a component of other non-interest income.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 12 — EMPLOYEE BENEFITS
Defined Contribution Plan: Company employees, meeting certain age and length of service requirements, may participate in a 401(k) plan sponsored by the Company. Plan participants may contribute between 1% and 75% of gross income, subject to an IRS maximum of $15,000, with a company match of up to 5%. For the six months ended June 30, 2007 and June 30, 2006, and the years ended 2006, 2005 and 2004, the total plan expense was $160,000, $155,000, $306,000, $209,000 and $268,000, respectively.
Director Retirement Plan: A director retirement plan covers all non-employee members of the Board. The plan provides monthly benefits for a period of ten years following retirement. For the six months ended June 30, 2007 and June 30, 2006, and the years ended 2006, 2005 and 2004, the expense for the plan was $11,000, $16,000, $33,000, $131,000 and $42,000, respectively. The related plan liability was $189,000, $178,000 and $146,000 at June 30, 2007, December 31, 2006 and 2005, respectively.
Deferred Director Fee Plan: A deferred director fee compensation plan covers all non-employee directors. Under the plan directors may defer director fees. These fees are expensed as earned and the plan accumulates the fees plus earnings. At June 30, 2007, and December 31, 2006 and 2005, the liability for the plan was $278,000, $250,000 and $157,000, respectively.
Supplemental Retirement Plans: The Company provides supplemental retirement plans for certain officers beginning after one year of service. These plans generally provide for the payment of supplemental retirement benefits over a period of fifteen (15) to twenty (20) years after retirement. Vesting generally occurs over a six (6) to ten (10)-year period. For the six months ended June 30, 2007 and June 30, 2006, and the years ended 2006, 2005 and 2004, expense for the supplemental retirement plans totaled $299,000, $173,000, $585,000, $235,000 and $230,000, respectively. The accrued liability for the plans totaled $1,623,000, $1,378,000 and $793,000 at June 30, 2007, December 31, 2006 and 2005, respectively.
Split Dollar Life insurance agreement: The Company entered into a Split Dollar Life insurance agreement with certain executive officers during 2006. The related liability was $45,000 at June 30, 2007 and $15,000 at December 31, 2006.
NOTE 13 — EMPLOYEE STOCK OWNERSHIP PLAN
In connection with the minority stock offering, the Company established an Employee Stock Ownership Plan (“ESOP”) for the benefit of its employees with an effective date of January 1, 2004. The ESOP purchased 465,520 shares of common stock from the minority stock offering with proceeds from a ten-year note in the amount of $4,655,000 from the Company. The Company’s Board of Directors determines the amount of contribution to the ESOP annually but is required to make contributions sufficient to service the ESOP’s debt. Shares are released for allocation to employees as the ESOP debt is repaid. Eligible employees receive an allocation of released shares at the end of the calendar year on a relative compensation basis. An employee becomes eligible on January 1st or July 1st immediately following the date they complete one year of service. Company dividends on allocated shares will be paid to employee accounts. Dividends on unallocated shares held by the ESOP will be applied to the ESOP note payable.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 13 — EMPLOYEE STOCK OWNERSHIP PLAN (continued)
Contributions to the ESOP were $429,000, $625,000, $580,000 and $568,000 for the six months ended June 30, 2007 and the years ended 2006, 2005 and 2004, respectively. Contributions include approximately $88,000, $142,000 and $75,000 in dividends on unearned shares in 2007, 2006 and 2005, respectively.
Compensation expense for shares committed to be released under the Company’s ESOP was $429,000, $316,000, $755,000, $613,000 and $624,000 for the six months ended June 30, 2007 and June 30, 2006, and the years ended 2006, 2005 and 2004, respectively. Shares held by the ESOP as of June 30 and December 31 were as follows:

	Six months ended	Years ended December 31,
	June 30, 2007	2006	2005
Allocated to eligible employees	162,932	139,656	93,104
Unearned	302,588	325,864	372,416

Total ESOP shares	465,520	465,520	465,520

NOTE 14- STOCK-BASED COMPENSATION
In 2005 the Company’s stockholders approved the establishment of both the Atlantic Coast Federal Corporation 2005 Recognition and Retention Plan (the “Recognition Plan”), and the Atlantic Coast Federal Corporation 2005 Stock Option Plan (the “Stock Option Plan”). The compensation cost that has been charged against income for the Recognition Plan for the six months ended June 30, 2007 and June 30, 2006, and the years ended 2006 and 2005 was $337,000, $290,000, $595,000 and $289,000, respectively. The compensation cost that has been charged against income for the Stock Option Plan for the six months ended June 30, 2007 and June 30, 2006, and the years ended 2006 and 2005 was $165,000, $152,000, $308,000 and $110,000, respectively. The total income tax benefit recognized in the income statement for stock-based compensation for the six months ended June 30, 2007 and June 30, 2006, and the years ended 2006 and 2005 was $155,000, $139,000, $287,000 and $76,000, respectively.
The Recognition Plan
The Recognition Plan permits the Company’s board of directors to award up to 285,131 shares of its common stock to directors and key employees designated by the board. Under the terms of the Recognition Plan, awarded shares are restricted as to transferability and may not be sold, assigned, or transferred prior to vesting. Awarded shares vest at a rate of 20% of the initially awarded amount per year, beginning on the first anniversary date of the award, and are contingent upon continuous service by the recipient through the vesting date. Any awarded shares which are forfeited, are returned to the Company to be re-awarded to another recipient. The Recognition Plan became effective on July 1, 2005 and remains in effect for the earlier of 10 years from the effective date, or the date on which all shares of common stock available for award have vested.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 14- STOCK-BASED COMPENSATION (continued)
During 2006 the Company’s board of directors awarded 29,856 shares of common stock available under the Recognition Plan to directors and key employees. The restricted shares awarded during 2006 had a grant date fair value of $523,000. A summary of the status of the shares of the Recognition Plan at June 30, 2007, is presented below:

		Grant-Date
	Shares	Fair Value
Non-vested at January 1, 2006	258,469	$12.31
Granted	29,856	18.13
Vested	(51,686)	12.31
Forfeited	(3,194)	12.30

Non-vested at December 31, 2006	233,445	$13.13

Granted	3,347	16.48
Vested	(1,500)	15.26
Forfeited	(9,124)	12.30

Non-vested at June 30, 2007	226,168	$13.48

The weighted average grant-date fair value of non-vested shares was $13.48, $13.13 and $12.31 at June 30, 2007 and December 31, 2006 and 2005, respectively. There was $2.1 million, $2.0 million, $2.3 million and $2.9 million of total unrecognized compensation expense related to non-vested shares awarded under the Recognition Plan at June 30, 2007 and June 30, 2006, and December 31, 2006 and 2005, respectively. The expense is expected to be recognized over a weighted-average period of 3.4 years. The total fair value of shares vested during the six months ended June 30, 2007 and the year ended December 31, 2006 was $23,000 and $636,000, respectively.
The Stock Option Plan
The Stock Option Plan permits the Company’s board of directors to grant options to purchase up to 712,827 shares of its common stock to the Company’s directors and key employees. Under the terms of the Stock Option Plan, granted stock options have a contractual term of 10 years from the date of grant, with an exercise price equal to the market price of the Company’s common stock on the date of grant. Key employees are eligible to receive incentive stock options or non-qualified stock options, while outside directors are eligible for non-statutory stock options only. The Stock Option Plan also permits the Company’s board of directors to issue key employees, simultaneous with the issuance of stock options, an equal number of Limited Stock Appreciation Rights (The Limited SAR). The Limited SAR are exercisable only upon a change of control and, if exercised, reduce one-for-one the recipient’s related stock option grants. Under the terms of the Stock Option Plan, granted stock options vest at a rate of 20% of the initially granted amount per year, beginning on the first anniversary date of the grant, and are contingent upon continuous service by the recipient through the vesting date. Accelerated vesting occurs if there is a change in control. The Stock Option Plan became effective on July 28, 2005 and terminates upon the earlier of 10 years after the effective date, or the date on which the exercise of Options or related rights equaling the maximum number of shares occurs.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 14- STOCK-BASED COMPENSATION (continued)
During 2006 the Company’s board of directors awarded 50,613 incentive stock options to key employees with a weighted-average exercise price of $17.85. The weighted-average fair value of each stock option awarded is estimated to be $3.45 on the date of grant, and is derived by using the Black-Scholes option-pricing model with the following assumptions:

	2006/2007	2005
Risk-free interest rate	4.60% to 5.10%	4.07% to 4.30%
Expected term of stock options (years)	6.0	6.0
Expected stock price volatility	21.84% to 23.24%	23.79%
Expected dividends	3.12% to 3.64%	2.65%
The risk-free interest rate is the implied yield available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term of the stock option. Although the contractual term of the stock options granted is 10 years, the expected term of the stock is less because option restrictions do not permit recipients to sell or hedge their options, and therefore, we believe this may result in exercise of the options before the end of the contractual term. The Company does not have sufficient historical information about its own employees or directors vesting behavior, therefore the expected term of stock options is estimated considering the results of similar companies. Also, since the Company did not begin trading its common stock publicly until October 5, 2004, there was limited history about the volatility of its own shares. Therefore the expected stock price volatility is estimated by considering its own stock volatility for the period since October 5, 2004, as well as that of a sample of similar companies over the expected term of the stock options. Expected dividend is the estimated dividend rate over the expected term of the stock options divided by the stock price at grant date.
A summary of the option activity under the Stock Option Plan as of June 30, 2007 and December 31, 2006, and changes for the year then ended is presented below:

			Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining	Intrinsic
		Exercise	Contractual	Value
Options	Shares	Price	Term	(in thousands)
Outstanding at January 1, 2006	534,400	$13.72	—	—
Granted	50,613	17.85	—	—
Exercised	(7,462)	13.73	—	—
Forfeited	(19,500)	13.73	—	—

Outstanding at December 31, 2006	558,051	$14.09	8.7	$2,308

Exercisable at December 31, 2006	106,880	$13.72	8.6	$482

Exercised	(3,356)	13.73	—	—
Forfeited	(11,600)	13.70	—	—
Outstanding at June 30, 2007	543,095	$14.09	8.2	$900

Exercisable at June 30, 2007	103,524	$13.72	8.1	$217

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 14- STOCK-BASED COMPENSATION (continued)
Information related to the stock option plan during each year follows:

	2007	2006	2005
Intrinsic value of options exercised	$32,000	$29,000	—
Cash received from option exercises	52,000	102,000	—
Tax benefit realized from option exercises	—	—	—
Weighted average fair value of options granted	—	$3.45	$3.15
The Company has a policy of satisfying share option exercises by issuing shares from Treasury Stock obtained from its stock repurchase programs.
NOTE 15 – INCOME TAXES
Income tax expense was as follows:

	Six months ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
		(Dollars in Thousands)
Current	$1,227	$1,271	$3,082	$2,127	$771
Deferred	(592)	(5)	(700)	(837)	1,044

Total	$635	$1,266	$2,382	$1,290	$1,815

The effective tax rate differs from the statutory federal income tax rate as follows:

	(Dollars in Thousands)
	Six months ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
Income taxes at Current Statutory rate of 34%	$699	$1,349	$2,554	$2,147	$1,736
Increase(decrease) from State income tax, net of Federal tax effe	(13)	(10)	(24)	110	155
Tax-exempt income	(16)	(12)	(19)	(47)	(70)
Increase in cash surrender value of BOL	(146)	(141)	(286)	(205)	(59)
ESOP share release	67	28	87	50	54
Stock option expense	40	36	73	26	—
Other, net	4	16	(3)	(791)	(1)

Income tax expense	$635	$1,266	$2,382	$1,290	$1,815

Effective tax rate	30.9%	31.9%	31.7%	20.4%	35.6%

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 15 — INCOME TAXES (continued)
Other in 2005 includes a benefit of $895,000 for the reversal of a contingency reserve for the same amount. The reserve had been established by the Company in 2000 upon becoming a taxable entity and reflected the tax effect of a tax accounting method utilized by the Company in 2000 and 2001 calendar tax years. The Company believed the filing position was supportable based upon a reasonable interpretation of federal income tax laws and the underlying regulations. However, due to the lack of prior rulings on similar fact patterns, it was unknown whether the accounting method would be sustained upon audit by either federal or state tax authorities. The applicable statue of limitations expired with respect to the 2001 tax year on September 15, 2005, making the contingency reserve unnecessary.
Deferred tax assets and liabilities were due to the following:

	As of June 30,	As of December 31,
	2007	2006	2005
	(Dollars in Thousands)
Deferred tax assets:
Allowance for loan losses	$1,711	$1,356	$979
Depreciation	483	483	557
Deferred compensation arrangements	1,233	906	572
Other real estate	71	71	11
Organizational costs	4	8	16
Net unrealized losses on securities	827	127	252
Interest income on non-accrual loans	27	13	10
Accrued expenses	13	104	88
Deferred loan fees	104	26	—

	$4,473	$3,094	$2,485

Deferred tax liability:
Net unrealized gain on interest rate swaps	(316)	(254)	(266)
Deferred loan costs	(516)	(516)	(521)
Prepaid expenses	(161)	(161)	(179)
Core deposit intangibles	(229)	(203)	(151)
Other	(33)	(33)	(18)

	(1,255)	(1,167)	(1,135)

Net deferred tax asset	$3,218	$1,927	$1,350

No valuation allowance was provided on deferred tax assets as of June 30, 2007 and December 31, 2006 and 2005.
NOTE 16 — REGULATORY MATTERS
Atlantic Coast Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 16 — REGULATORY MATTERS (continued)
requirements can initiate regulatory action that could have a direct material effect on the financial statements. The prompt corrective action regulations provide for five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.
Atlantic Coast Bank actual and required capital levels (dollars in millions) and ratios were:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2007
Total capital (to risk weighted assets)	$76.7	12.5%	$49.2	8.0%	$61.6	10.0%
Tier 1 (core) capital (to risk weighted assets)	72.2	11.7%	24.6	4.0%	36.9	6.0%
Tier 1 (core) capital (to adjusted total assets)	72.2	8.1%	35.6	4.0%	44.5	5.0%

As of December 31, 2006
Total capital (to risk weighted assets)	$81.6	13.8%	$47.2	8.0%	$59.0	10.0%
Tier 1 (core) capital (to risk weighted assets)	77.5	13.1%	23.6	4.0%	35.4	6.0%
Tier 1 (core) capital (to adjusted total assets)	77.5	9.3%	33.4	4.0%	41.7	5.0%

As of December 31, 2005
Total capital (to risk weighted assets)	$76.9	15.7%	$39.0	8.0%	$48.7	10.0%
Tier 1 (core) capital (to risk weighted assets)	73.3	15.0%	19.5	4.0%	29.2	6.0%
Tier 1 (core) capital (to adjusted total assets)	73.3	10.0%	29.2	4.0%	36.5	5.0%
At June 30, 2007 and December 31, 2006 and 2005, Atlantic Coast Bank was classified as “well capitalized.” There are no conditions or events since June 30, 2007 that management believes have changed the classification.
The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances, and dividends, or Atlantic Coast Bank must convert to a commercial bank charter. Management believes this test is met.
Banking regulations limit capital distributions by savings associations. Generally, capital distributions are limited to undistributed net income for the current and prior two years. During 2007, Atlantic Coast Bank could, without prior approval, declare dividends of approximately $10.1 million, plus any 2007 net profits retained to the date of the dividend declaration.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 16 — REGULATORY MATTERS (continued)
The following is a reconciliation of Atlantic Coast Bank’s equity under accounting principles generally accepted in the United States of America to regulatory capital as of June 30, 2007 and December 31, 2006 and 2005:

	As of June 30,	As of December 31,
	2007	2006	2005
	(Dollars in Thousands)
GAAP equity	$73,737	$80,110	$76,029
Intangible assets	(2,864)	(2,888)	(2,969)
Unrealized loss on securities available for sale	1,241	117	251
Minority interest in includable consolidated subsidiaries including REIT	125	125	—

Tier 1 Capital	72,239	77,464	73,311
General allowance for loan and lease losses	4,478	4,133	3,593

Total capital	$76,717	$81,597	$76,904

NOTE 17 — COMMITMENTS AND CONTINGENCIES
In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.
The principal commitments as of June 30, 2007 and December 31, 2006 and 2005 are as follows:

	As of June 30,	As of December 31,
	2007	2006	2005
	(Dollars in Thousands)
Undisbursed portion of loans closed	$27,821	$22,315	$31,499
Unused lines of credit and commitments to fund loans	72,853	77,025	73,344
The undisbursed portion of loans closed is primarily unfunded residential construction loans with fixed and variable rates ranging from 3.9% to 10.75%. The unused lines of credit and commitments to fund loans were made up of both fixed rate and variable rate commitments. The fixed rate commitments totaled $30.9 million, $28.1 million and $22.9 million as of June 30, 2007 and December 31, 2006 and 2005. The fixed rate commitments had interest rates that range from 4.5% to 18.0%; variable rate commitments had interest rates that range from 5.75% to 11.5%.
As of June 30, 2007 and December 31, 2006 and 2005, the Company had fully secured outstanding standby letters of credit commitments totaling $290,000, $332,000 and $307,000, respectively.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 17 — COMMITMENTS AND CONTINGENCIES (continued)
Since certain commitments to make loans, provide lines of credit, and to fund loans in process expire without being used, the amount does not necessarily represent future cash commitments. In addition, commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of these instruments. The Company follows the same credit policy to make such commitments as is followed for those loans recorded on the consolidated balance sheet.
The Company has employment agreements with its chief executive officer (“CEO”) and chief administrative officer (“CAO”). Under the terms of the agreements, certain events leading to separation from the Company could result in cash payments equal to two times the CEO’s salary and one and one-half times the CAO’s base salary. Since payments are contingent upon certain events, the Company accrues for no liability.
The Company maintains lines of credit with two financial institutions that total $22.5 million. There was no balance outstanding with either line as of June 30, 2007, December 31, 2006 and 2005.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 18 — EARNINGS PER COMMON SHARE
A reconciliation of the numerator and denominator of the basic and diluted earnings per common share computation for the six months ended June 30, 2007 and June 30, 2006 and the years ended December 31, 2006, 2005 and 2004 is as follows:

	Six months ended June 30,		Years ended December 31,
	2007	2006	2006	2005	2004
	(Dollars in Thousands, Except Share Information)
Basic
Net income	$1,420	$2,701	$5,129	$5,025	$3,290

Weighted average common shares outstanding	13,714,047	14,144,002	14,036,595	14,548,723	10,127,604
Less: Average unallocated ESOP shares	(325,864)	(372,416)	(372,288)	(418,840)	(111,801)
Average unvested restricted stock awards	(226,524)	(261,121)	(237,283)	(130,297)	0

Average Shares	13,161,659	13,510,465	13,427,024	13,999,586	10,015,803

Basic earnings per common share	$0.11	$0.20	$0.38	$0.36	$0.33

Diluted
Net Income	$1,420	$2,701	$5,129	$5,025	$3,290

Weighted average common shares outstanding per common share	13,161,659	13,510,465	13,427,024	13,999,586	10,015,803
Add:Dilutive effects of assumed exercise of stock options	51,445	0	25,695	—	—
Dilutive effects of full vesting of stock awards	70,396	80,536	105,107	20,563	0

Average shares and dilutive potential common shares	13,283,500	13,591,001	13,557,826	14,020,149	10,015,803

Diluted earnings per common share	$0.11	$0.20	$0.38	$0.36	$0.33

Stock options for 45,960, 69,969 and 534,400 shares of common stock were not considered in computing diluted earnings per common share for June 30, 2007, and years ended 2006 and 2005 because they were anti-dilutive.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 19 — OTHER COMPREHENSIVE INCOME
Other comprehensive income components and related taxes for June 30, 2007 and 2006 and December 31, 2006, 2005 and 2004 were as follows:

	Six months ended June 30,		Years ended December 31,
	2007	2006	2006	2005	2004
			(Dollars in Thousands)
Unrealized holding gains and (losses) on securities available for sale	$(2,005)	$(573)	$167	$(559)	$(218)
Less reclassification adjustments for (gains) losses recognized in income	46	165	163	80	39

Net unrealized gains and (losses)	(1,959)	(408)	330	(479)	(179)
Tax effect	783	148	(126)	183	68

Net-of-tax amount	(1,176)	(260)	204	(296)	(111)

Change in fair value of derivatives used for cash flow hedges	—	—	—	(20)	20
Less reclassification adjustments for (gains) losses recognized in income	—	—	—	—	—

Net unrealized gains and (losses)	—	—	—	(20)	20
Tax effect	—	—	—	8	(8)

Net-of-tax amount	—	—	—	(12)	12

Other comprehensive income	$(1,176)	$(260)	$204	$(308)	$(99)

As of June 30, 2007 and December 31, 2006 and 2005 accumulated other comprehensive income includes $(1,380,000), $(204,000) and $(408,000) related to net unrealized (losses) on securities available for sale.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 20 — FAIR VALUE OF FINANCIAL INSTRUMENTS
Carrying amount and estimated fair value of financial instruments at year end were as follows:

	As of			As of
	June 30, 2007			December 31,
	2007		2006		2005
	Carrying	Estimated	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value	Amount	Fair Value
			(Dollars in Thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$40,036	$40,036	$41,057	$41,057	$37,959	$37,959
Other interest-bearing deposits in other financial institutions	—	—	1,200	1,200	1,800	1,800
Securities available for sale	126,857	126,857	99,231	99,231	71,965	71,965
Real estate mortgages held for sale	2,332	2,332	4,365	4,365	100	101
Loans, net	668,837	653,368	639,517	615,558	580,441	562,631
Federal Home Loan Bank stock	7,988	7,988	7,948	7,948	7,074	7,074
Accrued interest receivable	3,706	3,706	3,499	3,499	2,722	2,722
Interest rate swaps	836	836	668	668	702	702

FINANCIAL LIABILITIES
Deposits	598,091	597,336	573,052	572,165	516,321	515,295
Securities sold under agreements to repurchase	63,500	51,525	29,000	29,000	—	—
Federal Home Loan Bank advances	142,000	99,824	144,000	118,590	129,000	107,983
Accrued interest payable	1,238	1,238	1,058	1,058	795	795
Interest rate swaps	5	5	31	31	55	55
The methods and assumptions used to estimate fair value are described as follows:
Carrying amount is the estimated fair value for cash and cash equivalents, other interest-bearing deposit in other financial institutions, securities purchased under agreements to resell, Federal Home Loan Bank stock, accrued interest, demand and savings deposits and variable rate loans or deposits that re-price frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent re-pricing or re-pricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair value of debt is based on current rates for similar financing. The fair value of interest rate swaps is based on quotes provided by the issuers of the interest rate swaps, who are the only permissible re-purchasers of the contracts. The estimated fair value of other financial instruments and off-balance-sheet loan commitments approximate cost and are not considered significant to this presentation.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 21 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
ATLANTIC COAST FEDERAL CORPORATION
CONDENSED BALANCE SHEETS
June 30, 2007 (Unaudited) and December 31, 2006 and 2005

	As of June 30,	As of December 31,
	2007	2006	2005
	(Dollars in Thousands)
Cash and cash equivalents at subsidiary	$687	$327	$1,343
Other interest bearing deposits	—	1,200	1,800
Securities available for sale	6,916	7,522	10,283
Investment in subsidiary	73,737	80,110	76,030
Note receivable from ESOP	3,223	3,409	3,770
Other assets	6,354	2,944	629

Total assets	$90,917	$95,512	$93,855

Borrowed funds	$718	$3,268	$—
Other accrued expenses	1,102	1,157	937
Total stockholders’equity	89,097	91,087	92,918

Total liabilities and stockholders’ equity	$90,917	$95,512	$93,855

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 21 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (continued)
ATLANTIC COAST FEDERAL CORPORATION
CONDENSED STATEMENTS OF INCOME
Six months ended June 30, 2007 and 2006 and years ended December 31, 2006, 2005 and 2004

	(Unaudited)
	Six months ended		Years ended
	June 30,		December 31,
	2007	2006	2006	2005	2004
			(Dollars in Thousands)
Net interest income	$247	$382	$671	$866	$123
Loss on sale of securities	—	(43)	(43)	(80)	—
Other	48	31	23	—	—
Equity in net income of subsidiary	1,570	2,726	5,239	5,026	3,306

Total income	1,865	3,096	5,890	5,812	3,429

Total expense	445	395	761	787	139

Net income	$1,420	$2,701	$5,129	$5,025	$3,290

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 21 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (continued)
ATLANTIC COAST FEDERAL CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
Six months ended June 30, 2007 and 2006 and years ended December 31, 2006, 2005 and 2004

	Unaudited
	Six Months		Years ended
	Ended June 30,		December 31,
	2007	2006	2006	2005	2004
	(Dollars in Thousands)
Cash flow from operating activities
Net income	$1,420	$2,701	$5,129	$5,025	$3,290
Adjustments:
Loss on sale of securities	—	—	43	80	—
Net change in other assets	(367)	(409)	(664)	235	(766)
Net change in other liabilities	(135)	1,505	73	(241)	765
Share-based compensation expense	504	446	903	398	—
Dividends received from subsidiary	7,335	1,029	2,195	—	—
Equity in undistributed earnings of subsidiary	(1,569)	(2,726)	(5,239)	(5,026)	(3,306)

Net cash from operating activities	7,188	2,546	2,440	471	(17)

Cash flow from investing activities
Purchase of securities available for sale	—	(2,449)	(2,449)	(9,000)	(20,931)
Proceeds from maturities and repayments of securities available for sale	524	1,088	2,280	9,840	—
Proceeds from the sale of securities available for sale	—	3,000	3,000	9,473	—
Purchase of bank owned life insurance	(3,012)	(1,672)	(1,695)	—	—
Payments received on ESOP loan	185	179	362	370	515
Dividends on unallocated ESOP shares	(88)	(71)	(151)	—	—
Net change in other interest bearing deposits at subsidiary	1,200	300	600	701	(2,501)
Capital contribution to subsidiary	—	—	—	—	(28,195)

Net cash from investing activities	(1,191)	375	1,947	11,384	(51,112)

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 21 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (continued)
ATLANTIC COAST FEDERAL CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
Six months ended June 30, 2007 and 2006 and years ended December 31, 2006, 2005 and 2004

	Unaudited	Unaudited
	Six Months	Six Months	Years ended
	Ended June 30,	Ended June 30,	December 31,
	2007	2006	2006	2005	2004
	(Dollars in Thousands)
Cash flow from financing activities
Proceeds from sale of common stock, net of issuance costs	—	—	—	—	51,664
Advances from Atlantic Coast Bank	428	—	3,618	—	—
Issuance of restricted shares	2	—	101	—	—
Proceeds from exercise of stock options	46	—	—	—	—
Treasury stock purchased	(1,967)	—	(6,877)	(9,603)	—
Repayments of advances to Atlantic Coast Bank	(2,978)	—	(350)	—	—
Dividends paid	(1,168)	(872)	(1,895)	(1,494)	—

Net cash from financing activities	(5,637)	(872)	(5,403)	(11,097)	51,664

Net change in cash and cash equivalents	360	2,049	(1,016)	758	535

Cash and cash equivalents at beginning of period	327	1,343	1,343	585	50

Cash and cash equivalents at end of period	$687	$3,392	$327	$1,343	$585

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 22 — QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest	Net Interest	Net		Earnings per Share
	Income	Income	Income		Basic	Diluted
	(Dollars in Thousands)
2007
First quarter	$13,256	$5,353	$785		$.06	$.06
Second quarter	13,766	5,538	635		.05	.05

2006
First quarter	$10,515	$5,237	$1,291		$.10	$.10
Second quarter	11,156	5,422	1,410		.10	.10
Third quarter	12,006	5,558	1,518		.11	.11
Fourth quarter	12,730	5,443	910	(1)	.07	.07

2005
First quarter	$8,443	$4,998	$1,060		$.08	$.08
Second quarter	9,219	5,112	696		.05	.05
Third quarter	9,407	4,819	2,112	(2)	.15	.15
Fourth quarter	10,185	5,186	1,157		.08	.08

2004
First quarter	$7,540	$4,788	$55		$—	$—
Second quarter	7,670	4,962	1,851		.21	.21
Third quarter	8,096	5,095	789)		.09	.09
Fourth quarter	8,466	5,292	595		.04	.04

(1)	The fourth quarter of 2006 was impacted by interest margin compression, an increased provision for loan losses, increased compensation expense and increased outside consulting services.

(2)	The third quarter of 2005 includes the tax benefit of the elimination of a tax-related contingent liability of $895 as discussed in Note 15.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 23 — STOCK CONVERSION
On May 7, 2007, Board of Directors of Atlantic Coast Federal Corporation approved a plan to convert the Mutual Holding Company from the mutual to stock form of organization. The Mutual Holding Company is a federally chartered mutual holding company and currently owns approximately 64%, of the outstanding shares of common stock of the Company, which owns 100% of the issued and outstanding shares of the capital stock of Atlantic Coast Bank (the “Bank”). Pursuant to the terms of Atlantic Coast Federal, MHC’s plan of conversion and reorganization, Atlantic Coast Federal, MHC will convert from the mutual holding company to the stock holding company corporate structure. As part of the conversion, we are offering for sale in a subscription offering, and possibly in a community and/or a syndicated community offering, the majority ownership interest of Atlantic Coast Federal Corporation that is currently owned by Atlantic Coast Federal, MHC. Upon the completion of the conversion and offering, Atlantic Coast Federal, MHC will cease to exist, and we will complete the transition from partial to full public stock ownership. Upon completion of the conversion, existing public stockholders of Atlantic Coast Federal Corporation will receive shares of common stock of Atlantic Coast Financial Corporation in exchange for their shares of Atlantic Coast Federal Corporation common stock in order to maintain the public stockholders’ existing percentage ownership in our organization (excluding any new shares purchased by them in the offering).
In connection with the conversion, shares of common stock of a new successor holding company, representing the ownership interest of the Mutual Holding Company, will be offered for sale to depositors of the Bank. The following persons and employee benefit plan have subscription rights to purchase shares of common stock of the new holding company in the following order of priority: (1) depositors of record as of March 31, 2006; (2) the Bank’s employee stock ownership plan; (3) depositors of record as of the end of the calendar quarter preceding the commencement of the offering; and (4) depositors entitled to vote on the conversion proposal. If necessary, shares will be offered to the general public. In addition, upon completion of the conversion of the Mutual Holding Company, shares of the Company’s common stock held by public stockholders will be exchanged for shares of a new corporation, which will become the Bank’s new parent holding company. As a result of the conversion and offering, the Mutual Holding Company and Company will cease to exist.
The conversion is subject to approval of the Office of Thrift Supervision as well as the approval of the Mutual Holding Company’s members (depositors of the Bank) and the Company’s stockholders. Proxy materials setting forth information relating to the conversion and offering will be sent to the members of the Mutual Holding Company and stockholders of the Company for their consideration. The offering will be made only by means of a prospectus in accordance with federal law and all applicable state securities laws. The conversion and offering are expected to be completed in the fourth quarter of 2007.
Expenses capitalized related to the stock conversion were approximately $292,000 as of June 30, 2007. Expenses capitalized will be netted from proceeds if the offering is successful. Alternatively, expenses capitalized will be expensed in the event the offering is terminated.

ATLANTIC COAST FEDERAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007 and 2006 (Unaudited) and December 31, 2006, 2005 and 2004
NOTE 24 — RESTATEMENT
On June 20, 2007, Atlantic Coast Federal Corporation filed amendments to Form 10-K for the period ended December 31, 2006 and to Form 10-Q for the period ended March 31, 2007 to amend and restate financial statements and certain other financial information filed with the Securities and Exchange Commission (“SEC”). These amendments were filed to change the Company’s accounting for certain interest rate swap derivatives designated and accounted for as cash flow hedges under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”).
During 2004, the Company entered into two interest rate swap agreements with notional amounts totaling $15 million, of which $10 million remained outstanding as of March 31, 2007, to hedge the variability in expected future cash flows on certain floating-rate Federal Home Loan Bank (“FHLB”) advances. At inception, the critical terms of these swaps were viewed as matching the critical terms of the hedged FHLB advances and, as a result, it was determined that changes in cash flows were expected to completely offset at inception and on an ongoing basis as provided under SFAS 133. Therefore, the interest rate swap agreements were deemed to be effective cash flow hedges during the first quarter of 2007 and 2006, consistent with SFAS 133.
The Company determined that although these swaps were economically effective, the initial assessment of matching critical terms for the interest rate swaps and the corresponding hedged FHLB advances was incorrect. In each circumstance, the interest rate swap contained an embedded written option that allowed the counterparty to terminate the interest rate swap under certain conditions. Since the interest rate swaps and the FHLB advances did not have absolute parity and the critical terms of the instruments did not completely match, the Company has concluded, and its Audit Committee has concurred, that the swap transactions did not qualify as cash flow hedges and, therefore, any fluctuations in the market value of the interest rate swaps, including any accrued interest, should have been included in other non-interest income resulting in quarterly and annual mark-to-market adjustments. As originally recorded, fluctuations in the fair value of the interest rate swaps were recorded in other comprehensive income, with accrued interest recorded as a reduction of interest expense on FHLB advances. There was no effect on cash flows or total stockholders’ equity from these revisions.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Atlantic Coast Financial Corporation or Atlantic Coast Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Atlantic Coast Financial Corporation or Atlantic Coast Bank since any of the dates as of which information is furnished herein or since the date hereof.
Up to 15,525,000 Shares
(Subject to Increase to up to 17,853,750 Shares)
Atlantic Coast Financial Corporation
(Proposed Holding Company for
Atlantic Coast Bank)
COMMON STOCK
par value $0.01 per share

PROSPECTUS

STIFEL NICOLAUS
October 12, 2007

These securities are not deposits or savings accounts and are not federally insured or guaranteed.

Until November 16, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.